Exhibit 99.33

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version of this document, the Italian version shall prevail.

INFORMATION DOCUMENT PURSUANT TO ARTICLE 70 OF THE ISSUERS’ REGULATION

Merger by incorporation of

Mediobanca – Banca di Credito Finanziario Società per Azioni

into

Banca Monte dei Paschi di Siena S.p.A.

and

Demerger by way of separation of

Banca Monte dei Paschi di Siena S.p.A.

in favor of

Mediobanca Premier S.p.A.

Prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation adopted by Consob by resolution No. 11971 of 14 May 1999, as subsequently amended, in accordance, to the extent applicable, with Scheme No. 1 and Scheme No. 2 of Annex 3B to the Issuers’ Regulation.

This Information Document has been made available to the public at the registered office of Banca Monte dei Paschi di Siena S.p.A., on the company’s website (www.gruppomps.it, “Corporate Governance – Shareholders’ Meetings and BoD” section), as well as on the authorized storage mechanism “eMarketSTORAGE” at www.emarketstorage.com.

14 October 2026

NOT FOR RELEASE, PUBLICATION, OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA, OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

Index

1.	WARNINGS	12

A.	RISKS RELATING TO THE TRANSACTIONS AND THE REORGANIZATION	12

Section I – The Merger	20

2.	INFORMATION RELATING TO THE MERGER	20

2.1.	Description of the characteristics, procedures, terms and conditions of the Merger	20

2.2.	Rationale and purposes of the Merger	35

2.3.	Documents available to the public	37

3.	SIGNIFICANT EFFECTS OF THE TRANSACTION	38

4.	ECONOMIC, BALANCE SHEET AND FINANCIAL DATA RELATING TO MEDIOBANCA	38

4.1.	Comparative table of the reclassified balance sheets and income statements for the last two financial years of Mediobanca	39

4.2.	Comparative table of the balance sheets and income statements for the first half of the current financial year of Mediobanca	43

5.	PRO-FORMA ECONOMIC, BALANCE SHEET AND FINANCIAL DATA OF BMPS	46

5.1.	Pro-forma balance sheets and income statements	46

5.1.1.	Introduction	46

5.1.2.	Preparation Criteria	47

5.1.3.	Sources of the data used	49

5.1.4.	Pro-forma consolidated statements	49

5.1.4.1.	Pro-forma consolidated balance sheet as at 30 June 2026	49

5.1.4.2.	Pro-forma consolidated income statement for the half-year ended 30 June 2026	50

5.1.5.	Explanatory notes to the pro-forma consolidated statements	51

5.1.5.1.	Introduction	51

5.1.5.2.	Pro-Forma Adjustments	52

5.2.	Pro-Forma per-share indicators of BMPS	53

5.2.1.	Historical and Pro-Forma per-share data	53

5.2.2.	Notes on significant changes in per-share data	53

5.3.	Report of the independent auditors on the pro-forma economic, balance sheet and financial data	53

6.	PROSPECTS OF BMPS AND OF THE GROUP HEADED BY IT	54

6.1.	General information on the business performance of BMPS since the end of the financial year to which the last published financial statements refer	54

6.2.	Information on the reasonable forecast of results for the current financial year	54

Section II – The Demerger	55

2.1.1.	Description of the Companies Participating in the Demerger	55

2.1.2.	Terms, conditions and procedures of the Demerger	56

2.1.3.	Description of the shares to be allocated to the shareholders of the Demerged Company	59

2.1.4.	Forecasts regarding the composition of the relevant shareholding and the control structure of the Demerged Company and the Beneficiary Company following the Demerger	59

2.1.5.	Effects of the Demerger on shareholders’ agreements relevant pursuant to Article 122 of the CFA	59

3.	SIGNIFICANT EFFECTS OF THE TRANSACTION	63

3.1.	Implications of the transaction on the strategic guidelines relating to commercial and financial relationships and the centralized provision of services between the companies of the MPS Group	64

4.	PRO-FORMA ECONOMIC, BALANCE SHEET AND FINANCIAL DATA OF THE ISSUER	64

5.	DESCRIPTION OF THE BENEFICIARY COMPANY	65

6.	PRO-FORMA CONSOLIDATED BALANCE SHEET, INCOME STATEMENT AND FINANCIAL DATA OF THE BENEFICIARY COMPANY	65

7.	PROSPECTS OF BMPS AND OF THE GROUP HEADED BY IT	65

8.	PROSPECTS OF THE BENEFICIARY COMPANY AND OF THE GROUP HEADED BY IT	65

8.1.	General information on the business performance of Premier since the end of the financial year to which the last published financial statements refer	65

8.2.	Information on the reasonable forecast of results for the current financial year	66

DEFINITIONS

A list of the definitions used in this Information Document is set out below, in addition to those indicated in the text. Unless otherwise specified, such definitions have the meaning indicated below. It is specified that, for the definitions set out below, whenever the context so requires, the singular includes the plural and vice versa.

Bank of Italy	The Bank of Italy, with registered office in Rome, Via Nazionale, No. 91.
BMPS or Incorporating Company or Demerged Company	Banca Monte dei Paschi di Siena S.p.A., with registered office in Siena, Piazza Salimbeni, No. 3, registered with the Companies’ Register of Arezzo-Siena under No. 00884060526 and tax code 00884060526.
Board of Directors	The Board of Directors of BMPS in office at the Date of the Information Document.
Borsa Italiana	Borsa Italiana S.p.A., the company that organizes and manages the regulated market Euronext Milan, with registered office in Milan, Piazza degli Affari, No. 6.
Business Plan	The 2026-2030 Business Plan of BMPS, approved by the Board of Directors of BMPS on 26 February 2026.
Business Unit	The set of assets and liabilities to be transferred from BMPS to Premier as a result of the Demerger, as identified in the Demerger Plan and described in Paragraph 2.2.1 of Section II of this Information Document.
CFA	Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented.
Companies Participating in the Demerger	BMPS and Premier, collectively.
Companies Participating in the Merger	BMPS and Mediobanca, collectively.
Consob	The Commissione Nazionale per le Società e la Borsa, with registered office in Rome, Via G.B. Martini, No. 3.
Date of the Information Document	14 October 2026, i.e. the date of publication of the Information Document.
Demerger	The demerger by way of separation, pursuant to Article 2506.1 of the Italian Civil Code, of part of the assets and liabilities of BMPS in favor of Premier, on the terms and conditions described in the Demerger Plan and in Paragraph 2 of Section II of this Information Document.

Demerger Authorisations	The authorizations required by applicable regulations, including sector-specific regulations, for the completion of the Demerger.
Demerger Plan	The demerger plan prepared pursuant to Article 2506.1 of the Italian Civil Code, approved by the Boards of Directors of BMPS and Premier on 22 June 2026.
Demerger Report	The explanatory report of the Board of Directors of BMPS on the Demerger Plan, prepared pursuant to Article 125-ter of the CFA.
Effective Date of the Demerger	The date on which the Demerger takes effect for civil law purposes pursuant to Article 2506-quater of the Italian Civil Code, following the Effective Date of the Merger.
Effective Date of the Merger	The date on which the Merger takes effect for civil law purposes pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code.
Euronext Milan	The Italian regulated market Euronext Milan, organized and managed by Borsa Italiana.
Exchange Ratio	The exchange ratio determined for the Merger, equal to 2.450 ordinary shares of BMPS for each ordinary share of Mediobanca, as described in Paragraph 2.1.2.1 of Section I of this Information Document.
Information Document	This information document prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation, in accordance, to the extent applicable, with Scheme No. 1 and Scheme No. 2 of Annex 3B to the Issuers’ Regulation.
Integration Plan	The plan for the integration of Mediobanca into BMPS, approved by the Board of Directors of BMPS on 26 February 2026.
Issuers’ Regulation	The regulation adopted by Consob by resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented.
Italian Civil Code	The Italian Civil Code, approved by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.
Mediobanca or Company to be Incorporated	MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, a joint-stock company under Italian law, with registered office in Milan, Piazzetta Enrico Cuccia, No. 1, registered with the Companies’ Register of Milan under No.

00714490158 and tax code 00714490158, registered with the Register of Banks maintained by the Bank of Italy under number 4753, ABI code number 10631, controlled by BMPS, belonging to the MPS Group and subject to the management and coordination activities of BMPS, as well as a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.
Merger	The merger by incorporation of Mediobanca into BMPS, as described in the Merger Plan and in Paragraph 2 of Section I of this Information Document.
Merger Authorisations	The authorizations required by applicable regulations, including sector-specific regulations, for the completion of the Merger.
Merger Plan	The merger plan prepared pursuant to Article 2501-ter of the Italian Civil Code, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026.
Merger Report	The explanatory report of the Board of Directors of BMPS on the Merger Plan, prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Issuers’ Regulation.
MPS Group	The “Monte dei Paschi di Siena Banking Group”, registered with the Register of Banking Groups under parent company ABI code number 1030.6, headed by BMPS.
Newly Issued Premier Shares	The 987,500,000 ordinary shares of Premier, with a par value of Euro 0.50 each, to be issued in the context of the Demerger.
New Shares	A maximum of 272,012,804 ordinary shares of BMPS, with no indication of par value, to be issued to service the Exchange Ratio of the Merger.
Offer or MB Offer	The voluntary full public exchange offer launched by BMPS for all of the shares of Mediobanca, pursuant to Articles 102 and 106, paragraph 4, of the CFA, as well as the applicable implementing provisions contained in the Issuers’ Regulation, which ended on 22 September 2025.
Offer Document	The offer document relating to the Offer prepared by BMPS and available on the website of BMPS.
Partial Demerger or Premier-Widiba Demerger	The partial demerger of Premier in favor of Wise Dialog Bank S.p.A. (“Widiba”), which, on the effective date of the Partial Demerger, will take the name “Mediobanca

Financial Advisor S.p.A.”, which is not covered by this Information Document.
Premier or Mediobanca Premier or Beneficiary Company	Mediobanca Premier S.p.A., with registered office in Milan, Viale Luigi Bodio, No. 37, which, on the Effective Date of the Demerger, will take the name “Mediobanca S.p.A.”, unless such name has already been taken as a result of the Premier-Widiba Demerger.
Reference Balance Sheets	The draft financial statements as at 31 December 2025 of BMPS and Mediobanca, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively, adopted as the reference balance sheets for the Merger pursuant to Article 2501-quater of the Italian Civil Code.
Reorganization	The broader integration and reorganization project of the MPS Group, which includes the Merger and the Demerger, as well as the Premier-Widiba Demerger, the latter not being covered by this Information Document.
RPT Committee or Committee	The Related Party Transactions Committee of BMPS.
RPT Regulation	The regulation adopted by Consob by resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented.
Transactions	The Merger and the Demerger, collectively.
TUB	Legislative Decree No. 385 of 1 September 1993, as subsequently amended and supplemented.

SUMMARY OF SELECTED CONSOLIDATED PRO-FORMA DATA AND PER-SHARE INDICATORS AS AT 30 JUNE 2026

The income statement and balance sheet data and the per-share indicators, historical and pro-forma, of the MPS Group, derived, respectively, from the condensed consolidated half-year financial statements of the MPS Group as at 30 June 2026 and from the Pro-Forma Consolidated Financial Information, are set out below.

Financial statement items	MPS Group	Pro-Forma
Income statement data (Euro million)
Net interest income	1,877	1,877
Net fee and commission income	1,272	1,272
Net income from financial activities	3,301	3,301
Operating costs	(1,870)	(1,870)
Profit (loss) before tax from continuing operations	1,782	1,782
Profit (loss) for the period attributable to the Parent Company	1,118	1,195
Balance sheet data (Euro million)
Financial assets measured at fair value through profit or loss	29,796	29,796
Financial assets measured at amortised cost	174,110	174,110
Total assets	245,898	245,884
Financial liabilities measured at amortised cost	189,022	189,022
Shareholders’ equity attributable to the Group	26,403	28,627
Per-share indicators
Total number of shares	3,038,418,183	3,294,000,515
Net profit per share (Euro)	0.368	0.363
Shareholders’ equity per share (Euro)	8.690	8.691

Introduction

This information document (the “Information Document”) has been prepared by Banca Monte dei Paschi di Siena S.p.A. (“BMPS”) pursuant to Article 70, paragraph 6, of the regulation adopted by Consob by resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented (the “Issuers’ Regulation”), and in accordance, to the extent applicable, with Scheme No. 1 and Scheme No. 2 of Annex 3B to the Issuers’ Regulation, in order to provide the shareholders of BMPS and the market with comprehensive information regarding:

(i)	the merger by incorporation of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca”) into BMPS (the “Merger”); and

(ii)	the demerger by way of separation of BMPS in favour of Mediobanca Premier S.p.A. (“Premier” or “Mediobanca Premier” or the “Beneficiary Company”), concerning part of the assets and liabilities of BMPS, comprising both assets and liabilities deriving from the Merger and further assets, liabilities and relationships belonging to BMPS (the “Demerger” and, together with the Merger, the “Transactions”).

The Merger and the Demerger constitute, on the basis of the criteria set out in Annex 3B to the Issuers’ Regulation, significant transactions pursuant to Article 70, paragraph 6, of the Issuers’ Regulation. This Information Document has therefore been prepared as a single document, taking into account the close functional and temporal connection between the Transactions and their being part of the same integration and reorganization project of the MPS Group (the “Reorganization”), based on the plan for the integration of Mediobanca into BMPS, approved by the Board of Directors of BMPS on 26 February 2026 (the “Integration Plan”), and in line with the 2026-2030 business plan of BMPS, approved by the Board of Directors of BMPS on the same date (the “Business Plan”).

A summary of the events that led to the approval of the Transactions and of the broader Reorganization project of which they form part is set out below.

****

On 24 January 2025, BMPS announced to the market the decision to launch a voluntary full public exchange offer (the “Offer” or the “MB Offer”), pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented (the “CFA”), as well as of the Issuers’ Regulation, for all of the shares issued by Mediobanca. The Offer was initially launched for a consideration equal to 2.300 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer, to be issued in execution of the share capital increase against payment of BMPS to service the Offer, resolved upon by the Board of Directors of BMPS on 26 June 2025 in the exercise of the delegation granted to it by the Extraordinary Shareholders’ Meeting of 17 April 2025.

On 20 May 2025, BMPS announced a technical adjustment to the consideration of the Offer as a result of the dividend distributions made by BMPS and Mediobanca, following which the consideration became equal to 2.533 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer. Subsequently, on 2 September 2025, BMPS announced the increase of the consideration of the Offer by means of a cash component equal to Euro 0.90 for each share of Mediobanca tendered in acceptance of the Offer.

The acceptance period of the Offer ended on 8 September 2025 and, on 15 September 2025, BMPS came to hold a total of 506,665,070 shares of Mediobanca, representing approximately 62.3% of its share capital. Following the reopening of the acceptance period of the Offer pursuant to Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, which ended on 22 September 2025, on 29 September 2025 BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approximately 86.3% of the share capital of Mediobanca.

In light of the foregoing, Mediobanca is controlled by BMPS pursuant to Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of Legislative Decree No. 385 of 1 September 1993, as subsequently amended and supplemented (the “TUB”), and is subject to the management and coordination activities of BMPS pursuant to Article 61 of the TUB.

Following the completion of the Offer and the acquisition of control of Mediobanca, BMPS launched the program for the integration of BMPS and Mediobanca, structured in a first phase, which began at the end of September 2025 and was completed in February 2026, dedicated to the definition of the target business model, the Business Plan and the Integration Plan, all approved by the Board of Directors of BMPS on 26 February 2026, and a second phase, which began in March 2026, dedicated to the execution and operational implementation of the Business Plan and the Integration Plan.

Consistent with the guidelines set out in the Business Plan and with the future plans set out by BMPS in the offer document relating to the Offer (the “Offer Document”), on 10 March 2026 the Boards of Directors of BMPS and Mediobanca, following the issuance of the favourable opinions of their respective Related Party Transactions Committees, approved the Merger Plan and the Reorganization, with a view to the full integration of BMPS and Mediobanca and the redefinition of the corporate and operational structure of the MPS Group following the Offer.

The Reorganization provides, in particular, for:

-	the Merger, as a result of which Mediobanca will be incorporated into BMPS and BMPS will succeed to all of the assets and liabilities of Mediobanca and to all of its legal relationships, both active and passive, thereby becoming, inter alia, the holder of the entire share capital of Premier;

-	the Demerger, through which BMPS will transfer to Premier the corporate & investment banking and private banking activities serving high-end customers previously carried out by Mediobanca, including the foreign branches of Mediobanca, the shareholding held in Assicurazioni Generali S.p.A. and the further shareholdings and assets included in the scope of the Demerger, as described in greater detail in this Information Document. In the context of the Reorganization, it is envisaged that Premier will take the name “Mediobanca S.p.A.”, unless such name has already been taken as a result of the Partial Demerger; and

-	the partial demerger of Premier in favour of Banca Widiba S.p.A. (“Banca Widiba”), through the transfer to the latter of the assets and liabilities relating to the networks of financial advisors and to the retail and affluent wealth management activities, including the relationships with remote customers (the “Partial Demerger” or the “Premier-Widiba Demerger”).

For the sake of clarity, it is specified that BMPS is not involved, as a participating company, in the Premier-Widiba Demerger, which falls within the remit of the corporate bodies of Premier and Banca Widiba. However, in light of the pending voluntary public purchase and exchange offer for all of the ordinary shares of BMPS announced to the market by Intesa Sanpaolo S.p.A. (“Intesa” and the “Intesa Offer”) on 8 June 2026, the Premier-Widiba Demerger, in the absence of a clear indication from Intesa as to its nature, will in any event be submitted, on a prudential basis, to the approval of the shareholders’ meeting of BMPS exclusively pursuant to and for the purposes of Article 104, paragraph 1, of the CFA.

Without prejudice to the foregoing, the Premier-Widiba Demerger is not covered by this Information Document; it is therefore referred to solely to the extent necessary to describe the context of the overall Reorganization and the corporate and business structure that the MPS Group intends to achieve upon its completion.

In light of the essential nature of each of the aforementioned phases of the Reorganization for the full achievement of its objectives, the Merger is intended to constitute the essential prerequisite for the implementation of the Demerger (and of the Partial Demerger). In particular, the Demerger Plan has been structured on the assumption that, at the time of execution of the deed of Demerger, the deed of Merger will have been registered with the competent Companies’ Registers and that the Effective Date of the Demerger will be set immediately after the Effective Date of the Merger. Consequently, on the Effective Date of the Demerger, as a result of the prior completion of the Merger, BMPS will have succeeded to the legal relationships held by Mediobanca and will hold the entire share capital of Premier.

The Merger, although standing on its own, therefore constitutes the first and fundamental step of the Reorganization and allows the creation of the corporate perimeter within which the Demerger and the Partial Demerger will be implemented. The Transactions, together with the Partial Demerger, are functional to the pursuit of the industrial and financial objectives set out by BMPS in the Offer Document and in the Business Plan, through greater consistency between corporate structure, operating model and growth strategies of the MPS Group, as well as the rationalization and simplification of the shareholding structure and divisional lines of the Group.

The Merger will also allow the MPS Group, through the transfer to BMPS of the majority of the liabilities eligible for MREL purposes, to ensure full compliance with the MREL requirements following the application to BMPS of the new Group targets on the basis of the current perimeter, which is expected after the effectiveness of the Merger.

The terms and conditions of the Merger are set out in the merger plan prepared pursuant to Article 2501-ter of the Italian Civil Code and approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 (the “Merger Plan”) and in the explanatory report of the Board of Directors of BMPS on the Merger Plan, prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Issuers’ Regulation, for the shareholders’ meeting of BMPS convened for 29 October 2026 (the “Merger Report”). The Merger Plan and the Merger Report are available on the website of BMPS at www.gruppomps.it – Corporate Governance – Shareholders’ Meetings and BoD, in the meeting documentation, as well as on the authorized storage mechanism (www.emarketstorage.com).

The terms and conditions of the Demerger are set out in the related demerger plan prepared pursuant to Article 2506.1 of the Italian Civil Code and approved by the Boards of Directors of BMPS and Premier on 22 June 2026 (the “Demerger Plan”) and in the related explanatory report of the Board of Directors of BMPS prepared pursuant to Article 125-ter of the CFA for the shareholders’ meeting of BMPS convened for 29 October 2026 (the “Demerger Report”). For the sake of clarity, it is specified that the Demerger Report also contains the information necessary for the authorization, pursuant to and for the purposes of Article 104, paragraph 1, of the CFA, of the Premier-Widiba Demerger. The Demerger Plan and the Demerger Report are available on the website of BMPS at www.gruppomps.it – Corporate Governance – Shareholders’ Meetings and BoD, in the meeting documentation, as well as on the authorized storage mechanism (www.emarketstorage.com).

As indicated in the Demerger Plan and in the Demerger Report, the Demerger is subject to the prior completion of the Merger: the completion of the Demerger is, in fact, subject, inter alia, to the registration of the deed of Merger with the competent Companies’ Registers. A similar prerequisite and condition applies to the Partial Demerger, as described in greater detail in the Demerger Report.

In light of the structure of BMPS and its controlling shareholding in Mediobanca, the Merger also constitutes a related party transaction of greater importance pursuant to the regulation adopted by Consob by resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented (the “RPT Regulation”). BMPS decided, on a voluntary basis, not to avail itself of the exemption provided for transactions with subsidiaries, and the Related Party Transactions Committees of BMPS and Mediobanca issued, each within its respective remit, their reasoned favorable opinion on the interest of the respective companies in carrying out the Merger, as well as on the convenience and substantive fairness of the related terms and conditions. The information document prepared by BMPS pursuant to Article 5 of the RPT Regulation was published on 17 March 2026 and is available on the website of BMPS at www.gruppomps.it – Investor Relations – Mergers and Corporate Transactions, as well as on the authorized storage mechanism (www.emarketstorage.com).

In order to provide a unitary representation of the Transactions and to allow shareholders to access the most comprehensive information possible, this Information Document is structured in accordance with the different formats set out in Scheme No. 1 and Scheme No. 2 of Annex 3B to the Issuers’ Regulation, applicable to the Merger and the Demerger, respectively. In particular, Section I of this Information Document contains the information relating to the Merger according to the numbering set out in Scheme No. 1, while Section II of this Information Document contains the information relating to the Demerger according to the numbering set out in Scheme No. 2. Where the same information satisfies the disclosure requirements set out in both Schemes, it is provided only once, with a specific cross-reference to the corresponding section of the Information Document.

Finally, it is specified that, in light of the close functional and operational connection between the Merger and the Demerger, the warnings and risk factors set out in the “Warnings” section below are addressed jointly for both Transactions, since the risks and uncertainties relating to them are inextricably linked within the same Reorganization project.

1.	WARNINGS

In order to properly assess the Transactions, the recipients of this Information Document are invited to carefully consider the risk factors and uncertainties relating to the Merger, the Demerger and, more generally, the Reorganization, together with the other information contained in this Information Document and in the financial and corporate documentation relating to BMPS and the MPS Group made available to the public in accordance with applicable regulations.

A brief description of the main risk factors and uncertainties inherent in the Transactions which, at the Date of the Information Document, are material for BMPS and the MPS Group, as well as, with respect to the Demerger, for Premier as the Beneficiary Company, is set out below.

The risk factors described below must be read together with the information contained in the other sections of this Information Document and do not exhaust the risks to which BMPS, the MPS Group and Premier could be exposed.

A.	RISKS RELATING TO THE TRANSACTIONS AND THE REORGANIZATION

A.1	Risks relating to the sequence and interdependence of the Transactions and to the failure to complete, or the delay in completing, the Reorganization

The Merger, the Demerger and the Partial Demerger are closely and inseparably linked transactions, conceived as part of a unitary plan for the Reorganization of the MPS Group.

In particular, the Merger, although standing on its own, constitutes the first and fundamental step of the Reorganization, and the completion of the Merger alone, in the absence of the two Demergers (as defined below), would not allow, also from a technical and operational standpoint, the full achievement of the strategic, industrial and financial objectives outlined in the Business Plan and pursued through the Reorganization of the MPS Group.

Therefore, the failure to complete the Merger, for any reason, or a significant delay in its implementation would make it impossible to carry out the Demerger and the Partial Demerger (collectively, also the “Demergers”)

within the timeframes set out in the respective demerger plans and outlined in the Demerger Report, or would require their postponement; consequently, it could prevent or delay the completion of the corporate and operational structure envisaged as part of the Reorganization and would therefore not allow the achievement of the synergies announced to the market in the context of the MB Offer and forming an integral part of the Integration Plan and the Business Plan.

The failure to complete, or any delay in, any of the aforementioned transactions could require alternative implementation procedures or transitional solutions, with possible additional costs, operational inefficiencies and delays in the achievement of the strategic, industrial and financial objectives.

The industrial, organisational, balance sheet and commercial benefits described in this Information Document have been determined assuming the completion of the Reorganization Project in the manner, within the timeframe and on the basis of the assumptions considered at the Date of the Information Document.

Therefore, any:

-	delays in the execution of one or more transactions;

-	changes to the structure originally envisaged;

-	failure to implement specific phases of the Reorganization;

-	difficulties in the separation or reallocation of activities, resources, IT systems or legal relationships;

-	differences between the assumptions used in the preparation of the Reorganization Project and the results actually achieved;

could affect, also significantly, the achievement of the objectives pursued and of the expected benefits.

There is therefore no certainty that the Reorganization Project will be fully implemented in accordance with the timing, procedures and assumptions considered at the Date of the Information Document, nor that the expected benefits will be achieved to the extent or within the timeframe envisaged.

A.2	Risks relating to the completion of the Transactions and the fulfilment of the related conditions precedent

The completion of the Merger and the Demerger is subject to the fulfilment or, where permitted, the waiver of the conditions precedent set out in the Merger Plan and in the Demerger Plan, respectively.

In particular, the completion of the Merger is subject to the fulfilment of the following conditions precedent, which must be fulfilled (or waived, where permitted) by the date of execution of the deed of Merger:

(i)	the issuance of the Merger Authorisations;

(ii)	the absence of any order, act, injunction and/or measure of the Authority preventing the execution of the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination;

(iii)	the issuance by the Joint Expert appointed pursuant to Article 2501-sexies of the Italian Civil Code of a positive opinion on the fairness of the Exchange Ratio;

(iv)	the approval of the Merger by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Merger; and

(v)	the non-occurrence, with respect to BMPS and/or Mediobanca, of any fact, event or circumstance between the date of the Merger Plan and the date of execution of the deed of Merger that has a significant negative impact on the legal relationships, the economic, balance sheet and financial position and/or the income prospects of one of the Companies Participating in the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination.

As indicated in the Merger Plan, the conditions referred to in items (ii) and (v) above may be waived by BMPS and Mediobanca with the prior written consent of both companies.

At the Date of the Information Document, the conditions precedent referred to in items (i) and (iii) above have been fulfilled.

The completion of the Demerger is subject to the fulfilment of the following conditions precedent, which must be fulfilled (or waived, where permitted) by the date of execution of the deed of Demerger:

(i)	the registration of the deed of Merger with the competent Companies’ Registers;

(ii)	the issuance of the Demerger Authorisations;

(iii)	the absence of any order, act, injunction and/or measure of the Authority preventing the execution of the Demerger;

(iv)	the approval of the Demerger Plan by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Demerger;

(v)	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Demerger.

At the Date of the Information Document, the condition precedent referred to in item (ii) above has been fulfilled.

Furthermore, in light of the pending Intesa Offer, the effectiveness of the Demerger is subject to the authorisation of the shareholders’ meeting of BMPS pursuant to Article 104, paragraph 1, of the CFA, to which it has been submitted on a prudential basis in the absence of a clear indication from Intesa as to its nature.

The Merger, on the other hand, is not subject to the aforementioned authorisation, as its completion constitutes a condition of effectiveness of the Intesa Offer and, therefore, does not constitute an act or transaction that may frustrate the achievement of the objectives of the offer, falling outside the scope of the so-called “passivity rule”.

The non-fulfilment of one or more of the non-waivable conditions precedent of the Merger and/or the Demerger could prevent the completion of the Reorganization as a whole; any delays in the fulfilment of such conditions could also result in a postponement of the timeline envisaged for the implementation of the overall Reorganization.

A.3	Risks relating to the implementation of the integration process and to operational continuity

In addition to the completion of the Merger and the Demerger, the Reorganization entails the implementation of a complex process of corporate, organisational and operational integration between BMPS and Mediobanca, which provides, inter alia, for the Reorganization of the business lines, the centralisation of certain governance, control and strategic direction functions, as well as the integration of IT platforms and core banking systems.

As part of such process, as a result of the Demerger, BMPS will transfer to Premier the Business Unit, comprising assets and liabilities, employment relationships, pending contracts and other legal relationships and situations connected with the activities being transferred. The Business Unit will be transferred in the state in which it will be at the Effective Date of the Demerger. The Demerger Plan also contemplates the possibility that, compared to the accounting figures as at 31 December 2025, changes or replacements of assets, liabilities and legal relationships may occur, to be settled, where necessary, through cash adjustments, reciprocal debit/credit entries or other financial relationships.

The implementation of the aforementioned initiatives therefore requires coordination among the companies concerned, including with regard to the technological and organisational integration and the reallocation of the activities and legal relationships included in the Business Unit. It cannot be ruled out that such process may encounter technical, organisational or operational difficulties, or may require longer execution times than envisaged.

Any difficulties in the integration of systems and operating structures, or in the transfer and subsequent management of the activities and relationships included in the Business Unit, could result in inefficiencies or affect the regularity and operational continuity of the activities concerned, with possible additional costs and delays in the full implementation of the operating model envisaged by the Business Plan and the Integration Plan.

A.4	Risks relating to the failure to achieve, or the partial achievement of, the synergies expected from the Reorganization

The achievement of revenue, cost and funding synergies constitutes one of the main economic and financial benefits expected from the implementation of the Business Plan and the Integration Plan.

As set out in the Business Plan, the Reorganization aims to achieve, by 2028, total synergies originally estimated at approximately Euro 0.7 billion, of which: (i) approximately Euro 0.3 billion in revenue synergies, deriving from the extension of the product offering to the combined customer base of the two banks, the optimisation of product development capabilities, the strengthening of cross-selling and the integration of advisory and capital markets capabilities, with an improvement in the fee mix; (ii) approximately Euro 0.3 billion in cost synergies, mainly attributable to the simplification of the structure of the MPS Group through the elimination of corporate duplications and the centralisation of governance, control and strategic direction functions, as well as the integration of IT platforms and core banking systems; and (iii) approximately Euro 0.1 billion in funding synergies, deriving from the optimisation of the funding structure and centralised treasury management, with expected benefits on liquidity ratios. The estimate of the total amount of synergies was subsequently increased to Euro 0.8 billion, following the bottom-up launch of the projects for the implementation of the commercial synergies.

The Business Plan also provides for estimated one-off integration costs of approximately Euro 0.6 billion and IT investments of approximately Euro 1 billion over the 2026-2030 period, of which approximately Euro 0.1 billion to support integration activities.

The achievement of the aforementioned synergies depends on the effective implementation of the commercial, organisational, technological and financial initiatives set out in the Business Plan and the Integration Plan and on the ability of the MPS Group to realise the related benefits in accordance with the estimated timing and amounts.

There is no guarantee that the aforementioned initiatives will allow the full achievement of the expected synergies, even if the Transactions are completed in the manner and within the timeframe envisaged. Nor can it be ruled out that the integration costs and the investments required for the implementation of the Reorganization may exceed the estimated amounts.

The failure to achieve, or the delayed or partial achievement of, the synergies, or the incurrence of integration costs or investments higher than envisaged, could negatively affect the economic and financial benefits expected from the Reorganization and, consequently, the ability of the MPS Group to achieve the industrial and financial objectives set out in the Business Plan.

A.5	Risks relating to the estimates and assumptions underlying the Transactions and the Reorganization

The valuation process carried out for the purposes of the Reorganization required estimates and forecasts regarding, inter alia, the business, operating results and related risk factors of the MPS Group, including the outcome of the Reorganization, as well as the business lines through which the companies involved operate.

Such estimates and forecasts are based on available data which, although currently considered reasonable, may prove to be incorrect in the future. Many factors could cause the actual development, results or performance of the MPS Group following the Reorganization to differ from what is explicitly or implicitly expressed in terms of estimates and forecasts.

Such factors include, by way of example:

-	changes in general economic, business or legal conditions;

-	changes and volatility in interest rates and share prices;

-	changes in government policies and applicable regulations;

-	changes in the competitive landscape of the companies participating in the Reorganization; and

-	the ability to achieve cost and revenue synergies and to improve productivity.

The actual occurrence of one or more risks or the inaccuracy of the underlying assumptions made by BMPS could lead to results that differ materially from those assumed in the estimates and forecasts contained in the valuation process carried out for the purposes of the Reorganization. In light of such uncertainties, which, moreover, characterise any forward-looking information, shareholders are advised not to rely exclusively on the forecasts and estimates contained in this Information Document.

A.6	Risks relating to potential conflicts of interest arising from the Transaction

At the date of this Information Document, BMPS holds 702,254,055 shares of Mediobanca, representing approximately 86.3% of the share capital. Mediobanca holds 6,400,386 treasury shares, equal to approximately 0.79% of its share capital.

In light of the foregoing, Mediobanca is controlled by BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB, and is subject to the management and coordination activities of BMPS pursuant to Article 61 of the TUB and Articles 2497 et seq. of the Italian Civil Code.

The Transaction therefore entails a potential risk of conflict of interest, mainly with regard to the interest of BMPS in carrying out the Transaction and the fairness of its economic terms: however, taking into account the safeguards put in place by BMPS for the purposes of the approval of the Merger Plan, in the opinion of BMPS there are no particular risks relating to potential conflicts of interest other than those typically inherent in related party transactions, nor risks other than those normally inherent in transactions of a similar nature.

In fact, with reference to the Merger, BMPS (like Mediobanca) followed the requirements set out in the RPT Regulation for related party transactions of greater importance. The Merger Plan was therefore approved by the Board of Directors of BMPS following the favourable opinion of the Related Party Transactions Committee, composed solely of non-executive, independent and non-related directors (Marcella Panucci - Chair, Renato Sala, Barbara Tadolini, Domenico Lombardi and Raffaele Oriani). In particular, on 9 March 2026, the Committee unanimously issued its binding favourable opinion on the interest of BMPS in carrying out the Merger, as well as on the convenience and substantive fairness of the terms and conditions set out in the Merger Plan, having further verified the correctness of the preliminary and decision-making procedure followed by BMPS.

A.7	Risks relating to the preparation of the pro-forma financial information

This Information Document contains the Pro-Forma Consolidated Financial Information (consisting of the pro-forma consolidated balance sheet as at 30 June 2026, the pro-forma consolidated income statement for the period ended 30 June 2026 and the related explanatory notes), prepared in order to illustrate, in the manner described in the relevant Paragraphs, the effects of the Transactions on the balance sheet and results of the MPS Group, as if they had virtually taken place on 30 June 2026 with respect to the effects on the balance sheet and on 1 January 2026 with respect to the consolidated income statement.

The Pro-Forma Consolidated Financial Information has been prepared solely for illustrative purposes, on the basis of the assumptions and criteria described in the related explanatory notes. Since these are representations based on the conventional assumption that the Transactions took place on dates prior to those of their actual completion, had the Transactions actually taken place on the dates assumed for the preparation of the pro-forma data, the results actually achieved would not necessarily have been the same as those presented.

In particular, since the Pro-Forma Consolidated Financial Information is prepared to retroactively reflect the effects of subsequent transactions, notwithstanding compliance with commonly accepted rules and the use of reasonable assumptions, there are limitations inherent in its very nature. Had the Transactions actually taken place on the dates assumed, the same results as those presented in the Pro-Forma Consolidated Financial Information would not necessarily have been achieved.

It should be considered that the purposes underlying the preparation of the Pro-Forma Consolidated Financial Information differ from those underlying the preparation of historical financial statements and that the effects of the Transactions are represented differently in the pro-forma consolidated balance sheet and in the pro-forma consolidated income statement. Consequently, such documents must be read and interpreted without seeking links or making accounting comparisons between them.

Furthermore, the pro-forma financial information does not constitute a forecast of the future results of BMPS and the MPS Group and has been prepared to illustrate the effects of the Transactions that can be isolated and objectively measured on the basis of the assumptions used, without necessarily reflecting all of the effects deriving from subsequent operational or management decisions adopted as part of the implementation of the Reorganization.

Therefore, such information must be read and interpreted together with the related explanatory notes and the historical reference data and cannot be considered, on its own, indicative of the future economic, balance sheet and financial position of the companies involved in the Transactions.

On 14 October 2026, the independent auditors PricewaterhouseCoopers S.p.A. issued their report on the review of the Pro-Forma Consolidated Financial Information as at 30 June 2026. A copy of such report is attached to this Information Document as Annex C.

A.8	Risks relating to the valuation methods used to determine the Exchange Ratio of the Merger

On 10 March 2026, the Boards of Directors of BMPS and Mediobanca determined the Exchange Ratio, defined as the ratio intended to reflect the relative weight of the two Companies Participating in the Merger, at 2.450 ordinary shares of BMPS for each ordinary share of Mediobanca.

No cash settlements are provided.

Although the Exchange Ratio: (i) is based on an estimate of the economic value of the ordinary shares of the Companies Participating in the Merger in accordance with generally accepted professional methodologies; and (ii) has been attested by the independent expert appointed by the Court of Florence pursuant to Article 2501-sexies of the Italian Civil Code, its determination is nonetheless linked, albeit in part, to subjective assessments.

It cannot therefore be ruled out that the use of valuation methods other than those adopted by the Boards of Directors of the Companies Participating in the Merger could have led to the determination of a different Exchange Ratio.

A.9	Risk relating to fluctuations in the market value of the BMPS shares and to the valuation of any fractional shares deriving from the exchange

The Exchange Ratio of the Merger was determined as a fixed ratio, equal to 2.450 ordinary shares of BMPS for each ordinary share of Mediobanca, and does not provide for adjustment mechanisms based on the performance of the market prices of the shares of the Companies Participating in the Merger.

Therefore, any fluctuations in the market value of the BMPS shares in the period between the Date of the Information Document and the Effective Date of the Merger could affect, also significantly, the economic value of the New Shares to be allocated in exchange to the entitled shareholders of Mediobanca. Such value could differ from that implied in the valuations carried out for the purposes of determining the Exchange Ratio, without this resulting in a change in the number of BMPS shares to be allocated in exchange.

Furthermore, after the Effective Date of the Merger, the value of the investment of the Mediobanca shareholders who will receive the New Shares will be exposed to the performance of the market prices of the BMPS shares on Euronext Milan, which could be subject to fluctuations, even significant ones, depending on the conditions of the financial markets and other factors affecting the performance of the share.

The application of the Exchange Ratio could also entitle certain Mediobanca shareholders to receive fractions of BMPS shares. As described in greater detail in Paragraph 2.1.2.5 of Section I of this Information Document, a service is envisaged for the settlement of any fractions at market prices, without any additional charges for expenses, stamp duties or commissions, without prejudice to the possibility of adopting alternative procedures in order to ensure the overall balancing of the transaction.

The valuation of any fractions will therefore depend on the market prices of the BMPS shares and on the specific procedures for their settlement. Consequently, it cannot be ruled out that the value recognised in relation to the fractions may differ from that theoretically determinable on the basis of the market prices of the BMPS shares at a time prior to their settlement.

A.10	Risks relating to creditors’ opposition

The Merger and the Demerger are subject to the provisions of the Italian Civil Code on creditors’ opposition.

Therefore, within the terms and in the manner provided for by applicable law, the creditors of the companies participating in the Transactions entitled to do so under the relevant provisions may oppose the Merger and/or the Demerger (and/or the Partial Demerger).

Any oppositions filed could affect the timing of the completion of the Transactions. In particular, given that the Demerger Plan assumes that the deed of Merger has already been registered with the competent Companies’ Registers and that the Demerger takes effect after the Merger, any delay in the completion of the Merger could result in a corresponding delay in the Demerger and, consequently, in the implementation of the Reorganization according to the envisaged sequence.

A.11	Risks relating to compliance with the MREL requirements

The Merger will allow the MPS Group, through the transfer to BMPS of the majority of the liabilities eligible for MREL purposes, to ensure full compliance with the related requirements following the application to BMPS of the new Group targets on the basis of the current perimeter, with the assignment of the new targets expected after the effectiveness of the Merger or, in any event, in 2027. Should the Merger not be completed, or be completed with delay, the failure to achieve, or the delay in achieving, the funding synergies realised through the

Merger and the Demergers, the evolution of the prudential and MREL requirements, or less favourable conditions of access to the markets could require the adoption of further capital, financial or management measures. Such measures could include the strengthening of own funds, the issuance or renewal of MREL-eligible liabilities, changes to the funding structure, the reduction of risk-weighted assets or the limitation of distributions.

The occurrence of such circumstances would entail higher costs and could have negative effects, even significant ones, including, in the short term, a shortfall with respect to the MREL requirements, on the economic, balance sheet and financial position and on the distribution capacity of BMPS and the MPS Group.

A.12	Risks relating to the dilutive effects of the Merger on the shareholdings of the current BMPS shareholders and to the change in the composition of the shareholding structure

As a result of the Merger and of the share capital increase to service the related exchange, BMPS will issue a maximum of 272,012,804 new ordinary shares, to be allocated to the Mediobanca shareholders entitled to the exchange, in accordance with the Exchange Ratio, without prejudice to the cancellation without exchange of the Mediobanca shares held by BMPS and of any treasury shares held by Mediobanca at the Effective Date of the Merger.

The issuance of the new shares will result in an increase in the total number of BMPS ordinary shares outstanding and, consequently, in a percentage reduction of the shareholding in the share capital and of the related voting rights of the current BMPS shareholders who will not receive shares in exchange, for the same number of shares held by them. For BMPS shareholders who are also holders of Mediobanca shares entitled to the exchange, the effect on their respective overall shareholding will also depend on the number of new BMPS shares allocated to them.

The resulting change in the composition of the shareholding structure of BMPS could affect the relative weight of individual shareholders in the exercise of voting rights and, more generally, the balance of power at the shareholders’ meetings of the Incorporating Company.

For further information on the effects of the Merger on the composition of the relevant shareholding structure of BMPS, reference is made to Paragraph 2.1.3 of Section I of this Information Document.

A.13	Risks relating to developments in the macroeconomic environment and in the financial markets

The achievement of the industrial and financial objectives pursued through the Merger and the related Demergers and, more generally, the Reorganization also depends on developments in the national and international macroeconomic environment and in the conditions of the financial markets.

Any unfavorable developments in the national and international macroeconomic environment and in the financial markets could affect the performance of interest rates, the cost of funding, credit quality and the cost of risk, as well as the profitability and the value of the assets of the MPS Group, resulting in deviations from the assumptions underlying the Business Plan and the Integration Plan.

In particular, such circumstances could affect the achievement of the revenue and funding synergies and, more generally, the ability to achieve, within the timeframe and to the extent expected, the economic, financial and industrial benefits associated with the Merger and the related Demergers and with the Reorganization, with possible negative effects on the economic, balance sheet and financial position and on the liquidity position of the MPS Group.

Section I – The Merger

2.	INFORMATION RELATING TO THE MERGER

2.1.	Description of the characteristics, procedures, terms and conditions of the Merger

The transaction consists of the merger by incorporation of Mediobanca (the “Company to be Incorporated”) into BMPS (the “Incorporating Company” and, together with the Company to be Incorporated, the “Companies Participating in the Merger”), pursuant to Articles 2501 et seq. of the Italian Civil Code (the “Merger”).

As a result of the Merger, Mediobanca will be dissolved and BMPS will succeed by operation of law to all of the assets and liabilities of the Company to be Incorporated and to all of its legal relationships, both active and passive, pursuant to Article 2504-bis, paragraph 1, of the Italian Civil Code. The Merger constitutes the first and necessary step of the Reorganization described in the Introduction to this Information Document and, once completed, will allow BMPS to carry out the subsequent Demerger.

The Merger will be resolved upon using, as reference balance sheets pursuant to Article 2501-quater of the Italian Civil Code, the draft financial statements of BMPS and Mediobanca as at 31 December 2025, approved by the respective Boards of Directors on 10 March 2026 and 5 March 2026, respectively. The aforementioned draft financial statements were subsequently approved by the ordinary shareholders’ meetings of BMPS and Mediobanca held on 15 April 2026 and 14 April 2026, respectively.

The Merger will be implemented through: (i) the cancellation without exchange of the treasury shares held by Mediobanca at the effective date of the Merger; (ii) the cancellation without exchange of the shares of Mediobanca held by BMPS at the same date; and (iii) the cancellation of the remaining ordinary shares of Mediobanca and the allocation in exchange, to the respective holders, of newly issued ordinary shares of BMPS, on the basis of the Exchange Ratio indicated below.

The completion of the Merger is subject to the obtainment of the Merger Authorisations and to the fulfilment, or, where permitted, the waiver, of the conditions precedent, as indicated in Paragraph A.2 of the Warnings of this Information Document.

2.1.1.	Description of the Companies Participating in the Merger

BMPS - Incorporating Company

Corporate details

Banca Monte dei Paschi di Siena S.p.A. is a joint-stock company with registered office in Siena (SI), Piazza Salimbeni, No. 3, tax code and registration number with the Companies’ Register of Arezzo-Siena 00884060526, belonging to the “MPS VAT GROUP” with VAT number 01483500524, registered with the Register of Banks maintained by the Bank of Italy under number 5274, ABI code number 1030.6, and Parent Company of the MPS Group, registered with the Register of Banking Groups under parent company ABI code number 1030.6, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

At the Date of the Information Document, the share capital of BMPS amounts to Euro 17,978,187,186.85, fully subscribed and paid-up, divided into 3,038,418,183 ordinary shares.

The shares of BMPS are listed on Euronext Milan under ISIN code IT0005508921 and are subject to the dematerialisation regime pursuant to Article 83-bis of the CFA.

At the Date of the Information Document, BMPS does not hold treasury shares.

Corporate purpose

Pursuant to Article 3 of the by-laws of BMPS, the Incorporating Company “1. […] has as its purpose the gathering of deposits and the granting of various forms of credit in Italy and abroad, including all activities which the Transferring Institute was authorized to carry out pursuant to laws or administrative provisions.

2. In conformity with the regulations in force, the Company may affect all banking and financial transactions and services allowed, establish and manage supplementary pension schemes as well as carry out any other transaction which is instrumental for or connected with the pursuit of the Company’s purpose.

3. The Company may make cash advances against the pledge of precious objects or commonly used articles.”

Shareholding structure

At the Date of the Information Document, on the basis of the communications made pursuant to Article 120 of the CFA and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation, as published on the Consob website, the shareholders holding a shareholding in the share capital or voting rights of BMPS exceeding 3% of the ordinary share capital are indicated in the following table.

Declarant or entity at the top of the shareholding chain	% of share capital and voting rights of the direct shareholder
Delfin S.à r.l.	17.53%
Francesco Gaetano Caltagirone Group (*)	10.26%
Ministry of Economy and Finance	4.86%
BlackRock, Inc. (**)	4.66%
BPM (***)	3.74%

(*) Source: Consob website. Shareholding and voting rights held through companies of the Caltagirone Group; as at the dividend payment date of 20 May 2026, the Caltagirone Group held 13.49% of the share capital.

(**) Shareholding and voting rights held through companies belonging to the BlackRock Group, as notified to BMPS by means of Form 120/B dated 30 April 2026. The shareholding consists of voting rights attached to ordinary shares of MPS (4.665% of the share capital) and potential shareholdings and other long positions with physical and cash settlement (equal to 0.302% of the share capital).

(***) As at the dividend payment date of 20 May 2026, the shareholding and voting rights were also held through Anima Holding S.p.A.

The percentages indicated in the table above, as published on the Consob website and deriving from the communications made by shareholders pursuant to Article 120 of the CFA, may not be up to date and/or consistent with the data processed and published by other sources (including the website of BMPS), where subsequent changes in the shareholding did not trigger any disclosure obligation on the part of the shareholders pursuant to Article 120 of the CFA.

At the Date of the Information Document, no shareholders’ agreements relevant pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of BMPS are known, with the exception of the commitment letter entered into on 4 October 2026 between Delfin S.à r.l. and Intesa Sanpaolo S.p.A. (the “Commitment Letter”), the extract and key information of which were published on 9 October 2026 in accordance with applicable regulations. The Commitment Letter was entered into in the context of the voluntary public purchase and exchange offer launched by Intesa Sanpaolo S.p.A. for all of the ordinary shares of BMPS and provides, inter alia, for the undertaking of Delfin S.à r.l. to tender the BMPS shares held by it in acceptance of the aforementioned offer, as well as to attend the shareholders’ meeting of BMPS convened for 29 October 2026. For further information on the terms and conditions of the Commitment Letter, reference is made to the related key information made available to the public pursuant to Article 122 of the CFA.

At the Date of the Information Document, no natural or legal person exercises control over BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB.

Activities of BMPS

BMPS is the Parent Company of the MPS Group and, in addition to banking activities, performs functions of strategic direction, governance and centralized control over the financial and instrumental companies controlled by it. In particular, BMPS, as the parent bank, exercises, pursuant to Article 61, paragraph 4, of the TUB, management and coordination activities over the companies belonging to the MPS Group, issuing to this end specific provisions, including for the implementation of the instructions issued by the supervisory authorities and in the interest of the stability of the MPS Group.

The MPS Group operates in the Retail & Commercial Banking, Asset Gathering & Wealth Management, Private Banking, Corporate & Investment Banking, Specialty Finance, Consumer Finance and Insurance segments (through the shareholding in Assicurazioni Generali S.p.A. and the strategic partnership with AXA), in addition to support activities and fiduciary services carried out through specialized companies.

Foreign operations focus both on supporting the internationalization processes of corporate customers and on Wealth Management and Corporate & Investment Banking activities, including through the foreign subsidiaries controlled by Mediobanca, and cover the main foreign financial markets.

In addition to the above, there are also companies operating in the agricultural sector, in both the wine and agri-food industries, with a real estate component dedicated to agritourism and accommodation activities (MPS Tenimenti Poggio Bonelli and Chigi Saracini Società Agricola S.p.A.) and to the storage and warehousing of foodstuffs on behalf of third parties (Magazzini Generali Fiduciari di Mantova S.p.A.).

A summary chart of the corporate structure of the MPS Group as at 31 December 2025 is set out below.

Mediobanca - Company to be Incorporated

Corporate details

MEDIOBANCA – Banca di Credito Finanziario Società per Azioni is a joint-stock company with registered office in Milan, Piazzetta Enrico Cuccia, No. 1, tax code and registration number with the Companies’ Register of Milano-Monza-Brianza-Lodi 00714490158. Mediobanca is registered with the Register of Banks maintained by the Bank of Italy under number 4753, ABI code number 10631, and, following the completion of the Offer, is controlled by BMPS and subject to its management and coordination activities; it belongs to the MPS Group, registered with the Register of Banking Groups under number 1030.6, and is a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

At the Date of the Information Document, the share capital of Mediobanca amounts to Euro 444,680,575.00, fully subscribed and paid-up, divided into 813,279,689 ordinary shares with no par value. The shares of Mediobanca are listed on Euronext Milan under ISIN code IT0000062957 and are subject to the dematerialization regime pursuant to Article 83-bis of the CFA.

At the Date of the Information Document, Mediobanca holds 6,400,386 treasury shares, representing approximately 0.79% of its share capital.

Corporate purpose

Pursuant to Article 3 of the by-laws of Mediobanca, the corporate purpose of the Company to be Incorporated “[…] is to raise funds and provide credit in any of the forms permitted, especially medium- and long-term credit to corporates. Within the limits laid down by current regulations, the Company may execute all banking, financial and intermediation-related operations and/or services, and carry out any transaction deemed to be instrumental to or otherwise connected with achievement of the Company’s purpose.

The Company is part of the Monte dei Paschi di Siena Banking Group. It is subject to the management and coordination activities of the Parent Company, Banca Monte dei Paschi di Siena S.p.A., in accordance with the provisions of Legislative Decree No. 385 of 1 September 1993 and Articles 2497 et seq. of the Italian Civil Code.

In particular, pursuant to Article 61, paragraph 4, of Legislative Decree No. 385 of 1 September 1993, the Company is required to comply with the provisions issued by the Parent Company, Banca Monte dei Paschi di Siena S.p.A., in the execution of the instructions issued by the Bank of Italy in the interest of the stability of the Group. The Directors of the Company provide the Parent Company with all data and information necessary for the issuance of such provisions.”

Shareholding structure

At the Date of the Information Document, on the basis of the communications made pursuant to Article 120 of the CFA and Part III, Title III, Chapter I, Section I of the Issuers’ Regulation, as published on the Consob website, the shareholders holding a shareholding in the share capital or voting rights of Mediobanca exceeding 3% of the ordinary share capital are indicated in the following table.

Declarant or entity at the top of the shareholding chain	Direct shareholder	% of share capital and voting rights of the direct shareholder
Banca Monte dei Paschi di Siena S.p.A.	Banca Monte dei Paschi di Siena S.p.A.	86.348%

Therefore, at the Date of the Information Document, Mediobanca is directly controlled by BMPS pursuant to Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB, and is subject to the management and coordination activities of BMPS pursuant to and for the purposes of Article 61 of the TUB and Articles 2497 et seq. of the Italian Civil Code.

At the Date of the Information Document, no shareholders’ agreements relevant pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of Mediobanca are known.

Activities of Mediobanca

Mediobanca became part of the MPS Group following the completion of the Offer.

The activities of Mediobanca and its subsidiaries are organized into the following divisions:

(i)	Corporate & Investment Banking (“CIB”): the CIB division includes financial advisory and corporate finance, capital markets, structured finance, merchant banking and specialty finance activities, with a particular focus on medium- and long-term corporate lending. Mediobanca operates in this segment as a leading advisor in mergers and acquisitions, bond and equity issues, as well as structured finance transactions for corporate and institutional customers of primary national and international standing;

(ii)	Wealth Management: the division offers specialized wealth management services aimed at a customer base ranging from affluent to private and institutional customers. Its activities include private banking, advanced financial advisory, fiduciary services and the management of products through dedicated companies. The division is characterized by an integrated model focused on service quality, product diversification and the long-term protection of assets;

(iii)	Consumer Finance: the division operates in the consumer credit segment, offering personal loans, special-purpose loans and revolving credit cards to retail customers. Such activities are carried out mainly through Compass S.p.A., a leading company in the Italian consumer credit market;

(iv)	Insurance - Principal Investing: the division brings together the portfolio of minority equity investments of the banking group and currently consists mainly of the significant shareholding in Assicurazioni Generali S.p.A., one of the leading insurance groups worldwide, which represents a source of revenues, profits and capital generation not correlated to the banking cycle, thereby contributing to the stability of results and enhancing growth potential.

A summary chart of the companies directly and indirectly controlled by Mediobanca as at 31 December 2025 is set out below.

It should be noted that the company indicated in the chart as “SELMABIPIEMME LEASING” has taken the new company name “MBPS Leasing S.p.A.”.

2.1.2.	Terms, conditions and procedures of the Merger

2.1.2.1.	Exchange Ratio

On 10 March 2026, the Boards of Directors of BMPS and Mediobanca, following the favorable opinion of their respective Related Party Transactions Committees and taking into account the analyses carried out by their respective financial advisors, determined the exchange ratio of the Merger at 2.450 ordinary shares of BMPS, with no par value and ranking pari passu with the existing shares, for each ordinary share of Mediobanca, with no par value (the “Exchange Ratio”).

The Exchange Ratio is not subject to adjustments or cash settlements and was determined taking into account the distribution of the dividends relating to the financial year ended 31 December 2025, as announced by the Boards of Directors of BMPS and Mediobanca, each within its respective remit, on 10 February 2026 and 9 February 2026, respectively.

The Merger will be resolved upon using, as reference balance sheets of the Companies Participating in the Merger, pursuant to Article 2501-quater, paragraph 2, of the Italian Civil Code, the draft financial statements for the financial year ended 31 December 2025, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively, and subsequently approved by the respective ordinary shareholders’ meetings on 15 April 2026 and 14 April 2026 (the “Reference Balance Sheets”).

The fairness of the Exchange Ratio was the subject of the report prepared by Ernst & Young S.p.A., appointed as Joint Expert by the Court of Florence pursuant to Article 2501-sexies of the Italian Civil Code. The appointment was made by decree issued in chambers on 24 April 2026 and published on 29 April 2026, following the joint application filed by BMPS and Mediobanca on 20 April 2026.

2.1.2.2.	Valuations attributed to the Companies Participating in the Merger and criteria followed for the determination of the Exchange Ratio

For the purposes of determining the economic terms of the Merger, the Boards of Directors of the Companies Participating in the Merger availed themselves of financial advisors with proven professional standing, and in particular: (i) BMPS availed itself of J.P. Morgan Securities plc, UBS Europe SE and Jefferies GmbH; and (ii) Mediobanca availed itself of Morgan Stanley & Co. International PLC. The Related Party Transactions Committees of BMPS and Mediobanca also availed themselves of Alvarez & Marsal Italia S.r.l. and Rothschild & Co. Italia S.p.A., respectively.

The balance sheets taken as reference for the Merger consist of the draft financial statements of BMPS and Mediobanca for the financial year ended 31 December 2025 (the “Reference Date”), approved by the Boards of Directors of the Companies Participating in the Merger on 10 March 2026 and 5 March 2026, respectively. The aforementioned draft financial statements were audited by the company engaged for the statutory audit, PricewaterhouseCoopers S.p.A., and were subsequently approved by the ordinary shareholders’ meetings of BMPS and Mediobanca held on 15 April 2026 and 14 April 2026, respectively.

For the purposes of the valuation analyses carried out to determine the Exchange Ratio, public information and data provided by BMPS and Mediobanca were used (the “Information”), and in particular:

(i)	the consolidated financial statements of the Companies Participating in the Merger for the most recent financial years available;

(ii)	public information relating to the Companies Participating in the Merger, including market disclosures, corporate documentation and investor presentations;

(iii)	the business and financial plans prepared by the management of the Companies Participating in the Merger;

(iv)	the information and clarifications provided by the respective management teams during meetings and discussions;

(v)	analyses of comparable companies; and

(vi)	any other information deemed relevant for the purposes of the valuation.

In determining the Exchange Ratio, consideration was also given to the financial plans prepared by the respective management teams, whose economic, balance sheet and financial projections were formulated on the basis of the shareholding, corporate and operational structure existing at the Reference Date. In particular, the projections considered reflect a scenario in which BMPS holds a shareholding of approximately 87% in Mediobanca, net of the treasury shares held by the latter, with Mediobanca remaining a listed company and, therefore, in the absence of the Merger and the consequent delisting of the shares of Mediobanca.

The synergies included in the aforementioned projections were determined consistently on the basis of the same perimeter and corporate structure and, consequently, do not incorporate economic and financial effects attributable to alternative scenarios, including extraordinary integration processes or changes in the listing status of Mediobanca.

Taking into account the specific characteristics of BMPS and Mediobanca, the nature of their operations, their respective reference markets, valuation practices in line with national and international standards and the Information, a number of valuation methodologies were applied for the purposes of determining the Exchange Ratio, as described in Paragraph 2.1.2.3 of this Section I below. Such methodologies were applied, where possible, according to uniform criteria consistent for both Companies Participating in the Merger, taking into account their respective specific characteristics.

For a description of the valuation methodologies adopted, the related results and the difficulties and limitations encountered in the valuation process, reference is made to Paragraphs 2.1.2.3 and 2.1.2.4 of this Section I below.

2.1.2.3.	Methodologies adopted for the determination of the Exchange Ratio

Taking into account the specific characteristics of BMPS and Mediobanca, the nature of their operations, their respective reference markets, valuation practices in line with national and international standards and the Information, the following valuation methodologies were deemed applicable for the purposes of determining the Exchange Ratio:

(i)	the Dividend Discount Model in the excess capital variant;

(ii)	the market multiples method, in particular the ratio between the stock market price of comparable listed companies and their expected earnings; and

(iii)	the linear regression method between the market price-to-tangible book value multiples of listed companies and their respective levels of expected profitability, expressed as the return on average tangible equity (RoTE) for the period.

Dividend Discount Model (excess capital variant)

The Dividend Discount Model (DDM) in the excess capital variant is based on the assumption that the economic value of a company is equal to the sum of the present value of:

a.	the cash flows deriving from the potential future dividends distributable to shareholders generated over the chosen time horizon without compromising the level of capitalization necessary to maintain a predetermined long-term target level of regulatory capital. Such cash flows therefore disregard the dividend policy actually planned or adopted by management; and

b.	the long-term value of the company (so-called “terminal value”), calculated as the present value of a perpetuity estimated on the basis of a normalized, economically sustainable distributable cash flow consistent with a long-term growth rate.

Market multiples method

The market multiples method determines the economic value of a company on the basis of stock market indicators relating to companies with characteristics similar to those of the company being valued.

The method is based on the determination of multiples calculated as the ratio between stock market values and specific economic, balance sheet and financial metrics of a selected sample of comparable companies. The multiples thus determined are applied, with appropriate additions and adjustments, to the corresponding metrics of the company being valued, in order to estimate a range of values. For the purposes of determining the Exchange Ratio, taking into account the specific characteristics of the banking sector and market practice, the Price-to-Forward Earnings multiple was selected, with reference to the financial years 2026, 2027 and 2028. The reliability of the valuation using the market multiples method depends on the appropriate adaptation of the method itself to the specific valuation at hand. In this respect, the operational and financial similarity between the companies included in the reference sample and those being valued is of particular importance. The significance of the results depends, in fact, on the comparability of the sample. The securities of the selected companies must also have a good degree of liquidity and must not relate to companies whose stock market prices could be affected by specific contingent situations.

Linear regression method

The linear regression method determines the economic value of a company on the basis of the statistically significant correlation between: (i) the price-to-tangible book value multiples of the same sample of listed companies; and (ii) their respective levels of expected profitability, with appropriate additions and adjustments, expressed as the return on average tangible equity (RoTE) for the period.

In particular, a linear regression analysis was carried out between the most recent available price-to-tangible book value ratio and the expected RoTE for 2026 in order to define the parameters necessary for the valuation of the companies. For the purposes of this methodology, a broad and statistically significant sample of listed banks at European level was selected. The significance of this methodology is, however, subject to certain limitations, mainly relating to the accounting and regulatory treatment of the shareholding held in Assicurazioni Generali S.p.A.

Results of the valuation methodologies

The results deriving from the application of the methodologies described above were adjusted on an ex-dividend basis to reflect and take into account the distribution of the dividends relating to the 2025 financial year announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively. The analyses and methodologies described were prepared on the assumption that the payment of the dividends already announced by BMPS and Mediobanca took place prior to the Effective Date of the Merger.

On the basis of the aforementioned analyses, the following reference range for the Exchange Ratio, expressed in terms of the number of shares of BMPS for each share of Mediobanca, was identified for each methodology:

Methodology	Minimum Exchange Ratio	Maximum Exchange Ratio
Dividend Discount Model (excess capital variant)	2.086	2.790
Market multiples	2.060	2.909

Linear regression	2.328	2.961
Exchange Ratio	2.450

2.1.2.4.	Difficulties and limitations encountered in the valuation of the Exchange Ratio

Each of the valuation methodologies adopted for the purposes of determining the Exchange Ratio, although commonly recognized and used in national and international valuation practice, has its own limitations and specific characteristics.

In identifying the valuation methodologies and carrying out the related analyses, the following main considerations and limitations, in particular, were identified:

(i)	Use of consolidated financial statement data: the use of the consolidated financial statements of the Companies Participating in the Merger entailed certain complexities in making adjustments to income statement and balance sheet figures, also due to the presence of non-recurring items, such as, for example, the integration costs relating to both Companies Participating in the Merger and the one-off revenues connected to the real estate project of Mediobanca in Monaco. Furthermore, the fact that BMPS holds a shareholding of approximately 87% in Mediobanca, net of the treasury shares held by Mediobanca, made it necessary to make specific adjustments to reflect, in the valuations, the exclusion of minority interests. Similarly, the fact that Mediobanca, and consequently BMPS indirectly through Mediobanca, holds a shareholding of approximately 13% in Assicurazioni Generali S.p.A. gave rise to specific difficulties and limitations in defining the adjustments and accounting impacts necessary to determine the stand-alone values of the Companies Participating in the Merger.

(ii)	Use of forecast data: the valuation analyses were also carried out on the basis of forecast data drawn from the financial plans provided by the management of the Companies Participating in the Merger. By their very nature, such data are characterized by an inherent degree of uncertainty.

(iii)	Limitations inherent in the valuation methodologies: the valuations carried out reflect the limitations and specific characteristics inherent in the various valuation methods used. Each of the valuation methodologies adopted for the purposes of determining the Exchange Ratio, although commonly recognized and used in national and international valuation practice, has its own limitations and specific characteristics.

2.1.2.5.	Procedures for the allocation of the New Shares and date from which they participate in profits

The Merger will be implemented through the following transactions: (i) the cancellation without exchange of the treasury shares held by Mediobanca at the effective date of the Merger; (ii) the cancellation without exchange of the shares of Mediobanca held by BMPS at the effective date of the Merger; and (iii) the cancellation of the remaining ordinary shares of Mediobanca and the allocation in exchange of ordinary shares of BMPS to the respective holders on the basis of the Exchange Ratio.

In order to service the allocation of the shares in exchange, BMPS will increase its share capital by a maximum of Euro 1,609,487,836.43 (the “Capital Increase”), through the issuance of a maximum of 272,012,804 New Shares.

The maximum number of New Shares to be issued to service the Exchange Ratio is determined by taking as reference the entire share capital of Mediobanca represented by the shares currently issued by it, net of the shares of Mediobanca held by BMPS, which will be cancelled without exchange upon the Merger.

For such purpose, the treasury shares of Mediobanca currently held by it are also considered, given that they could, prior to the effectiveness of the Merger, be allocated to the beneficiaries of the 2025-2026 Performance Shares Plan, as well as of any further share-based incentive plans, where the relevant conditions are met, and/or be sold on the market. Conversely, should the treasury shares currently held by Mediobanca remain in the portfolio of Mediobanca at the effective date of the Merger, such treasury shares will be cancelled as a result of the Merger, without any exchange for shares issued by the Incorporating Company, in accordance with the prohibition set out in Article 2504-ter of the Italian Civil Code.

With reference to the 2025-2026 Performance Shares Plan, as well as to any further share-based incentive plans, where the related shares have not already been allocated and are not already available to the respective beneficiaries prior to the Effective Date of the Merger, in order to allow BMPS, as the company resulting from the Merger and universal successor of Mediobanca, to continue to fulfil the obligations assumed under the aforementioned plans, a specific proposal for the authorization to purchase treasury shares is submitted to the Shareholders’ Meeting convened for 29 October 2026, in ordinary session, in order to ensure the necessary provision, including for the implementation of the incentive plans currently referable to Mediobanca.

The New Shares allocated in exchange will be admitted to trading on Euronext Milan, a regulated market organized and managed by Borsa Italiana, in the same way as the ordinary shares of BMPS already outstanding, and will be subject to the dematerialization regime and centralized management at Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of the CFA.

A service will be made available to the shareholders of Mediobanca for the settlement, at market prices, of any fractions of shares deriving from the application of the Exchange Ratio, without any additional charges for expenses, stamp duties or commissions. Alternatively, different procedures may be activated to ensure the overall balancing of the transaction.

The exchange transactions will be carried out through authorized intermediaries, without any charge, expense or commission being borne by the shareholders of Mediobanca. The New Shares will be made available to the entitled shareholders of Mediobanca, other than BMPS, in the forms applicable to the centralized management of shares under the dematerialization regime, as from the Effective Date of the Merger, if it is a stock exchange trading day, or from the first following stock exchange trading day.

The New Shares will rank pari passu with the existing shares and will confer on their respective holders rights equivalent to those to which, pursuant to the law and the by-laws of BMPS, the holders of the ordinary shares of BMPS already outstanding at the date of allocation of the New Shares are entitled.

2.1.2.6.	Date from which the transactions of the Company to be Incorporated are recorded, including for tax purposes, in the financial statements of BMPS

Subject to the fulfilment or, where permitted, the waiver of the conditions precedent to which the completion of the Merger is subject, the Merger will take effect for civil law purposes, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, as from the date of the last of the registrations of the deed of Merger with the competent Companies’ Registers, or from the subsequent date indicated in the deed of Merger itself (the “Effective Date of the Merger”).

As from the Effective Date of the Merger, the Incorporating Company will succeed by operation of law to all the assets and liabilities of the Company to be Incorporated and, therefore, to all its assets, liabilities, claims, actions and rights, as well as to all its obligations, commitments and duties of any kind, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code.

For accounting purposes, the transactions of the Company to be Incorporated will be recorded in the financial statements of the Incorporating Company as from 1 January of the financial year in which the civil law effects of the Merger occur. The tax effects of the Merger will also run from the same date.

2.1.2.7.	Tax implications of the Merger

As indicated in Paragraph 2.1.2.6 of this Section I above, for tax purposes, the effects of the Merger will run from 1 January of the financial year in which the civil law effects of the Merger occur.

Direct taxes

With regard to direct taxes, the tax implications of the Merger are governed, first and foremost, by Article 172 of Presidential Decree No. 917 of 22 December 1986 (the “TUIR”).

Pursuant to such provision, the merger constitutes a tax-neutral transaction and does not give rise to the realization or distribution of capital gains or losses relating to the assets of the companies participating in the merger, including those relating to inventories and goodwill.

In accordance with the principle of tax neutrality, the merger surplus or deficit recorded in the financial statements as a result of the share exchange ratio or the cancellation of the shares of the merged companies is not taken into account in determining the income of the company resulting from the merger or of the incorporating company. Similarly, any higher values that, as a result of the merger, may be attributed to the assets received from the company to be incorporated are not taxable for the incorporating company; the assets received by the incorporating company are therefore recognized for tax purposes at the last value recognized for income tax purposes with respect to the company to be incorporated.

Notwithstanding the principle of continuity of the tax-recognized values, the combined provisions of Article 172, paragraph 10-bis, and Article 176, paragraph 2-ter, of the TUIR allow, upon the exercise of a specific option and the payment of a substitute tax in lieu of corporate income tax (“IRES”) and the regional tax on productive activities (“IRAP”), in addition to any applicable surcharges or increases, the tax recognition of the higher values that the incorporating company may attribute in its financial statements, following the merger, to assets consisting of tangible and intangible fixed assets.

The higher values subject to the substitute tax are deemed recognized for tax purposes as from the tax period in which the relevant option is exercised. The substitute tax must be paid in a single instalment by the deadline for the payment of the balance of the taxes relating to the financial year in which the merger is carried out.

Should the assets subject to realignment be disposed of before the third tax period following the one in which the option was exercised, the option will cease to be effective (so-called “recapture”); in such case, the tax value of the assets is reduced by the higher values subject to substitute tax and by any additional depreciation deducted, and the substitute tax paid is correspondingly offset against the taxes due.

Under certain conditions, it is also possible to benefit from the regime for the realignment of the misalignments between book and tax values provided for in Articles 10 et seq. of Legislative Decree No. 192 of 2024.

In principle, the merger also entails the assumption by the incorporating company of the legal positions, including those of a tax nature, of the company to be incorporated. Such positions include, in particular, the tax treatment of the reserves under tax suspension, as well as the right to carry forward tax losses of prior financial years, the ACE surplus and the surplus of non-deductible interest expense pursuant to Article 96 of the TUIR, within the limits and under the conditions set out in the applicable regulations.

With specific reference to the reserves under tax suspension, pursuant to Article 172, paragraph 5, of the TUIR, the reserves recorded in the last financial statements of the company to be incorporated contribute to the formation of the income of the incorporating company if and to the extent that they are not reconstituted in the financial statements of the incorporating company, primarily by using any merger surplus.

The aforementioned provision does not apply to the reserves taxable only upon distribution, i.e. reserves under so-called “moderate tax suspension”, which must be reconstituted in the equity of the incorporating company only if there is a merger surplus or a capital increase exceeding the aggregate capital of the companies participating in the merger, net of the shares already held. In such case, such reserves contribute to the income of the incorporating company only in the event of a subsequent distribution of the surplus or a capital reduction due to excess capital. Any such reserves that were previously allocated to the capital of the company to be incorporated prior to the merger are deemed to have been transferred to the capital of the incorporating company and contribute to the income of the latter in the event of a capital reduction due to excess capital.

With regard to tax losses, as well as the surplus of non-deductible interest expense referred to in Article 96 of the TUIR and the ACE surpluses, Article 172, paragraph 7 et seq., of the TUIR provides that such items may be deducted from the income of the incorporating company to the extent that their total amount does not exceed the economic value of the net assets of the company to which they relate. Such value, determined at the Effective Date of the Merger, must result from a sworn valuation report prepared by a person designated by the company and is reduced by an amount equal to twice the sum of the contributions and payments made in the twenty-four months preceding the Effective Date of the Merger.

In the absence of the aforementioned sworn valuation report, the carry-forward of tax losses and of the other items indicated above is permitted within the limits of the respective book net equity as resulting from the last financial statements or, if lower, from the balance sheet prepared pursuant to Article 2501-quater of the Italian Civil Code, without taking into account the contributions and payments made in the twenty-four months preceding the date to which such balance sheet refers.

The possibility of using the aforementioned tax positions is, in any event, subject to the fulfilment of the so-called “vitality requirements”, i.e. to the condition that the income statement of the relevant company (i.e. the one reporting the losses) relating to:

a)	the financial year preceding the one in which the merger takes effect pursuant to Article 2504-bis of the Italian Civil Code shows an amount of revenues and income from core operations and an amount of expenses for employee compensation and related contributions, as referred to in Article 2425 of the Italian Civil Code, exceeding 40% of the average of the two preceding financial years; for entities that prepare their financial statements in accordance with international accounting standards, the corresponding income statement items are used;

b)	the period between the beginning of the financial year in which the merger takes effect pursuant to Article 2504-bis of the Italian Civil Code and the date preceding the effective date of the merger, prepared in accordance with the accounting principles applied for the preparation of the annual financial statements, shows an amount of revenues and income from core operations and an amount of expenses for employee compensation and related contributions, as referred to in Article 2425 of the Italian Civil Code (on an annualized basis), exceeding 40% of the average of the last two preceding financial years; for entities that prepare their financial statements in accordance with international accounting standards, the corresponding income statement items are used.

In the event of backdating of the tax effects of the merger, the limitations set out in Article 172, paragraph 7, of the TUIR also apply to the loss, determined in accordance with ordinary rules, that would have arisen independently for the company to be incorporated in relation to the period between the beginning of the tax period and the date preceding the effective date of the merger pursuant to Article 2504-bis of the Italian Civil Code.

Pursuant to Article 172, paragraph 3, of the TUIR, the merger is also tax-neutral for the shareholders of the company to be incorporated, for whom the exchange of the shares held in the company to be incorporated does not constitute a disposal of the securities but a mere replacement of such securities (which will be cancelled as a result of the merger) with the securities of the incorporating company. In other words, regardless of whether a capital gain arises equal to the difference between the tax cost of the shares replaced and the current value of those received, the exchange has no tax implications for the shareholders.

With regard to the national tax consolidation regime (governed by Articles 117 et seq. of the TUIR) in which the incorporating company participates as the “consolidating entity”, the merger does not result in any interruption or modification of the relevant rules.

Indirect taxes

For the purposes of indirect taxes, the merger constitutes a transaction excluded from the scope of VAT, pursuant to Article 2, paragraph 3, letter f), of Presidential Decree No. 633 of 26 October 1972. According to such provision, transfers of assets resulting from corporate mergers are not considered supplies of goods for VAT purposes.

For VAT purposes, the Merger may in any event be theoretically relevant for the purposes of the adjustment of the VAT deduction percentage provided for in Article 19-bis2, paragraph 7, of Presidential Decree No. 633 of 1972.

With regard to registration tax, the deed of merger will be subject, pursuant to Article 4, letter b), of Part One of the Tariff attached to Presidential Decree No. 131 of 26 April 1986, to the fixed tax of Euro 200.00.

The mortgage and cadastral formalities relating to any real estate transferred as a result of the merger will be subject to mortgage and cadastral taxes in the fixed amount of Euro 200.00 each, pursuant to Article 10, paragraph 2, and Article 4 of the Tariff attached to Legislative Decree No. 347 of 1990.

For the purposes of the financial transaction tax referred to in Article 1, paragraphs 491 to 500, of Law No. 228 of 24 December 2012 (the so-called “Tobin Tax”), the merger does not constitute a taxable transaction.

Rules on assessment and collection

The payment obligations of the company to be incorporated are fulfilled by the company to be incorporated until the effective date and, after such date, they are deemed to be transferred to the incorporating company (pursuant to Article 172, paragraph 10, of the TUIR).

As a result of the merger, the assessment and collection notices will be served on the incorporating company, which will also be the addressee of any audits concerning the company to be incorporated, without prejudice to the limitation periods deriving from the participation of the company to be incorporated in the cooperative compliance regime referred to in Legislative Decree No. 128 of 2015. With regard to the participation of the company to be incorporated in the cooperative compliance regime, in principle, the merger will result in the termination of such regime, without prejudice to its possible continuation with respect to the remaining activities, in the context of the Reorganization, in accordance with the guidance to be provided by the tax authorities.

2.1.3.	Forecasts regarding the composition of the relevant shareholding and the control structure of BMPS following the Merger

Assuming that the current shareholding structure of the Incorporating Company and the Company to be Incorporated remains unchanged between the Date of the Information Document and the Effective Date of the Merger, on the basis of the Exchange Ratio, upon completion of the Merger the share capital structure of BMPS will be modified as indicated in the following table.

Declarant or entity at the top of the shareholding chain	Direct shareholder	% of share capital and voting rights of the direct shareholder
Delfin S.à r.l.	-	16.09%

Francesco Gaetano Caltagirone Group	-	9.42%
BlackRock, Inc.	-	4.28%
Ministry of Economy and Finance	-	4.46%
Banco BPM S.p.A. (*)	-	3.42% (*) As at the dividend payment date of 20 May 2026, the shareholding and voting rights were also held through Anima Holding S.p.A.

At the Date of the Information Document, no natural or legal person exercises control over BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB.

2.1.4.	Effects of the Merger on shareholders’ agreements relevant pursuant to Article 122 of the CFA

At the Date of the Information Document, no shareholders’ agreements relevant pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of BMPS are known, with the exception of the Commitment Letter.

To the knowledge of BMPS, the Merger will not have any particular effects on the Commitment Letter and, upon completion of the Merger, the Commitment Letter will remain in force for the duration of its term.

2.2.	Rationale and purposes of the Merger

2.2.1.	Rationale of the Merger, with particular regard to the management objectives of BMPS

The Merger forms part of the broader Reorganization project outlined by BMPS in line with the strategic and industrial objectives already disclosed to the market in the Offer Document and subsequently incorporated into the Business Plan.

Within such project, the Merger, although standing on its own, constitutes the first and fundamental step of the reorganization process aimed at redefining the overall structure of the MPS Group and at creating the corporate perimeter within which the subsequent rationalization and integration transactions provided for in the Business Plan will be implemented.

The Merger and the Demergers are closely and inseparably linked transactions, conceived as part of a unitary project for the reorganization of the MPS Group. The completion of the Merger alone, in the absence of the Demergers, would not allow, also from a technical and operational standpoint, the full achievement of the strategic, industrial and financial objectives pursued through the Reorganization, since it is through the Demergers that the allocation of the activities and related balance sheet items to the specialized entities of the MPS Group will be carried out.

The Merger will also allow the MPS Group, through the transfer to BMPS of the majority of the liabilities eligible for MREL purposes, to ensure full compliance with the MREL requirements once the new group targets are applied to BMPS on the basis of the current perimeter, which is expected to occur following the effectiveness of the Merger.

The Merger and, more generally, the overall Integration Project are aimed at fully implementing the industrial and financial objectives disclosed by BMPS to the market, ensuring greater consistency between corporate structure, operating model and growth strategies and enabling the full achievement of the cost, revenue and funding synergies envisaged in the context of the Offer and the Business Plan.

The project also aims at the rationalization and simplification of the shareholding structure of the MPS Group through the elimination of duplications and the reorganization of the divisional lines, as well as at capital strengthening and revenue maximization. The objective is to create the third-largest national banking operator in terms of total assets, customer loans, direct funding and total financial assets, characterized by a highly diversified and resilient business model and by distinctive and complementary capabilities in the various business areas.

In particular, the complementarity between the activities of BMPS in retail and commercial banking and those of Mediobanca in wealth management, corporate & investment banking and consumer finance is functional to the creation of a group characterized by a significant degree of innovation and a greater capacity to support growth, in accordance with the principles of sound and prudent management, operational continuity and risk management, and with the aim of strengthening the sustainability of the business model over the medium to long term.

2.2.2.	Programs drawn up by BMPS

The Merger constitutes an essential step in the project for the integration of BMPS and Mediobanca and, in line with the guidelines of the Business Plan, is aimed, in particular, at:

(i)	simplifying the structure of the MPS Group, eliminating corporate duplications and centralizing governance, control and strategic direction functions;

(ii)	optimizing the allocation of capital and financial resources;

(iii)	achieving the cost and revenue synergies deriving from the integration of the distribution networks, operating platforms and IT systems;

(iv)	strengthening the competitive positioning of the MPS Group in its reference markets; and

(v)	improving management efficiency and investment capacity in support of the future plans announced to the market.

The Merger will also allow the MPS Group, through the transfer to BMPS of the majority of the liabilities eligible for MREL purposes, to ensure full compliance with the MREL requirements following the application to BMPS of the new Group targets on the basis of the current perimeter, which is expected after the effectiveness of the Merger.

Following the completion of the Merger, the MPS Group is expected to operate according to an organizational structure divided into five business divisions, designed to capture industrial synergies, strengthen managerial accountability and accelerate execution, while maintaining a diversified business mix. In particular, such structure includes:

•	Retail & Commercial Banking, accounting for approximately 29% of revenues[1], with the aim of strengthening its position with households and businesses, including through the pooling of product development capabilities;

•	Consumer Finance, accounting for approximately 19% of revenues[2], leveraging the expertise of Compass and the distribution network of BMPS, including to develop the product offering and cross-selling opportunities;

1 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Center.

2 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Center.

•	Asset Gathering & Wealth Management, accounting for approximately 21% of revenues[3], in particular through the integration of the networks of financial advisors of Banca Widiba and of Premier, as well as the evolution of the investment products and services offering;

•	Private Banking, accounting for approximately 9% of revenues[4], through the large-scale development of the Private Investment Banking model to offer integrated and comprehensive coverage of public and private market solutions; and

•	Corporate & Investment Banking, accounting for approximately 14% of revenues[5], through the integration of advisory capabilities with debt, markets and commercial banking services.

In addition to such activities, there is Insurance - Principal Investing, accounting for approximately 8% of revenues6, which includes the strategic shareholding in Assicurazioni Generali S.p.A., contributing to a diversified source of earnings not correlated to the performance of the banking business.

Following the Reorganization, BMPS will act as the parent company of the banking group, focusing directly on Retail & Commercial Banking. The main specialized entities will include Mediobanca S.p.A. (formerly Premier) for Corporate & Investment Banking and Private Banking, Compass Banca S.p.A. for Consumer Finance, Mediobanca Financial Advisor S.p.A. (formerly Widiba) for Asset Gathering & Wealth Management and Mediobanca Innovation Services for IT, administrative and facility management services.

The Reorganization is expected to generate total revenue, cost and funding synergies originally estimated at approximately Euro 0.7 billion by 2028, of which approximately Euro 0.3 billion in revenue synergies, approximately Euro 0.3 billion in cost synergies and approximately Euro 0.1 billion in funding synergies.

In addition, one-off integration costs are estimated at approximately Euro 0.6 billion and IT investments at approximately Euro 1 billion over the 2026-2030 period, of which approximately Euro 0.1 billion to support integration activities aimed at sustaining business growth and strengthening the digital and artificial intelligence foundations of the MPS Group.

2.3.	Documents available to the public

The documentation relating to the Merger has been made available to the public within the terms and in the manner provided for by applicable laws and regulations and may be consulted, inter alia, on the website of BMPS at www.gruppomps.it, as well as on the authorized storage mechanism eMarket Storage (www.emarketstorage.com).

In particular, the following have been made available to the public:

-	the Merger Plan, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026, together with the related annexes, including the text of the by-laws of BMPS reflecting the amendments resulting from the Merger;

3 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Center.

4 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Center.

5 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Center.

6 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Center.

-	the explanatory report prepared by the Board of Directors of BMPS pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Issuers’ Regulation;

-	the financial statements of BMPS and Mediobanca for the financial year ended 31 December 2025, adopted as reference balance sheets pursuant to Article 2501-quater, paragraph 2, of the Italian Civil Code;

-	the report on the fairness of the Exchange Ratio prepared by Ernst & Young S.p.A., as Joint Expert appointed by the Court of Florence pursuant to Article 2501-sexies of the Italian Civil Code;

-	the information documents prepared pursuant to Article 5 of the RPT Regulation and published on 17 March 2026 on the websites of BMPS and Mediobanca, respectively, together with the opinions of the respective Related Party Transactions Committees.

3.	SIGNIFICANT EFFECTS OF THE TRANSACTION

3.1.	Any significant effects of the transaction on the key factors affecting and characterizing the activities of BMPS, as well as on the type of business carried out by BMPS

BMPS believes that the Merger will not have any significant effects on the key factors affecting and characterizing the activities of BMPS, given that Mediobanca is already part of the MPS Group, which operates in the same sector as Mediobanca, and that Mediobanca will cease to exist as a result of the Merger.

The Merger, although standing on its own, constitutes the first and fundamental step of the broader project for the integration and reorganization of BMPS and Mediobanca outlined in the Business Plan and is aimed at creating the corporate perimeter within which the subsequent rationalization and integration transactions envisaged as part of the Reorganization will be implemented.

As a result of the Merger, Mediobanca will be dissolved and BMPS will succeed by operation of law to all the assets and liabilities of the Company to be Incorporated and to all its legal relationships, both active and passive. The Merger will result in the consolidation of the assets and liabilities of Mediobanca within BMPS, creating the corporate perimeter within which the subsequent reorganization transactions will be implemented.

The Merger is also functional to the simplification of the structure of the MPS Group, the elimination of corporate duplications, the centralization of governance, control and strategic direction functions, the integration of IT platforms and core banking systems and the optimization of the funding structure and centralized treasury management.

For further information in this respect, reference is made to Paragraph 2.2.2 of this Section I.

For further information on the balance sheet, income statement and financial effects, reference is made to Paragraphs 4 and 5 below.

3.2.	Implications of the transaction on the strategic guidelines relating to commercial and financial relationships and the centralized provision of services between the companies of the MPS Group

The Merger and the Reorganization are aimed at simplifying the structure of the MPS Group through, inter alia, the elimination of corporate duplications and the centralization of governance, control and strategic direction functions, as well as the integration of IT platforms and core banking systems and the optimization of the funding structure and centralized treasury management.

4.	ECONOMIC, BALANCE SHEET AND FINANCIAL DATA RELATING TO MEDIOBANCA

This chapter sets out the reclassified income statement and balance sheet results of Mediobanca for the financial years ended 31 December 2025 and 30 June 2025, as presented in the consolidated financial statements as at 31

December 2025, and for the first half of 2026 and 2025, as presented in the consolidated half-year financial report of Mediobanca as at 30 June 2026.

It should be noted that, following the completion of the acquisition by BMPS of control of Mediobanca, which took place on 15 September 2025, and its entry into the MPS Group, Mediobanca lost its status as parent company pursuant to the supervisory provisions in force; subsequently, the Extraordinary Shareholders’ Meeting of Mediobanca, held on 1 December 2025, resolved to align the closing date of the financial year with that of BMPS, set at 31 December.

Consequently, the figures reported in the consolidated financial statements as at 31 December 2025 refer to a six-month period, from 1 July 2025 (the closing date of the last approved financial statements being 30 June 2025) to 31 December 2025.

The consolidated financial statements of Mediobanca as at 31 December 2025 were subject to a full audit by PricewaterhouseCoopers S.p.A., which issued its unqualified report on 24 March 2026. The financial statements of the Mediobanca Group as at 30 June 2025 were subject to a full audit by EY S.p.A., which issued its report on 24 September 2025 without raising any qualifications.

The condensed consolidated half-year financial statements were subject to a limited review by the independent auditors PricewaterhouseCoopers S.p.A., as part of the engagement for the statutory audit of the separate and consolidated financial statements for the nine-year period 2025-2033.

4.1.	Comparative table of the reclassified balance sheets and income statements for the last two financial years of Mediobanca

The reclassified consolidated income statement and balance sheet data of Mediobanca for the financial years ended 31 December 2025 and 30 June 2025, as presented in the consolidated financial statements as at 31 December 2025, are set out below.

As previously indicated, the figures reported refer to a six-month period, from 1 July 2025 (the closing date of the last approved financial statements being 30 June 2025) to 31 December 2025. In order to provide a better understanding of the performance of Mediobanca and its subsidiaries, the income statement results as at 31 December 2025 are compared with the figures for the half-year ended 31 December 2024. Such approach became necessary, following the change of the financial year (from 30 June to 31 December), since the comparison between the income statement figures as at 31 December 2025 and those as at 30 June 2025 would not have been representative, given that the results of 6 months would have been commented on against those of 12 months. The balance sheet figures as at 31 December 2025, on the other hand, are compared with the figures as at 30 June 2025.

It should also be noted that the comparative figures as at 30 June 2025 have been restated in accordance with the requirements of IAS 8 to take into account the change in the measurement criterion, from cost to fair value, for IAS 40 investment property.

Balance sheet aggregates

in Euro million

	31 December 2025	30 June 2025*	Change Y/Y
Items			abs.	%
Financial assets held for trading	17,308	16,886	422	2.5%
Treasury assets and cash	11,074	12,136	(1,062)	-8.8%
Banking book debt securities	12,289	11,671	618	5.3%
Loans to customers	55,866	54,344	1,522	2.8%

Investment securities	5,157	4,932	225	4.6%
Property, plant and equipment and intangible assets	2,231	1,970	261	13.2%
Other assets	2,083	2,260	(177)	-7.8%
Total assets	106,007	104,197	1,810	1.7%
Funding	70,771	70,553	218	0.3%
Treasury funding	12,183	9,344	2,839	30.4%
Financial liabilities held for trading	8,373	8,988	(615)	-6.8%
Other liabilities	3,094	3,802	(708)	-18.6%
Provisions	138	134	4	3.0%
Net equity	10,921	10,032	889	8.9%
Minority interests	15	14	1	7.1%
Profit for the period	513	1,332	(819)	-61.5%
Total liabilities and net equity	106,007	104,197	1,810	1.7%

(*) The figures for the previous financial year have been restated following the application of the voluntary change in the accounting policy for the measurement criterion of property held for investment purposes (from cost to fair value), as provided for by the applicable accounting standards.

Some explanatory notes to the items of the reclassified consolidated balance sheet of Mediobanca as at 31 December 2025, extracted from the consolidated financial statements of Mediobanca as at 31 December 2025, are set out below.

Total assets increased from Euro 104.2 billion to Euro 106.0 billion, in detail:

In the reference period, the Group voluntarily adopted the fair value criterion for the measurement of properties used in operations and investment properties, in place of the cost criterion, in order to align its accounting policies with those of the Parent Company and to provide a more up-to-date representation of balance sheet values. Such change resulted in the recognition of higher values totaling Euro 572 million, of which Euro 329 million relating to properties used in operations and Euro 244 million to investment properties.

Loans to customers amounted to Euro 55.9 billion, up 2.8% compared to the previous period, driven by the growth of Consumer Finance (+3.8%, from Euro 16.1 billion to Euro 16.7 billion) and the recovery of Corporate and Investment Banking (+3.7%, from Euro 20.2 billion to Euro 20.9 billion); Wealth Management also grew slightly (+1.2% to Euro 17.8 billion).

The securities portfolio classified in the banking book remained substantially stable at Euro 12.3 billion, of which Euro 4.9 billion classified in the Hold to Collect & Sell (HTCS) portfolio, Euro 6.5 billion in the Hold to Collect (HTC) portfolio and, finally, Euro 0.9 billion designated under the Fair Value Option (FVO). Government securities account for 67% of the portfolio (Euro 8.3 billion), of which Euro 5.7 billion represented by Italian government securities. The valuation reserve was confirmed at Euro 68.4 million, while the unrealized gains on the HTC portfolio increased to Euro 127.9 million.

Net treasury assets, equal to the net balance of Financial assets held for trading and Treasury assets and cash, on the one hand, and Treasury funding and Financial liabilities held for trading, on the other, amounted to Euro 7.8 billion, down compared to the previous period (-26.8%) as a result of the progressive use of the liquidity accumulated at the end of the previous financial year following the funding activities carried out. Cash and deposits with the central bank amounted to Euro 2.2 billion and the liquidity indicators were fully in line with the applicable regulatory requirements.

Gross non-performing assets amounted to Euro 1.163 billion, down from Euro 1.175 billion in the previous period, with an incidence on loans of 2% and a coverage ratio of 59.5%.

Total funding amounted to Euro 70.8 billion, substantially stable over the half-year, and consists of: debt securities for Euro 31.2 billion, deposits for Euro 30.3 billion and interbank funding for Euro 9.2 billion. The trend reflected the balance between the maturities of the securities issued and the new funding transactions carried out on the market, including bond issues, among which covered bonds, senior preferred bonds and placements through third-party banking networks.

Net equity remained substantially stable at Euro 11.4 billion after recognizing the result for the period (Euro 512.6 million) and deducting the payment of the portion of the 2025 dividend (Euro 475 million). The period saw the revaluation of properties at fair value (Euro 411 million), allocated between valuation reserves for properties used in operations equal to Euro 234 million and “other reserves” for investment properties equal to Euro 177 million.

Income statement aggregates

in Euro million

	31 December 2025	30 June 2025	31 December 2024*	Change Y/Y
Items				abs.	%
Net interest income	962	1,972	979	(17)	-1.7%
Net treasury income	70	178	92	(22)	-23.9%
Net fee and commission income and other net income/(expense)	478	1,078	549	(72)	-13.0%
Equity-accounted companies	276	497	230	46	20.0%
Total income	1,786	3,725	1,850	(64)	-3.5%
Labour costs	(438)	(856)	(419)	(19)	4.5%
Administrative expenses	(378)	(758)	(363)	(15)	4.2%
Operating costs	(816)	(1,614)	(782)	(34)	4.4%
Net (loan loss provisions)/writebacks on loans to customers	(145)	(233)	(133)	(11)	8.5%
Net (provisions)/writebacks on other financial and non-financial assets	(1)	20	11	(12)	n.m.
Other gains/(losses)	(5)	(44)	(13)	9	-66.8%
Profit before tax	820	1,854	932	(113)	-12.1%
Income tax	(183)	(445)	(232)	49	-20.9%
Minority interests**	(14)	(78)	(40)	27	-66.4%
Net profit excluding one-off costs***	623	1,332	660	(38)	-5.7%
Impairment	(64)	-	-	(64)	n.m.
Public exchange offer costs	(47)	-	-	(47)	n.m.
Net profit including one-off costs	513	1,332	660	(148)	-22.4%

(*) The figures for the previous financial year have been restated following the application of the voluntary change in the accounting policy for the measurement criterion of property held for investment purposes (from cost to fair value), as provided for by the applicable accounting standards.

(**) The item includes the amounts accrued in favor of the partners of Arma holding Class B interests.

(***) The net profit excluding one-off costs presented in the table neutralizes the impact deriving from the impairment of intangible assets (goodwill and brands) and from the public exchange offer launched by BMPS for all of the Mediobanca shares; the exchange offer costs incurred at consolidated level (consisting mainly of consultancy fees, the accelerated closure of the Performance Share Plan approved on 31 July last and the severance payments granted to top managers) and the related taxation are in fact grouped in a separate line of the Income Statement.

Some explanatory notes to the reclassified consolidated income statement items of Mediobanca as at 31 December 2025, compared with the figures as at 31 December 2024 and extracted from the consolidated financial statements of Mediobanca as at 31 December 2025, are set out below.

It should be recalled that, in order to provide a better understanding of the performance of Mediobanca and its subsidiaries, the income statement results as at 31 December 2025 are compared with the figures for the half-year ended 31 December 2024, since the comparison between the income statement figures as at 31 December 2025 and those as at 30 June 2025 would not have been representative, given that the results of 6 months would have been commented on against those of 12 months.

Net interest income amounted to Euro 962 million, substantially stable compared to Euro 979 million in the previous financial year; the positive performance of Consumer Finance and Corporate & Investment Banking offset the lower contribution of Wealth Management, penalized by the contraction in average volumes and in the profitability of assets.

Net fee and commission income and other net income amounted to Euro 478 million, down compared to the previous financial year (-13.0%). The main contribution came from the Wealth Management segment, which recorded net income of Euro 277 million, from Investment Banking and Corporate Services activities (Euro 105 million) and from lending activities (Euro 120 million).

The contribution of equity-accounted investments amounted to Euro 276 million, mainly attributable to the shareholding held in Assicurazioni Generali S.p.A., whose contribution amounted to Euro 273 million, up 20.3% compared to the previous financial year.

Operating costs rose from Euro 782 million to Euro 816 million (+4.4% compared to the previous year), with an increased incidence of labor costs compared to the previous financial year (Euro 438 million, +4.5%), mainly as a result of retention and talent development policies; the trend in administrative expenses (Euro 378 million, +3.9%) is mainly attributable to investments in technology and digitalization.

Net loan loss provisions amounted to Euro 145 million, up 8.5% compared to the previous financial year, with a consolidated cost of risk of 53 basis points, up 3 basis points compared to the previous year.

The measurement of other financial and non-financial assets includes, as from 31 December 2025, the effects of the fair value measurement of properties pursuant to IAS 40 (approximately Euro 1 million), as well as adjustments of approximately Euro 2 million on banking book securities, largely attributable to the reclassification to unlikely-to-pay of a senior securitization tranche.

Other gains and losses, negative for approximately Euro 5 million, mainly reflect i) Euro 2.0 million for the extraordinary contribution to the Interbank Deposit Protection Fund, ii) Euro 2.6 million relating to the actuarial adjustments of contingent considerations and iii) Euro 10.7 million for extraordinary charges attributable, for Euro 7.7 million, to potential litigation and, for Euro 3.0 million, to the redundancy fund. Such effects were offset by extraordinary income of Euro 16.7 million, deriving from the release of deferred tax liabilities (DTL) on former IAS 39 trading positions (Euro 10 million) following the expiry of the assessment terms and from the refund to Compass of an AGCM fine (Euro 5 million).

Extraordinary charges totaling Euro 110 million are attributable, for Euro 63.5 million, to impairment of intangible assets recognized pursuant to IAS 36, mainly relating to goodwill and brands, and, for Euro 46.8 million, to costs connected with the Offer and with the public exchange offer launched for the acquisition of Banca Generali, including professional consultancy, financial and legal advisory activities, as well as further expenses directly related to the strategic transactions launched in the period.

In light of the above, the net result for the period therefore amounted to Euro 513 million, down from Euro 660 million recorded in the corresponding period of the previous financial year.

4.2.	Comparative table of the balance sheets and income statements for the first half of the current financial year of Mediobanca

The reclassified consolidated income statement and balance sheet data of Mediobanca for the first half of the 2026 financial year and the related comparative periods, as presented in the consolidated half-year financial report of Mediobanca as at 30 June 2026, are set out below.

As previously indicated, as from 31 December 2025 the change of the financial year (from 30 June to 31 December) was resolved; therefore, in order to make the results of the period under review homogeneous and comparable, the income statement results as at 30 June 2025 refer to the period from 1 January to 30 June 2025 and have been prepared taking into account the provisions of IAS 34. They also take into account the retrospective effects deriving from the change in the measurement criterion for investment property (IAS 40), accounted for at fair value as from 31 December 2025.

Balance sheet aggregates

in Euro million

	30 June 2026	30 June 2025	Change Y/Y
Items			abs.	%
Assets
Cash	1,482	1,674	(191)	-11.4%
Loans to central banks	350	449	(99)	-22.0%
Loans to banks	4,583	5,236	(653)	-12.5%
Loans to customers	62,584	59,648	2,937	4.9%
Trading securities	15,676	14,794	882	6.0%
Investment and banking book securities	13,551	13,211	341	2.6%
Derivatives	3,040	2,639	401	15.2%
Equity investments	4,137	4,235	(99)	-2.3%
Property, plant and equipment and intangible assets	2,326	2,231	95	4.3%
Tax assets	355	478	(123)	-25.7%
Other assets	1,617	1,414	204	14.4%
Total assets	109,701	106,007	3,694	3.5%
Liabilities and net equity
Due to customers	36,336	35,775	561	1.6%
Debt securities issued	32,967	32,493	473	1.5%
Due to banks	16,401	14,972	1,430	9.5%
Total funding	85,705	83,240	2,465	3.0%
Financial liabilities held for trading	5,587	4,766	822	17.2%
Derivatives	4,396	4,243	153	3.6%
Provisions for risks and charges	136	138	(3)	-2.0%
Tax liabilities	600	672	(72)	-10.7%
Other liabilities	1,683	1,499	184	12.3%
Net equity	10,867	10,921	(54)	-0.5%
Minority interests	15	15	1	4.1%
Profit for the period	711	513	199	38.7%
Total liabilities and net equity	109,701	106,007	3,694	3.5%

Some explanatory notes to the items of the reclassified consolidated balance sheet of Mediobanca as at 30 June 2026, extracted from the consolidated half-year financial report of Mediobanca as at 30 June 2026, are set out below.

Total assets increased from Euro 106.0 billion to Euro 109.7 billion, in detail:

Loans to customers amounted to Euro 62.6 billion, up from Euro 59.6 billion as at 31 December 2025 (+4.9%). The increase is mainly attributable to the development of Corporate & Investment Banking activities (Euro 21.1 billion) and of the Consumer Finance segment (Euro 17.4 billion). Wealth Management loans remained substantially stable at Euro 17.8 billion.

Trading securities amounted to Euro 15.7 billion, up compared to the end of the financial year, mainly as a result of the growth in exposures to debt securities and commodity-linked instruments.

The investment and banking book securities portfolio, equal to Euro 13.6 billion, consists of bonds for Euro 12.6 billion and, for the remaining part, of equity securities and funds. Banking book bonds consist of securities classified in the HTC portfolio for Euro 7.2 billion, HTC&S securities for Euro 4.3 billion and FVO instruments for Euro 1.1 billion. Government securities account for 67% of the portfolio (Euro 8.4 billion), of which Euro 5.3 billion represented by Italian government securities. The unrealized gains on the HTC portfolio remained almost unchanged at Euro 128.3 million.

Derivative assets amounted to Euro 3,040 million, while derivative liabilities amounted to Euro 4,396 million; in both cases, the balances are mainly attributable to trading activities, with a residual portion intended for hedging purposes.

Gross non-performing assets amounted to Euro 1.154 billion, substantially unchanged compared to the previous period, with an incidence on loans of 1.8% and a coverage ratio of 59.1%.

Total funding amounted to Euro 85.7 billion, up compared to the comparative period (+3%). Stable funding amounted to approximately Euro 72 billion, consisting of: debt securities for approximately Euro 33 billion, Wealth Management deposits for Euro 29.2 billion, interbank funding for Euro 8.5 billion and other components for Euro 1.3 billion. Other funding amounted to Euro 13.7 billion, of which Euro 10.9 billion relating to repos and Euro 2.8 billion to other treasury activities. The half-year growth reflects the strengthening of all the main sources of funding, with a particularly significant increase in debt securities and interbank funding.

Net equity increased by Euro 145.2 million, being the net balance between the result for the period (Euro 711.2 million) and the distribution of the 2025 dividend (Euro 508 million). The movement in valuation reserves was more limited (Euro -27.5 million) and relates to the deterioration of the cash flow hedge reserve (Euro -27 million); the reduction in the OCI components linked to financial instruments measured at fair value (Euro -13 million) was in fact absorbed by the improvement in the measurement of properties used in operations (Euro +10.1 million).

Income statement aggregates

	30 June 2026	30 June 2025*	Change Y/Y
Items			abs.	%
Net interest income	982	996	(14)	-1.4%
Net fee and commission income	479	466	13	2.8%
Income from banking activities	1,462	1,463	(1)	-0.1%
Dividends, similar income and gains (losses) on investments	291	267	24	9.1%
Net profit (loss) from trading, fair value measurement and gains/losses on disposals and repurchases	167	95	71	74.8%
Net profit (loss) from hedging	2	(16)	18	n.m.
Other operating income/expenses	28	29	(1)	-3.4%
Total revenues	1,948	1,837	111	6.1%
Administrative expenses	(718)	(735)	17	-2.3%
a) Personnel expenses	(438)	(435)	(3)	0.7%
b) Other administrative expenses	(280)	(300)	20	-6.7%
Net value adjustments to property, plant and equipment and intangible assets	(57)	(54)	(3)	5.6%
Operating expenses	(775)	(789)	14	-1.8%
Gross operating income	1,173	1,048	125	11.9%
Cost of customer credit	(168)	(98)	(70)	71.4%
Impairment losses on securities and loans to banks	0	(0)	1	n.m.
Net operating income	1,005	949	56	5.9%
Net provisions for risks and charges	(11)	2	(13)	n.m.
Other gains (losses) on investments	(3)	(13)	10	-76.9%
Restructuring and integration costs	(26)		(26)	n.m.
Extraordinary transaction costs		(11)	11	n.m.
Risks and charges related to SRF, DGS and similar schemes	(2)	(1)	(1)	n.m.
Gains (losses) on fair value measurement of property, plant and equipment and intangible assets	21	0	21	n.m.
Gains (losses) on disposal of investments	6	(0)	6	n.m.
Profit (loss) for the period before tax	991	927	64	6.9%
Income taxes	(275)	(213)	(62)	29.1%
Profit (loss) for the period after tax	715	713	2	0.3%
Profit (loss) attributable to non-controlling interests	(4)	(38)	34	n.m.
Impairment of goodwill and intangible assets		(4)	4	n.m.
Net profit (loss) of Mediobanca	711	671	40	6.0%

* The comparative figures as at 30 June 2025 refer to the period from 1 January to 30 June 2025 and have been prepared, taking into account the provisions of IAS 34, in order to make the results of the period under review homogeneous and comparable. They also take into account the retrospective effects deriving from the change in the measurement criterion for investment property (IAS 40), accounted for at fair value as from 31 December 2025.

Some explanatory notes to the reclassified consolidated income statement items of Mediobanca as at 30 June 2026, compared with the figures as at 30 June 2025 and extracted from the consolidated half-year financial report of Mediobanca as at 30 June 2026, are set out below.

Net interest income amounted to Euro 982 million, slightly down (-1.4%) compared to Euro 996 million in the first half of the previous financial year. At business line level, Consumer Finance remained the main contributor (Euro 606 million, +4.9%), while Wealth Management (Euro 182 million, -8.3%) and Corporate & Investment Banking (Euro 181.2 million, -2.9%) were affected by the lower level of market rates and, consequently, by the reduction in margins on funding and loans.

Net fee and commission income amounted to Euro 479 million, up 2.8% compared to Euro 466 million in the corresponding period of the previous financial year. Growth was mainly supported by the positive performance of Corporate & Investment Banking activities, partially offset by the reduction in fees in the Wealth Management segment.

Dividends, similar income and gains on investments amounted to Euro 291 million, up from Euro 267 million in the corresponding period of the previous year, mainly attributable to the shareholding held in Assicurazioni Generali S.p.A., whose contribution amounted to Euro 290 million.

Operating costs amounted to Euro 775 million (-1.8%). The item includes i) Euro 438 million of personnel expenses, +0.6% compared to Euro 435 million in 2025, ii) Euro 280 million of other administrative expenses (-6.6%), down as a result of lower marketing and communication expenses, and iii) Euro 57 million of net value adjustments to property, plant and equipment and intangible assets (+6.5%) as a result of the progressive amortization of the technology investments made in recent financial years.

Net adjustments to loans to customers amounted to Euro 168 million, up from Euro 98 million recorded in the corresponding period of the previous financial year, which benefited from writebacks deriving from the update of certain valuation models. The cost of risk stood at 54 basis points, up 21 basis points compared to the previous period.

Net non-recurring charges of approximately Euro 15 million mainly include charges relating to: i) Euro 11 million for net provisions for risks and charges; ii) Euro 26 million for restructuring and integration costs, iii) Euro 2 million for contributions to resolution funds and iv) Euro 3 million for other losses on investments. On the income side, the following were recorded: i) Euro 21 million for fair value revaluations of IAS 40 properties and ii) Euro 6 million for gains on the disposal of investments.

Taxes amounted to Euro 275 million and reflect an increase in the tax rate (from 23% to 27.8%) mainly deriving from the entry into force of the 2026 Budget Law, which introduced, among other measures, a partial non-deductibility of interest expense (for IRES and IRAP purposes) and a two-percentage-point increase in the IRAP rate.

In light of the above, the net result for the period therefore amounted to Euro 711 million, up from Euro 671 million recorded in the corresponding period of the previous financial year.

5.	PRO-FORMA ECONOMIC, BALANCE SHEET AND FINANCIAL DATA OF BMPS

5.1.	Pro-forma balance sheets and income statements

5.1.1.	Introduction

This Paragraph sets out the pro-forma consolidated balance sheet as at 30 June 2026, the pro-forma consolidated income statement for the half-year ended 30 June 2026 and the related explanatory notes of the MPS Group (the “Pro-Forma Consolidated Financial Information”).

The Pro-Forma Consolidated Financial Information has been prepared for inclusion in this Information Document, with the purpose of retroactively reflecting, on the historical data of the MPS Group, the effects of the Transactions. In particular, the Pro-Forma Consolidated Financial Information retroactively reflects the effects of the Merger only. The Demerger is, in fact, a transaction between entities under common control which benefits from the tax neutrality regime provided for by Article 173 of the TUIR, and the related ancillary costs, accruing after 30 June 2026, are not significant in amount. Therefore, the Demerger is not expected to have any significant effect on the historical data of the MPS Group.

The Boards of Directors of BMPS and Mediobanca, at their meetings held on 10 March 2026, approved the Merger Plan for the incorporation of Mediobanca into BMPS and determined the Exchange Ratio of the Merger at 2.450 ordinary shares of BMPS, with no par value and ranking pari passu with the existing shares, for each ordinary share of Mediobanca outstanding, with no par value. The Exchange Ratio is not subject to adjustments or cash settlements and was determined taking into account the distribution of the dividends relating to the financial year ended 31 December 2025, as announced by the Boards of Directors of BMPS and Mediobanca, each within its respective remit, on 10 February 2026 and 9 February 2026, respectively.

The Merger will be implemented through: (i) the cancellation without exchange of the treasury shares held by Mediobanca at the Effective Date of the Merger; (ii) the cancellation without exchange of the shares of Mediobanca held by BMPS at the same date; and (iii) the cancellation of the remaining ordinary shares of Mediobanca and the allocation in exchange, to the respective holders, of newly issued ordinary shares of BMPS, on the basis of the Exchange Ratio.

In order to service the allocation of the shares in exchange, BMPS will carry out the Capital Increase, for a maximum of Euro 1,609,487,836.43, through the issuance of a maximum of 272,012,804 New Shares. The maximum number of New Shares to be issued to service the Exchange Ratio was determined by taking as reference the entire share capital of Mediobanca represented by the shares currently issued by it, net of the shares of Mediobanca held by BMPS, which will be cancelled without exchange upon the Merger.

5.1.2.	Preparation Criteria

The Pro-Forma Consolidated Financial Information, prepared in accordance with Annex 20 of Commission Delegated Regulation (EU) 2019/980, as supplemented by the guidelines on disclosure requirements under the Prospectus Regulation (32-382-1138) published by ESMA (the “ESMA Guidelines”), and taking into account Consob Communication No. DEM/1052803 of 5 July 2001, has been prepared in order to simulate, according to valuation criteria consistent with the historical data and compliant with the applicable regulations, the effects of the Transactions on the results of operations and on the balance sheet of the MPS Group, as if they had virtually taken place on 30 June 2026 with respect to the effects on the pro-forma consolidated balance sheet and on 1 January 2026 with respect to the effects on the pro-forma consolidated income statement. In particular, as indicated above, the Pro-Forma Consolidated Financial Information retroactively reflects the effects of the Merger only. The Demerger is, in fact, a transaction between entities under common control which benefits from the tax neutrality regime provided for by Article 173 of the TUIR, and the related ancillary costs, accruing after 30 June 2026, are not significant in amount. Therefore, the Demerger is not expected to have any significant effect on the historical data of the MPS Group.

The Pro-Forma Consolidated Financial Information does not reflect the effects of the public exchange offers launched by BMPS for Banco BPM S.p.A. and Banca Generali S.p.A., since the Transactions, approved on 10 March 2026 and 22 June 2026 respectively, constitute the natural continuation of the MB Offer and of the consequent process of integration of Mediobanca into BMPS and are, therefore, independent of and unrelated to the aforementioned offers.

The Pro-Forma Consolidated Financial Information has been prepared in accordance with the accounting standards adopted by the MPS Group for the preparation of the condensed consolidated half-year financial statements as at 30 June 2026 and must be read together with such financial statements.

The information contained in the pro-forma consolidated statements represents a simulation, provided solely for illustrative purposes, of the possible effects deriving from the Transactions. Specifically, since the pro-forma data has been prepared to retroactively reflect the effects of subsequent transactions, notwithstanding compliance with generally accepted rules and the use of reasonable assumptions, there are limitations inherent in the very nature of such data. By their very nature, they are not capable of providing a representation of the prospective balance sheet and results of the MPS Group. Therefore, for a correct interpretation of the information provided in the pro-forma consolidated statements, the following aspects must be considered:

-	since these are representations based on assumptions, had the Transactions actually been carried out on the reference date used for the preparation of the pro-forma consolidated statements, the results presented in the pro-forma consolidated statements would not necessarily have coincided with those actually achieved;

-	the pro-forma data is in no way intended to represent a forecast of future results and must not be used for such purpose: the pro-forma data does not reflect prospective information, since it has been prepared solely to represent the isolatable, objectively measurable and most significant effects of the Merger, without taking into account the potential effects deriving from any changes in the management policies and operating decisions of BMPS following the completion of the Transactions. Therefore, the pro-forma representations are not intended to illustrate a current or prospective balance sheet and income statement position of the effects relating to the Transactions;

-	given the different purpose of the pro-forma data compared to that of ordinary financial statements and since the effects are calculated differently for the pro-forma balance sheet and the pro-forma income statement, the two representations must be read and interpreted separately, without seeking accounting correlations between them.

It should be noted that, in accordance with the aforementioned regulations, neither the integration costs nor the synergies that will derive from the Transactions are reflected in the Pro-Forma Consolidated Financial Information.

For the purposes of the preparation of the Pro-Forma Consolidated Financial Information, it has been assumed that:

-	all the conditions precedent to which the completion of the Merger is subject have been fulfilled;

-	the treasury shares held by Mediobanca at the Effective Date of the Merger, which will be cancelled without any exchange, are equal to those held as at 30 June 2026, i.e. 6,706,315.

With reference to the 2025-2026 Performance Shares Plan and to any further share-based incentive plans of Mediobanca, at the Effective Date of the Merger: (i) Mediobanca will cease to exist as an autonomous legal entity and the allocation of Mediobanca shares to the beneficiaries of such plans will no longer be feasible; (ii) BMPS, as universal successor, intends to continue to fulfil the obligations deriving from the aforementioned plans by making available BMPS ordinary shares in place of Mediobanca shares, on the basis of the Exchange Ratio; (iii) the Board of Directors of BMPS has submitted to the Shareholders’ Meeting of 29 October 2026 a request for authorization to carry out transactions for the purchase and disposal of treasury shares. In accordance with IFRS 2, the transaction qualifies as the granting of new equity instruments in replacement of other cancelled instruments. The Pro-Forma Consolidated Financial Information has been prepared assuming that the fair value of the replaced shares is substantially unchanged compared to that of the new shares, resulting in the substantial continuity of the accounting recognition of the cost in the income statement over the remaining vesting period, without additional costs.

The tax effects on the individual pro-forma adjustments have been calculated, where applicable, on the basis of the applicable theoretical tax rate. It should be noted that both the Merger and the Demerger benefit from tax neutrality pursuant to Articles 172 and 173 of the TUIR.

The Pro-Forma Consolidated Financial Information has been prepared with reference to the condensed consolidated half-year financial statements as at 30 June 2026 of the MPS Group, prepared in accordance with the IFRS accounting standards issued by the International Accounting Standards Board and the related interpretations of the IFRS Interpretations Committee, as adopted by the European Union, and applying the pro-forma adjustments as described in the following paragraphs.

5.1.3.	Sources of the data used

The Pro-Forma Consolidated Financial Information has been prepared on the basis of the financial information derived from the condensed consolidated half-year financial statements of the MPS Group as at 30 June 2026, approved by the Board of Directors of BMPS on 6 August 2026 and subject to a limited review by the independent auditors PricewaterhouseCoopers S.p.A., which issued their unqualified report on 11 August 2026.

5.1.4.	Pro-forma consolidated statements

The pro-forma consolidated statements consist of the pro-forma consolidated balance sheet as at 30 June 2026 and the pro-forma consolidated income statement for the half-year ended 30 June 2026, presented as follows:

-	column A “MPS Group 30.06.2026”: shows the financial information derived from the condensed consolidated half-year financial statements as at 30 June 2026;

-	column B “Pro-forma adjustments”: shows the estimated accounting effects connected with the Merger;

-	column C “Pro-forma BMPS 30.06.2026”: shows the pro-forma amounts of the consolidated balance sheet as at 30 June 2026 and of the consolidated income statement for the half-year ended 30 June 2026, deriving from the sum of the previous columns.

The pro-forma adjustments, as illustrated below, have been made in accordance with the general principle whereby transactions recognized in the balance sheet are deemed to have taken place at the closing date of the reference period, while for the income statement the transactions are assumed to have taken place at the beginning of the same period.

5.1.4.1.	Pro-forma consolidated balance sheet as at 30 June 2026

				(Euro million)
Assets		MPS Group 30/06/2026 (A)	Pro-Forma Adjustments (B)	Pro-Forma 30/06/2026 (C)=(A)+(B)
10.	Cash and cash equivalents	11,019.5	-	11,019.5
20.	Financial assets measured at fair value through profit or loss	29,795.6	-	29,795.6
	a) financial assets held for trading	27,329.2	-	27,329.2
	b) financial assets designated at fair value	1,218.3	-	1,218.3
	c) other financial assets mandatorily measured at fair value	1,248.1	-	1,248.1
30.	Financial assets measured at fair value through other comprehensive income	6,358.8	-	6,358.8
40.	Financial assets measured at amortized cost:	174,110.4	-	174,110.4
	a) loans to banks	8,613.3	-	8,613.3
	b) loans to customers	165,497.1	-	165,497.1
50.	Hedging derivatives	641.9	-	641.9
60.	Change in value of macro-hedged financial assets (+/-)	(856.5)	-	(856.5)
70.	Equity investments	7,635.2	-	7,635.2
90.	Property, plant and equipment	3,308.5	-	3,308.5
100.	Intangible assets	3,647.6	-	3,647.6
	- of which goodwill	2,169.9	-	2,169.9
110.	Tax assets	3,873.5	-	3,873.5
	a) current	96.8	-	96.8
	b) deferred	3,776.7	-	3,776.7

120.	Non-current assets and disposal groups held for sale	96.9	-	96.9
130.	Other assets	6,266.7	(14.1)	6,252.6
	Total assets	245,898.1	(14.1)	245,884.0

				(Euro million)
Liabilities and shareholders’ equity		MPS Group 30/06/2026 (A)	Pro-Forma Adjustments (B)	Pro-Forma 30/06/2026 (C)=(A)+(B)
10.	Financial liabilities measured at amortised cost	189,022.5	-	189,022.5
	a) due to banks	26,163.5	-	26,163.5
	b) due to customers	120,839.6	-	120,839.6
	c) debt securities issued	42,019.4	-	42,019.4
20.	Financial liabilities held for trading	13,464.6	-	13,464.6
30.	Financial liabilities designated at fair value	5,386.7	-	5,386.7
40.	Hedging derivatives	908.2	-	908.2
50.	Change in value of macro-hedged financial liabilities (+/-)	50.1	-	50.1
60.	Tax liabilities	1,400.9	(6.5)	1,394.4
	a) current	166.7	(6.5)	160.2
	b) deferred	1,234.2	-	1,234.2
70.	Liabilities associated with assets held for sale	-	-	-
80.	Other liabilities	5,905.2	4.9	5,910.1
90.	Provision for employee severance pay	83.1	-	83.1
100.	Provisions for risks and charges:	944.0	-	944.0
	a) commitments and guarantees issued	182.2	-	182.2
	b) pensions and similar obligations	3.1	-	3.1
	c) other provisions for risks and charges	758.7	-	758.7
110.	Insurance liabilities	78.1	-	78.1
	a) insurance contracts issued that are liabilities	78.1	-	78.1
	b) reinsurance contracts held that are liabilities	-	-	-
120.	Valuation reserves	20.7	-	20.7
150.	Reserves	4,224.5	(539.7)	3,684.8
160.	Share premium reserve	3,061.5	1,251.8	4,313.3
170.	Share capital	17,978.2	1,512.3	19,490.5
190.	Non-controlling interests (+/-)	2,252.0	(2,236.9)	15.1
200.	Profit (loss) for the period (+/-)	1,117.8	-	1,117.8
	Total liabilities and shareholders’ equity	245,898.1	(14.1)	245,884.0

5.1.4.2.	Pro-forma consolidated income statement for the half-year ended 30 June 2026

				(Euro million)
Income statement items		MPS Group 30/06/2026 (A)	Pro-Forma Adjustments (B)	Pro-Forma 30/06/2026 (C)=(A)+(B)
10.	Interest and similar income	3,487.5	-	3,487.5
	of which: interest income calculated using the effective interest method	3,158.3	-	3,158.3
20.	Interest and similar expense	(1,610.8)	-	(1,610.8)
30.	Net interest income	1,876.7	-	1,876.7
40.	Fee and commission income	1,537.2	-	1,537.2
50.	Fee and commission expense	(265.3)	-	(265.3)
60.	Net fee and commission income	1,271.9	-	1,271.9
70.	Dividends and similar income	178.5	-	178.5
80.	Net trading income	228.0	-	228.0
90.	Net hedging income	2.0	-	2.0
100.	Gains (losses) on disposal or repurchase of:	63.5	-	63.5
	a) financial assets measured at amortized cost	50.1	-	50.1
	b) financial assets measured at fair value through other comprehensive income	9.5	-	9.5
	c) financial liabilities	3.9	-	3.9

110.	Net result of other financial assets and liabilities measured at fair value through profit or loss:	(23.2)	-	(23.2)
	a) financial assets and liabilities designated at fair value	(55.3)	-	(55.3)
	b) other financial assets mandatorily measured at fair value	32.1	-	32.1
120.	Net interest and other banking income	3,597.4	-	3,597.4
130.	Net impairment losses/reversals for credit risk relating to:	(295.2)	-	(295.2)
	a) financial assets measured at amortized cost	(295.4)	-	(295.4)
	b) financial assets measured at fair value through other comprehensive income	0.2	-	0.2
140.	Gains/losses from contractual changes without derecognition	(0.6)	-	(0.6)
150.	Net income from financial activities	3,301.6	-	3,301.6
160.	Net result of insurance services	11.1	-	11.1
	a) insurance revenue from insurance contracts issued	14.5	-	14.5
	b) insurance service expenses from insurance contracts issued	(3.4)	-	(3.4)
170.	Net financial income/expense relating to insurance activities	(0.1)	-	(0.1)
	a) net financial income/expense relating to insurance contracts issued	(0.1)	-	(0.1)
180.	Net income from financial and insurance activities	3,312.6	-	3,312.6
190.	Administrative expenses:	(1,836.1)	-	(1,836.1)
	a) personnel expenses	(1,122.5)	-	(1,122.5)
	b) other administrative expenses	(713.6)	-	(713.6)
200.	Net provisions for risks and charges	(24.9)	-	(24.9)
	a) commitments and guarantees issued	(15.5)	-	(15.5)
	b) other net provisions	(9.4)	-	(9.4)
210.	Net adjustments to/recoveries on property, plant and equipment	(79.1)	-	(79.1)
220.	Net adjustments to/recoveries on intangible assets	(86.9)	-	(86.9)
230.	Other operating expenses/income	156.6	-	156.6
240.	Operating costs	(1,870.4)	-	(1,870.4)
250.	Gains (losses) on equity investments	320.0	-	320.0
260.	Net result of fair value measurement of property, plant and equipment and intangible assets	17.4	-	17.4
270.	Goodwill impairment	-	-	-
280.	Gains (losses) on disposal of investments	2.1	-	2.1
290.	Profit (loss) before tax from continuing operations	1,781.7	-	1,781.7
300.	Income taxes for the period on continuing operations	(587.1)	-	(587.1)
310.	Profit (loss) after tax from continuing operations	1,194.6	-	1,194.6
320.	Profit (loss) after tax from discontinued operations	-	-	-
330.	Profit (loss) for the period	1,194.6	-	1,194.6
340.	Profit (loss) for the period attributable to non-controlling interests	76.8	(77.3)	(0.5)
350.	Profit (loss) for the period attributable to the Parent Company	1,117.8	(77.3)	1,195.1

5.1.5.	Explanatory notes to the pro-forma consolidated statements

5.1.5.1.	Introduction

As indicated above, the purpose of the presentation of the Pro-Forma Consolidated Financial Information is to provide a retroactive representation, in accordance with the accounting standards adopted for the preparation of the condensed consolidated half-year financial statements as at 30 June 2026, of the accounting effects on the consolidated balance sheet as at 30 June 2026 and on the consolidated income statement for the half-year ended 30 June 2026 deriving from the Merger.

In this respect, it should be noted that, following the completion of the Offer, BMPS acquired control of Mediobanca, coming to hold, on 29 September 2025, a total of 702,254,055 Mediobanca shares, equal to approximately 86.3% of its share capital. Therefore, as from September 2025, Mediobanca has been included in the consolidated financial statements of the MPS Group using the full consolidation method. Consequently, the Merger, implemented through the Capital Increase and the related issuance of the New Shares, qualifies, in the consolidated financial statements of the MPS Group, as a transaction with the holders of non-controlling interests pursuant to IFRS 10. Since control of the Company to be Incorporated had already been acquired prior to the Merger, the transaction does not entail the acquisition of further assets and liabilities, nor the recognition of new goodwill or of gains and losses in the consolidated income statement.

5.1.5.2.	Pro-Forma Adjustments

Pursuant to IFRS 10, transactions with non-controlling shareholders that do not result in a loss of control are accounted for as equity transactions. The accounting effects of the Merger therefore consist exclusively in the reallocation of the equity interests previously attributed to the non-controlling shareholders of Mediobanca, through the issuance of the New Shares to service the exchange, with a consequent change in the composition of consolidated shareholders’ equity between the portion attributable to the shareholders of the parent company and non-controlling interests, without any change in the total carrying amount of the consolidated net assets of the MPS Group.

The effects on the consolidated shareholders’ equity of the MPS Group reported in the pro-forma balance sheet as at 30 June 2026 have been calculated assuming that BMPS will carry out the Capital Increase on the basis of the number of Mediobanca shares to be cancelled through the exchange, thus excluding the ordinary shares already held by BMPS and the treasury shares held by Mediobanca as at 30 June 2026.

30/06/2026

Number of Mediobanca shares representing 100% of the share capital (A)	813,279,689
Number of Mediobanca shares held by BMPS (B)	702,254,055
Maximum number of Mediobanca shares to be exchanged (C=A-B)	111,025,634

Exchange Ratio (D)	2.450
Maximum number of BMPS shares to be issued to service the Merger (E=C*D)	272,012,804

Number of treasury shares held by Mediobanca (F)	6,706,315
Number of Mediobanca shares to be exchanged (G=C-F)	104,319,319
Number of BMPS shares to be issued to service the Merger (H=G*D)	255,582,332

The fair value of the New Shares to be issued to service the Merger as consideration for the non-controlling shareholders of Mediobanca has been determined, for the purposes of the Pro-Forma Consolidated Financial Information, on the basis of the price of the BMPS shares as at 30 June 2026.

(Euro million, unless otherwise indicated)
Number of BMPS shares to be issued to service the Merger (A)	255,582,332
Price (*) of the BMPS share as at 30 June 2026 in Euro (B)	10.864
Fair value of the BMPS shares to be issued to service the Merger (C=A*B)	2,776.6
Implied par value of the BMPS share in Euro (D)	5.917
Share capital increase (E=A*D)	1,512.3
Ancillary costs of the share capital increase net of the related tax effect (F)	(12.5)
Share premium (G=C-E+F)	1,251.8
Non-controlling interests attributable to the non-controlling shareholders of Mediobanca (H)	2,236.9
Reserves (I=H-C)	(539.7)

(*) Official price of the shares recorded on Euronext Milan

The pro-forma adjustment to shareholders’ equity, in the “share premium reserve” line, equal to Euro 1,251.9 million, also includes the recognition of the ancillary costs of the Merger, equal to Euro 19 million. On the basis of the preliminary information available, such costs have been considered entirely attributable to the issuance of the New Shares to service the exchange and, pursuant to IAS 32, have been recognized as a reduction of the share premium reserve, net of the related tax effect of Euro 6.5 million. Of such costs, Euro 14.1 million had already been recognized in the consolidated balance sheet of the MPS Group as at 30 June 2026, among other assets. The remaining portion of Euro 4.9 million, accruing after such date and therefore not yet recognized, has been recorded among the pro-forma adjustments.

The pro-forma consolidated income statement includes, as its sole adjustment, the reclassification of the profit for the half-year ended 30 June 2026 attributable to the non-controlling shareholders of Mediobanca, equal to Euro 77.3 million.

5.2.	Pro-Forma per-share indicators of BMPS

5.2.1.	Historical and Pro-Forma per-share data

For the purposes of calculating the historical per-share data: (i) the “Net profit per share” is calculated on the weighted average number of shares outstanding in the first half of 2026 (“average number of BMPS shares”), equal to 3,038,223,800; (ii) the “Diluted net profit per share” is determined by increasing such average, where applicable, by the average number of potentially dilutive shares. Since, in the half-year ended 30 June 2026, the MPS Group had no potentially dilutive instruments outstanding, the number of shares considered is the same for both indicators, which therefore coincide; and (iii) the “Shareholders’ equity per share” is determined on the basis of the 3,038,418,183 shares outstanding as at 30 June 2026, as reported in the condensed consolidated half-year financial statements as at the same date.

Solely for the purposes of calculating the pro-forma per-share data, the number of shares used for the calculation of the historical data, described above, has been increased by the 255,582,332 shares deriving from the Capital Increase to service the Merger.

Pro-Forma per-share indicators	MPS Group historical data 30.06.26	MPS Group pro-forma data 30.06.26
Net profit per share	0.368	0.363
Diluted net profit per share	0.368	0.363
Shareholders’ equity per share	8.690	8.691

5.2.2.	Notes on significant changes in per-share data

The pro-forma data for net profit per share and shareholders’ equity per share differ from the historical data as a result of the combined effect of the inclusion of the result for the period and of the shareholders’ equity attributable to the non-controlling shareholders of Mediobanca, as well as of the increase in the number of BMPS shares deriving from the Capital Increase.

5.3.	Report of the independent auditors on the pro-forma economic, balance sheet and financial data

On 14 October 2026, the independent auditors PricewaterhouseCoopers S.p.A. issued their report on the review of the Pro-Forma Consolidated Financial Information. A copy of such report is attached to this Information Document as Annex C.

Such report and the pro-forma financial information to which it refers are consistent with those filed at the registered office of BMPS and, after the date indicated therein, PricewaterhouseCoopers S.p.A. has not carried out any audit procedures aimed at updating the content of the aforementioned report.

6.	PROSPECTS OF BMPS AND OF THE GROUP HEADED BY IT

6.1.	General information on the business performance of BMPS since the end of the financial year to which the last published financial statements refer

For information on the results of the last financial year and general information on the performance of operations and on the foreseeable results for the current financial year, reference is made to the documentation made available to the public in accordance with applicable regulations, including the financial statements of BMPS as at 31 December 2025, the related report on operations and the consolidated half-year financial report as at 30 June 2026. At the Date of the Information Document, there are no elements that could result in a variation or change in the guidance of the MPS Group disclosed in the context of the presentation of the results of the MPS Group as at 30 June 2026 (as described in the following Paragraph). The results for the third quarter of 2026 will be published in accordance with the relevant financial calendar available on the MPS website (www.gruppomps.it).

6.2.	Information on the reasonable forecast of results for the current financial year

In line with what is set out in the consolidated half-year financial report as at 30 June 2026 and with the guidance disclosed in the context of the presentation of the results of the MPS Group as at 30 June 2026, in 2026 the revenues of the MPS Group are expected to benefit from the positive trend in fee and commission income, also supported by the implementation of the commercial initiatives envisaged by the new Business Plan. Net interest income, on the other hand, is expected to benefit from the growth in volumes, supported by the progressive development of synergies, as well as from the rise in interest rates.

With regard to operating costs, the rationalization and efficiency measures aimed at containing, on the other administrative expenses side, the impact of inflationary dynamics and, on the personnel expenses side, the effects of the renewal of the national collective labor agreement (CCNL) and the selected retention measures will continue in the last part of the year.

The cost of risk is carefully monitored, maintaining high lending standards and continuing the ongoing improvement of the monitoring process.

In this context, thanks to the operational soundness of the Group, profit before tax for the current financial year is expected to grow, on a like-for-like basis (i.e. including the results of the Mediobanca Group also for the period prior to the acquisition), compared to the previous year.

As regards the capital position, it is confirmed at high levels also in the current financial year.

Section II – The Demerger

2	Information relating to the Demerger

2.1.	Brief description of the terms and conditions of the transaction

The transaction consists of the demerger by way of separation, pursuant to Article 2506.1 of the Italian Civil Code, of part of the assets and liabilities of BMPS (the “Demerged Company”) in favor of Premier (the “Beneficiary Company” and, together with BMPS, the “Companies Participating in the Demerger”).

The Demerger is one of the steps of the Reorganization described in the Introduction to this Information Document and will be implemented following the Effective Date of the Merger. The Demerger Plan was approved by the Boards of Directors of BMPS and Premier on 22 June 2026 and was prepared on the assumption that the Effective Date of the Demerger will be set immediately after the Effective Date of the Merger. Consequently, on the Effective Date of the Demerger, BMPS will have succeeded to the legal relationships held by Mediobanca and will hold the entire share capital of Premier.

In light of the pending Intesa Offer, and in the absence of a clear indication from Intesa as to its nature, the effectiveness of the Demerger is also subject, on a prudential basis, to the authorization of the shareholders’ meeting of BMPS pursuant to Article 104, paragraph 1, of the CFA.

2.1.1.	Description of the Companies Participating in the Demerger

BMPS - Demerged Company

For information on the corporate details, corporate purpose, shareholding structure and description of the activities of BMPS, reference is made to Paragraph 2.1.1 of Section I of this Information Document.

For the purposes of the Demerger, it is specified that the Demerger will be implemented following the Effective Date of the Merger. Consequently, on the Effective Date of the Demerger, BMPS will have succeeded to all of the assets, liabilities and legal relationships belonging to Mediobanca and, therefore, will hold the entire share capital of Premier.

Premier - Beneficiary Company

Corporate details

Mediobanca Premier S.p.A. is a joint-stock company with registered office in Milan, Viale Luigi Bodio, No. 37, registered with the Companies’ Register of Milano-Monza-Brianza-Lodi under registration number and tax code 10359360152, Economic and Administrative Index No. MI-1366710, and registered with the Register of Banks maintained by the Bank of Italy under number 5329. Premier is a sole-shareholder company and is subject to the management and coordination activities of BMPS.

At the Date of the Information Document, the share capital of Premier amounts to Euro 506,250,000.00, fully subscribed and paid-up, divided into 1,012,500,000 ordinary shares.

On the Effective Date of the Demerger, Premier will take the name “Mediobanca S.p.A.”, unless such name has already been taken as a result of the Premier-Widiba Demerger.

Corporate purpose

Pursuant to Article 3 of the by-laws of Premier, the Beneficiary Company “[…] has as its purpose the granting of credit and the gathering of deposits in their various forms. To this end, it may, in compliance with applicable regulations and subject to obtaining the required authorizations, carry out all banking, financial and intermediation transactions and services, as well as any other transaction instrumental to or otherwise connected with the achievement of the corporate purpose.

The Company is part of the Monte dei Paschi di Siena Banking Group. It is subject to the management and coordination activities of the Parent Company, Banca Monte dei Paschi di Siena S.p.A., in accordance with the provisions of Legislative Decree No. 385 of 1 September 1993 and Articles 2497 et seq. of the Italian Civil Code. In particular, pursuant to Article 61, paragraph 4, of Legislative Decree No. 385 of 1 September 1993, the Company is required to comply with the provisions issued by the Parent Company, Banca Monte dei Paschi di Siena S.p.A., in the execution of the instructions issued by the Bank of Italy in the interest of the stability of the Group. The Directors of the Company provide the Parent Company with all data and information necessary for the issuance of such provisions.”

Shareholding structure

At the Date of the Information Document, Mediobanca holds the entire share capital of Premier as its sole shareholder.

As a result of the Merger, BMPS will succeed to the entire shareholding of Mediobanca in Premier; therefore, at the Effective Date of the Demerger, BMPS will hold the entire share capital of the Beneficiary Company.

Activities of Premier

At the Date of the Information Document, Premier is a bank belonging to the MPS Group. The current activities of Premier include the networks of financial advisors and the retail and affluent wealth management activities, including the relationships with the customers of the financial advisors and with remote customers, as well as the related operational functions. In the context of the Reorganization, it is envisaged that such activities will be demerged, through the separate Partial Demerger, in favor of Widiba.

Following the Demerger, Premier will operate as the specialized banking entity of the MPS Group with responsibilities in the areas of Corporate & Investment Banking and Private & Investment Banking, as described in greater detail in Paragraph 2.3.2 of this Section II.

2.1.2.	Terms, conditions and procedures of the Demerger

2.1.2.1.	Type and procedures for implementing the Demerger

The Demerger will be implemented through the demerger by way of separation, pursuant to Article 2506.1 of the Italian Civil Code, of part of the assets and liabilities of BMPS in favor of Premier, a pre-existing beneficiary company which, at the Effective Date of the Demerger, will be wholly owned by BMPS.

In particular, the Demerger is subject to the prior completion of the Merger. As a result of the Merger, BMPS will succeed to all of the assets, liabilities and legal relationships of Mediobanca and will, inter alia, become the holder of all 1,012,500,000 shares representing the entire share capital of Premier.

As a result of the Demerger, BMPS will transfer to Premier the Business Unit, as described in Paragraph 2.2.1 of this Section II below, in the state in which it will be at the Effective Date of the Demerger.

The Business Unit is identified on the basis of the relevant accounting figures as at 31 December 2025 and will be transferred to Premier for a net book value that, at the Effective Date of the Demerger, will amount to Euro 13,500,000,000.00. To this end, the perimeter of the Demerger will be completed at the Effective Date of the Demerger by including liabilities relating to interbank lines available to BMPS, including those deriving from the Merger, amounting to over Euro 23 billion, to the extent necessary to determine the aforementioned value of the net assets to be allocated to Premier, estimated as necessary for the purposes of the related capital adequacy on the basis of the regulatory requirements as at 31 December 2025.

For further information on the composition and value of the Business Unit, reference is made to Paragraph 2.2.1 of this Section II.

Since the Demerger provides for the allocation of all of the newly issued shares of the Beneficiary Company to the Demerged Company, pursuant to Article 2506-ter, paragraph 3, of the Italian Civil Code and in accordance with the guidance set out in Principle No. 209 of the Notarial Council of Milan, it is not necessary to prepare: (i) the balance sheets referred to in Article 2501-quater of the Italian Civil Code; and (ii) the reports referred to in Articles 2501-quinquies and 2501-sexies of the Italian Civil Code.

2.1.2.2.	Procedures for the allocation of the shares of the Beneficiary Company

The Demerger does not provide for any exchange ratio between the shares of BMPS and the shares of Premier, since all of the ordinary shares newly issued by Premier in the context of the Demerger will be allocated directly to BMPS as the Demerged Company, without any direct allocation of shares of Premier to the shareholders of BMPS. Consequently, the shareholders of BMPS will retain their respective shareholdings in the Demerged Company unchanged.

In order to implement the Demerger, Premier will increase its share capital by Euro 493,750,000.00 through the issuance of 987,500,000 ordinary shares, each with a par value of Euro 0.50 (the “Newly Issued Premier Shares”), which will be allocated in full to BMPS.

As a result of the Demerger, BMPS will therefore continue to directly hold the entire share capital of Premier.

2.1.2.3.	Effective Date of the Demerger

The Demerger Plan has been structured on the assumption that the Effective Date of the Demerger will occur immediately after the Effective Date of the Merger.

Subject to the fulfilment or, where permitted, the waiver of the conditions precedent to which the completion of the Demerger is subject, as indicated in Warning A.2 of this Information Document, the Demerger will take effect vis-à-vis third parties, pursuant to Article 2506-quater of the Italian Civil Code, following the Effective Date of the Merger, as from the date of the last of the registrations of the deed of Demerger with the competent Companies’ Registers, or from the subsequent date indicated in the deed itself (the “Effective Date of the Demerger”).

The accounting and tax effects of the Demerger will run from the Effective Date of the Demerger, as described in Paragraphs 2.1.2.4 and 2.1.2.5 of this Section II below, respectively.

2.1.2.4.	Accounting treatment of the Demerger and date from which the accounting effects take effect for the Companies Participating in the Demerger

The Demerger will be carried out on a book value continuity basis. In particular, it is envisaged that the Business Unit will be transferred from BMPS to Premier for a net book value that, at the Effective Date of the Demerger, will amount to Euro 13,500,000,000.00.

To this end, the Business Unit, identified on the basis of the relevant accounting figures as at 31 December 2025, will be transferred to Premier in the state in which it will be at the Effective Date of the Demerger. The perimeter of the transfer will be completed at the same date by including liabilities relating to interbank lines available to BMPS, including those deriving from the Merger, amounting to over Euro 23 billion, to the extent necessary to determine the aforementioned net book value of Euro 13,500,000,000.00, estimated as necessary for the capital adequacy of Premier on the basis of the regulatory requirements as at 31 December 2025.

As a result of the Demerger, BMPS will record among its assets, with respect to the shares of Premier received in the context of the Demerger, a value of the shareholding equal to the net book value of the assets and liabilities subject to the Demerger. Correspondingly, Premier will record shareholders’ equity of Euro 13,500,000,000.00, of which Euro 493,750,000.00 allocated to share capital and Euro 13,006,250,000.00 to reserves. Therefore, in accordance with the provisions of the Demerger Plan, the Demerger will not result in a change in the total net equity of BMPS, but rather in a different composition thereof.

Should, between 31 December 2025 and the Effective Date of the Demerger, as a result of business operations, of an impediment to the allocation of individual components of the Business Unit, or for any other reason, differences arise in the book values of the assets or liabilities subject to allocation, or replacements or changes occur in the assets, relationships or legal situations included in the Business Unit, such circumstances will, where necessary, be settled between the Companies Participating in the Demerger through cash adjustments, reciprocal debit/credit entries or other financial items or relationships, in compliance with the proper capitalization of the Companies Participating in the Demerger and the proper formation of the share capital of Premier.

The accounting effects of the Demerger will run from the Effective Date of the Demerger and, as from such date, the transactions of BMPS relating to the Business Unit will be recorded in the financial statements of Premier.

For further information on the Business Unit and the related book values, reference is made to Paragraph 2.2.1 of this Section II.

2.1.2.5.	Tax implications of the Demerger for the participating companies

Direct taxes

With regard to direct taxes, the tax implications of the Demerger are governed by Article 173 of Presidential Decree No. 917 of 22 December 1986 (TUIR). Pursuant to such provision, the Demerger is carried out on a tax-neutral basis and does not give rise to the realization or distribution of capital gains or losses relating to the assets forming part of the assets and liabilities transferred to the Beneficiary Company. The transfer of the assets and liabilities subject to the Demerger therefore takes place in continuity of the values recognized for tax purposes, and any accounting differences arising from the Demerger have no tax relevance.

With regard to the so-called “tax positions” of BMPS, pursuant to Article 173, paragraph 4, of the TUIR, those directly connected with the assets of the Business Unit will be allocated to Premier, while the unrelated tax positions will be apportioned proportionally between BMPS and Premier on the basis of the respective shares of book net equity remaining and transferred.

With specific reference to tax losses, including those relating to the IRES surcharge, and ACE surpluses, the provisions on carry-forward set out in Article 172, paragraph 7, of the TUIR apply, pursuant to Article 173, paragraph 10, of the TUIR, and, in particular, the requirements relating to the economic vitality test and the net equity test.

The Demerger does not give rise to tax implications for the shareholders of the participating companies. The tax effects of the Demerger run from the same date on which the Demerger takes effect for civil law purposes.

Indirect taxes

For VAT purposes, the Demerger is excluded from the scope of application pursuant to Article 2, paragraph 3, letter f), of Presidential Decree No. 633 of 26 October 1972, which provides that transfers made in connection with corporate mergers and demergers do not constitute supplies of goods. The Demerger may, however, theoretically be relevant for the purposes of the adjustment of the VAT deduction percentage provided for in Article 19-bis2, paragraph 7, of the same decree.

For registration tax purposes, the deed of demerger is subject to registration in the fixed amount pursuant to Article 4 of Part One of the Tariff attached to Presidential Decree No. 131 of 26 April 1986. The mortgage and cadastral formalities relating to any real estate transferred in the context of the Demerger are subject to mortgage and cadastral taxes in the fixed amount of Euro 200 for each tax. For the purposes of the financial transaction tax referred to in Article 1, paragraphs 491 to 500, of Law No. 228 of 24 December 2012, the Demerger does not constitute a taxable transaction.

2.1.3.	Description of the shares to be allocated to the shareholders of the Demerged Company

Pursuant to Article 2506.1 of the Italian Civil Code, the Demerger provides for the allocation of the newly issued shares of the Beneficiary Company directly to BMPS, as the Demerged Company, and not to its shareholders. In particular, all of the newly issued shares of the Beneficiary Company are allocated to the Demerged Company.

As a result of such structure, there will be no exchange ratio between the shares of BMPS and the shares of Premier, nor any direct allocation of shares of Premier to the shareholders of BMPS. As a result of the Demerger, the shareholders of BMPS will therefore retain their respective shareholdings in the Demerged Company unchanged.

For further information on the procedures for the allocation of the Newly Issued Premier Shares, reference is made to Paragraph 2.1.2.2 of this Section II.

2.1.4.	Forecasts regarding the composition of the relevant shareholding and the control structure of the Demerged Company and the Beneficiary Company following the Demerger

Shareholding structure and control structure of the Demerged Company

The Demerger will not result in any change to the share capital of BMPS nor in the issuance, cancellation or allocation of shares of BMPS and, as indicated in the preceding paragraphs, no shares of Premier will be allocated directly to the shareholders of the Demerged Company.

Consequently, the Demerger will not, in itself, result in any change in the composition of the shareholding structure of BMPS or in its control structure, and the shareholders of BMPS will retain their respective shareholdings in the Demerged Company unchanged.

Therefore, without prejudice to any changes in the shareholding structure of BMPS that may occur for reasons unrelated to the Demerger, the relevant shareholding and control structure of BMPS immediately after the Effective Date of the Demerger will be the same as those existing immediately before such date.

Shareholding structure and control structure of the Beneficiary Company

As a result of the Merger, BMPS will hold all 1,012,500,000 shares representing the entire share capital of Premier, previously held by Mediobanca.

In the context of the Demerger, Premier will increase its share capital by Euro 493,750,000.00 through the issuance of 987,500,000 ordinary shares with a par value of Euro 0.50 each, all of which will be allocated to BMPS, as the Demerged Company. Consequently, following the Demerger, BMPS will continue to directly hold the entire share capital of Premier, which will therefore remain wholly controlled by BMPS and subject to its management and coordination activities.

Therefore, it is not expected that, as a result of the Demerger, any person other than BMPS will hold a shareholding in the share capital of the Beneficiary Company.

2.1.5.	Effects of the Demerger on shareholders’ agreements relevant pursuant to Article 122 of the CFA

At the Date of the Information Document, on the basis of the communications made pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation, no shareholders’ agreements concerning the shares of Premier are known.

2.2.	Description of the assets and liabilities to be transferred to the Beneficiary Company

2.2.1.	Assets and liabilities to be transferred to the Beneficiary Company

As a result of the Demerger, BMPS will allocate to Premier the business unit described below.

The Demerger will be implemented following the Merger; therefore, at the Effective Date of the Demerger, BMPS will have succeeded to the ownership of the assets, liabilities and legal relationships belonging to Mediobanca included in the Business Unit and will also hold the entire share capital of Premier.

The Business Unit is identified on the basis of the relevant accounting figures as at 31 December 2025 and will be allocated to the Beneficiary Company in the state in which it will be at the Effective Date of the Demerger.

Assets and liabilities subject to transfer

In particular, the Business Unit comprises:

(i)	(a) the assets and liabilities relating to the activities of Mediobanca in the areas of corporate & investment banking and private banking serving high-end customers, including the foreign branches of Mediobanca, which will become part of the assets and liabilities of BMPS as a result of the Merger (the “Mediobanca Core Activities”), as well as (b) any other assets and liabilities, employment relationships, pending contracts or other active or passive legal relationships pertaining to the Mediobanca Core Activities;

(ii)	the controlling shareholdings held by Mediobanca, at the date of publication of the Demerger Plan, in certain companies, both regulated and unregulated, carrying out activities functional to the performance of the Mediobanca Core Activities, which will become part of the assets and liabilities of BMPS as a result of the Merger;

(iii)	all of the shares (or other financial instruments) issued by Assicurazioni Generali S.p.A. and held by Mediobanca, which will become part of the assets and liabilities of BMPS as a result of the Merger; and

(iv)	the further assets and liabilities, employment relationships, pending contracts and any other legal relationships, whether active or passive, relating to the activities of BMPS in the areas of Merger & Acquisition Advisory (M&A Advisory), Equity Capital Markets (ECM), Debt Capital Markets (DCM), Global Markets (including MEF Debt Capital Markets and BTP Specialist) and Marketing, Sales & Coverage.

In addition to the assets and liabilities specifically described in the Demerger Plan, the Business Unit also includes all assets, liabilities, property, rights, shares, claims, obligations, debts, encumbrances, liens and legal situations of any nature connected with, instrumental to or relating to the Business Unit itself.

Value and perimeter of the Business Unit at the Effective Date of the Demerger

The Business Unit will be transferred to Premier for a total net book value equal, at the Effective Date of the Demerger, to Euro 13,500,000,000.00.

To this end, the perimeter of the Demerger will be completed, at the Effective Date of the Demerger, by including liabilities relating to interbank lines available to BMPS, including those deriving from the Merger, amounting to over Euro 23 billion, to the extent necessary to determine the aforementioned value of the net assets to be allocated to Premier, estimated as necessary for the purposes of the related capital adequacy on the basis of the regulatory requirements as at 31 December 2025.

As a result of the Demerger, BMPS will record among its assets, with respect to the shares of Premier received in the context of the Demerger, a value of the shareholding equal to the net book value of the assets and liabilities subject to allocation. Correspondingly, Premier will record net equity of Euro 13,500,000,000.00, of which Euro 493,750,000.00 allocated to share capital and Euro 13,006,250,000.00 to reserves.

As provided for in the Demerger Plan, the Demerger will not result in a change in the total net equity of BMPS, but rather in a different composition thereof.

The Business Unit will be transferred to Premier in the state in which it will be at the Effective Date of the Demerger.

Should, between 31 December 2025 and the Effective Date of the Demerger, as a result of business operations, of an impediment to the transfer of individual components of the Business Unit to the Beneficiary Company, or for any other reason, (i) differences arise in the book values of the assets or liabilities subject to transfer; and/or (ii) replacements or changes occur in the assets, relationships or other legal situations included in the Business Unit, such circumstances will, where necessary, be settled by the Companies Participating in the Demerger through appropriate cash adjustments, reciprocal debit/credit entries or other financial items or relationships, without prejudice to compliance with the requirements for the proper capitalization of the Companies Participating in the Demerger and the proper formation of the share capital of Premier.

Any contingent assets or liabilities that may arise after the Effective Date of the Demerger in relation to the Business Unit allocated to Premier or to the assets and liabilities remaining with BMPS will remain, respectively, for the benefit of or at the expense of the company to which the relevant assets and liabilities have been allocated.

2.3.	Rationale and purposes of the Demerger

2.3.1.	Rationale of the Demerger, with particular regard to the management objectives of the Companies Participating in the Demerger

The Demerger forms part of the broader Reorganization project launched by BMPS following the completion of the Offer and the acquisition of control of Mediobanca, in line with the guidelines and objectives of the Business Plan and the Integration Plan approved by the Board of Directors of BMPS on 26 February 2026. In particular, the integration program consists of a first phase, completed in February 2026 and aimed, inter alia, at defining the target business model, the Business Plan and the Integration Plan, and a second phase, launched in March 2026, dedicated to the execution and operational implementation of such plans.

In this context, the Merger, although standing on its own, constitutes the first and fundamental step of the Reorganization project aimed at redefining the overall structure of the MPS Group and at creating the corporate perimeter within which the subsequent reorganization transactions, including the Demerger, will be carried out. The Demerger is therefore intended, together with the other transactions envisaged as part of the Reorganization, to fully implement the industrial and financial objectives disclosed to the market in the context of the Offer and subsequently incorporated into the Business Plan, ensuring greater consistency between corporate structure, operating model and growth strategies of the MPS Group.

The Merger, the Demerger and the Partial Demerger are closely and inseparably linked transactions, conceived as part of a unitary project for the reorganization of the MPS Group. In particular, the Merger alone, in the absence of the Demergers, would not allow, also from a technical and operational standpoint, the full achievement of the strategic, industrial and financial objectives pursued through the Reorganization project, since it is through the Demergers that the allocation of the activities and related balance sheet items to the specialized entities of the MPS Group is carried out.

More specifically, the Reorganization is intended to enable the full achievement of the cost, revenue and funding synergies envisaged in the context of the Offer and the Business Plan, as well as the rationalization and simplification of the shareholding structure of the MPS Group through, inter alia, the elimination of duplicated group costs and the reorganization of the divisional lines, with the objective of capital strengthening and revenue maximization.

In this context, the specific purpose of the Demerger is to concentrate within Premier a perimeter of banking and financial activities characterized by its own business specialization, consisting mainly of:

(i)	the corporate & investment banking and private banking activities serving high-end customers deriving from Mediobanca, including the related foreign branches;

(ii)	the shareholdings in companies supporting the aforementioned activities;

(iii)	the shareholding in Assicurazioni Generali S.p.A.; and

(iv)	the further activities of BMPS included in the Business Unit, such as M&A Advisory, Equity Capital Markets, Debt Capital Markets, Global Markets and Marketing, Sales & Coverage.

For a detailed description of the Business Unit, reference is made to Paragraph 2.2.1 of this Section II.

The Demerger thus allows greater specialization of the operating perimeters within the MPS Group, concentrating the Corporate & Investment Banking and Private & Investment Banking activities within Premier, while maintaining the direct oversight of retail and commercial banking, as well as the management, coordination and control functions at MPS Group level, with BMPS as the parent bank.

The overall objective of the Reorganization is to create the third-largest national banking operator in terms of total assets, customer loans, direct funding and total financial assets, characterized by a diversified and resilient business model and by distinctive and complementary capabilities in the various business areas.

The Demerger is also consistent with the need to establish improved corporate structures and operating models in line with the growth strategies of the MPS Group and, as provided for in the Demerger Plan, does not result in a change in the total net equity of BMPS, but rather in a different composition thereof, through the replacement of the equity components allocated to Premier with the corresponding value of the shareholding in the Beneficiary Company.

For further details on the rationale of the Reorganization, reference is made to Paragraph 2.2.1 of Section I of this Information Document.

2.3.2.	Programs drawn up by BMPS with regard to the Companies Participating in the Demerger

Programs relating to BMPS

Upon completion of the Reorganization, BMPS will act as the parent bank, focusing directly on retail and commercial banking and exercising management, coordination and control functions at MPS Group level.

Within such structure, the Demerger is functional to the reallocation of the activities included in the Business Unit to a separate specialized banking entity, allowing BMPS to focus its direct operations on retail and commercial banking activities and, as the parent company, to exercise the functions of strategic governance, management and coordination of the various specialized platforms within the MPS Group.

Programs relating to Premier

Following the Demerger, Premier, which, on the Effective Date of the Demerger, will take the name “Mediobanca S.p.A.” if such name has not already been taken as a result of the Premier-Widiba Demerger, will operate as the specialized banking entity of the MPS Group with responsibilities in the areas of Corporate & Investment Banking and Private & Investment Banking, including wealth management services for HNWI (High Net Worth Individuals) and UHNWI (Ultra High Net Worth Individuals) customers, acting as the specialized platform of the MPS Group for high value-added advisory and investment services.

Premier will also hold, inter alia, the shareholding in Assicurazioni Generali S.p.A. as a financial investment.

In the target corporate structure, Compass Banca S.p.A. will be dedicated to consumer finance; Mediobanca Financial Advisor S.p.A. will operate in asset gathering and wealth management, with a focus on retail and affluent customers and digital banking services; Mediobanca Innovation Services will be dedicated to IT, administrative and facility management services; MBPS Leasing S.p.A. and MB Facta S.p.A. will be dedicated to leasing and factoring activities, respectively.

Upon completion of the Demerger, the perimeter of Premier will include: (i) approximately 1,000 customers relating to the corporate and investment banking activities; (ii) approximately 5,000 customers relating to the private banking activities, with total financial assets (TFA) of approximately Euro 32.7 billion; and (iii) with respect to the activities associated with the existing branches of Premier, inter alia, approximately 150,000 portfolio customers, managed by over 600 employee bankers, with total financial assets (TFA) of approximately Euro 27.5 billion.

2.4.	Documents available to the public

The documentation relating to the Demerger has been made available to the public within the terms and in the manner provided for by applicable laws and regulations and may be consulted, inter alia, on the website of BMPS at www.gruppomps.it, as well as on the authorized storage mechanism eMarket Storage (www.emarketstorage.com).

In particular, the following have been made available to the public:

-	the Demerger Plan, approved by the Boards of Directors of BMPS and Premier on 22 June 2026, together with the related annexes;

-	the Demerger Report, prepared by the Board of Directors of BMPS pursuant to Article 125-ter of the CFA;

-	the documentation required by Article 2501-septies of the Italian Civil Code, as referred to in Article 2506-ter of the Italian Civil Code, within the terms and in the manner provided for by applicable regulations.

3.	SIGNIFICANT EFFECTS OF THE TRANSACTION

As a result of the Demerger, BMPS will transfer to Premier the Business Unit described in Paragraph 2.2.1 of this Section II, comprising, inter alia, the Corporate & Investment Banking and Private Banking activities serving high-end customers deriving from Mediobanca, the related foreign branches, the shareholdings supporting such activities, the shareholding in Assicurazioni Generali S.p.A., as well as certain activities directly carried out by BMPS in the areas of M&A Advisory, Equity Capital Markets, Debt Capital Markets, Global Markets and Marketing, Sales & Coverage.

The Business Unit will also include the assets and liabilities, employment relationships, pending contracts and other legal relationships and situations connected with, instrumental to or relating to the aforementioned activities.

The Demerger will therefore result in a change in the perimeter of the activities directly carried out by BMPS, consistent with the target corporate structure set out in the Business Plan and the Integration Plan. In particular, upon completion of the Reorganization, BMPS will act as the parent bank and will focus its operations directly on retail and commercial banking, while exercising management, coordination and control functions at Group level.

The activities included in the Business Unit will instead be concentrated in Premier, which, following the Demerger, will operate as the specialized banking entity of the MPS Group with responsibilities in the areas of Corporate & Investment Banking and Private & Investment Banking, acting as the specialized platform of the

MPS Group for high value-added advisory and investment services and holding, inter alia, the shareholding in Assicurazioni Generali S.p.A. as a financial investment.

The Demerger is therefore intended to facilitate the specialization and reallocation of the various business segments within the MPS Group, as part of a broader integration and reorganization project aimed at ensuring greater consistency between corporate structure, operating model and growth strategies, as well as at achieving the cost, revenue and funding synergies set out in the Business Plan, through the rationalization of the shareholding structure and divisional lines of the MPS Group.

From a balance sheet perspective, the Business Unit will be allocated to Premier for a total net book value equal, at the Effective Date of the Demerger, to Euro 13,500,000,000.00. BMPS will record among its assets, with respect to the shares of Premier received in the context of the Demerger, a value of the shareholding equal to the net book value of the assets and liabilities allocated. The Demerger will therefore not result in a change in the total net equity of BMPS, but rather in a different composition thereof.

With regard to personnel, the Demerger will also entail the transfer to Premier of the employment relationships included in the Business Unit, together with the other legal relationships pertaining to the transferred activities.

As better illustrated in Paragraph 4 of this Section II, to which reference is made, given the non-materiality of the effects of the Demerger on the consolidated financial statements of the MPS Group, reference is made to the Pro-Forma Consolidated Financial Information already set out in Paragraph 5 of Section I of this Information Document.

3.1.	Implications of the transaction on the strategic guidelines relating to commercial and financial relationships and the centralized provision of services between the companies of the MPS Group

The Demerger mainly involves an internal reallocation within the MPS Group of the activities and balance sheet items included in the Business Unit, since Premier will be, at the Effective Date of the Demerger, wholly owned and controlled by BMPS.

The Demerger is, in fact, part of the project for the integration and reorganization of the MPS Group aimed, inter alia, at the rationalization and simplification of the shareholding structure, the elimination of duplicated group costs and the reorganization of the divisional structure according to a model characterized by greater specialization of the individual operating entities.

Within such structure, BMPS will continue to perform the functions of parent bank and to exercise management, coordination and control at MPS Group level, while Premier will operate as a banking platform specialized in Corporate & Investment Banking and Private & Investment Banking. The other main entities of the MPS Group will continue to operate according to their respective specialized business models.

The business unit transferred to Premier also includes the contractual relationships, assets and liabilities and other legal relationships pertaining to the activities subject to the Demerger. The reallocation of such relationships will be carried out in compliance with the requirements for the proper capitalization of the Companies Participating in the Demerger and the proper formation of the share capital of Premier. The Demerger Plan also provides that BMPS and Premier will cooperate in order to execute all deeds, agreements, communications and other formalities necessary or useful for the purposes of the transfer of the Business Unit.

4.	PRO-FORMA ECONOMIC, BALANCE SHEET AND FINANCIAL DATA OF THE ISSUER

The pro-forma economic, balance sheet and financial information relating to BMPS as the Demerged Company is set out in Paragraph 5 of Section I of this Information Document, to which reference is made.

5.	DESCRIPTION OF THE BENEFICIARY COMPANY

For a description of Premier, its corporate details and shareholding structure, reference is made to Paragraph 2.1.1 of this Section II; for a description of the Business Unit to be allocated to Premier, reference is made to Paragraph 2.2.1 of this Section II; and, with regard to the operating structure envisaged following the Demerger, reference is made to Paragraph 2.3.2 of this Section II.

6.	PRO-FORMA CONSOLIDATED BALANCE SHEET, INCOME STATEMENT AND FINANCIAL DATA OF THE BENEFICIARY COMPANY

As described in greater detail in Paragraph 2.2.1 of this Section II, the Demerger will be implemented following the Merger and, therefore, at the Effective Date of the Demerger, BMPS will have succeeded to the ownership of the assets, liabilities and legal relationships belonging to Mediobanca included in the Business Unit and will assume direct (previously indirect) control of the entire share capital of Premier.

In particular, as provided for in the Demerger Plan, the Demerger will not result in any change in the total net equity of BMPS, but rather in a different composition thereof, since, against the transfer of the assets and liabilities allocated to the Beneficiary Company for a net book value of Euro 13.5 billion, the Demerged Company will record among its assets the shareholding in the Beneficiary Company for the same amount. Correspondingly, Premier will record net equity equal to the net book value of the assets and relationships subject to the Demerger, allocated to share capital for Euro 493,750,000.00 and to reserves for Euro 13,006,250,000.00.

Therefore, the Demerger will not result in any change in the composition of the Group.

Given the substantial immateriality of the effects of the Demerger on the consolidated financial statements of the MPS Group, which already fully consolidates the figures of Premier, as well as the tax neutrality regime provided for by Article 173 of the TUIR, the pro-forma consolidated data relating to the Demerger is not presented in the Information Document. Moreover, the ancillary costs of the transaction, estimated to accrue after 30 June 2026, are not material in amount, and it is therefore considered that the Demerger will not have any significant effect in addition to the Pro-Forma Consolidated Financial Information already presented in Paragraph 5 of Section I of this Information Document, to which reference is made.

7.	PROSPECTS OF BMPS AND OF THE GROUP HEADED BY IT

For the prospects of BMPS and the MPS Group, reference is made to Paragraph 6 of Section I of this Information Document.

8.	PROSPECTS OF THE BENEFICIARY COMPANY AND OF THE GROUP HEADED BY IT

8.1.	General information on the business performance of Premier since the end of the financial year to which the last published financial statements refer

Premier recorded, as at June 2026, revenues growing on an annual basis, thanks in particular to the positive dynamics of net fee and commission income, which benefited from higher recurring income (management fees), against a decline in placement income (up-front fees), penalized by market volatility. Net interest income declined, mainly due to the increasing competition recorded on direct funding. The cost/income ratio declined.

Net profit as at 30 June 2026 amounted to Euro 46 million, down compared to the corresponding period of 2025, which had benefited from substantial one-off writebacks on loans, linked to the models.

As at 30 June 2026, direct funding, indirect funding (both assets under management and assets under administration) and loans showed growth compared to 31 December 2025.

8.2.	Information on the reasonable forecast of results for the current financial year

The uncertainties linked to the macroeconomic scenario lead to the expectation of a prudent second half of the year, with increasing competition anticipated on the remuneration of deposits, which will inevitably affect the dynamics of net interest income, and growing client uncertainty regarding investments, which could affect growth, particularly for the more remunerative products. The cost/income ratio is expected to remain stable; the cost of risk remains under control.

* * *

Documentation attached for Section I

-	Annex A: explanatory reports pursuant to Article 2501-quinquies of the Italian Civil Code prepared by the members of the administrative bodies of BMPS and Mediobanca;

-	Annex B: merger plan;

-	Annex C: report of the independent auditors on the review of the Pro-Forma Consolidated Financial Information;

-	Annex D: report of the expert pursuant to Article 2501-sexies of the Italian Civil Code.

Documentation attached for Section II

-	Annex A: explanatory report of the Board of Directors of BMPS on the Demerger, prepared pursuant to Article 125-ter of the CFA;

-	Annex B: demerger plan.

Section I – Annex A

Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

This English translation of the explanatory report is for courtesy only and shall not be relied upon by the recipients. The Italian version of the explanatory report is the only official version and shall prevail in case of any discrepancy.

BANCA MONTE DEI PASCHI DI SIENA S.P.A.

ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING

29 October 2026 (single call)

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS

ON ITEM 1) ON THE AGENDA

OF THE EXTRAORDINARY PART

(prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Regulation adopted by CONSOB by resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented)

APPROVAL OF THE PLAN FOR THE MERGER BY INCORPORATION OF MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.P.A. INTO MPS AND SUBSEQUENT AMENDMENTS TO THE BY-LAWS. RELATED AND CONSEQUENT RESOLUTIONS.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN AUSTRALIA, CANADA OR JAPAN (OR IN ANY OTHER COUNTRIES, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION). THE INFORMATION PROVIDED IN THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

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REPORT OF THE BOARD OF DIRECTORS PURSUANT TO
ARTICLE 2501-QUINQUIES OF THE ITALIAN CIVIL CODE AND ARTICLE 70,
PARAGRAPH 2, OF THE REGULATION ADOPTED BY CONSOB BY RESOLUTION NO.
11971 OF 14 MAY 1999, AS SUBSEQUENTLY AMENDED AND SUPPLEMENTED

Dear Shareholders,

you have been convened to the Shareholders’ Meeting to resolve upon the approval of the plan for the merger by incorporation (the “Merger”) of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca” or the “Company to be Incorporated”) into Banca Monte dei Paschi di Siena S.p.A. (hereinafter “BMPS” or the “Incorporating Company” and, together with the Company to be Incorporated, the “Companies Participating in the Merger”) and upon the consequent amendments to the by-laws.

This report (the “Report”), approved with the favourable vote of all those present by the Board of Directors of BMPS on 24 September 2026, has been prepared by the Board of Directors of your company pursuant to Article 2501-quinquies of the Italian Civil Code, Article 125-ter of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented (the “CFA”), and Article 70, paragraph 2, of the Regulation adopted by CONSOB by resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented (the “Issuers’ Regulation”), and in accordance with scheme No. 1 of Annex 3A to the same Issuers’ Regulation, in order to illustrate, from a legal and economic standpoint, the Merger and to describe the elements making up the merger plan approved by the Boards of Directors of the Companies Participating in the Merger on 10 March 2026 (the “Merger Plan”) as well as, in particular, the criteria used to determine the Exchange Ratio (as defined infra) between the shares of Mediobanca and those of BMPS.

This Report and the Merger Plan (to which the new text of the by-laws of the company resulting from the Merger is attached) are made available to the public in the manner prescribed by applicable laws and regulations and may be consulted on the internet website of BMPS www.gruppomps.it - Corporate Governance - Shareholders’ Meetings and BoD, in the shareholders’ meeting documentation, as well as on the authorised storage mechanism (www.emarketstorage.com).

It is noted that the Merger constitutes – on the basis of the provisions of Annex 3B to the Issuers’ Regulation – a significant merger transaction pursuant to Article 70, paragraph 6, of the Issuers’ Regulation. The information document required by such regulatory provision, which also contains the pro-forma financial information of the Incorporating Company, will be made public in the manner and within the timeframes prescribed by applicable regulations. Taking into account that, as further described infra, the shareholders’ meeting of BMPS will also be called upon to resolve on the Demerger by way of Separation (as defined infra), which also constitutes a significant transaction pursuant to Article 70, paragraph 6, of the Issuers’ Regulation and forms part of a single and inseparable Reorganisation Project (as further specified below), BMPS will make available a single information document for both transactions, in order to provide the market with comprehensive and more detailed information on the entire Reorganisation Project and on the management and logistical connections between the Merger and the Demergers.

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1.	INTRODUCTION

On 24 January 2025, BMPS announced to the market its decision to launch a voluntary full public exchange offer (the “Offer”) pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the CFA, as well as of the Issuers’ Regulation, for all of the shares issued by Mediobanca. The Offer was launched for a consideration equal to 2.300 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer, in execution of the share capital increase of BMPS against payment to service the Offer, on a divisible basis and also in several tranches, with the exclusion of pre-emptive rights pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved upon by the Board of Directors on 26 June 2025 in exercise of the power delegated to it by the Extraordinary Shareholders’ Meeting of BMPS of 17 April 2025, pursuant to Article 2443 of the Italian Civil Code.

On 20 May 2025, BMPS announced to the market that it had carried out the technical adjustment of the aforementioned consideration as a result of the detachment of the coupons and the subsequent payments, respectively, (i) of the dividend approved by the ordinary shareholders’ meeting of BMPS on 17 April 2025 (equal to Euro 0.86 for each outstanding share of BMPS entitled to the payment of the dividend) and (ii) of the interim dividend on the results as at 31 December 2024, which the Board of Directors of Mediobanca resolved to distribute on 8 May 2025 (equal to Euro 0.56 for each outstanding share of Mediobanca entitled to the payment of the dividend). The consideration therefore became equal to 2.533 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer. On 2 September 2025, BMPS announced to the market the increase of the consideration of the Offer by means of a cash component equal to Euro 0.90 for each share of Mediobanca tendered in acceptance of the Offer.

On 8 September 2025, the acceptance period of the Offer ended, as a result of which, on 15 September 2025, BMPS came to hold a total of 506,665,070 shares of Mediobanca, representing approximately 62.3% of its share capital.

On 15 September 2025, BMPS announced to the market that, on the basis of the final results of the Offer mentioned above, pursuant to and for the purposes of Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, the acceptance period of the Offer would be reopened; such reopening ended on 22 September 2025 and, as a result thereof, on 28 September 2025, BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approximately 86.3% of the share capital of Mediobanca.

In light of the above, Mediobanca is controlled by BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of Legislative Decree No. 385/93, as subsequently amended (the “CBA”), and is subject to the management and coordination of BMPS pursuant to Article 61 of the CBA and Articles 2497 et seq. of the Italian Civil Code.

Consistently with the future programmes set out by BMPS in the offer document approved by CONSOB by

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resolution No. 23626 of 2 July 2025 (the “Offer Document”) with regard to the future programmes and the strategic and industrial objectives of the integration of Mediobanca into the Monte dei Paschi di Siena banking group (the “BMPS Group”), on 26 February 2026 BMPS approved a new 2026-2030 Business Plan providing for a complex project for the integration (corporate, organisational and operational) of the two banks and for the reorganisation of the group resulting from the acquisition of Mediobanca (the “Plan”). For further information on the Plan, shareholders are invited to refer to the presentation of the Plan and to the other documentation published in the dedicated section of the corporate website of BMPS, investor relations section (www.gruppomps.it). The Merger, the terms of which are illustrated in this Report, is in continuity with the guidelines approved by BMPS and set out in the Plan.

On 10 March 2026, the Boards of Directors of BMPS and Mediobanca, following the issuance of the favourable opinions of the respective Committees for related party transactions (the “RPT Committees”), approved the Merger Plan. The Merger Plan forms part of a broader reorganisation project (the “Reorganisation Project”) aimed at the full integration of BMPS and Mediobanca, comprising the following transactions, which are autonomous but functionally linked in a unitary manner: (a) the Merger; (b) the demerger by way of separation (the “Demerger by way of Separation”) of BMPS (following the Merger) in favour of Mediobanca Premier S.p.A. (“Premier”), concerning, inter alia, the activities of Mediobanca in the areas of corporate & investment banking and private banking serving high-end clients, including the foreign branches of Mediobanca, as well as the shareholding in Assicurazioni Generali S.p.A.; and (c) the partial demerger of Premier in favour of Wise Dialog Bank S.p.A. (“Widiba”), concerning the financial advisor networks and the related customer relationships including those relating primarily to remote operations, and the retail and affluent wealth management activities (the “Partial Demerger” and, together with the Demerger by way of Separation, the “Demergers”). The relevant demerger plans have been prepared on the assumption that, at the time of execution of the relevant demerger deeds, the Merger deed will have been registered with the competent offices of the Companies’ Registers and that the effective date of the Demergers will be set at a time immediately following the effective date of the Merger (meaning the date – i.e., hour, day, month and year – which will be indicated in the Merger deed).

It is noted that, due to the pendency of the voluntary public purchase and exchange offer for all of the ordinary shares of BMPS announced to the market by Intesa Sanpaolo S.p.A. (“Intesa”) on 8 June 2026, in the absence of a clear indication by Intesa as to their characterisation, the Demergers will be prudentially submitted for the authorisation of the shareholders’ meeting of BMPS pursuant to Article 104, paragraph 1, of the CFA. Such provision, as part of the so-called passivity rule, provides that Italian listed companies whose securities are the subject of a public offer shall refrain from carrying out acts or transactions that may frustrate the achievement of the objectives of such offer, unless the carrying out of such acts or transactions has been previously authorised by the shareholders’ meeting. It is specified that the Merger, on the other hand, will not be submitted for the authorisation of the shareholders’ meeting pursuant to the aforementioned Article 104, paragraph 1, of the CFA, since its completion constitutes a condition of effectiveness of the public purchase

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and exchange offer launched by Intesa and, therefore, it does not constitute an act or transaction that may frustrate the achievement of the objectives of such offer, falling outside the scope of application of the so-called passivity rule.

For further information on the Merger, shareholders are invited to refer also to the Merger Plan published on the internet website of the Bank www.gruppomps.it - Corporate Governance - Shareholders’ Meetings and BoD, in the shareholders’ meeting documentation, as well as on the authorised storage mechanism (www.emarketstorage.com), and to the information document relating to related party transactions of greater importance prepared pursuant to Article 5 of CONSOB Regulation No. 17221 of 12 March 2010, as subsequently amended and supplemented (the “RPT Regulation”), published on 17 March 2026 on the corporate website of BMPS (www.gruppomps.it), Section Corporate Governance / Related party transactions, as well as on the authorised storage mechanism (www.emarketstorage.com).

2.	ILLUSTRATION OF THE MERGER

2.1	Rationale of the Merger

As anticipated in the Introduction to this Report, consistently with the guidelines approved by BMPS in the new Plan, in February BMPS and Mediobanca formally commenced the activities functional to the implementation of a broader reorganisation project aimed at the integration of BMPS and Mediobanca, which provides in particular for:

(i)	the Merger by incorporation of Mediobanca into BMPS and, following the same,
(ii)	through the Demerger by way of Separation, the assignment of the core activities of the current Mediobanca (corporate & investment banking and private banking serving high-end clients) to Mediobanca Premier S.p.A., which will take the name “Mediobanca S.p.A.”. In this context, the shareholding in Assicurazioni Generali S.p.A. will be transferred to the new “Mediobanca S.p.A.” (formerly Mediobanca Premier S.p.A.); and, as a further qualifying step,
(iii)	through the Partial Demerger, the industrial integration of the financial advisor networks of Mediobanca Premier S.p.A., as demerged company, and Banca Widiba S.p.A., as beneficiary company (which will take the corporate name of Mediobanca Financial Advisor S.p.A.), and the assignment of the activities of Premier relating to the relationships with the clients of the financial advisors and with remote-banking clients, as well as the operating components (the transactions referred to in points (ii) and (iii), the “Reorganisation Transactions”).

The Reorganisation Transactions were defined in every aspect after the approval of the Merger Plan by the Boards of Directors of BMPS and Mediobanca, leaving however unchanged the fundamental principles and the reorganisation objectives as envisaged and announced in the Plan. The Demergers will be submitted for the approval of the respective corporate bodies of the companies concerned, in compliance with applicable

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regulations, and will be carried out in immediate temporal succession to the implementation of the Merger.

It is specified that the Merger and the Demergers are transactions closely and inseparably connected with each other, conceived within a unitary plan for the reorganisation of the BMPS Group. It follows that the completion of the Merger alone, in the absence of the Demergers, would not allow – also from a technical and operational standpoint – the full achievement of the strategic, industrial and financial objectives summarised in the Plan and pursued through the Reorganisation Project. It is indeed through the Demergers that the allocation of the activities and of the related assets and liabilities to the specialised entities of the BMPS Group will be achieved, from a technical and operational standpoint.

Following the implementation of the Reorganisation Project, within the target corporate structure, BMPS will be the banking Parent Company, focusing directly on the retail and commercial banking business and performing management, coordination and control functions at group level. The main subsidiaries that will operate within the BMPS Group will be: (i) Mediobanca S.p.A. (formerly Premier), as banking entity specialised in the Corporate & Investment Banking and Private Banking areas; (ii) Compass Banca S.p.A., dedicated to Consumer Finance activities; (iii) Mediobanca Financial Advisor S.p.A. (formerly Widiba), operating in Asset Gathering & Wealth Management activities; and (iv) Mediobanca Innovation Services, dedicated to IT, administrative and facility management services.

Within the framework outlined above, the Merger, notwithstanding its autonomy, therefore constitutes the first and fundamental step of a complex and unitary Reorganisation Project aimed at redefining the overall structure of the Group and at creating the corporate perimeter within which the rationalisation and integration transactions just described will be implemented, in temporal succession to the approval of the Merger.

The Merger and the Reorganisation Transactions will allow the full implementation of the industrial and financial objectives announced to the market in the Offer Document and in the Plan approved by BMPS, ensuring greater consistency between the corporate structure, the operating model and the growth strategies. From this perspective, the Merger and, more generally, the overall integration project outlined by BMPS will allow the full achievement of the cost, revenue and funding synergies announced by BMPS in the context of the Offer and of the new Plan, as well as a rationalisation and simplification of the shareholding structure of the group headed by BMPS. Should the Demergers not be approved by the shareholders’ meeting, the Merger, if approved, given its autonomy from the Reorganisation Transactions, will in any event be implemented, with any different timing and implementation methods required by the specific logistical and operational implementation needs.

The Merger will also allow the Group, through the transfer to BMPS of most of the MREL-eligible liabilities, to ensure full compliance with the MREL requirements after the application to BMPS of the new Group targets on the basis of the current perimeter, which is expected after the Merger becomes effective.

All of the above, in compliance with the principles of sound and prudent management, operational continuity

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and risk control, with the objective of strengthening the sustainability of the business model in the medium-long term, ensuring solid and structural levels of profitability, capital and liquidity. The new BMPS Group is characterised by a distinctive and resilient business model, a balanced funding mix and a solid capital and liquidity position.

The combined BMPS Group has total revenues for 2025 of approximately Euro 8.0 billion, with approximately Euro 300 billion of direct and indirect funding and more than 7 million clients.

Following the completion of the Merger, the BMPS Group will operate according to a clear and lean organisational structure, divided into five business divisions, designed to fully capture industrial synergies, strengthen management accountability and accelerate execution, while ensuring the quality of revenues thanks to a well-diversified business mix:

•	Retail & Commercial Banking (approximately 29% of revenues1), strengthening its positioning as a point of reference for households and businesses, also through the pooling of the product factories (e.g., mortgages, leasing, factoring);

•	Consumer Finance (approximately 19% of revenues1), leveraging the expertise of Compass and the distribution network of BMPS to extend the product offering and capture cross-selling opportunities;

•	Asset Gathering & Wealth Management (approximately 21% of revenues1), in particular through the integration of the Financial Advisor networks of Banca Widiba S.p.A. and Mediobanca Premier S.p.A., in addition to the evolution of the offering of investment products and services;

•	Private Banking (approximately 9% of revenues1), developing at scale the Private Investment Banking model to offer integrated and comprehensive coverage of public and private market solutions;

•	Corporate & Investment Banking (approximately 14% of revenues1), integrating distinctive Advisory expertise with Debt, Markets and Commercial Banking services.

In addition to these, the Principal Investing activity (approximately 8% of revenues1) ensures a diversified generation of profits, uncorrelated to the performance of the banking activity.

The transaction also fosters the achievement of revenue, cost and funding synergies, originally estimated at a total of Euro 0.7 billion by 2028:

-	revenue synergies (approximately Euro 0.3 billion) derive from the broadening of the offering on the combined client base of the two banks, from the enhancement of the product factories, from the strengthening of cross-selling and from the integration of advisory and capital markets expertise, with an improvement in the fee mix;

-	cost synergies (approximately Euro 0.3 billion) are mainly attributable to the simplification of the

1 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca from 1 January 2025. Percentages are calculated excluding the Corporate Center.

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Group structure (with the elimination of corporate duplications and the centralisation of governance, control and strategic direction functions) and to the integration of the IT platforms and core banking systems;

-	funding synergies (approximately Euro 0.1 billion) derive from the optimisation of the funding structure and from the centralised management of treasury, with benefits on liquidity ratios.

The estimate of the total amount of synergies was subsequently increased to Euro 0.8 billion, following the bottom-up activation of the workstreams for the implementation of the commercial synergies.

The transaction will entail one-off integration costs estimated at approximately Euro 0.6 billion. IT investments of approximately Euro 1 billion are also envisaged over the 2026–2030 period (of which approximately Euro 0.1 billion in support of the integration activities), aimed at supporting business growth and consolidating solid digital and AI foundations.

In this context, as a result of the Merger and of the exchange of Mediobanca shares for BMPS shares, it is believed that, on the assumption of the implementation of the Reorganisation Transactions of the group by BMPS, in addition to the achievement of the objectives set out above, Mediobanca shareholders will also be able to benefit from:

-	a more liquid security (the BMPS shares), with consequent greater ease of trading of the shares, which will also be able to benefit from the remuneration policy announced by BMPS (with an expected payout of 100%) as well as from the possible use of excess capital, should it be allocated to further distributions to shareholders or used to support the growth of the group;

-	the possibility of participating directly in the broader project for the enhancement of the value of the BMPS group envisaged by the new plan, which provides for the creation of a strengthened, highly diversified and resilient player, with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete successfully with the main Italian and European banking groups.

Moreover, thanks to the Merger, Mediobanca shareholders will be able to benefit from the achievement of the synergies deriving from the integration and from the acceleration in the use of Deferred Tax Assets, thus participating in the significant value creation and in the growth profile of earnings and dividend per share deriving from the integration.

2.2	Description of the Merger

On 10 March 2026, the Boards of Directors of the Companies Participating in the Merger approved the exchange ratio of the Merger, determined as 2.450 ordinary shares of BMPS, ranking pari passu with the existing shares, for each ordinary share of Mediobanca (the “Exchange Ratio”). The Exchange Ratio is not

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subject to adjustments or cash settlements.

The Exchange Ratio was agreed by BMPS and Mediobanca, with the assistance of their respective financial advisors, on the basis of the draft financial statements for the financial year ended 31 December 2025, which constitute the reference balance sheets pursuant to Article 2501-quater of the Italian Civil Code (the “Reference Balance Sheets”), approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively, as specified in paragraph 4 below.

The Exchange Ratio was calculated taking into account the distribution of the dividends for the 2025 financial year announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

The Merger Plan, prepared pursuant to Article 2501-ter of the Italian Civil Code, was filed (i) on 29 June 2026 at the respective registered offices of the Companies Participating in the Merger and (ii) on 28 September 2026 with the competent companies’ registers for registration pursuant to Article 2501-ter, third paragraph, of the Italian Civil Code, within the timeframes prescribed by the laws and regulations in force, following the issuance – on 3 September 2026 – of the regulatory authorisations required for this purpose by the regulations in force (on which see infra).

On 29 April 2026, the Court of Florence (Specialised Business Section) – following the joint application filed by BMPS and Mediobanca on 20 April 2026 – published the order issued in chambers on 24 April 2026, thereby appointing Ernst & Young S.p.A. as joint expert entrusted with the preparation of the report on the fairness of the Exchange Ratio pursuant to and for the purposes of Article 2501-sexies of the Italian Civil Code (the “Joint Expert”). The aforementioned report of the Joint Expert is made available to the public within the timeframes and in the manner prescribed by applicable laws and regulations.

The Merger requires the obtainment of the authorisations provided for by the regulations in force, including sector-specific regulations, and namely:

(i)	the authorisation of the European Central Bank and of the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the CBA and the related implementing provisions;

(ii)	the verification pursuant to Article 56 of the CBA and the related implementing provisions in relation to the amendments to the by-laws resulting from the Merger;

(iii)	the authorisation of the European Central Bank and of the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) No. 575/2013 and the related implementing provisions, for the classification of the newly issued ordinary shares deriving from the capital increase as CET1 instruments;

(iv)	the authorisation of the Presidency of the Council of Ministers pursuant to Article 2 of Law Decree

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No. 21 of 15 March 2012, concerning the exercise of special powers in relation to investments in strategic sectors, converted with amendments by Law No. 56 of 11 May 2012, as subsequently amended (the “Golden Power regulations”); it being understood that the authorisation may be express or tacit, upon expiry of the applicable statutory term, or by way of an indication that the Golden Power regulations do not apply, without the relevant measure imposing on the Incorporating Company any prescriptions and/or recommendations; it being further understood that, in the event that the Presidency of the Council of Ministers issues a measure containing prescriptions and/or recommendations, the Incorporating Company may in any event comply with the prescriptions and/or recommendations received and therefore decide, jointly with the Company to be Incorporated, to proceed with the merger deed; and

(v)	any further authorisations which, pursuant to applicable regulations (Italian or foreign), including sector-specific regulations, may be necessary also with reference to the shortening of the chain of control over companies (Italian and foreign) included in the group headed by BMPS or in which BMPS comes to hold a direct qualifying shareholding;

(collectively, the “Authorisations”).

As at the date of this Report, the authorisations referred to in points (i), (ii) and (iii) above have been received.

Conditions precedent to the Merger

As also set out in the Merger Plan, the completion of the Merger is subject to the fulfilment (or, where permitted, the waiver), by the date of execution of the Merger deed, of the following conditions precedent:

(i)	the issuance of the Authorisations;

(ii)	the absence of any order, act, injunction and/or measure of any Authority preventing the execution of the Merger and/or which is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination;

(iii)	the issuance by the Joint Expert appointed pursuant to Article 2501-sexies of the Italian Civil Code of a positive opinion on the fairness of the Exchange Ratio;

(iv)	the approval of the Merger by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Merger; and

(v)	the non-occurrence, with reference to BMPS and/or Mediobanca, of any fact, event or circumstance occurring between today’s date and the date of execution of the Merger deed which has a material adverse effect on the legal relationships, on the economic, asset and financial position and/or on the earnings prospects of either of the Companies Participating in the Merger and/or which is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination.

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It is specified that only the conditions referred to in points (ii) and (v) above may be waived by BMPS and Mediobanca with the prior written consent of both companies.

As at the date of this Report, the conditions referred to in points (i) and (iii) above have already been fulfilled. Rules on related party transactions

The Merger constitutes a related party transaction of greater importance pursuant to the RPT Regulation, due to the circumstance that BMPS directly controls Mediobanca pursuant to Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the CBA, with a total shareholding equal to 86.3% of its share capital.

Although the relevant requirements were met, BMPS voluntarily decided not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation, subjecting the approval of the Merger Plan to the procedure provided for by the rules on related party transactions of “greater importance”.

In light of the above, the RPT Committees of BMPS and Mediobanca were involved in the negotiation and preliminary investigation phase through a complete and timely flow of information and issued a reasoned favourable opinion on the interest of the respective Companies in carrying out the Merger, as well as on the advantageousness and substantive and procedural fairness thereof. For further information, reference is made to the opinions of the aforementioned RPT Committees attached to the information documents prepared pursuant to Article 5 of the RPT Regulation and published on 17 March 2026 on the internet websites of BMPS (www.gruppomps.it) and Mediobanca (www.mediobanca.com), respectively, as well as on the authorised storage mechanism (www.emarketstorage.com).

3.	DESCRIPTION OF THE COMPANIES PARTICIPATING IN THE MERGER

3.1	BMPS – Incorporating Company

3.1.2	Corporate details

The Incorporating Company is Banca Monte dei Paschi di Siena S.p.A., a company whose shares are listed on Euronext Milan, with registered office in Siena (SI), Piazza Salimbeni, No. 3, share capital of Euro 17,978,187,186.85, fully subscribed and paid-in, divided into 3,038,418,183 ordinary shares with no par value, tax code and registration number with the Companies’ Register of Arezzo-Siena 00884060526, belonging to the “MPS VAT GROUP”, VAT No. 01483500524, enrolled in the Register of Banks held by the Bank of Italy under No. 5274, ABI code No. 1030.6, and Parent Company of the MPS Group, enrolled in the Register of Banking Groups under parent company ABI code No. 1030.6, member of the Interbank Deposit Protection Fund and of the National Guarantee Fund.

3.1.2	Corporate purpose

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Pursuant to Article 3 of the by-laws of BMPS, the Incorporating Company “1. […] has as its purpose the collection of savings and the exercise of credit in its various forms in Italy and abroad, including all the activities that the transferring Institute was authorised to carry out by virtue of laws or administrative measures.

2.  It may carry out, in compliance with the provisions in force, all permitted banking and financial transactions and services, establish and manage supplementary pension schemes, as well as carry out any other transaction that is instrumental or in any way connected to the pursuit of the corporate purpose.

3. It may make advances against the pledge of precious objects and objects of common use.”

3.1.3	Description of the activities of BMPS

BMPS is the parent company of the BMPS Group and performs, in addition to banking activities, the functions of direction, governance and unitary control over the financial and instrumental subsidiaries. In particular, BMPS, as parent bank, exercises – pursuant to Article 61, fourth paragraph, of the CBA – management and coordination over the companies belonging to the BMPS Group, issuing for this purpose specific instructions, also for the execution of the instructions given by the supervisory authorities and in the interest of the stability of the BMPS Group.

With the completion of the public purchase and exchange offer launched by Banca Monte dei Paschi di Siena S.p.A. for Mediobanca – Banca di Credito Finanziario S.p.A., as from 15 September 2025 the perimeter of the Montepaschi Group has expanded, increasing the diversification of its business areas and reference markets, previously focused on the traditional Retail & Commercial Banking services carried out mainly in Italy. The Group is therefore active in the Retail & Commercial Banking, Asset Gathering & Wealth Management (including the system of digital and self-service services, enriched by the expertise of the financial advisor networks), Private Banking, Corporate & Investment Banking, Specialty Finance and Consumer Finance segments. The Group also operates in the Insurance sector through the shareholding in Assicurazioni Generali and the strategic partnership with AXA and is present with support activities and fiduciary services carried out through specialised companies.

Foreign operations are focused both on supporting the internationalisation processes of corporate clients and on Wealth Management and Corporate & Investment Banking activities, also through the foreign companies controlled by Mediobanca, and cover the main foreign financial markets.

In addition to the above, there are also companies operating in the agricultural sector, both wine and agri-food, with also a real estate component intended for agritourism and hospitality activities (MPS Tenimenti Poggio Bonelli e Chigi Saracini Società Agricola S.p.A.) and for custody and storage services of food products on behalf of third parties (Magazzini Generali Fiduciari di Mantova S.p.A.).

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

A summary chart of the corporate structure of the BMPS Group as at 31 December 2025 is set out below.

Banca Monte dei Paschi di Siena S.p.A. Parent Company
100%
Wise Dialog Bank S.p.A.
100%
Monte Paschi Banque S.A.
100%
Immobiliere Victor Hugo S.C.I.
100%
Monte Paschi Conseil France S.A.S.
7%
Siena Mortgages 07 5 S.p.A.
10%
Siena PMI 2016 S.r.l.
60%
Cirene Finance S.r.l.
90%
MPS Covered Bond S.r.l.
90%
MPS Covered Bond 2 S.r.l.
100%
Monte Paschi Fiduciaria S.p.A.
52%
G.Imm.Astor S.r.l.
100%
Magazzini Generali Fiduciari di Mantova S.p.A.
100%
MPS Tenimenti S.p.A.
86.35%
Mediobanca Banca di Credito Finanziario S.p.A.
100%
MBPS Leasing S.p.A.
100%
Mediobanca Innovation Services Scpa
100%
MB Funding Lux S.A.
100%
Mediobanca SGR S.p.A.
100%
Mediobanca Management Company S.A.
100%
Mediobanca Securities USA LLC
93.50%
Ram Active Investment S.A.
50%
MB Speedup Limited
100%
MB Facta S.p.A.
100%
Mediobanca Premier S.p.A.
90%
Mediobanca Covered Bond S.r.l.
100%
Compass Banca S.p.A.
1%
99%
Mediobanca International (Luxembourg) S.A.
100%
Mediobanca International Immobiliere Sarl
99.99%
CMB Monaco SAM
99.89%
CMG Monaco SAM
59.80%
CMR Real Estate Development SAM
40%
100%
Arma Partners LLP
100%
Arma Deutschland GMBH
100%
Arma Partners Corporate Finance Limited
100%
Spafid S.p.A.
100%
Spafid Trust
65.78%
Polus Capital Management Group
88.40%
Messier & Associes
50%
Messier & Associes LLC
100%
Compass RE S.A.
100%
Compass Rent S.r.l.
100%
MBCredit Solutions S.p.A.
100%
MBContact Solutions S.r.l.
90%
Quarzo S.r.l.
100%
Compass Link S.r.l.
100%
Heylight AG
76.54%
Heidi Pay AG
99.96%
Heidi Pay LTD
100%
Holipay S.r.l.
100%
Polus Investment Management Limited
100%
Polus Capital Management Limited
100%
Bybrook Capital Burton Partnership Limited
100%
Polus Capital Management Inc.
100%
Polus Capital Management Investments Limited
Direct control
Indirect control
Entities subject to de facto control
Entities not included in the Banking Group

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

3.1.4	Summary of the most significant data on the activities of the Incorporating Company

Set out below are the most significant consolidated income statement and balance sheet data of the Incorporating Company for the financial years ended 31 December 2025 and 31 December 2024, as reported in the consolidated financial statements of the BMPS Group as at 31 December 2025, approved by the Board of Directors of BMPS on 10 March 2026.

(in thousands)

	Assets	31 12 2025	31 12 2024
10.	Cash and cash equivalents	14,632,041	13,249,398
20.	Financial assets measured at fair value through profit or loss	26,355,179	6,532,829
	a) financial assets held for trading	23,751,707	6,076,580
	b) financial assets designated at fair value	1,506,408	-
	c) other financial assets mandatorily measured at fair value	1,097,064	456,249
30.	Financial assets measured at fair value through other comprehensive income	6,966,115	2,337,364
40.	Financial assets measured at amortised cost:	167,790,782	90,525,940
	a) loans to banks	9,215,826	3,365,869
	b) loans to customers	158,574,956	87,160,071
50.	Hedging derivatives	882,187	94,215
60.	Change in value of macro-hedged financial assets (+/-)	(1,013,617)	(411,547)
70.	Equity investments	7,829,009	672,284
90.	Property, plant and equipment	3,240,468	2,109,077
100.	Intangible assets	3,336,130	156,066
	-of which goodwill	2,961,256	7,900
110.	Tax assets	4,355,414	2,536,890
	a) current	267,434	104,272
	b) deferred	4,087,980	2,432,618
120.	Non-current assets and disposal groups held for sale	1,202,010	1,128,665
130.	Other assets	6,064,793	3,670,569
	Total assets	241,640,511	122,601,750

(in thousands)

	Liabilities and shareholders’ equity	31 12 2025	31 12 2024
10	Financial liabilities measured at amortised cost	186,034,457	102,751,412
	a) due to banks	26,282,409	9,811,321
	b) due to customers	120,257,933	82,632,195
	c) debt securities issued	39,494,115	10,307,896
20	Financial liabilities held for trading	11,245,657	2,605,745
30	Financial liabilities designated at fair value	5,682,471	119,670
40	Hedging derivatives	852,204	358,391
50	Change in value of macro-hedged financial liabilities (+/-)	(9,819)	(692)
60	Tax liabilities	1,165,269	5,616
	a) current	218,091	1,275
	b) deferred	947,178	4,341

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70	Liabilities associated with assets held for sale	975,943	976,699
80	Other liabilities	4,309,893	3,131,958
90	Provision for employee severance pay	85,749	69,739
100	Provisions for risks and charges:	1,008,632	933,928
	a) commitments and guarantees issued	166,713	149,639
	b) pensions and similar obligations	3,173	3,255
	c) other provisions for risks and charges	838,746	781,034
110	Insurance liabilities	80,379	-
	a) insurance contracts issued that constitute liabilities	80,379	-
	b) reinsurance ceded that constitutes liabilities	-	-
120	Valuation reserves	58,811	60,449
150	Reserves	4,063,677	2,184,265
160	Share premium reserve	3,146,576	-
170	Share capital	17,978,187	7,453,451
180	Treasury shares (-)	(1,757)	-
190	Non-controlling interests (+/-)	2,248,475	336
200	Profit (Loss) for the year (+/-)	2,715,707	1,950,783
	Total liabilities and shareholders’ equity	241,640,511	122,601,750

(in thousands)

	Income statement items	31 12 2025	31 12 2024
10	Interest income and similar revenues	4,629,447	4,677,948
	of which: interest income calculated using the effective interest method	4,013,520	3,844,940
20	Interest expense and similar charges	(2,084,135)	(2,357,199)
30	Net interest income	2,545,312	2,320,749
40	Fee and commission income	2,090,257	1,688,468
50	Fee and commission expense	(313,974)	(233,431)
60	Net fee and commission income	1,776,283	1,455,037
70	Dividends and similar income	38,259	22,723
80	Net profit (loss) from trading	83,374	127,877
90	Net profit (loss) from hedging	8,313	(1,041)
100	Gains (losses) on disposal or repurchase of:	93,538	(8,572)
	a) financial assets measured at amortised cost	88,577	(7,677)
	b) financial assets measured at fair value through other comprehensive income	4,615	(270)
	c) financial liabilities	346	(625)
110	Net profit (loss) from other financial assets and liabilities measured at fair value through profit or loss:	(106,357)	(9,829)
	a) financial assets and liabilities designated at fair value	(77,137)	1,521
	b) other financial assets mandatorily measured at fair value	(29,220)	(11,350)
120	Net interest and other banking income	4,438,722	3,906,944
130	Net impairment losses/reversals for credit risk relating to:	(819,357)	(406,883)
	a) financial assets measured at amortised cost	(817,737)	(406,220)

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	b) financial assets measured at fair value through other comprehensive income	(1,620)	(663)
140	Gains/losses from contractual changes without derecognition	(4,617)	(9,976)
150	Net income from financial activities	3,614,748	3,490,085
160	Result of insurance services	4,806	-
	a) insurance revenue from insurance contracts issued	6,924	-
	b) insurance service expenses from insurance contracts issued	2,118	-
	c) insurance revenue from reinsurance ceded	-	-
	d) insurance service expenses from reinsurance ceded	-	-
170	Balance of financial income and expenses relating to insurance business	18	-
	a) net financial income/expenses relating to insurance contracts issued	18	-
	b) net financial income/expenses relating to reinsurance ceded	-	-
180	Net income from financial and insurance activities	3,619,572	3,490,085
190	Administrative expenses:	(2,525,594)	(2,073,227)
	a) personnel expenses	(1,555,115)	(1,247,607)
	b) other administrative expenses	(970,479)	(825,620)
200	Net provisions for risks and charges	(17,419)	(63,761)
	a) commitments and guarantees issued	1,889	3,876
	b) other net provisions	(19,308)	(67,637)
210	Net adjustments to/recoveries on property, plant and equipment	(111,978)	(101,502)
220	Net adjustments to/recoveries on intangible assets	(74,839)	(67,847)
230	Other operating expenses/income	489,004	231,254
240	Operating costs	(2,240,826)	(2,075,083)
250	Gains (Losses) on equity investments	227,890	74,229
260	Net result of fair value measurement of property, plant and equipment and intangible assets	(23,725)	(27,355)
270	Impairment of goodwill	-	-
280	Gains (Losses) on disposal of investments	5,102	2,668
290	Profit (Loss) before tax from continuing operations	1,588,013	1,464,544
300	Income taxes for the year on continuing operations	1,123,541	508,100
310	Profit (Loss) after tax from continuing operations	2,711,554	1,972,644
320	Profit (Loss) after tax from discontinued operations	(224)	(22,021)
330	Profit (Loss) for the year	2,711,330	1,950,623
340	Profit (Loss) for the year attributable to non-controlling interests	(4,377)	(160)
350	Profit (Loss) for the year attributable to the Parent Company	2,715,707	1,950,783

3.2	Mediobanca – Company to be Incorporated

3.2.1	Corporate details

The Company to be Incorporated is MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, a company whose shares are listed on Euronext Milan, with registered office in Milan (MI), Piazzetta Enrico Cuccia, No. 1, share capital of Euro 444,680,575, fully subscribed and paid-in, divided into 813,279,689

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ordinary shares with no par value, tax code and registration number with the Companies’ Register of Milan-Monza-Brianza-Lodi 00714490158, enrolled in the Register of Banks held by the Bank of Italy under No. 4753, ABI code No. 10631, subject to the management and coordination of BMPS and belonging to the banking group of the same name, enrolled in the Register of Banking Groups under No. 1030.6, member of the Interbank Deposit Protection Fund and of the National Guarantee Fund.

3.2.2	Corporate purpose

Pursuant to Article 3 of the by-laws of Mediobanca, the corporate purpose of the Company to be Incorporated “[…] is the collection of savings and the exercise of credit in the permitted forms, with special regard to medium and long-term financing of businesses. In compliance with the provisions in force, the company may carry out all banking, financial and intermediation transactions and services, as well as any other transaction that is instrumental or in any way connected to the achievement of the corporate purpose.

The Company is part of the Monte dei Paschi di Siena Banking Group. It is subject to the management and coordination of the Parent Company Banca Monte dei Paschi di Siena S.p.A. pursuant to the provisions of Legislative Decree No. 385 of 1 September 1993 and Articles 2497 et seq. of the Italian Civil Code.

In particular, pursuant to Article 61, paragraph 4, of Legislative Decree No. 385 of 1 September 1993, the Company is required to comply with the instructions issued by the Parent Company Banca Monte dei Paschi di Siena S.p.A. to ensure compliance with and the execution of the instructions given by the Bank of Italy in the interest of the stability of the Group. The Directors of the Company provide the Parent Company with all data and information for the issuance of the aforementioned instructions.”

3.2.3	Description of the activities of Mediobanca

Mediobanca became part of the BMPS Group following the completion of the Offer.

The activities of Mediobanca and its subsidiaries are organised into the following divisions:

(i) Corporate & Investment Banking (“CIB”): the CIB division comprises financial advisory and corporate finance, capital markets, structured finance, merchant banking and specialty finance activities, with particular reference to medium and long-term financing of businesses. Mediobanca operates in this segment as advisor of reference for mergers and acquisitions, bond and equity issues, as well as structured finance transactions for corporate and institutional clients of primary national and international standing.

(ii) Wealth Management: the division offers specialised wealth management services to clients ranging from affluent investors to private and institutional clients. The activity includes private banking, advanced financial advisory, fiduciary services and product management through dedicated companies. The division is characterised by an integrated model focused on service quality, product diversification and long-term wealth protection;

(iii) Consumer Finance: the division operates in the consumer credit segment, providing personal loans, special-purpose loans and revolving credit cards to retail clients. The activity is carried out mainly through Compass

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

Banca S.p.A., a leading company in the Italian consumer credit market;

(iv) Principal Investing: the division groups together the portfolio of minority shareholdings of the banking group and currently consists mainly of the significant shareholding in Assicurazioni Generali S.p.A., one of the leading insurance groups worldwide, which represents a source of revenues, profits and capital generation uncorrelated to the cycle of banking activities, contributing to the stability of results and increasing growth potential.

A summary chart of the companies directly and indirectly controlled by Mediobanca as at 31 December 2025 is set out below.

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

3.2.4	Summary of the most significant data on the activities of the Company to be Incorporated

Set out below are the most significant consolidated income statement and balance sheet data of the Company to be Incorporated for the financial years ended 31 December 2025 and 30 June 2025, as reported in the consolidated financial statements of Mediobanca as at 31 December 2025.

(in thousands)

	Assets	31 12 2025	30 06 2025
10.	Cash and cash equivalents	1,673,614	1,033,735
20.	Financial assets measured at fair value through profit or loss	18,154,578	18,241,006
	a) financial assets held for trading	15,932,463	15,889,997
	b) financial assets designated at fair value	1,506,408	1,659,448
	c) other financial assets mandatorily measured at fair value	715,707	691,561
30.	Financial assets measured at fair value through other comprehensive income	5,129,715	5,393,024
40.	Financial assets measured at amortised cost	71,154,524	70,315,458
	a) loans to banks	5,738,730	5,132,240
	b) loans to customers	65,415,794	65,183,218
50.	Hedging derivatives	161,471	329,708
60.	Change in value of macro-hedged financial assets (+/-)	(29,712)	-
70.	Equity investments	4,235,215	3,988,826
80.	Insurance assets	-	-
	a) insurance contracts issued that constitute assets	-	-
	b) reinsurance ceded that constitutes assets	-	-
90.	Property, plant and equipment	1,206,741	882,609
100.	Intangible assets	1,023,764	1,087,593
	of which:	-	-
	goodwill	792,857	856,839
110.	Tax assets	477,825	627,067
	a) current	199,453	323,696
	b) deferred	278,372	303,371
120.	Non-current assets and disposal groups held for sale	7,476	-
130.	Other assets	2,811,344	2,298,276
	Total assets	106,006,555	104,197,302

(in thousands)

	Liabilities and shareholders’ equity	31 12 2025	30 06 2025
10	Financial liabilities measured at amortised cost	77,683,997	75,183,290
	a) due to banks	14,971,657	12,347,364
	b) due to customers	34,768,281	34,091,725
	c) debt securities issued	27,944,059	28,744,201
20	Financial liabilities held for trading	8,372,954	8,987,758
30	Financial liabilities designated at fair value	5,556,053	5,046,671
40	Hedging derivatives	635,963	1,037,377
50	Change in value of macro-hedged financial liabilities (+/-)	(9,819)	-
60	Tax liabilities	672,195	774,855
	a) current	205,807	345,029
	b) deferred	466,388	429,826
70	Liabilities associated with assets held for sale	-	-
80	Other liabilities	1,428,736	1,574,007

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90	Provision for employee severance pay	17,851	18,905
100	Provisions for risks and charges:	120,369	114,597
	a) commitments and guarantees issued	20,188	19,754
	b) pensions and similar obligations	182	241
	c) other provisions for risks and charges	99,999	94,602
110	Insurance liabilities	80,379	82,422
	a) insurance contracts issued that constitute liabilities	80,379	82,422
	b) reinsurance ceded that constitutes liabilities	-	-
120	Valuation reserves	(23,009)	(215,469)
130	Redeemable shares	-	-
140	Equity instruments	-	-
150	Reserves	8,836,054	8,318,049
160	Share premium reserve	1,766,332	1,854,182
170	Share capital	444,681	444,681
180	Treasury shares (-)	(103,325)	(369,631)
190	Non-controlling interests (+/-)	14,556	14,108
200	Profit (loss) for the year (+/-)	512,588	1,331,501
	Total liabilities and shareholders’ equity	106,006,555	104,197,302

(in thousands)

	Income statement items	31 12 2025	30 06 2025
10	Interest income and similar revenues	1,851,964	3,901,898
	of which: interest income calculated using the effective interest method	1,556,358	3,276,459
20	Interest expense and similar charges	(972,733)	2,050,130)
30	Net interest income	879,231	1,851,768
40	Fee and commission income	546,149	1,172,369
50	Fee and commission expense	(135,488)	(220,764)
60	Net fee and commission income	410,661	951,605
70	Dividends and similar income	38,590	172,782
80	Net profit (loss) from trading	(66,564)	220,373
90	Net profit (loss) from hedging	6,661	(9,623)
100	Gains (losses) on disposal or repurchase of:	40,146	48,669
	a) financial assets measured at amortised cost	35,121	(1,668)
	b) financial assets measured at fair value through other comprehensive income	8,180	53,549
	c) financial liabilities	(3,155)	(3,212)
110	Net profit (loss) from other financial assets and liabilities measured at fair value through profit or loss	(132,798)	(196,108)
	a) financial assets and liabilities designated at fair value	(138,365)	(214,838)
	b) other financial assets mandatorily measured at fair value	5,567	18,730
120	Net interest and other banking income	1,175,927	3,039,466
130	Net impairment losses/reversals for credit risk:	(164,355)	(230,244)
	a) financial assets measured at amortised cost	(164,513)	(232,657)
	b) financial assets measured at fair value through other comprehensive income	158	2,413
140	Gains/losses from contractual changes without derecognition	6	(191)
150	Net income from financial activities	1,011,578	2,809,031
160	Result of insurance services	9,833	21,231
	a) insurance revenue from insurance contracts issued	14,028	29,714
	b) insurance service expenses from insurance contracts issued	(4,195)	(8,483)

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	c) insurance revenue from reinsurance ceded	-	-
	d) insurance service expenses from reinsurance ceded	-	-
170	Balance of financial income and expenses relating to insurance business	38	(243)
	a) net financial income/expenses relating to insurance contracts issued	38	(243)
	b) net financial income/expenses relating to reinsurance ceded	-	-
180	Net income from financial and insurance activities	1,021,449	2,830,019
190	Administrative expenses:	(888,505)	(1,639,342)
	a) personnel expenses	(476,732)	(856,521)
	b) other administrative expenses	(411,773)	(782,821)
200	Net provisions for risks and charges	(14,097)	(5,442)
	a) commitments and guarantees issued	(434)	1,641
	b) other net provisions	(13,663)	(7,083)
210	Net adjustments to/recoveries on property, plant and equipment	(40,139)	(77,062)
220	Net adjustments to/recoveries on intangible assets	(30,116)	(28,803)
230	Other operating expenses/income	394,177	205,756
240	Operating costs	(578,680)	(1,544,893)
250	Gains (Losses) on equity investments	270,335	496,821
260	Net result of fair value measurement of property, plant and equipment and intangible assets	1,037	109
270	Impairment of goodwill	(51,200)	(4,385)
280	Gains (Losses) on disposal of investments	607	(50)
290	Profit (Loss) before tax from continuing operations	663,548	1,777,621
300	Income taxes for the year on continuing operations	(150,298)	(445,120)
310	Profit (Loss) after tax from continuing operations	513,250	1,332,501
320	Profit (Loss) after tax from discontinued operations	-	-
330	Profit (Loss) for the year	513,250	1,332,501
340	Profit (Loss) for the year attributable to non-controlling interests	(662)	(1,000)
350	Profit (Loss) for the year attributable to the Parent Company	512,588	1,331,501

4.	REFERENCE BALANCE SHEETS

The Merger will be resolved upon using as Reference Balance Sheets, pursuant to and for the purposes of Article 2501-quater, paragraph 1, of the Italian Civil Code, the draft financial statements as at 31 December 2025 approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively, taking into account, for the purposes of the same provision, the filing of the Merger Plan at the registered offices, which took place on 29 June 2026. The aforementioned draft financial statements were audited by the company engaged for the statutory audit, PricewaterhouseCoopers S.p.A., and were approved by the ordinary shareholders’ meetings of BMPS and Mediobanca held on 15 April 2026 and 14 April 2026, respectively.

Such documents are available to the public on the internet websites of the Companies Participating in the Merger.

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

5.            EXCHANGE RATIO AND CRITERIA FOLLOWED FOR ITS DETERMINATION. VALUES ATTRIBUTED TO THE COMPANIES PARTICIPATING IN THE MERGER FOR THE PURPOSES OF DETERMINING THE EXCHANGE RATIO

5.1	INTRODUCTION

For the purposes of determining the economic terms of the Merger, the Boards of Directors of the Companies Participating in the Merger availed themselves of financial advisors of proven professional standing and, in particular:

-	as regards BMPS: J.P. Morgan Securities plc, UBS Europe SE and Jefferies GmbH;

-	as regards Mediobanca: Morgan Stanley & Co. International PLC.

In addition, for the purposes of preparing their opinions, the RPT Committees of BMPS and Mediobanca deemed it appropriate to avail themselves of the support, as regards the financial aspects of the transaction, of Alvarez & Marsal Italia S.r.l. and Rothschild & Co. Italia S.p.A., respectively.

The advisors that assisted the Boards of Directors and the RPT Committees of the Companies Participating in the Merger were selected by virtue of their proven ability, professional standing and experience in this type of transactions, suitable for the performance of the engagement and for supporting the Companies Participating in the Merger in their determinations relating to the assessment of the fairness of the Exchange Ratio and of the advantageousness and fairness of the Merger, also having regard to the complexity of the structure of the transaction.

After having examined and endorsed the valuations of their respective financial advisors, on 10 March 2026, subject to the favourable opinion of their respective RPT Committees and on the basis of the preliminary investigation documentation received, the Boards of Directors of the Companies Participating in the Merger determined the Exchange Ratio as follows: 2.450 ordinary shares of the Incorporating Company, ranking pari passu with the existing shares, for each ordinary share of Mediobanca.

The Exchange Ratio is not subject to adjustments or cash settlements.

The Exchange Ratio was calculated already taking into account the distribution of the dividends for the 2025 financial year announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

The fairness of the Exchange Ratio was submitted for the assessment of the Joint Expert pursuant to and for the purposes of Article 2501-sexies of the Italian Civil Code, appointed by the Court of Florence, Specialised Business Section, following the joint application filed by BMPS and Mediobanca on 20 April 2026. The report of the Joint Expert is made available to the public within the timeframes and in the manner prescribed by applicable laws and regulations.

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5.2	Reference date and documentation used

The reference income statement and balance sheet figures of the Merger consist of the draft financial statements as at 31 December 2025 (hereinafter, the “Reference Date”), approved by the Boards of Directors of the Companies Participating in the Merger on 10 March 2026 and 5 March 2026, respectively. The aforementioned draft financial statements were audited by the company engaged for the statutory audit, PricewaterhouseCoopers S.p.A., and were approved by the ordinary shareholders’ meetings of BMPS and Mediobanca held on 15 April 2026 and 14 April 2026, respectively.

For the conduct of the valuation analyses by the financial advisors, the following public information and data provided by BMPS and Mediobanca were used (the “Information”):

1.	the consolidated financial statements of the two banks for the latest available financial years;

2.	the public information concerning the two companies, including communications to the market, corporate documents and investor presentations;

3.	the business and financial plans prepared by the management of the two banks;

4.	information and clarifications provided by the management during meetings and discussions;

5.	analyses of comparable companies;

6.	any other information deemed relevant for the purposes of the valuation.

It is specified that, for the purposes of determining the exchange ratio, account was also taken of the financial plans prepared by the respective management teams, the economic, balance sheet and financial projections of which are formulated on the basis of the ownership, corporate and operating structure currently in place. In particular, the projections considered reflect a scenario in which BMPS holds a shareholding (net of the treasury shares of Mediobanca) of approximately 87% of the shares of Mediobanca, with the latter remaining a listed company, and therefore in the absence of a merger transaction and consequent delisting. The synergies included in the aforementioned projections are also consistently determined on the basis of the same perimeter and the same current corporate configuration and, consequently, do not incorporate economic and financial effects attributable to alternative scenarios, including extraordinary integration processes or changes in listing status.

5.3	Valuation methodologies used for the purposes of determining the Exchange Ratio

Taking into account the specific features of BMPS and Mediobanca, the type of operations, the reference market in which they operate, the valuation practice in line with national and international standards and the Information, the valuation methodologies deemed applicable are the following:

1.	The Dividend Discount Model methodology in the so-called excess capital variant. The Dividend Discount Model method in the so-called excess capital variant is based on the assumption that the economic value of a company is equal to the sum of the present value of:

a.	the cash flows of the potential future dividends distributable to shareholders generated over

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the selected time horizon without affecting the level of capitalisation necessary to maintain a predetermined long-term target level of regulatory capital. Such flows are therefore independent of the dividend policy actually envisaged or adopted by the management;

b.	the long-term value of the company (so-called “terminal value”) calculated as the present value of a perpetuity estimated on the basis of a normalised distributable cash flow, economically sustainable and consistent with a long-term growth rate;

2.	The market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings. According to the market multiples method, the value of a company is determined by taking as reference the indications provided by the stock market with regard to companies having characteristics similar to those of the company being valued. The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, balance sheet and financial figures of a selected sample of comparable companies. The multiples thus determined are applied, with the appropriate integrations and adjustments, to the corresponding figures of the company being valued, in order to estimate a range of values. For the purposes of determining the exchange ratio and on the basis of the specific characteristics of the banking sector and of market practice, the Price / Prospective Earnings multiple for 2026, 2027 and 2028 was selected. The degree of reliability of the valuation under the market multiples method depends on an appropriate adaptation of the method itself to the specific valuation in question. In this respect, the affinity, from an operational and financial standpoint, between the companies included in the reference sample and those being valued is particularly relevant. The significance of the results is, in fact, dependent on the comparability of the sample. The securities of the selected companies must also have a good degree of liquidity and must not relate to companies whose prices could be affected by particular contingent situations;

3.	The linear regression method between the multiples of the stock market price to the tangible book value of listed companies and their respective levels of prospective profitability expressed by the return on average tangible equity for the period (RoTE). According to the linear regression method, the economic value of a company may be identified on the basis of parameters identified through the correlation (if statistically significant) between the price / tangible book value multiples of the same sample of listed companies and their respective levels of prospective profitability, with the appropriate integrations and adjustments, expressed by the return on average tangible equity for the period (RoTE). Specifically, a linear regression analysis was carried out of the latest available price / tangible book value against the expected RoTE for 2026 in order to define the parameters necessary for the valuation of the companies. For the purposes of this methodology, a broad and statistically significant sample of listed banks at European level was selected. Certain limitations affect the relevance of this methodology, mainly related to the accounting and regulatory treatment of the shareholding in Generali.

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The results of the methodologies illustrated were also adjusted on an ex-dividend basis to reflect and take into account the distribution of the dividends for the 2025 financial year carried out by BMPS and Mediobanca as announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

The analyses and methodologies illustrated were prepared assuming that the payment of the dividends already announced by BMPS and Mediobanca took place prior to the effective date of the Merger, a circumstance confirmed as at the date of the Report. For each methodology illustrated, a reference range for the exchange ratio (ex-dividend) was identified:

1.	The Dividend Discount Model methodology in the so-called excess capital variant: 2.086-2.790 BMPS shares for each Mediobanca share;

2.	The market multiples method in the variant of the stock market price of comparable listed companies on their prospective earnings: 2.060-2.909 BMPS shares for each Mediobanca share;

3.	The linear regression method: 2.328-2.961 BMPS shares for each Mediobanca share.

5.4	Points of attention and limitations encountered in the assessment of the Exchange Ratio

In identifying the methodologies and in preparing the valuation analyses relating to the determination of the exchange ratio, the following main limitations and points of attention were encountered:

1.	Use of data taken from the consolidated financial statements: the use of the consolidated financial statements gave rise to certain complexities in making adjustments to the income and balance sheet figures due to the presence of non-recurring charges and revenues (e.g. integration costs for both companies, one-off revenues relating to the real estate project of Mediobanca in Monaco). It is also noted that the circumstance that Mediobanca is held by BMPS through a shareholding (net of the treasury shares of Mediobanca) of approximately 87% made it necessary to make specific adjustments aimed at reflecting the exclusion of minority interests from the valuation of the companies. Likewise, the circumstance that Mediobanca (and consequently BMPS, indirectly through Mediobanca) holds a 13% shareholding in Generali gave rise to difficulties and limitations in defining any adjustments and accounting impacts aimed at determining standalone values.
2.	Use of forecast data: the analysis was carried out using forecast data taken from the financial plans provided by the management of the banks, which, by their very nature, entail a degree of uncertainty.
3.	Valuation methods: the valuations carried out reflect the limitations and particularities inherent in the various valuation methods used.

6.	PROCEDURES FOR THE ALLOTMENT OF THE SHARES OF THE

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INCORPORATING COMPANY AND DIVIDEND ENTITLEMENT DATE THEREOF

The Merger will be implemented by means of the following transactions: (i) the cancellation without exchange of the treasury shares held by Mediobanca as at the date of completion of the Merger; (ii) the cancellation without exchange of the shares of Mediobanca owned by BMPS as at the date of completion of the Merger; (iii) the cancellation of the remaining ordinary shares of the Company to be Incorporated and the allotment in exchange of ordinary shares of the Incorporating Company on the basis of the Exchange Ratio.

To service the allotment of the shares in exchange, BMPS will increase its share capital by a maximum of Euro 1,609,487,836.43, through the issuance of a maximum of 272,012,804 new ordinary shares, with no par value (the “Capital Increase”).

The number of shares of BMPS to be issued to service the Exchange Ratio is determined by taking as reference the entire share capital of Mediobanca represented by the shares currently issued by it (net of the portion held by BMPS). For this purpose, the treasury shares of Mediobanca currently held by it are therefore also taken into account, since they may, before the Merger becomes effective, be allotted to the beneficiaries of the 2025-2026 Performance Shares Plan, where the relevant conditions are met, and/or be sold on the market. Otherwise, in the event that the treasury shares currently held by Mediobanca remain in the portfolio of Mediobanca itself as at the date of implementation of the Merger, such treasury shares will be cancelled as a result of the Merger, without any exchange for shares issued by the Incorporating Company, in view of the prohibition set out in Article 2504-ter of the Italian Civil Code.

With reference to the 2025-2026 Performance Shares Plan, as well as to any further share-based incentive plans (where the relevant shares have not already been allotted to and made available to the respective beneficiaries before the Merger becomes effective), in order to allow BMPS, as the entity resulting from the merger and universal successor of Mediobanca, to continue to fulfil the obligations undertaken under the Plans, a specific proposal for the authorisation of the purchase of treasury shares is submitted to the Shareholders’ Meeting, in ordinary session, in order to ensure the provision necessary also for the execution of the incentive plans relating to Mediobanca, so as to guarantee the maintenance and preservation of equivalent treatment for the relevant beneficiaries, all in compliance with applicable regulations.

The newly issued shares of the Incorporating Company allotted in exchange will be listed on Euronext Milan, organised and managed by Borsa Italiana S.p.A., in the same way as the ordinary shares of BMPS already outstanding, and will be subject to the dematerialisation regime and centralised management with Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of the CFA.

A service for the handling of any fractional shares will be made available to the shareholders of Mediobanca, at market prices, without any additional charges for expenses, stamp duties or commissions. Alternatively, different procedures may be activated to ensure the overall squaring of the transaction.

The newly issued ordinary shares of BMPS to service the Exchange Ratio will be made available to the

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shareholders of Mediobanca, other than BMPS, in the manner applicable to securities centralised with Monte Titoli S.p.A. and dematerialised, starting from the date on which the Merger becomes effective for civil law purposes, if such date is a stock exchange trading day, or from the first stock exchange trading day thereafter.

The exchange transactions will be carried out through authorised intermediaries, without any charges, expenses or commissions being borne by the shareholders of Mediobanca.

The ordinary shares of BMPS allotted in exchange will rank pari passu with the existing shares and will grant their holders rights equivalent to those attributed, by law and by the by-laws, to the other holders of ordinary shares of BMPS outstanding as at the date of allotment.

7.            DATE FROM WHICH THE MERGER TAKES EFFECT AND FROM WHICH THE TRANSACTIONS OF THE COMPANY TO BE INCORPORATED ARE RECORDED IN THE FINANCIAL STATEMENTS OF THE INCORPORATING COMPANY

Subject to the fulfilment (or, where permitted, the waiver) of the conditions precedent referred to in paragraph 2.2 above, the Merger will take effect for civil law purposes, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, from the date of the last of the registrations of the Merger deed, or from the later date indicated in the deed itself.

Starting from the effective date of the Merger, the Incorporating Company will succeed by operation of law to all the assets and liabilities of the Company to be Incorporated and to all the rights, claims and entitlements, as well as to all the obligations, commitments and duties of any nature attributable to it, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code.

For accounting purposes, the transactions of the Company to be Incorporated will be recorded in the financial statements of the Incorporating Company with effect from 1 January of the financial year in which the Merger takes effect for civil law purposes. The tax effects will also run from the same date.

8.	TAX ASPECTS

Direct taxes

With reference to direct taxes, the tax consequences of the merger transaction are governed, first of all, by Article 172 of Presidential Decree No. 917 of 22 December 1986 (hereinafter also the “TUIR”). According to such provision, the merger transaction is tax neutral and, as such, does not constitute a realisation or distribution of capital gains or losses on the assets of the companies participating in it, including those relating to inventories and goodwill.

Consistently with the principle of tax neutrality, any merger differences that may emerge as a result of the merger do not contribute to the formation of taxable income, as the specific transaction is not relevant for

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the purposes of income taxes and IRAP. Correspondingly, any higher values which, as a result of the merger, may be attributed to the assets and liabilities deriving from the incorporated company will not be taxable in the hands of the incorporating company; as a result, however, the assets received by the incorporating company will be valued for tax purposes on the basis of the last value recognised for income tax purposes in the hands of the incorporated company.

However, by way of derogation from the principle of continuity of values, the combined provisions of paragraph 10-bis of Article 172 and paragraph 2-ter of Article 176 of the TUIR allow, subject to (i) the exercise of a specific option and (ii) the payment of a tax in lieu of corporate income tax (IRES) and/or the payment of a tax in lieu of regional tax on productive activities (IRAP) (to which any surtaxes or increases are to be added), the tax recognition of the higher values which the incorporating company, following the merger, may attribute in its financial statements to the assets constituting tangible and intangible fixed assets. The higher values subject to substitute tax are deemed recognised starting from the tax period during which the option is exercised. The amount of the substitute tax must be paid in a single instalment by the deadline for the payment of the balance of the taxes relating to the financial year during which the transaction was carried out.

In the event of realisation of the assets before the third tax period following that in which the option was exercised, the option ceases to be effective (so-called “recapture”), with the consequence that the tax cost of the revalued assets is reduced by the higher values subject to substitute tax and by any higher depreciation deducted, and the substitute tax paid is correspondingly deducted from the related taxes due.

Under certain conditions, it is also possible to access the regime for the realignment of the differences between book values and tax values provided for by Articles 10 et seq. of Legislative Decree No. 192 of 2024.

In principle, the merger entails the succession of the incorporating company to all the legal positions, including those of a tax nature, of the incorporated company. The legal positions to which the incorporating company succeeds also include the regime of suspension of reserves and the right to carry forward losses of previous financial years, the ACE surplus and the surplus of non-deductible interest expense referred to in Article 96 of the TUIR, to which, however, certain specific rules apply.

Pursuant to paragraph 5 of the aforementioned Article 172 of the TUIR, the reserves under tax suspension recorded in the last financial statements of the incorporated company contribute to the formation of the income of the incorporating company if and to the extent that they have not been reconstituted in its financial statements, primarily using any merger surplus. Such provision does not apply to reserves taxable only in the event of distribution (so-called reserves subject to a moderate suspension regime), which must be reconstituted in the equity of the incorporating company only if there is a merger surplus or a share capital increase for an amount exceeding the aggregate capital of the companies participating in the merger, net of the portions of the capital of each of them already held by the same or by others. In this case, the reserves contribute to the formation of the income of the incorporating company only in the event of subsequent distribution of the surplus or reduction of the capital due to excess. The same reserves subject to the moderate

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suspension regime which, prior to the merger, were allocated to the capital of the incorporated company are deemed to be transferred to the capital of the incorporating company and contribute to the formation of its income in the event of reduction of the capital due to excess.

Pursuant to paragraph 7 et seq. of the aforementioned Article 172 of the TUIR, the tax losses of the companies participating in the merger (as well as the surplus of non-deductible interest expense referred to in Article 96 of the TUIR and the so-called ACE surplus), including the incorporating company, may be deducted from the income of the incorporating company for the part of their amount that does not exceed the economic value of the net equity of the company carrying forward the losses (or the other aforementioned tax items); such value, determined as at the effective date of the merger pursuant to Article 2504-bis of the Italian Civil Code, must result from a sworn valuation report prepared by a person appointed by the company. The economic value of the net equity is reduced by an amount equal to twice the sum of the contributions and payments made in the last twenty-four months prior to the effective date of the merger, pursuant to Article 2504-bis of the Italian Civil Code. In the absence of the sworn valuation report, the carry-forward of losses (and of the other aforementioned tax items) is permitted within the limits of the value of the respective book net equity as resulting from the last financial statements or, if lower, from the balance sheet referred to in Article 2501-quater of the Italian Civil Code, without taking into account the contributions and payments made in the last twenty-four months prior to the date to which the balance sheet refers.

In any event, the possibility for the incorporating company to carry forward and deduct tax losses (and the other items) is subject to the fulfilment of the so-called “vitality requirements”, i.e. the conditions that the income statement of the relevant company (i.e. the company carrying forward the losses) relating to:

a) the financial year preceding that during which the merger takes effect pursuant to Article 2504-bis of the Italian Civil Code shows an amount of revenues and income from core activities and an amount of expenses for employee services and related contributions, referred to in Article 2425 of the Italian Civil Code, exceeding 40 per cent of the average of the last two preceding financial years; for entities preparing their financial statements in accordance with international accounting standards, the corresponding income statement items are taken into account;

b) the period of time between the beginning of the financial year during which the merger takes effect pursuant to Article 2504-bis of the Italian Civil Code and the date preceding the effective date of the merger, prepared in compliance with the accounting standards applied for the purposes of preparing the financial statements, shows an amount of revenues and income from core activities and an amount of expenses for employee services and related contributions, referred to in Article 2425 of the Italian Civil Code, on an annualised basis, exceeding 40% of the average of the last two preceding financial years; for entities preparing their financial statements in accordance with international accounting standards, the corresponding income statement items are taken into account.

In the event of backdating of the tax effects of the merger, the limitations set out in the aforementioned

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paragraph 7 also apply to the loss, determined according to the ordinary rules, that would have been generated autonomously by the incorporated company in relation to the period between the beginning of the tax period and the date preceding the effective date of the merger pursuant to Article 2504-bis of the Italian Civil Code.

Under the terms of paragraph 3 of Article 172, the neutrality of the merger is also provided for the shareholders of the incorporated company, for whom the exchange of the shareholdings held in the incorporated company does not constitute a realisation of the securities, representing, rather, a mere replacement of the same (which will be cancelled as a result of the merger) with the securities of the incorporating company. In other words, regardless of the emergence of any capital gain commensurate with the difference between the cost value of the shares replaced and the current value of those received, the exchange is not relevant for income purposes in the hands of the shareholders. Where, however, a cash adjustment in favour of the shareholders of the incorporated company were to be provided for, the relevance for income purposes in respect of the latter would be limited to such amount.

With reference to the domestic tax consolidation regime (governed by Articles 117 et seq. of the TUIR) in which the incorporating company participates, as “consolidating entity”, the merger transaction does not give rise to any interruption or modification of the relevant rules.

Indirect taxes

For indirect tax purposes, the merger constitutes a transaction excluded from the scope of application of VAT, pursuant to Article 2, third paragraph, letter f), of Presidential Decree No. 633 of 26 October 1972. According to such provision, in fact, transfers of assets as a result of company mergers are not considered supplies relevant for VAT purposes. The merger is in any event abstractly capable of being relevant for the purposes of the adjustment (so-called pro rata temporis) of the VAT deduction percentage provided for by Article 19-bis2, paragraph 7, of Presidential Decree No. 633 of 1972.

As regards registration tax, the merger deed, pursuant to Article 4, letter b), of Part One of the Tariff attached to Presidential Decree No. 131 of 26 April 1986, is subject to a fixed tax in the amount of Euro 200.00.

The mortgage and cadastral formalities relating to any real estate transferred in the context of the merger are also subject to mortgage and cadastral taxes in a fixed amount, equal to Euro 200.00 for each tax, pursuant to Article 10, paragraph 2, as well as pursuant to Article 4 of the tariff attached to Legislative Decree No. 347 of 1990.

For the purposes of the financial transaction tax referred to in Article 1, paragraphs 491 to 500, of Law No. 228 of 24 December 2012 (so-called Tobin Tax), the merger does not constitute a taxable transaction.

Rules on assessment and collection

The payment obligations of the incorporated company are fulfilled by the same until the effective date and, after such date, are deemed to be transferred to the incorporating company (pursuant to Article 172, paragraph

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10, of the TUIR).

As a result of the merger, assessment and collection notices will be served on the incorporating company, which will also be the addressee of any audits concerning the incorporated company, without prejudice to the time limits deriving from the participation of the incorporated company in the cooperative compliance regime referred to in Legislative Decree No. 128 of 2015. With reference to the participation of the incorporated company in the cooperative compliance regime, in principle, the merger results in the interruption of such regime, save for its continuation on the residual perimeter - in the context of the reorganisation project illustrated herein - in consideration of the indications that will be provided by the Tax Authorities.

9.	COMPANY RESULTING FROM THE MERGER

9.1	Composition of the significant shareholders of the Incorporating Company

The following table shows the shareholders of the Incorporating Company which - as at the date of the Report, on the basis of the notifications pursuant to Article 120 of the CFA2, of the results of the shareholders’ register, as well as on the basis of the other information available to BMPS – hold a portion of the share capital or of the voting rights exceeding 3% of the share capital3

DECLARANT	% OF VOTING RIGHTS
Delfin S.à r.l.	17.53%
Francesco Gaetano Caltagirone Group (*)	10.26%
Ministry of Economy and Finance	4.86%
BlackRock, Inc. (**)	4.66%
BPM (***)	3.74%

(*) Source: CONSOB website. Shareholdings and voting rights held through companies of the Caltagirone Group; as at the dividend payment date of 20 May 2026, the Caltagirone Group held 13.49% of the share capital.

(**) Shareholdings and voting rights held through companies belonging to the BlackRock Group as notified to the Offeror through Form 120/B of 30 April 2026. Such shareholding is represented by voting rights relating to ordinary shares of MPS (4.665% of the share capital) and by potential shareholdings and other long positions with physical and cash settlement (equal to 0.302% of the share capital).

(***) As at the dividend payment date of 20 May 2026, the shareholding and the voting rights were also held through Anima Holding

2 As specified by CONSOB on its website, the percentages published by the Authority derive from the notifications made by each shareholder, pursuant to Article 120 of the CFA, on the basis of the thresholds provided for by Article 117 of the Issuers’ Regulation (3%, where the listed issuer is not an SME, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6̅% and 90%). Therefore, in the event of a change in the shareholding within the thresholds which does not give rise to new notification obligations for the shareholder, the percentages reported may not be in line with more updated data made public by other sources.

3 By Form 120 (TR-1) submitted on 19 August 2026, Barclays PLC notified that it holds, through Barclays Capital Securities Limited, an aggregate shareholding for a total position equal to 5.03% of the share capital. Such shareholding is represented by voting rights relating to shares (0.08% of the share capital) and by voting rights through financial instruments (potential shareholdings and other long positions equal in total to 4.95% of the share capital).

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S.p.A.

As at the date of the Report, no shareholders’ agreements relevant pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of BMPS are known.

As at the date of this Report, there is no natural or legal person exercising control over BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the CBA.

9.2	Composition of the significant shareholders of the Company to be Incorporated

The following table shows the shareholders of the Company to be Incorporated which - as at the date of the Report, on the basis of the notifications pursuant to Article 120 of the CFA, of the results of the shareholders’ register, as well as on the basis of the other information available to Mediobanca – hold a portion of the share capital or of the voting rights exceeding 3% of the share capital.

DECLARANT	DIRECT SHAREHOLDER	% OF VOTING RIGHTS
BANCA MONTE DEI PASCHI DI SIENA SPA	BANCA MONTE DEI PASCHI DI SIENA SPA	86.348
	Total BANCA MONTE DEI PASCHI DI SIENA SPA	86.348

Therefore, as at the date of this Report, Mediobanca is directly controlled by BMPS pursuant to Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the CBA, and is subject to the management and coordination of BMPS pursuant to and for the purposes of Article 61 of the CBA and Articles 2497 et seq. of the Italian Civil Code.

As at the date of the Report, no shareholders’ agreements pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of Mediobanca are known.

9.3	Forecasts on the composition of the significant shareholders and on the control structure of BMPS following the Merger

Assuming that the current ownership structure of the Incorporating Company and of the Company to be Incorporated remains unchanged between the date of this Report and the effective date of the Merger, taking into account the Exchange Ratio, following the Merger the shareholding structure of BMPS will change as follows:

DECLARANT	% OF VOTING RIGHTS
Delfin S.à r.l.	16.09%

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Francesco Gaetano Caltagirone Group	9.42%
Ministry of Economy and Finance	4.46%
BlackRock, Inc.	4.28%
BPM (*)	3.42%

(*) As at the dividend payment date of 20 May 2026, the shareholding and the voting rights were also held through Anima Holding S.p.A.

9.4	Effects of the merger on the shareholders’ agreements relevant pursuant to Article 122 of the CFA

As at the date of this Report, on the basis of the notifications pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation, no shareholders’ agreements concerning the shares of BMPS are known.

10.            AMENDMENTS TO THE BY-LAWS OF THE INCORPORATING COMPANY ON THE OCCASION OF THE MERGER

The by-laws of BMPS will not be amended as a result of the Merger, except for Article 6, which will be amended to reflect the share capital increase of BMPS to service the Exchange Ratio.

Set out below, pursuant to scheme No. 3 of Annex 3A to the Issuers’ Regulation, is the text of the by-laws of BMPS currently in force compared with the text of the by-laws of BMPS as at the effective date of the Merger:

Current text	Proposed text
Art. 6	Art. 6
1. The share capital of the Company is Euro 17,978,187,186.85 (seventeen billion nine hundred seventy-eight million one hundred eighty-seven thousand one hundred eighty-six point eighty-five) and is fully paid-up.	1. The share capital of the Company is Euro 19,587,675,023.28 (nineteen billion five hundred eighty-seven million six hundred seventy-five thousand twenty-three point twenty-eight)[4] and is fully paid-up.
2. It is represented by 3,038,418,183 (three billion thirty-eight million four hundred eighteen thousand one hundred eighty-three) ordinary shares with no par value. All shares are issued in a dematerialised regime. The procedures for the	2. It is represented by 3,310,430,987 (three billion three hundred ten million four hundred thirty thousand nine hundred eighty-seven)[5] ordinary shares with no par value. All shares are issued in a dematerialised regime. The procedures for the circulation and legitimation of

4 The exact amount of the share capital will be determined following the verification of the number of Mediobanca shares subject to exchange.

5 The exact number of shares will be determined following the verification of the number of Mediobanca shares subject to exchange.

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part

circulation and legitimation of the shares are governed by law. The right of withdrawal does not apply to shareholders who did not take part in the approval of resolutions concerning the introduction or removal of restrictions on the circulation of shares.	the shares are governed by law. The right of withdrawal does not apply to shareholders who did not take part in the approval of resolutions concerning the introduction or removal of restrictions on the circulation of shares.
3. The shares are registered and indivisible. Each share entitles its holder to one vote.	3. (Unchanged)

It remains understood that the by-laws of BMPS, once the approvals required by law have been obtained, may be amended, also during the Merger procedure, by the competent bodies.

11.	Assessments of the Board of Directors on the existence of the right of withdrawal

The amendments to the by-laws resulting from the Merger will not give rise to any right of withdrawal for the shareholders of Mediobanca who did not take part in the adoption of the relevant resolution, since, pursuant to Article 2437-quinquies of the Italian Civil Code, the shares of the Incorporating Company will continue to be listed on Euronext Milan.

It is also specified that none of the cases of withdrawal provided for by Articles 2437 et seq. of the Italian Civil Code and/or by other provisions of law arises as a consequence of the Merger.

***

PROPOSED RESOLUTION

Dear Shareholders,

in consideration of the above, the Board of Directors submits the following proposed resolution for your approval:

“The Shareholders’ Meeting, in extraordinary session:

(i)	having regard to the plan for the merger by incorporation of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca”) into Banca Monte dei Paschi di Siena S.p.A. (“BMPS” and, together with Mediobanca, the “Companies Participating in the Merger”), approved by the Boards of Directors of the Companies

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Participating in the Merger on 10 March 2026, registered with the competent companies’ registers pursuant to Article 2501-ter, paragraphs 3 and 4, of the Italian Civil Code, as well as filed at the registered office of BMPS and published on its internet website pursuant to Article 2501-septies, paragraph 1, of the Italian Civil Code within the terms prescribed by law (the “Merger Plan”);

(ii)	having examined and discussed the Explanatory Report of the Directors on the Merger Plan referred to above, prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Regulation approved by CONSOB resolution No. 11971 of 14 May 1999, as subsequently amended; and

(iii)	having taken note of the balance sheets of the Companies Participating in the Merger pursuant to and for the purposes of Article 2501-quater of the Italian Civil Code, represented by the draft financial statements as at 31 December 2025 of each of the Companies Participating in the Merger, which were approved by the Boards of Directors on 10 March 2026 and 5 March 2026, respectively, pursuant to and for the purposes of Article 2501-quater of the Italian Civil Code;

(iv)	having taken note of the report on the fairness of the exchange ratio prepared by the Joint Expert appointed pursuant to Article 2501-sexies of the Italian Civil Code by the Court of Florence;

(v)	having acknowledged that, within the terms prescribed by law, the Merger Plan has been registered with the competent companies’ registers and the documentation referred to in Article 2501-septies of the Italian Civil Code has also been published;

(vi)	having regard to the issuance, inter alia, of the authorisation of the European Central Bank and of the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the CBA and the related implementing provisions;

(vii)	having taken note of the certification of the Board of Statutory Auditors that the current share capital of BMPS, fully subscribed and paid-in, is equal to Euro 17,978,187,186.85 (seventeen billion nine hundred seventy-eight million one hundred eighty-seven thousand one hundred eighty-six point eighty-five) divided into 3,038,418,183 (three billion thirty-eight million four hundred eighteen thousand one hundred eighty-three) ordinary shares;

(viii)	having taken note of the pendency of the voluntary public purchase and exchange offer for all of the ordinary shares of BMPS announced to the market by Intesa Sanpaolo S.p.A. on 8 June 2026, and having acknowledged that the completion of the Merger constitutes a condition of effectiveness of the aforementioned offer and that, therefore, the Merger does not constitute an act or transaction that may frustrate the achievement of the objectives of such offer, falling outside the scope of application of the so-called passivity rule referred to in Article 104, paragraph 1, of the CFA, which consequently does not apply to this resolution;

RESOLVES

1.	to approve the Merger Plan, registered with the Companies’ Register of Arezzo-Siena on 29 September 2026, under the terms and conditions set out therein, and in particular to approve, inter alia, an exchange ratio set at 2.450 ordinary shares of BMPS for each ordinary share of Mediobanca (other than the treasury shares held by Mediobanca

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Explanatory Report of the Board of Directors on item 1 on the Agenda - Extraordinary Part and the shares of Mediobanca owned by BMPS as at the date of completion of the Merger), and consequently to proceed with the merger by incorporation of Mediobanca into BMPS under the terms and conditions set out therein. In particular, the exchange of the ordinary shares of the company to be incorporated, Mediobanca, will be carried out through the issuance of a maximum of 272,012,804 new ordinary shares, ranking pari passu with the existing shares, in application of the exchange ratio and the share allotment procedures provided for in the Merger Plan;

2.	to approve the increase of the share capital of BMPS, to service the exchange, for a maximum amount of Euro 1,609,487,836.43, through the issuance of a maximum of 272,012,804 new ordinary shares with no par value, as indicated in the Merger Plan and in application of the aforementioned exchange ratio, it being understood that, should the share capital, following the share capital increase, be expressed with more than two decimal places, the relevant amount will be truncated to the second decimal place, with the excess allocated to reserves;

3.	to approve, with effect from the date on which the Merger becomes effective vis-à-vis third parties, the amendments to the by-laws resulting from the Merger Plan;

4.	to acknowledge (i) that the effects of the merger for civil law purposes, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, will run from the date of the last of the registrations of the Merger deed, or from the later date indicated in the deed itself, and (ii) that, for accounting purposes, the transactions of the company to be incorporated will be recorded in the financial statements of the incorporating company starting from 1 January of the financial year in which the merger takes effect for civil law purposes and that the tax effects will also run from the same date;

5.	to acknowledge that, with effect from the effective date of the merger, BMPS will succeed by operation of law to all the assets and liabilities of Mediobanca and to all the rights, claims and entitlements, as well as to all the obligations, commitments and duties of any nature attributable to it, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code;

6.	to acknowledge, lastly, that the completion and effectiveness of the merger are subject to the verification by the Boards of Directors of BMPS and Mediobanca of the fulfilment of the legal requirements and of the fulfilment (or waiver, where permitted) of each of the conditions precedent provided for in the Merger Plan;

7.	to grant the Board of Directors, and on its behalf, severally, its Chairman and the Chief Executive Officer currently in charge, with exemption from any conceivable conflict of interest, the fullest powers to make to the shareholders’ resolutions any non-substantial amendment, addition or deletion that may be required at the request of any competent administrative authority or upon registration with the Companies’ Register, on behalf of the company;

8.	to grant the Board of Directors, and on its behalf, severally, its Chairman and the Chief Executive Officer currently in charge, also through special attorneys appointed for this purpose and with exemption from any conceivable conflict of interest, the fullest powers, without any exclusion, to implement the merger, in the manner and within the terms provided for in the Merger Plan, as well as in this resolution and therefore, without any limitation, to:

(i)	execute and sign, also through special attorneys, in compliance with the provisions of laws and regulations, the notarial Merger deed, as well as any implementing, acknowledging, supplementing, instrumental and/or

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rectifying deed that may be necessary or appropriate, establishing the conditions, procedures and clauses thereof, determining therein the date from which the effects will run within the limits permitted by law and in accordance with the Merger Plan, all for the successful outcome of the transaction;

(ii)	generally attend to anything else required, necessary, useful or even merely appropriate for the complete implementation of the above resolutions, allowing transfers, transcriptions, annotations, amendments and rectifications of registrations in public registers and in any other competent office, as well as the filing with the competent authorities of any application, petition, communication or request for authorisation that may be required or become necessary or appropriate for the purposes of the transaction.”

Siena, 29 September 2026

On behalf of the Board of Directors

The Chairman

Prof. Cesare Bisoni

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* * *

Information for U.S. Persons

The shares to be issued in connection with the potential merger (the “Merger”) between Banca Monte dei Paschi di Siena S.p.A. (the “Bank” or “BMPS”) and MEDIOBANCA - Banca di Credito Finanziario Società per Azioni (“Mediobanca” and, together with BMPS, the “Companies”), may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

Each of BMPS and Mediobanca is a company incorporated in Italy. Information distributed in connection with the Merger is subject to Italian disclosure requirements that are different from those of the United States. Financial statements and financial information included in the documents relating to the Merger will be prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws in respect of the Merger, since BMPS and Mediobanca are located in Italy, and some or all of their officers and directors may be residents of Italy or other countries outside the U.S. You may not be able to sue a company incorporated outside the U.S. or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the U.S. and its affiliates to subject themselves to a U.S. court’s judgment.

The Merger will not be submitted to the review or registration procedures of any regulator outside of Italy and has not been approved or recommended by any governmental securities regulator. The Merger will be made in the U.S. pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. As a result, the Merger will be made in accordance with the applicable regulatory, disclosure and procedural requirements under Italian law. To the extent that the Merger is subject to the U.S. securities laws, such laws only apply to holders of the shares of Mediobanca in the U.S. and no other person has any claims under such laws.

Since the announcement of the Merger, BMPS and certain of its affiliates have engaged, and intend to continue to engage until completion of the Merger, in various asset management, brokerage, banking-related, collateral-taking, estates and trusts services, and custody-related activities involving BMPS common shares outside the United States. Among other things, BMPS or one or more of its affiliates intends to engage in trades in BMPS common shares for the accounts of its customers for the purpose of effecting brokerage transactions for its customers and other customer facilitation transactions in respect of BMPS common shares. Further, certain of BMPS’s asset management affiliates may buy and sell BMPS common shares or indices including BMPS common shares, outside the United States as part of their ordinary, discretionary investment management activities on behalf of their customers. Certain of BMPS’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include BMPS common shares, providing investment advice and financial planning guidance to customers that may include information about BMPS common shares, (b) transact in BMPS common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to BMPS common shares and (d) engage in accepting BMPS common shares as collateral for loans. These activities occur outside of the United States and the transactions in BMPS common shares may be effected on Euronext Milan, other exchanges or alternative trading systems and in the over-the-counter market.

IMPORTANT INFORMATION

The Merger referred to in this document relates to BMPS and Mediobanca. This document does not constitute an offer to buy or sell the shares of the Companies.

The shareholders’ meetings of the Companies will be called to approve the Merger on the basis of illustrative reports prepared by the board of directors of the Companies.

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The shares of BMPS and Mediobanca are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A. and are subject to the obligations and procedural requirements provided for by Italian law.

The distribution of this document, directly or indirectly, in or into Canada, Australia or Japan is prohibited. This document (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”) or in the United States. The securities referred to herein have not been and will not be registered under the U.S. Securities Act or pursuant to the corresponding regulations in force in the Other Countries and may not be offered or sold in the United States unless the securities are registered under the U.S. Securities Act, or an exemption from the registration requirements of the U.S. Securities Act is available. BMPS does not intend to register any portion of the offering of the securities in the United States or to conduct a public offering of the securities in the United States.

To the fullest extent permitted by applicable law, the Companies disclaim any responsibility or liability for the violation of such restrictions by any person.

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This English translation of the explanatory report is for courtesy only and shall not be relied upon by the recipients. The Italian version of the explanatory report is the only official version and shall prevail in case of any discrepancy.

MEDIOBANCA – BANCA DI CREDITO FINANZIARIO S.P.A.

ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING

29 October 2026 (single call)

Illustrative report by the Board of Directors on Item no. 1 on the Agenda as extraordinary business

(prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Regulation adopted by CONSOB resolution No. 11971 of 14 May 1999, as subsequently amended and supplemented)

Approval of the Plan for Merger by Incorporation of Mediobanca – Banca di Credito Finanziario S.p.A. into Banca Monte dei Paschi di Siena S.p.A.

Milan, 29 September 2026

Illustrative report of the Board of Directors on the plan for the merger of Mediobanca – Banca di credito Finanziario S.p.A. into Banca Monte dei Paschi di Siena S.p.A. pursuant to Article 2501-QUINQUIES of the Italian Civil Code and Article 70, paragraph 2, of the Regulation adopted by Consob Resolution No. 11971 of 14 May 1999, as subsequently AMENDED AND SUPPLEMENTED

Dear shareholders,

You have been called together in extraordinary general meeting on 29 October 2026, in a single session, to adopt a resolution for the approval of the plan for the merger by incorporation (the “Merger”) of Mediobanca – Banca di Credito Finanziario Società per Azioni S.p.A. (“Mediobanca”, or the “Company to be Incorporated”) into Banca Monte dei Paschi di Siena S.p.A. (“BMPS”, “Banca Monte dei Paschi di Siena”, or the “Incorporating Company” and, jointly with Mediobanca, the “Companies Participating in the Merger”).

This report (the “Report”, or the “Illustrative Report”) has been prepared by the Board of Directors, in order to illustrate, from a legal and economic standpoint, the Merger and to describe the elements of the Merger plan approved by the respective Boards of Directors of the Companies Participating in the Merger on 10 March 2026 (the “Merger Plan”) as well as, in particular, the criteria used for the determination of the exchange ratio between the shares of Mediobanca and those of Banca Monte dei Paschi di Siena.

This Report has been drawn up pursuant to Article 2501-quinquies of the Italian Civil Code and also, in view of the fact that Mediobanca shares are traded on the Euronext Milan regulated market organized and operated by Borsa Italiana S.p.A., pursuant to Article 125-ter of Italian Legislative Decree no. 58 of 24 February 1998 as amended (the “CFA”) and Article 70, paragraph 2, of the regulations adopted under Consob resolution No. 11971 of 14 May 1999, as amended (the “Issuers’ Regulations”), in accordance with Scheme No. 1 of Annex 3A of the Issuers’ Regulations.

The merger by incorporation of Mediobanca into BMPS, involving two banks, is also subject to the provisions of Italian Legislative Decree no. 385 of 1 September 1993 (the “TUB”). In particular, the Merger is subject inter alia to prior authorization from the European Central Bank, required under Articles 4 and 9 of

Regulation (EU) No. 1024/2013 and Article 57 of the TUB, as well as the relevant implementation regulations.

This Illustrative Report, together with, among other things, the Merger Plan (to which the new text of the by-laws of the Incorporating Company post-Merger is annexed), is made available to the public in the manner provided for by applicable legal and regulatory provisions and is available on Mediobanca’s website at www.mediobanca.com, and on the eMarket Storage mechanism (www.emarketstorage.com) along with the joint expert’s report drawn up pursuant to Article 2501-sexies of the Italian Civil Code on the fairness of the Exchange Ratio (as deﬁned below).

It should be noted that the Merger constitutes – on the basis of the provisions of Annex 3B to the Issuers’ Regulation – a signiﬁcant merger pursuant to Article 70, paragraph 6, of the Issuers’ Regulation. The information document provided for by such regulatory provision, also containing the pro-forma ﬁnancial information of the Incorporating Company, will be made public in the manner and within the terms provided for by applicable regulations.

Contents

1.	Introduction	6
2.	Description of the companies participating in the Merger	7
2.1	Company to be Incorporated	7
2.1.1	Name	7
2.1.2	Registered office	7
2.1.3	Description	8
2.1.4	Share capital	8
2.1.5	Convertible bond issues outstanding	8
2.1.6	Corporate purpose	8
2.1.7	Description of the activities of Mediobanca and its subsidiaries	8
2.1.8	Key earnings, capital and financial data as at 31 December 2025	12
2.1.9	Events subsequent to 31 December 2025	14
2.2	Incorporating Company	14
2.2.1	Name	14
2.2.2.	Registered office	14
2.2.3	Description	14
2.2.4	Share capital	14
2.2.5	Convertible bond issues outstanding	15
2.2.6	Corporate purpose	15
2.2.7	Description of BMPS Group activities	15
2.2.8	Key earnings, capital and financial data as at 31 December 2025	17
2.2.9	Events subsequent to 31 December 2025	21
3.	Illustration of the deal and its rationale, with reference in particular to the business objectives of the Participating Companies in the Merger and the plans drawn up by them to achieve them	22
3.1	Deal rationale, business objectives, and plans drawn up to achieve them	22
3.2	Legal issues arising in connection with the Merger	25
3.2.1	Approval of the Merger Plan	25
3.2.2	Amendments to By-Laws	27
3.2.3	Conditions precedent to the merger	29

3.2.4	Nature of the deal as “most significant” transaction between related parties	29
3.2.5	Nature of the Merger as significant transaction pursuant to Article 70 of the Regulations for Issuers	31
4.	Exchange ratio and criteria followed to determine it. Values assigned to the Companies Participating in the Merger for purposes of determining the exchange ratio	32
4.1	The Exchange Ratio	32
4.2	Reference date and documentation used	33
4.3	Valuation methodologies used for purposes of determining the Exchange Ratio	34
4.3.1	Dividend Discount Model, Excess Capital version	34
4.3.2	Market multiples of selected listed companies	35
4.3.3	Regression analysis	35
4.4	Exchange Ratios identified	35
4.5	Difficulties and limitations encountered in valuing the Exchange Ratio	36
4.6	Conclusions	36
5.	Methods for allocating the BMPS shares and their ranking date	37
6.	Date from which the transactions involving the companies participating in the merger will be reflected in the Incorporating Company’s financial statements	38
7.	Tax implications of the deal for the companies participating in the merger	38
8.	Estimates regarding the composition of the relevant shareholder structure and ownership of the Incorporating Company following the Merger	41
8.1	Relevant shareholder structure and ownership of BMPS	41
8.2	Relevant shareholder structure and ownership of Mediobanca	42
8.3	Estimates regarding the composition of the relevant shareholder structure and ownership of BMPS following the Merger	43
9.	Effects of the merger on the shareholders’ agreements relevant pursuant to Article 122 of the CFA	44
10.	Assessments of the Board of Directors on whether the right of withdrawal applies	44

1.	Introduction

On 24 January 2025, BMPS announced to the market the decision to launch a voluntary full public exchange oﬀer (the “Oﬀer”) pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the CFA, as well as of the Issuers’ Regulation, for all of the shares issued by Mediobanca.

The Oﬀer was launched for a consideration equal to 2.300 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Oﬀer, in execution of the share capital increase against payment of BMPS to service the Oﬀer, on a divisible basis and also in multiple tranches, with the exclusion of pre-emptive rights pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved by the BMPS Board of Directors on 26 June 2025 in the exercise of the delegation granted to it by the Extraordinary Shareholders’ Meeting of BMPS of 17 April 2025, pursuant to Article 2443 of the Italian Civil Code.

On 20 May 2025, BMPS announced to the market that it had made a technical adjustment to the aforementioned consideration as a result of the detachment of the coupons and the subsequent payments, respectively, of (i) the dividend approved by the ordinary shareholders’ meeting of BMPS on 17 April 2025 (equal to Euro 0.86 for each outstanding share of BMPS entitled to payment of the dividend) and (ii) the interim dividend on the results as at 31 December 2024, which the Board of Directors of Mediobanca, on 8 May 2025, resolved to distribute (equal to Euro 0.56 for each outstanding share of Mediobanca entitled to payment of the dividend). The consideration therefore became equal to 2.533 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Oﬀer.

On 2 September 2025, BMPS announced to the market the increase of the consideration of the Oﬀer by means of a cash component equal to Euro 0.90 for each share of Mediobanca tendered in acceptance of the Oﬀer.

On 8 September 2025, the acceptance period of the Oﬀer ended, as a result of which, on 15 September 2025, BMPS came to hold a total of 506,665,070 shares of Mediobanca, representing approx. 62.3% of its share capital.

On 15 September 2025, BMPS announced to the market that, on the basis of the ﬁnal results of the Oﬀer mentioned above, pursuant to and for the purposes of Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, the reopening of the acceptance period of the Oﬀer would take place, which ended on 22 September 2025, as a result of which, on 29 September 2025, BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approx. 86.3% of the share capital of Mediobanca.

In light of the foregoing, Mediobanca is controlled by BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB, and is subject to the management and coordination activities of BMPS pursuant to Article 61 of the TUB and Articles 2497 et seq. of the Italian Civil Code.

Consistent with what was set out in the future plans outlined by MPS in the oﬀer document approved by Consob by resolution No. 23626 of 2 July 2025 (the “Oﬀer Document”) in relation to the future plans and the strategic and industrial objectives of the integration of Mediobanca into the Monte dei Paschi di Siena BMPS Banking Group (the “BMPS Group”), on 26 February 2026 BMPS approved a new 2026-2030 Business Plan which provides for a comprehensive project for the (corporate, organisational and operational) integration of the two banks and for the reorganization of the group resulting from the acquisition of Mediobanca (the “Plan”); for further information on the Plan, shareholders are invited to refer to the presentation of the Plan and to the other documentation published in the dedicated section of BMPS’s institutional website, investor relations section (www.gruppomps.it). The Merger, the terms of which are illustrated in this Report, is in continuity with the guidelines approved by BMPS and set out in the Plan.

On 10 March 2026, the Boards of Directors of BMPS and Mediobanca, following the issuance of the favourable opinions of their respective Related Party Transactions Committees (the “RPT Committees”), approved the Merger Plan.

For further information on the Merger, shareholders are invited to refer also to the Merger Plan published on the Bank’s oﬃcial website (www.mediobanca.com), as well as at the authorized storage mechanism (www.emarketstorage.com) and also annexed to this Report, as well as to the information document relating to transactions of greater importance with related parties prepared pursuant to Article 5 of CONSOB Regulation No. 17221 of 12 March 2010, as subsequently amended and supplemented (the “RPT Regulation”), published on 17 March 2026 on Mediobanca’s oﬃcial website (www.mediobanca.com), as well as at the authorized storage mechanism (www.emarketstorage.com).

2.	Description of the companies participating in the Merger

2.1	Company to be Incorporated

2.1.1	Name

Mediobanca – Banca di Credito Finanziario S.p.A.

2.1.2	Registered oﬃce

Milano, Piazzetta Enrico Cuccia n. 1.

2.1.3	Description

Mediobanca is a listed company, having tax identiﬁcation code/Milan-Monza Brianza-Lodi Companies’ Register registration no. 00714490158, VAT no. 10536040966, registered with the Register of Banks under number 4753, subject to management and co-ordination by BMPS and belonging to the banking group of the same name, registered with the Register of Banking Groups under registration no. 1030, and a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

2.1.4	Share capital

The share capital of Mediobanca is made up of ordinary shares without nominal value. As at the date of this report, the share capital of Mediobanca is equal to Euro 444,680,575, fully paid up, consisting of 813,279,689 ordinary shares without nominal value. The shares are registered and are traded on Euronext Milan, a market organized and operated by Borsa Italiana S.p.A.

2.1.5	Convertible bond issues outstanding

Mediobanca has no convertible bond issues outstanding.

2.1.6	Corporate purpose

The corporate purpose of Mediobanca is “[…] to raise funds and provide credit in any of the forms permitted, especially medium- and long-term credit to corporates. Within the limits laid down by current regulations, the Company may execute all banking, ﬁnancial and intermediation-related transactions and/or services and carry out any transaction deemed to be instrumental to or otherwise connected with achievement of the Company’s purpose.

As part of its supervisory and co-ordinating activities in its capacity as parent company of the Mediobanca Banking Group within the meaning of Article 61, paragraph 4, of Legislative Decree No. 385 dated 1 September 1993, the Company shall issue directives to member companies of the Group to comply with instructions given by the Bank of Italy in the interests of maintaining the Group’s stability.”

2.1.7	Description of the activities of Mediobanca and its subsidiaries

Following the completion of the acquisition of a controlling interest in Mediobanca by BMPS as a result of the Oﬀer, Mediobanca ceases to qualify as a Parent Company under the supervisory regulations in force. Consequently, on 15 September 2025, the Mediobanca Group was deregistered from the List of Banking Groups and Mediobanca became subject to management and co-ordination by BMPS, becoming, together with all its subsidiaries, part of the MPS Banking Group.

The activities of Mediobanca and of its subsidiaries are organized into the following divisions:

(i)	Corporate & Investment Banking (“CIB”): the CIB division comprises ﬁnancial advisory and corporate ﬁnance, capital markets, structured ﬁnance, merchant banking and specialty ﬁnance activities, with particular reference to medium and long-term corporate lending. Mediobanca operates in this segment as a leading advisor for mergers and acquisitions, bond and equity issuances, as well as structured ﬁnance transactions for corporate and institutional customers of primary national and international standing;

(ii)	Wealth Management: the division oﬀers specialized wealth management services aimed at a customer base ranging from aﬄuent investors to private and institutional customers. The activity comprises private banking, advanced ﬁnancial advisory, ﬁduciary services and the management of products through dedicated companies. The division is characterised by an integrated model oriented towards service quality, product diversiﬁcation and long-term wealth protection;

(iii)	Consumer Finance: the division operates in the consumer credit segment, providing personal loans, special purpose loans and revolving credit cards to retail customers. The activity is carried out mainly through Compass S.p.A., a leading company in the Italian consumer credit market;

(iv)	Principal Investing: the division groups together the portfolio of minority equity investments of the banking group and today consists mainly of the signiﬁcant stake in Assicurazioni Generali S.p.A., one of the leading insurance groups worldwide, which represents a source of revenues, proﬁts and capital generation uncorrelated with the banking business cycle, contributing to the stability of results and increasing growth potential.

Set out below is a summary chart of the companies directly and indirectly headed by Mediobanca as at 31 December 2025.

Direct and indirect	Registered oﬃce	% stake directly/ind irectly held
Polus Capital Management Group Ltd	London	65.78
Polus Capital Management Ltd	London	100 (1)
Polus Capital Management Investments Limited (inactive)	London	100 (1)
Polus Investment Management Limited (inactive)	London	100 (1)
Polus Capital Management (US) Inc.	New York	100 (1)
Bybrook Capital Burton Partnership Ltd	Grand Cayman	100 (2)
Compass Banca S.p.A.	Milan	100
Compass RE S.A.	Luxembourg	100 (3)
Compass Rent S.r.l.	Trento	100 (3)
Compass Link S.r.l.	Milan	100 (3)
Heylight AG	Geneva	100 (3)
Quarzo S.r.l.	Milan	90 (3)
MBCredit Solutions S.p.A.	Milan	100 (3)
MBContact Solutions S.r.l.	Milan	100 (4)
CMB Monaco S.A.	Monte Carlo	99.99
CMG Monaco SAM	Monte Carlo	99.89 (5)
CMB Real Estate Development SAM	Monte Carlo	99.80 (6)
Mediobanca Premier S.p.A.	Milan	100
Mediobanca Covered Bond S.r.l.	Milan	90 (7)
Spaﬁd S.p.A.	Milan	100
Spaﬁd Trust S.r.l.	Milan	100 (8)
Mediobanca SGR S.p.A.	Milan	100
Mediobanca Management Company S.A.	Luxembourg	100
RAM Active Investments S.A.	Geneva	93.50
Mediobanca International (Luxembourg) S.A.	Luxembourg	100 (9)
Mediobanca International Immobilière S.a.r.l.	Luxembourg	100 (9)
Mediobanca Securities USA LLC	Delaware	100
MBFACTA S.p.A.	Milan	100
Messier & Associes S.A.	Paris	88.40
Messier & Associes LLC	New York	50 (10)
Arma Partners LLP	London	100 (11)
Arma Partners Corporate Finance Ltd	London	100 (12)
Arma Deutschland GmbH	Munich	100 (12)
Mediobanca Innovation Services S.c.p.a.	Milan	100
MB Funding Lux S.A.	Luxembourg	100
SelmaBipiemme Leasing S.p.A. (*)	Milan	100
MB Speedup Ltd	London	50

(1)	Investment owned by Polus Capital Management Group.

(2)	Investment owned by Polus Capital Management.

(3)	Investment owned by Compass Banca.

(4)	Investment owned by MBCredit Solutions.

(5)	Investment owned by CMB Monaco.

(6)	Investment owned by CMB Monaco (59.80%) and Mediobanca (40%).

(7)	Investment owned by Mediobanca Premier.

(8)	Investment owned by Spaﬁd.

(9)	Compass Banca owns l%.

(10)	Investment owned by Mediobanca International (Luxembourg).

(11)	Investment owned by Messier & Associés SA.

(11)	A member interests.

(12)	Investment owned by Arma Partners LLP.
(*)	SelmaBipiemme Leasing S.p.A. has been renamed: “MBPS LEASING S.p.A.”.

2.1.8	Key earnings, capital and ﬁnancial data as at 31 December 2025

Set out below are the most signiﬁcant consolidated proﬁt and loss account and balance sheet data of the Company to be Incorporated for the ﬁnancial periods ended 31 December 2025 and 30 June 2025, as presented in the consolidated ﬁnancial statements of Mediobanca as at 31 December 2025.

Consolidated balance sheet

		(€m)
	31/12/25	30/6/25 Restated*
Assets

Financial assets held for trading	17,308.1	16,885.6

Treasury ﬁnancial assets and cash	11,074.1	12,135.9

Banking book securities	12,288.5	11,670.5

Customer loans	55,865.6	54,343.5

Equity investments	5,157.3	4,932.1
Tangible and intangible assets	2,230.5	1,970.2
Other assets	2,082.5	2,259.5
Total assets	106,006.6	104,197.3

Liabilities and net equity

Funding	70,770.7	70,552.6

Treasury ﬁnancial liabilities	12,183.1	9,344.3
Financial liabilities held for trading	8,372.9	8,987.8
Other liabilities	3,093.8	3,801.7
Provisions	138.2	133.5

Net equity	10,920.7	10,031.8

Minority interests	14,6	14.1
Proﬁt for the period	512.6	1,331.5
Total liabilities and net equity	106,006.6	104,197.3

(*) The data for the previous ﬁnancial year have been restated following the application of the voluntary change in accounting standard for valuing properties held for investment purposes (from amortized cost to fair value), as provided by the reference accounting policies.

Key Performance Indicators (KPIs)*

Key Performance Indicators (KPIs)*	31/12/25	30/6/25
CET1 capital	7,536.4	6,937.2

Total capital	8,566.7	8,270.3
RWAs (1)	45.866.8	46.091.6
CET1 ratio (phase-in) (2)	16.4%	15.1%
RWA density (3)	43.3%	44.3%
Total capital ratio	18.7%	17.9%
Leverage ratio (4)	7.2%	6.8%
Gross NPLs/gross loans ratio (5)	2.03%	2.11%
Net NPLs/net loans ratio (6)	0.84%	0.86%
No. of shares (millions) (**)	813.3	833.3

(*)	Alternative Performance Measures (APMs): in addition to those required as part of the IFRS.

(1)	Risk Weighted Assets.

(2)	CET1/Risk Weighted Assets.

(3)	Risk Weighted Assets/Total Assets.

(4)	CET1/Total Leveraged Exposures.

(5)	Gross NPLs/Gross Loans.

(6)	Net NPLs/Net Loans.

Consolidated proﬁt and loss account

* The data for the previous ﬁnancial year have been stated following the application of the voluntary change in accounting standard for valuing properties held for investment purposes (from amortized cost to fair value), as provided by the reference accounting policies.

** Heading also includes accruals payable to holders of Class B interests in Arma Partners.

*** Net proﬁt excluding the one-oﬀ costs shown in the table neutralizes the impact of the impairment to intangible assets (goodwill and brands) and the public exchange oﬀer launched by Banca Monte Paschi di Siena for 100% of Mediobanca shares, the costs related to the public exchange oﬀers booked at the consolidated level (consisting primarily of advisory services, acceleration of the performance share compensation scheme approved on 31 July 2025, and the severance paid to senior management members who have left the Bank) and the related taxation have all been combined in a separate entry to the proﬁt and loss account.

Key Performance Indicators (KPIs)*

	31/12/25	30/6/25	31/12/24	Chg. (%)
ROTE adj. (1)	12.8%	14.2%	14.0%	-8.6%

Cost/income ratio (2)	45.7%	43%	42.3%	8.1%
CoR (bps) (3)	53	44	50	6.0%
EPS (4)	0.63	1.64	0.79	20.2%

(*)	Alternative Performance Measures (AMPs): in addition to those required as part of the IFRS.

(1)	Adjusted Return On Tangible Equity.

(2)	Cost/income ratio.

(3)	Cost of risk.

(4)	Earnings Per Share (having regard to the cancellation of approx. 20 million shares).
()	Dividend Per Share.

2.1.9 Events subsequent to 31 December 2025

At a Board meeting held on 17 February 2026, the Directors of Mediobanca acknowledged the resolutions adopted by the Board of Directors of BMPS, and resolved to start activities aimed at achieving the integration with BMPS through a merger by incorporation with the consequent delisting of Mediobanca, in accordance with the regulations governing related party transactions and the applicable legal requirements.

No events relevant under IAS 10 have occurred since 31 December 2025 which would require the results stated in the Consolidated Report as at 31 December 2025 to be adjusted.

2.2 Incorporating Company

2.2.1 Name

Banca Monte dei Paschi di Siena S.p.A.

2.2.2. Registered oﬃce

Piazza Salimbeni 3, Italy.

2.2.3 Description

BMPS is a listed company, having tax identiﬁcation code/Arezzo-Siena Companies’ Register registration no. 00884060526, VAT no. 01483500524, registered with the Register of Banks under number 5274, parent company of the Monte dei Paschi di Siena Banking Group, registered in the Register of Banking Groups under registration no. 1030, and a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

2.2.4 Share capital

The share capital of BMPS is made up of ordinary shares without nominal value. As at the date of this report, the share capital of BMPS is equal to Euro

17,978,187,186.85, fully paid up, consisting of 3,038,418,183 ordinary shares without nominal value. The shares are registered and are traded on Euronext Milan, a market organized and operated by Borsa Italiana S.p.A.

2.2.5	Convertible bond issues outstanding

BMPS has no convertible bond issues outstanding.

2.2.6	Corporate purpose

The corporate purpose of BMPS is as follows: “1. The Company has as its purpose the collection of savings and the granting of credit in its various forms in Italy and abroad, including all the activities that the contributing Institution was authorised to carry out by virtue of laws or administrative measures. 2. It may carry out, in compliance with the provisions in force, all permitted banking and ﬁnancial transactions and services, establish and manage supplementary pension schemes, as well as carry out any other transaction that is instrumental or otherwise connected to the pursuit of the corporate purpose. 3. It may make advances against pledges of valuables and items of common use.”.

2.2.7	Description of BMPS Group activities

BMPS is the parent company of the BMPS Group and performs, in addition to banking activity, the functions of direction, governance and unitary control over its ﬁnancial and instrumental subsidiaries. In particular, BMPS, as the parent bank, exercises – pursuant to Article 61, paragraph 4, of the TUB – management and coordination activities over the companies belonging to the BMPS Group, issuing for such purpose speciﬁc provisions also for the execution of the instructions given by the supervisory authorities and in the interest of the stability of the BMPS Group.

The BMPS Group operates in the following segments: Retail & Commercial Banking, Wealth Management (including the system of digital and self-service services, enhanced by the expertise of the networks of ﬁnancial advisors), Corporate & Investment Banking, Specialty Finance, Consumer Finance, and Insurance (through its investment in Assicurazioni Generali and the strategic partnership with AXA), and in other support activities and ﬁduciary services carried out through specialized companies.

Foreign operations are focused both on supporting the internationalization processes of corporate customers and on Wealth Management activities, including through the non-Italian subsidiaries of Mediobanca, and cover the main international ﬁnancial markets.

In addition to the above, there are also companies operating in the agricultural sector, both wine-making and agri-food, also with a real estate component used for agritourism and hospitality activities (MPS Tenimenti Poggio Bonelli e Chigi Saracini Società Agricola S.p.A.) and in the custody and storage of food products on behalf of third parties (Magazzini Generali Fiduciari di Mantova S.p.A.).

Set out below is a summary chart of the corporate structure of the BMPS Group as at 31 December 2025.

2.2.8	Key earnings, capital and ﬁnancial data as at 31 December 2025

Set out below are the most signiﬁcant consolidated proﬁt and loss account and balance sheet data of the Incorporating Company for the ﬁnancial year ended 31 December 2025 as presented in the BMPS Group’s consolidated ﬁnancial statements as at 31 December 2025, approved by the Board of Directors of BMPS on 10 March 2026.

(€’000)

Assets		31/12/25	31/12/24
10.	Cash and cash equivalents	14,632,041	13,249,398
20.	Financial assets measured at fair value through proﬁt and loss	26,355,179	6,532,829
	a) Financial assets held for trading	23,751,707	6,076,580
	b) Financial assets designated at fair value	1,506,408	-
	c) Other ﬁnancial assets mandatorily measured at fair value	1,097,064	456,249
30.	Financial assets measured at fair value through other comprehensive income	6,966,115	2,337,364
40.	Financial assets measured at amortized cost:	167,790,782	90,525,940
	a) Loans to banks	9,215,826	3,365,869
	b) Loans to customers	158,574,956	87,160,071
50.	Hedging derivatives	882,187	94,215
60.	Change in value of macro-hedged ﬁnancial assets (+/-)	(1,013,617)	(411,547)
70.	Equity investments	7,829,009	672,284
90.	Property, plant and equipment	3,240,468	2,109,077
100.	Intangible assets	3,336,130	156,066
	-of which: goodwill	2,961,256	7,900
110.	Tax assets	4,355,414	2,536,890
	a) Current	267,434	104,272
	b) Deferred	4,087,980	2,432,618
120.	Non-current assets held for sale and disposal groups	1,202,010	1,128,665
130.	Other assets	6,064,793	3,670,569
	Total assets	241,640,511	122,601,750

(€’000)

Liabilities and net equity		31/12/25	31/12/24
10	Financial liabilities measured at amortized cost	186,034,457	102,751,412
	a) Due to banks	26,282,409	9,811,321
	b) Due to customers	120,257,933	82,632,195
	c) Debt securities in issue	39,494,115	10,307,896
20	Financial liabilities held for trading	11,245,657	2,605,745
30	Financial liabilities designated at fair value	5,682,471	119,670
40	Hedging derivatives	852,204	358,391
50	Change in value of macro-hedged ﬁnancial liabilities (+/-)	(9,819)	(692)
60	Tax liabilities	1,165,269	5,616
	a) Current	218,091	1,275
	b) Deferred	947,178	4,341
70	Liabilities associated with non-current assets held for sale and disposal groups	975,943	976,699
80	Other liabilities	4,309,893	3,131,958
90	Provision for employment severance pay	85,749	69,739
100	Provisions for risks and charges:	1,008,632	933,928
	a) Financial guarantees and other commitments	166,713	149,639
	b) Post-employment beneﬁts	3,173	3,255
	c) Other provisions	838,746	781,034
110	Insurance liabilities	80,379	-
	a) Issued insurance contracts that are liabilities	80,379	-
	b) Reinsurance contracts held that are liabilities	-	-
120	Valuation reserves	58,811	60,449
150	Reserves	4,063,677	2,184,265
160	Share premium reserves	3,146,576	-
170	Share capital	17,978,187	7,453,451
180	Treasury shares (-)	(1,757)	-

190	Non-controlling interests (+/-)	2,248,475	336
200	Proﬁt (loss) for the year (+/-)	2,715,707	1,950,783
	Total liabilities and shareholders’ equity	241,640,511	122,601,750

(€’000)

Proﬁt and loss account		31/12/25	31/12/24
10	Interest income and similar revenues	4,629,447	4,677,948
	of which interest income calculated applying the eﬀective interest rate method	4,013,520	3,844,940
20	Interest expense and similar charges	(2,084,135)	(2,357,199)
30	Net interest income	2,545,312	2,320,749
40	Fee and commission income	2,090,257	1,688,468
50	Fee and commission expense	(313,974)	(233,431)
60	Net fee and commission income	1,776,283	1,455,037
70	Dividends and similar income	38,259	22,723
80	Net proﬁt (loss) from trading	83,374	127,877
90	Net proﬁt (loss) from hedging	8,313	(1,041)
100	Gains (losses) on disposal/repurchase of:	93,538	(8,572)
	a) Financial assets measured at amortized cost	88,577	(7,677)
	b) Financial assets measured at fair value through other comprehensive income	4,615	(270)
	c) Financial liabilities	346	(625)
110	Net pro t (loss) from ﬁnancial assets and liabilities measured at fair value through pro t or loss:	(106,357)	(9,829)
	a) Financial assets and liabilities designated at fair value	(77,137)	1,521
	b) Other ﬁnancial assets mandatorily measured at fair value	(29,220)	(11,350)
120	Net interest and other banking income	4,438,722	3,906,944
130	Net impairment (losses)/reversals for credit risk on:	(819,357)	(406,883)
	a) Financial assets measured at amortized cost	(817,737)	(406,220)
	b) Financial assets measured at fair value through other comprehensive income	(1,620)	(663)
140	Modiﬁcation gains (losses)	(4,617)	(9,976)

150	Net income from banking activity	3,614,748	3,490,085
160	Insurance service result	4,806	-
	a) Insurance revenues from insurance contracts issued	6,924	-
	b) Insurance service costs from insurance contracts issued	2,118	-
	c) Insurance revenues from reinsurance contracts held	-	-
	d) Insurance service costs from reinsurance contracts held	-	-
170	Insurance ﬁnance net revenues/costs	18	-
	a) insurance ﬁnance net revenues/costs arising from insurance contracts issued	18	-
	b) Insurance ﬁnance net revenues/costs arising from reinsurance contracts held	-	-
180	Net income from banking and insurance activities	3,619,572	3,490,085
190	Administrative expenses:	(2,525,594)	(2,073,227)
	a) Personnel expenses	(1,555,115)	(1,247,607)
	b) Other administrative expenses	(970,479)	(825,620)
200	Net provision for risks and charges:	(17,419)	(63,761)
	a) Commitments and guarantees issued	1,889	3,876
	b) Other net provisions	(19,308)	(67,637)
210	Net adjustments to/recoveries on property, plant and equipment	(111,978)	(101,502)
220	Net adjustments to/recoveries on intangible assets	(74,839)	(67,847)
230	Other operating expenses/income	489,004	231,254
240	Operating expenses	(2,240,826)	(2,075,083)
250	Gains (losses) on investments	227,890	74,229
260	Net gains (losses) on property, plant and equipment and intangible assets measured at fair value	(23,725)	(27,355)
270	Goodwill impairment	-	-
280	Gains (losses) on disposal of investments	5,102	2,668
290	Proﬁt (loss) before tax from continuing operations	1,588,013	1,464,544
300	Tax (expense)/recovery on income from continuing operations	1,123,541	508,100
310	Proﬁt (loss) after tax from continuing operations	2,711,554	1,972,644
320	Pro t (loss) after tax from discontinued operations	(224)	(22,021)
330	Proﬁt (loss) for the year	2,711,330	1,950,623

340	Net proﬁt (loss) attributable to non-controlling interests	(4,377)	(160)
350	Parent company's net proﬁt (loss) for the year	2,715,707	1,950,783

2.2.9	Events subsequent to 31 December 2025

In February 2026, the Board of Directors of BMPS adopted a resolution to proceed with the integration between the activities of BMPS and Mediobanca through the Merger and the Reorganization Transactions (as deﬁned in section 3.1 below), in accordance with the regulations governing related party transactions and the applicable legal requirements.

No events relevant under IAS 10 have occurred since 31 December 2025 which would require the results stated in the Consolidated Report as at 31 December 2025 to be adjusted.

3. Illustration of the deal and its rationale, with reference in particular to the business objectives of the Participating Companies in the Merger and the plans drawn up by them to achieve them

3.1	Deal rationale, business objectives, and plans drawn up to achieve them

As mentioned in the Introduction to this Report, consistent with the guidelines approved by BMPS in the new Plan, in February BMPS and Mediobanca formally commenced the activities functional to the implementation of a broader reorganization project aimed at the integration of BMPS and Mediobanca, which provides for, in particular:

(i)	The Merger by incorporation of Mediobanca into BMPS and, following the same,

(ii)	The allocation of the core activities of the current Mediobanca (corporate & investment banking and private banking serving high-end customers) in favour of Mediobanca Premier S.p.A., which will take the name “Mediobanca S.p.A.”. In such context, the stake in Assicurazioni Generali S.p.A. will be transferred to the new “Mediobanca S.p.A.” (formerly Mediobanca Premier S.p.A.); and, as a further key step thereof;

(iii)	The industrial integration of the networks of ﬁnancial advisors and the retail and aﬄuent wealth management activities of Mediobanca Premier S.p.A. and Banca Widiba S.p.A. (which will take on a new company that will include the Mediobanca brand) (the transactions referred to in points (ii) and (iii) above) (the “Reorganization Transactions”).

In the framework outlined above, the Merger therefore constitutes the essential prerequisite, as well as the ﬁrst and fundamental step, of a comprehensive reorganization project aimed at redeﬁning the overall structure of the Group and at creating the corporate scope within which the Reorganization Transactions described above will be implemented, following approval of the Merger.

The Merger and the Reorganization Transactions will make it possible to fully implement the industrial and ﬁnancial objectives disclosed to the market in the Oﬀer Document and in the Plan approved by BMPS, ensuring greater consistency between corporate structure, operating model and growth strategies. In this perspective, the Merger and, more generally, the overall integration project outlined by BMPS will enable the full achievement of the cost, revenue and funding synergies announced by BMPS in the context of the Oﬀer and the new Plan, as well as a rationalization and simpliﬁcation of the shareholding structure of the group headed by BMPS by eliminating cost duplications and group level and reorganizing the divisions, reinforcing capital and maximizing revenues, with the objective of creating the third Italian banking operator by total assets, customer loans, direct funding and total ﬁnancial assets, and a highly diversiﬁed and resilient player, with distinctive and complementary capabilities in each business area (BMPS in retail and commercial banking, Mediobanca in wealth management, corporate & investment banking, and consumer ﬁnance), with a signiﬁcant degree of innovation and support for growth.

All of the foregoing in compliance with the principles of sound and prudent management, operational continuity and risk control, to reinforce the sustainability of the business model over the medium to long term, ensuring solid and structural levels of proﬁtability, capital and liquidity.

The combined BMPS Group shows total revenues for 2025 of approx. €8.0bn, with approx. €300bn of direct and indirect funding and over 7 million customers.

Following the completion of the merger with Mediobanca, the BMPS Group will operate according to a clear and lean organizational structure, divided into ﬁve business divisions, designed to fully capture industrial synergies, strengthen management accountability and accelerate execution, while ensuring the quality of revenues thanks to a well-diversiﬁed business mix:

(i)	Retail & Commercial Banking (approx. 29% of revenues1), strengthening the positioning as a point of reference for families and businesses also through the sharing of the product factories (e.g., mortgages, leasing, factoring);

(ii)	Consumer Finance (approx. 19% of revenues1), leveraging the expertise of Compass and the distribution network of BMPS to extend the product oﬀering and capture cross-selling opportunities;

(iii)	Asset Gathering & Wealth Management (approx. 21% of revenues1), in particular through the integration between Banca Widiba S.p.A. and the retail and aﬄuent customers and the Network of Financial Advisors of Mediobanca Premier S.p.A., in addition to the evolution of the oﬀering of investment products and services;

(iv)	Private Banking (approx. 9% of revenues1), to oﬀer integrated and comprehensive coverage of public and private market solutions;

(v)	Corporate & Investment Banking (approx. 14% of revenues1), integrating distinctive advisory expertise with debt, markets and commercial banking services.

1 Breakdown of revenues for illustrative purposes, assuming the consolidation of Mediobanca as from 1 January 2025. The percentages are calculated excluding the Corporate Centre.

In addition to these, there is the Principal Investing activity (approx. 8% of revenues1), which ensures diversiﬁed proﬁt generation uncorrelated with the performance of the banking business, including the strategic stake in Assicurazioni Generali.

The transaction also favours the achievement of revenue, cost and funding synergies, originally estimated at a total of approx. €0.7bn by 2028:

-	Revenue synergies (approx. €0.3bn) arise from the broadening of the oﬀering to the combined customer base of the two banks, the leveraging of the product factories, the strengthening of cross-selling and the integration of advisory and capital markets expertise, with an improvement in the fee mix;

-	Cost synergies (approx. €0.3bn) are mainly attributable to the simpliﬁcation of the Group structure (with the elimination of corporate duplications and the centralisation of the governance, control and strategic direction functions) and to the integration of the IT platforms and core banking systems;

-	Funding synergies (approx. €0.1bn) arise from the optimization of the funding structure and the centralised management of treasury, with beneﬁts for the liquidity ratios.

The transaction will entail one-oﬀ integration costs estimated at approx. €0.6bn. IT investments of €1bn are also planned over the 2026-30 period (of which €0.1bn to support integration activities), aimed at supporting business growth and consolidating solid digital and AI foundations.

The Merger is also a crucial step in order to:

-	Strengthen the competitive positioning of the group headed up by BMPS in its reference markets;

-	Improve operating eﬃciency and the investment capability underpinning the future programmes disclosed to the market.

In this context, as a result of the Merger and the exchange of Mediobanca shares for BMPS shares, it is believed that, on the assumption that the Reorganization Transactions of the group are implemented by BMPS, in addition to the achievement of the objectives set out above, Mediobanca shareholders will also be able to beneﬁt from:

-	A more liquid security (the BMPS shares), with consequent greater ease of trading of the shares, which will also be able to take advantage of the remuneration policy announced by Banca Monte dei Paschi (with an expected payout of 100%) as well as of the possible use of excess capital, should it be allocated to further distributions to shareholders or deployed to support the growth of the group;

-	The possibility of participating directly in the broader project for enhancing the value of the BMPS group envisaged by the new plan, which provides for the creation of a strengthened, highly diversiﬁed, resilient player with distinctive and complementary capabilities in each business area and a signiﬁcant degree of innovation and support for growth, with the potential to compete successfully with the leading Italian and European banking institutions.

Furthermore, thanks to the Merger, the shareholders of Mediobanca will be able to beneﬁt from the realisation of the synergies arising from the integration and from the acceleration in the use of Deferred Tax Assets, thus participating in the signiﬁcant value creation and growth proﬁle of earnings and dividend per share arising from the integration.

3.2	Legal issues arising in connection with the Merger

3.2.1	Approval of the Merger Plan

The transaction being submitted to review and approval by the shareholders of Mediobanca as extraordinary business in general meeting involves the merger by incorporation of Mediobanca into Banca Monte dei Paschi di Siena, pursuant to and within the meaning of Articles 2501ﬀ of the Italian Civil Code.

The Merger Plan, including the By-Laws of the Incorporating Company post-Merger which constitute an integral part thereof, was approved, with a favourable opinion issued by both companies’ respective related parties’ committees (the “RPTC”), by the governing bodies of Mediobanca and BMPS on 10 March 2026, authorizing the Chief Executive Oﬃcer of Mediobanca and, jointly and severally, the Chairman and Chief Executive Oﬃcer of BMPS to ﬁnalize and publish this Report.

The Merger Plan has been drawn up on the basis of the ﬁnancial statements of the Companies Participating in the Merger for the year ended 31 December 2025, approved by the Boards of Directors of Mediobanca and BMPS on 5 March 2026 and 10 March 2026 respectively, to be used as the reference balance sheets pursuant to Article 2501-quater of the Italian Civil Code (the “Reference Balance Sheets”). These ﬁnancial statements have been certiﬁed by the external audit ﬁrm PricewaterhouseCoopers S.p.A. and were submitted to the approval the shareholders of BMPS and Mediobanca at annual general meetings held respectively on 15 April 2026 and 14 April 2026 respectively.

The Reference Balance Sheets have been published on the oﬃcial websites of the

Companies Participating in the Merger.

The exchange ratio for the Merger was calculated taking into account the distribution of the dividends for 2025 announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026 respectively, and was set on 10 March 2026, having reviewed and adopted the assessments made by their respective ﬁnancial advisors e based on the preliminary information received, by the Boards of Directors of BMPS and Mediobanca, subject to the release of favourable opinions by the respective RPTCs, at 2,450 ordinary Banca Monte dei Paschi di Siena shares for each Mediobanca ordinary share (the “Exchange Ratio”), as described in the Merger Plan.

The Merger Plan (i) was ﬁled on 29 June 2026 at the respective registered oﬃces of the Companies Participating in the Merger; and (ii) has been ﬁled with the companies’ registers of the locations where they are headquartered following the issuance – duly released on 3 September 2026 – of the regulatory authorizations (including sectoral) required for such purpose by the applicable regulations. Indeed, as speciﬁed below, the merger by incorporation of Mediobanca into Banca Monte dei Paschi di Siena, as it involves two banks, is subject to prior approval by, among others, the European Central Bank and the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the TUB and the related implementing provisions. As of the date of this Report, such authorization has been received.

In addition to the authorization for the Merger referred to above, other regulatory authorizations required under the regulations in force are required for this transaction, namely:

(i)	The veriﬁcation pursuant to Article 56 of the TUB and the related implementing provisions in relation to the amendments to the by-laws of BMPS resulting from the Merger

(ii)	The authorization of the European Central Bank and/or the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) 575/2013 and the related implementing provisions, for the classiﬁcation of the newly issued ordinary shares arising from the capital increase as CET1 instruments;

(iii)	The authorization of the Presidency of the Council of Ministers pursuant to Article 2 of Decree-Law No. 21 of 15 March 2012 on the exercise of special powers in relation to investments in strategic sectors, converted with amendments by Law No. 56 of 11 May 2012, as subsequently amended and supplemented (the “Golden Power regulations”); it being understood that the authorization may be express or tacit, upon expiry of the applicable statutory term, or by way of an indication as to the non-applicability of the Golden Power regulations, without the related measure imposing prescriptions and/or recommendations on the Incorporating Company; all of the foregoing it being established that, in the event of the issuance by the Presidency of the Council of Ministers of a measure containing prescriptions and/or recommendations, the Incorporating Company may in any event comply with any prescriptions and/or recommendations received and therefore decide, jointly with the Company to be Incorporated, to proceed with the deed of merger; and

(iv)	The further authorizations that, pursuant to applicable (Italian or foreign) regulations, including sector-speciﬁc regulations, may be necessary with reference to the shortening of the shareholding chain over (Italian and foreign) companies included in the group headed by BMPS or in which BMPS comes to hold a direct qualifying holding;

(jointly, the “Authorizations”).

As of the date of this Report, the authorizations referred to in items (i) and (ii) above have been received.

The Boards of Directors of BMPS and Mediobanca, in approving the Merger Plan, adopted resolutions to submit a joint application to the Court of Florence (Specialized Business Division) regarding the appointment of an expert with powers, pursuant to Article 2501-sexies, paragraph 4, of the Italian Civil Code, to request from the court of the location where the Incorporating Company is headquartered, the appointment of one or more joint experts with responsibility for preparing a report on the fairness of the exchange ratio for the shares.

On 24 April 2026, the Court of Florence (Specialised Business Division) – following a joint application ﬁled on 20 April 2026 – appointed Ernst & Young S.p.A. as the joint expert in charge of preparing the report on the fairness of the Exchange Ratio pursuant to and for the purposes of Article 2501-sexies of the Italian Civil Code. The aforementioned report of the joint expert is made available to the public within the terms and in the manner provided for by applicable legal and regulatory provisions.

3.2.2	Amendments to By-Laws

As an eﬀect of the Merger, BMPS will increase its share capital by a maximum of up to Euro 1,609,487,836.43 through the issue of up to 272,012,804 ordinary shares with no par value, in application of the Exchange Ratio referred to in section 3.2.1 above and in accordance with the share allocation methods described in section 5 below.

The maximum amount of the BMPS capital increase for use in connection with the Exchange Ratio has been calculated without factoring in the ordinary Mediobanca shares held by BMPS as at the date of the Merger Plan, which will be cancelled with no share exchange when the Merger takes place.

The by-laws of BMPS will not be amended as a result of the Merger, except for Article 6, which will be amended to reﬂect the share capital increase of BMPS to service the Exchange Ratio.

Set out below, pursuant to scheme No. 3 of Annex 3A to the Issuers’ Regulation, is the text of the by-laws of BMPS currently in force compared with that of the by-laws of BMPS at the eﬀective date of the Merger.

Current version	New version post-Merger

Article 6 – Share capital

1. The share capital of the Company is Euro 17,978,187,186.85 (seventeen billion nine hundred seventy-eight million one hundred eighty-seven thousand one hundred eighty-six point eighty-ﬁve) and is fully paid-up

2.       It is represented by 3,038,418,183 (three billion thirty-eight million four hundred eighteen thousand one hundred eighty-three) ordinary shares with no par value. All shares are issued in a dematerialized regime. The procedures for the circulation and legitimation of the shares are governed by law. The right of withdrawal does not apply to shareholders who did not take part in the approval of resolutions concerning the introduction or removal of restrictions on the circulation of shares.

Article 6 – Share capital

1. The share capital of the Company is Euro [19,587,675,023.28 (nineteen billion ﬁve hundred eighty-seven million six hundred seventy-ﬁve thousand twenty-three point twenty-eight) and is fully paid up.

2.       It is represented by [3,310,430,987 (three billion three hundred ten million four hundred thirty thousand nine hundred eighty-seven) ordinary shares with no par value. All shares are issued in a dematerialized regime. The procedures for the circulation and legitimation of the shares are governed by law. The right of withdrawal does not apply to shareholders who did not take part in the approval of resolutions concerning the introduction or removal of restrictions on the circulation of shares.

3. The shares are registered and indivisible. Each share entitles its holder to one vote.	3. (Unchanged)

3.2.3	Conditions precedent to the merger

As set out in the Merger Plan, the completion of the Merger is subject to the fulﬁlment (or, where permitted, the waiver), by the date of execution of the deed of Merger, of the following conditions precedent:

(i)	The issuance of the Authorizations;

(ii)	The absence of any order, act, injunction and/or measure of the Authority preventing the execution of the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination;

(iii)	The issuance by the joint expert appointed pursuant to Article 2501-sexies of the Italian Civil Code of a positive opinion on the fairness of the Exchange Ratio;

(iv)	The approval of the Merger by the extraordinary Shareholders’ Meetings of the Companies Participating in the Merger;

(v)	the non-occurrence, with reference to BMPS and/or Mediobanca, of any fact, event or circumstance between today’s date and the date of execution of the deed of Merger that has a signiﬁcant negative impact on the legal relationships, the economic, balance sheet and ﬁnancial position and/or the income prospects of one of the Companies Participating in the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination; and

(vi)	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Merger.

It is speciﬁed that only the conditions referred to in items (ii), (v) and (vi) above may be waived by BMPS and Mediobanca with the prior written consent of both companies.

As of the date of this Report, the conditions referred to in items (i) and (iii) above have already been fulﬁlled.

3.2.4	Nature of the deal as “most signiﬁcant” transaction between related parties

In view of the deal’s structure, its size and the parties involved, the Merger qualiﬁes as a “most signiﬁcant transaction with a related party” according to the deﬁnition provided in the Regulations on Transactions with Related Parties adopted by Consob under resolution no. 17221 of 12 March 2010 as amended (the “RPT Regulations”) and the “Procedure governing Transactions with Related Parties”, approved on 27 June 2024 by the Board of Directors of Mediobanca pursuant to Article 2391-bis of the Italian Civil Code and Article 5 of the RPT Regulations (the “Mediobanca RPT Procedure”).

As regards BMPS, the Merger constitutes a related party transaction of greater importance pursuant to according to the provisions of the procedure governing transactions with related parties approved by the management body of BMPS in January 2022 pursuant to Article 2391-bis of the Italian Civil Code and Article 5 of the RPT Regulations (the “BMPS RPT Procedure”).

In particular, for BMPS the deal qualiﬁes as such given that BMPS directly controls Mediobanca, pursuant to Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB, with a total stake equal to 86.3% of the share capital of Mediobanca.

In this connection, BMPS has voluntarily decided not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation, subjecting the approval of the Merger Plan to the procedure provided for by the rules on related party transactions of “greater importance”.

* * *

The related parties committees of BMPS and Mediobanca were involved in the negotiation and preliminary assessment phase for the Merger, and on 9 March 2026 issued reasoned favourable opinions, for matters within their respective areas of responsibility, regarding the ongoing interest of BMPS and Mediobanca in proceeding to carry out the Merger, and on the convenience and substantive fairness of the terms and conditions of the Merger Plan.

In this connection, it should also be noted that the activities related to the Merger Plan, in particular those involved in determining the Exchange Ratio and the additional legal and ﬁnancial aspects of the Merger, have been carried out by the Board of Directors of Mediobanca in accordance with the provisions of the RPT Regulations and the Mediobanca RPT Procedure.

In this scenario, it is also necessary to compile an information document as required pursuant to Article 5 of the RPT Regulations and in accordance with Article 9 of the Mediobanca RPT Procedure (the “Related Party Information

Document”), which will be published on the terms and by the means required by the laws and regulations in force.

For further information, reference is made to the opinions of the aforementioned related parties committees annexed to the information documents prepared pursuant to Article 5 of the RPT Regulation and published on 17 March 2026 on the internet websites of, respectively, Mediobanca (www.mediobanca.com) and BMPS (www.gruppomps.it), as well as at the authorized storage mechanism (www.emarketstorage.com).

3.2.5	Nature of the Merger as signiﬁcant transaction pursuant to Article 70 of the Regulations for Issuers

The Merger constitutes – on the basis of the provisions of Annex 3B to the Issuers’ Regulations – a signiﬁcant merger pursuant to Article 70, paragraph 6, of the Issuers’ Regulations. The information document provided for by such regulatory provision, also containing the pro-forma ﬁnancial information of the Incorporating Company, will be made public in the manner and within the terms provided for by applicable regulations.

4. Exchange ratio and criteria followed to determine it. Values assigned to the Companies Participating in the Merger for purposes of determining the exchange ratio

4.1	The Exchange Ratio

For the purposes of determining the economic elements of the Merger, the Boards of Directors of the Companies Participating in the Merger availed themselves of ﬁnancial advisors of proven professional standing and in particular:

-	As regards BMPS: J.P. Morgan Securities plc, UBS Europe SE and Jeﬀeries GmbH;

-	As regards Mediobanca: Morgan Stanley & Co. International PLC.

Furthermore, for the purposes of preparing their opinions, the related parties committees of BMPS and Mediobanca deemed it appropriate to avail themselves of the support, as regards the ﬁnancial aspects of the transaction, of Alvarez & Marsal Italia S.r.l. and Rothschild & Co. Italia S.p.A., respectively.

The advisors that assisted the Boards of Directors and the related parties committees of the Companies Participating in the Merger were identiﬁed by virtue of their proven ability, professional standing and experience in this type of transaction, suitability for carrying out the engagement and for supporting the Companies Participating in the Merger in the determinations relating to the assessment of the fairness of the Exchange Ratio and of the convenience and fairness of the Merger, also having regard to the complexity of the structure of the transaction.

After having examined and endorsed the valuations of the respective aforementioned ﬁnancial advisors to the Board of Directors, on 10 March 2026, subject to the favourable opinion of their respective related parties committees and on the basis of the preliminary documentation received, the Boards of Directors of the Companies Participating in the Merger determined the Exchange Ratio as follows: 2.450 ordinary shares in Banca Monte dei Paschi di Siena, ranking pari passu with the existing shares, for each ordinary share in Mediobanca.

The Exchange Ratio is not subject to adjustments or cash settlements.

The Exchange Ratio was calculated already taking into account the distribution of the dividends for 2025 announced by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

The fairness of the Exchange Ratio was submitted for assessment by the joint expert pursuant to and for the purposes of Article 2501-sexies of the Italian Civil Code, appointed by the Court of Florence, Specialised Business Division, following a joint application ﬁled by BMPS and Mediobanca on 20 April 2026. The report of the joint expert is made available to the public within the terms and in the manner provided for by applicable legal and regulatory provisions.

4.2	Reference date and documentation used

The reference economic and balance sheet positions for the Merger consist of the draft ﬁnancial statements as at 31 December 2025 (the “Reference Date”), approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively. The aforementioned draft ﬁnancial statements were the subject of an opinion by the external audit ﬁrm PricewaterhouseCoopers S.p.A., and approved by shareholders at the ordinary annual general meetings of BMPS and Mediobanca held on 15 April 2026 and 14 April 2026, respectively.

For the conduct of the valuation analyses by the ﬁnancial advisor, the following public information and the data provided by BMPS and Mediobanca were used (the “Information”):

–	The terms and conditions of the Merger included in the Merger Plan

–	The draft report required pursuant to Article 2501-quinquies of the Italian Civil Code prepared by the Board of Directors of Mediobanca regarding the Merger;

–	The draft report required pursuant to Article 2501-quinquies of the Italian Civil Code prepared by the Board of Directors of BMPS regarding the Merger;

–	The draft information document prepared by Mediobanca as required by Article 5 of the RPT Regulations;

–	The publicly available ﬁnancial statements;

–	The other ﬁnancial information for Mediobanca and BMPS respectively;

–	Various ﬁnancial estimates and other data provided by Mediobanca and BMPS regarding their respective activities, including the estimated synergies, and other key value elements for BMPS and Mediobanca on a standalone basis;

–	information regarding other companies whose business has deemed to be generally relevant to the valuation of the businesses of Mediobanca and BMPS;

–	Information provided by Mediobanca and BMPS, and by the latter’s ﬁnancial and legal advisors; and

–	Information on the historical trend in trading prices and volumes for Mediobanca and MPS shares.

4.3	Valuation methodologies used for purposes of determining the Exchange Ratio

Taking into account the speciﬁc features of BMPS and Mediobanca, the type of operations, the reference market in which they operate, the valuation practice in line with national and international standards and the Information, the valuation methodologies deemed applicable by the ﬁnancial advisor to Mediobanca are the following:

–	Dividend Discount Model, in the Excess Capital version;

–	analysis of market multiples of selected listed companies;

–	Regression analysis.

4.3.1 Dividend Discount Model, Excess Capital version

The Dividend Discount Model method in the Excess Capital version is based on the assumption that the economic value of a company is equal to the sum of its net present value, determined on the basis of:

–	The cash ﬂows of the potential future dividends distributed to shareholders generated over the selected time horizon without aﬀecting the level of capitalisation necessary to maintain a predetermined target level of long-term regulatory capital (CET1 Ratio Target). Such ﬂows are therefore independent of the dividend policy actually envisaged or adopted by management;

–	Terminal value, calculated as the present value of a perpetuity estimated on the basis of a normalised distributable cash ﬂow that is economically sustainable and consistent with the long-term growth rate.

4.3.2	Market multiples of selected listed companies

According to the market multiples method, the economic value of a company may be estimated based on the guidance provided by the stock market for a sample of listed companies.

For the purposes of this methodology, a sample of listed Italian and European banks and asset managers was selected, which, while not directly comparable to Mediobanca and BMPS, may be considered similar in terms of the business they carry out or their management model.

Based on the estimated provided by research analysts and other information in the public domain, the stock market value of each selected company is analysed as a multiple of the estimated net proﬁt of the company selected. In particular, for each of the selected companies, the trading multiplies implied in the companies’ share prices at 5 March 2026 and their estimated adjusted net proﬁts for 2027 and 2028 were calculated. A series of trading multiples deriving from this analysis was then applied to the adjusted net proﬁt of the selected companies for 2027 and 2028.

4.3.3	Regression analysis

This method estimates the economic capital of a company based on the correlation existing on the market between estimated proﬁtability and tangible net equity (expressed by the estimated Return on Tangible Equity, or RoTE) of a signiﬁcant sample of comparable companies and their respective premium or discount expressed by the stock market value relative to the Tangible Book Value (“TBV”) of the banks (the “P/TBV” multiple). The regression identiﬁes the implicit P/TBV multiple to be applied to the reference TBV based on the expected earnings (RoTE) of the Companies Participating in the Merger.

4.4	Exchange Ratios identiﬁed

Without prejudice to the considerations, assumptions and limits described above, the valuation methodologies applied have enabled the following Exchange Ratios between the Companies Participating in the Merger to be identiﬁed.

BMPS/Mediobanca Exchange Ratios

Principal methodologies	Exchange ratios
	Min.	Max.
Dividend Discount Model	2.159x	2.753x

Market Multiples	2.196x	3.193x
Regression Analysis	2.240x	3.072x

4.5	Diﬃculties and limitations encountered in valuing the Exchange Ratio

Even though the valuation methodologies selected is commonly recognized and used in both Italian and international valuation practice, they each have their own speciﬁc inherent limitations. The main limitations and issues raised by the valuation process refer to the following in particular:

-	The need to use the estimates contained in the Mediobanca and MPS business plans as reference, which entails accepting the elements of uncertainty that such data involves by its very nature;

-	The fact that a signiﬁcant percentage of the results deriving from application of the DDM methodology consists of the terminal value, which is highly sensitive to the assumptions adopted for the fundamental variables such as the perpetual growth rate and normalized income, which by nature are subjective and unpredictable;

-	The fact that the number of comparable banks and asset managers is limited, and their business model, product portfolio, size and geographical exposure diﬀer from those of Mediobanca and BMPS;

-	The fact that the estimated impact on earnings and capital of the expected synergies and other key value items for BMPS and Mediobanca contain elements of uncertainty and depend on the means, timescales and realization in practice of the hypotheses and assumptions used to formulate them;

-	The geopolitical scenario and the conﬂict in international trade which are generating additional economic uncertainty that could impact signiﬁcantly on stock market prices and other ﬁnancial indicators.

4.6	Conclusions

In view of the above considerations, and having regard to the results obtained by applying the diﬀerent valuation methodologies adopted, as well as the conclusions illustrated by its ﬁnancial in its fairness opinion (attached hereto as Annex “B”), on 10 March 2026 the Board of Directors of Mediobanca approved the following Exchange Ratio: 2.450 ordinary BMPS shares, ranking for dividends pari passu, for each ordinary Mediobanca share.

5.	Methods for allocating the BMPS shares and their ranking date

The share exchange as an eﬀect of the Merger will be implemented through the following transactions: (i) the cancellation without exchange of the treasury shares held by Mediobanca at the eﬀective date of the Merger; (ii) cancellation without exchange of the shares of Mediobanca owned by BMPS at the eﬀective date of the Merger; (iii) cancellation of the remaining ordinary Mediobanca shares and allocation in exchange of ordinary Banca Monte dei Paschi di Siena shares in accordance with the Exchange Ratio.

To service the exchange, BMPS will increase its share capital by up to a maximum of Euro 1,609,487,836.43, through the issuance of up to a maximum of 272,012,804 new ordinary BMPS shares.

The number of shares of BMPS to be issued to service the Exchange Ratio is determined by taking as reference the entire share capital of Mediobanca represented by the shares currently issued by it (net of the portion held by BMPS). For such purpose, the treasury shares of Mediobanca currently held by it are therefore also considered, given that they could, prior to the eﬀectiveness of the Merger, be allocated to the beneﬁciaries of the 2025-2026 Performance Shares Plan, where the relevant conditions are met, and/or be sold on the market.

With reference to the 2025-2026 Performance Shares Plan, as well as to any further share-based incentive plans (where the related shares have not already been allocated and are not already available to the respective beneﬁciaries prior to the eﬀectiveness of the Merger), the BMPS management body will adopt the appropriate resolutions, through the relevant committees, to ensure the necessary share reserve also for the execution of the incentive plans relating to Mediobanca, so as to ensure that equivalent treatment is maintained and preserved for the relevant beneﬁciaries, all in compliance with applicable regulations.

The newly issued BMPS shares allocated in exchange will be listed on the Euronext Milan regulated market organized and operated Borsa Italiana S.p.A., in the same way as the ordinary shares of BMPS already in issue, and subject to the dematerialization regime and centralized management at Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of the CFA.

A service will be made available to the shareholders of Mediobanca for the treatment of any fractions of shares, at market prices, without any additional charges for expenses, stamp duties or commissions. Alternatively, diﬀerent procedures may be activated to ensure the overall balancing of the transaction.

The newly issued ordinary shares of BMPS to service the Exchange Ratio will be made available to those who are entitled, in the forms applicable to dematerialized securities held in the centralised system at Monte Titoli S.p.A., as from the date on which the Merger takes eﬀect for civil law purposes, if it is a stock exchange trading day, or from the ﬁrst following stock exchange trading day.

The exchange transactions will be carried out through authorized intermediaries, without any charge, expense or commission being borne by the shareholders of Mediobanca.

The ordinary shares of BMPS allocated in exchange will rank pari passu with the existing shares and will grant their holders rights equivalent to those to which, pursuant to the law and the by-laws, the other holders of ordinary shares of BMPS outstanding at the date of allocation are entitled.

6. Date from which the transactions involving the companies participating in the merger will be reﬂected in the Incorporating Company’s ﬁnancial statements

Subject to the fulﬁlment (or waiver) of the conditions precedent referred to in paragraph 3.2.3 above, the Merger will take eﬀect for civil law purposes, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, from the date of the last of the registrations of the deed of Merger, or from the subsequent date indicated in the deed itself.

As from the eﬀective date of the Merger, BMPS will succeed by operation of law to all the assets and liabilities of Mediobanca and to all its claims, actions and rights, as well as to all its obligations, commitments and duties of any kind, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code.

For accounting purposes, the transactions of the Company to be Incorporated will be recorded in the ﬁnancial statements of the Incorporating Company with eﬀect from 1 January of the ﬁnancial year in which the Merger takes eﬀect for civil law purposes. The tax eﬀects will also run from the same date.

7.	Tax implications of the deal for the companies participating in the merger

Direct taxes

With reference to direct taxes, the tax consequences of the Merger are governed by Article 172 of Presidential Decree No. 917 of 22 December 1986 (hereinafter also the “TUIR”). According to such provision, the merger is tax neutral, and does not constitute the realization or distribution of capital gains or losses on the assets of the companies participating therein, including those relating to inventories and the value of goodwill.

Any merger diﬀerences that may arise as a result of the Merger do not contribute to taxable income, as the speciﬁc transaction is not relevant for the purposes of income taxation and IRAP. Correspondingly, the higher values that, by reason of the Merger, may be attributed to the assets and liabilities coming from the incorporated company will not be taxable for the Incorporating Company; as a result, however, the assets received by the Incorporating Company will be valued for tax purposes on the basis of the last value recognized for income tax purposes for the incorporated company.

However, the combined provisions of paragraph 10-bis of Article 172 and paragraph 2-ter of Article 176 of the TUIR allow, against (i) the exercise of a speciﬁc option and (ii) the payment of a substitute tax in lieu of the corporate income tax (IRES) and the payment of a substitute tax in lieu of the regional tax on productive activities (IRAP) (to which any surcharges or increases are to be added), the recognition for tax purposes of the higher values that the incorporating company, following the Merger, may attribute in its ﬁnancial statements to the assets constituting tangible and intangible ﬁxed assets. The higher values subject to substitute tax are deemed recognised as from the tax period during which the option is exercised. The amount of the substitute tax must be paid in a single instalment by the deadline for the payment of the balance of the taxes relating to the ﬁnancial year during which the transaction was carried out.

In the event of realization of the assets prior to the third tax period following that in which the option was exercised, the tax cost of the revalued assets is reduced by the higher values subject to substitute tax and by any higher depreciation deducted, and the substitute tax paid is correspondingly deducted from the related taxes.

Pursuant to paragraph 5 of the aforementioned Article 172 of the TUIR, the tax-suspended reserves recorded in the last ﬁnancial statements of the incorporated company contribute to the income of the incorporating company if and to the extent that they have not been reconstituted in its ﬁnancial statements, using as a priority any merger surplus. Such provision does not apply to reserves taxable only in the event of distribution (so-called reserves subject to a moderate suspension regime), which must be reconstituted in the net equity of the incorporating company only if there is a merger surplus or a share capital increase for an amount exceeding the total capital of the companies participating in the merger, net of the portions of the capital of each of them already held by the same or by others. In this case, the reserves contribute to the income of the incorporating company only in the event of subsequent distribution of the surplus or of reduction of capital due to excess.

Pursuant to paragraphs 7ﬀ. of the aforementioned Article 172 of the TUIR, the tax losses of the companies participating in the Merger (as well as the surplus of non-deductible interest expense referred to in Article 96 of the TUIR and the so-called ACE surplus), including the incorporating company, may be used to reduce the income of the incorporating company for the portion of their amount that does not exceed the economic value of the net equity of the company carrying forward the losses (or the other tax items mentioned above); such value, determined at the eﬀective date of the Merger, must result from a sworn valuation report prepared by a person designated by the company. The economic value of net equity is reduced by an amount equal to twice the sum of the contributions and payments made in the last twenty-four months prior to the eﬀective date of the Merger, pursuant to Article 2504-bis of the Italian Civil Code. In the absence of the sworn valuation report, the carry-forward of losses (and of the other tax items mentioned) is permitted within the limits of the value of the respective book net equity as resulting from the last ﬁnancial statements or, if lower, from the balance sheet referred to in Article 2501-quater of the Italian Civil Code, without taking into account the contributions and payments made in the last twenty-four months prior to the date to which such balance sheet refers.

In any event, the possibility for the incorporating company to carry forward tax losses (and the other items) is subject to the conditions that the income statement of the reference company (i.e. the one carrying forward the losses) relating to:

(i)	The ﬁnancial year preceding that during which the Merger takes eﬀect pursuant to Article 2504-bis of the Italian Civil Code shows an amount of revenues and income from core business and an amount of expenses for employment services and related contributions, referred to in Article 2425 of the Italian Civil Code, exceeding 40 per cent of that resulting from the average of the last two preceding ﬁnancial years; for entities that prepare their ﬁnancial statements on the basis of international accounting standards, the corresponding income statement components are used;

(ii)	The period of time between the beginning of the ﬁnancial year during which the Merger takes eﬀect pursuant to Article 2504-bis of the Italian Civil Code and the date preceding the eﬀective date of the Merger, prepared in compliance with the accounting standards applied for the purposes of preparing the ﬁnancial statements, shows an amount of revenues and income from core business and an amount of expenses for employment services and related contributions, referred to in Article 2425 of the Italian Civil Code, on an annualised basis, exceeding 40% of that resulting from the average of the last two preceding ﬁnancial years; for entities that prepare their ﬁnancial statements on the basis of international accounting standards, the corresponding income statement components are used.

For the shareholders, the exchange of the shares held in the incorporated company does not constitute a realisation of the securities, but rather a mere replacement thereof (as they will be cancelled as a result of the merger) with the securities of the incorporated company. In other words, irrespective of the emergence of any capital gain commensurate with the diﬀerence between the cost value of the replaced shares and the current value of those received, the exchange is not relevant for income purposes for the shareholders.

Indirect taxes

For indirect tax purposes, the Merger constitutes a transaction excluded from the scope of application of VAT, pursuant to Article 2, paragraph 3, letter f), of Presidential Decree No. 633 of 26 October 1972. According to such provision, in fact, transfers of assets as a result of company mergers are not considered supplies relevant for VAT purposes.

As regards registration tax, the deed of Merger, pursuant to Article 4, letter b), of Part One of the Tariﬀ annexed to Presidential Decree No. 131 of 26 April 1986, is subject to a ﬁxed tax of Euro 200.00.

8. Estimates regarding the composition of the relevant shareholder structure and ownership of the Incorporating Company following the Merger

8.1	Relevant shareholder structure and ownership of BMPS

The following table indicates the shareholders of BMPS which – as of the date of the Report, on the basis of the notiﬁcations pursuant to Article 120 of the CFA, the entries in the shareholders’ register, as well as on the basis of the other information available to BMPS – hold a stake in the share capital or voting rights in excess of 3% of the share capital.

DECLARANT	% SHARE OF VOTING RIGHTS
Delfin S.à r.l.	17.53%
Group headed up by Francesco Gaetano Caltagirone*	10.26%
Italian ministry for the economy and finance	4.86%
BlackRock, Inc.**	4.66%
BPM ***	3.74%

* Consob website. Investments and voting rights held by companies forming part of the Caltagirone group; as at the dividend payment date (20 May 2026), the Caltagirone group owned 13.49% of the share capital.

** Investments and voting rights held by companies forming part of the BlackRock group, as reported by the Offeror through Form 120/B on 30 April 2026. The investment consists of voting rights in respect of ordinary MPS shares (4.665% of the share capital) and potential investments and other long positions with physical and cash settlement (0.302% of the share capital).

*** As at the dividend payment date (20 May 2026), the investment and voting rights were also held via Anima Holding S.p.A.

As of the date of this Report, there is no natural or legal person exercising control over BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB.

8.2 Relevant shareholder structure and ownership of Mediobanca

The following table indicates the shareholders of the Company to be Incorporated who – as of the date of the Report, on the basis of the notiﬁcations pursuant to Article 120 of the CFA, the entries in the shareholders’ register, as well as on the basis of the other information available to Mediobanca – hold a stake in the share capital or voting rights in excess of 3% of the share capital.

DECLARANT	DIRECT SHAREHOLDER	% SHARE OF
		VOTING RIGHTS
Banca Monte dei Paschi di Siena S.p.A.	Banca Monte dei Paschi di Siena S.p.A.	86.348
	Total Banca Monte dei Paschi di Siena S.p.A.	86.348

Therefore, as of the date of this Report, Mediobanca is directly controlled by BMPS pursuant to Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of the TUB, and is subject to the management and coordination activities of BMPS pursuant to and for the purposes of Article 61 of the TUB and Articles 2497ﬀ. of the Italian Civil Code.

As of the date of the Report, there is no knowledge of any shareholders’ agreements pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of Mediobanca.

8.3 Estimates regarding the composition of the relevant shareholder structure and ownership of BMPS following the Merger

Assuming that the current ownership structure of the Incorporating Company and of the Company to be Incorporated remains unchanged between the date of this Report and the eﬀective date of the Merger, taking into account the Exchange Ratio, following the Merger the shareholder structure of BMPS will be as follows:

SHAREHOLDER	% SHARE OF VOTING RIGHTS
Delﬁn S.à r.l.	16.09
Caltagirone Francesco Gaetano	9.42
Italian Ministry for the Economy and Finance	4.46
Blackrock Inc.	4.28
BPM[2]	3.42

[2]	As at the dividend payment date (20 May 2026), the investment and voting rights were also held via Anima Holding S.p.A

9.	Eﬀects of the merger on the shareholders’ agreements relevant pursuant to Article 122 of the CFA

As of the date of the Report, there is no knowledge of any shareholders’ agreements relevant pursuant to Article 122 of the CFA and the applicable provisions of the Issuers’ Regulation concerning the shares of BMPS.

10.	Assessments of the Board of Directors on whether the right of withdrawal applies

The shareholders of Mediobanca will not have the right of withdrawal permitted under Article 2437-quinquies of the Italian Civil Code, because, following the Merger they will receive newly issued ordinary BMPS shares in exchange which too shall be listed on Euronext Milan, in the same way as the ordinary Mediobanca shares in issue on the date on which they were cancelled.

It is also speciﬁed that none of the cases of withdrawal provided for by Articles 2437 et seq. of the Italian Civil Code and/or by other provisions of law applies as a consequence of the Merger.

***

Proposed resolution submitted as extraordinary business to shareholders in general meeting

Dear shareholders,

In light of the foregoing, the Board of Directors submits for your approval the following proposed resolution:

“The shareholders of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni

(“Mediobanca”), gathered in general meeting and as extraordinary business:

(i)	Having regard to the plan for the merger by incorporation of Mediobanca – Banca di Credito Finanziario Società per Azioni (“Mediobanca”) into Banca Monte dei Paschi di Siena S.p.A. (“BMPS”, together with Mediobanca, the “Companies Participating in the Merger”), approved by the respective Boards of Directors of the Companies Participating in the Merger on 10 March 2026, registered with the competent Companies’ Registers pursuant to Article 2501-ter, paragraphs 3 and 4, of the Italian Civil Code, as well as ﬁled at the registered oﬃce of Mediobanca and published on its website pursuant to Article 2501-septies, paragraph 1, of the Italian Civil Code within the terms provided for by law (the “Merger Plan”);

(ii)	Having duly noted the Illustrative Report on the Merger Plan by the Board of Directors referred to above, prepared pursuant to Article 2501-quinquies of the Italian Civil Code and Article 70, paragraph 2, of the Regulation approved by CONSOB resolution No. 11971 of 14 May 1999, as subsequently amended; and

(iii)	Having noted the reference ﬁnancial statements of the Companies Participating in the Merger pursuant to and for the purposes of Article 2501-quater of the Italian Civil Code, represented by the draft ﬁnancial statements as at 31 December 2025 of BPMS and Mediobanca, which were approved by the Boards of Directors on 10 March 2026 and 5 March 2026 respectively, pursuant to and for the purposes of Article 2501-quater of the Italian Civil Code, and of the disclosure provided to shareholders at the general meeting pursuant to and within the meaning of Article 2501-quinquies, paragraph 3, of the Italian Civil Code;

(iv)	Having noted the report on the fairness of the exchange ratio prepared by the joint expert appointed pursuant to Article 2501-sexies of the Italian Civil Code by the Court of Florence;

(v)	Having acknowledged that, within the terms provided for by law, the Merger Plan was registered with the competent companies’ registers and the documentation referred to in Article 2501-septies of the Italian Civil Code was also published;

(vi)	Having regard to the contents of the Information Document compiled pursuant to Article 5 of Consob Resolution no. 17221 of 12 March 2010 on “Regulations on Transactions with Related Parties” as amended;

(vii)	Having regard to the other contents of the Information Document on the merger drawn up in accordance with Article 70, paragraph 6, of the Issuers’ Regulations;

(viii)	Having regard to the issuance, among other things, of the authorization of the European Central Bank and the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the TUB and the related implementing provisions;

(ix)	Having noted the certiﬁcation of the Board of Statutory Auditors that the current share capital of Mediobanca, fully subscribed and paid-up, is equal to Euro 444,680,575 (four hundred and forty four million, six hundred and eighty thousand, ﬁve hundred and seventy ﬁve/00) divided into 813,279,689 (eight hundred and thirteen million, two hundred and seventy nine thousand, six hundred and eighty nine) ordinary shares;

HEREBY RESOLVE TO

1.	To approve the Merger Plan, approved by the respective Boards of Directors on 10 March 2026, on the terms and conditions provided for therein, and in particular to approve, among other things, an exchange ratio set at 2.450 ordinary shares of BMPS, with no par value and ranking for dividends pari passu, for each ordinary share of Mediobanca (other than the treasury shares held by Mediobanca and the shares of Mediobanca owned by BMPS at the eﬀective date of the Merger), with the proviso that, for purposes of the exchange ratio, Banca Monte dei Paschi di Siena shall proceed to increase its share capital by up to a maximum of Euro 1,609,487,836.43 through the issue of up to 272,012,804 new ordinary shares without par value, with no cash adjustment, and consequently to proceed with the merger by incorporation of Mediobanca into BMPS on the terms and conditions provided for therein (including the anticipated changes to the By-Laws of Banca Monte dei Paschi di Siena post-Merger);

2.	To acknowledge (i) that the civil law eﬀects of the merger, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, will run from the date of the last of the registrations of the deed of Merger, or from the subsequent date indicated in the deed itself, and (ii) that for accounting purposes the transactions of the company to be incorporated will be recorded in the ﬁnancial statements of the incorporating company as from 1 January of the ﬁnancial year in which the merger takes eﬀect for civil law purposes and that the tax eﬀects will also run from the same date;

3.	To acknowledge that, with eﬀect from the eﬀective date of the merger, BMPS will succeed by operation of law to all the assets and liabilities of Mediobanca and to all its claims, actions and rights, as well as to all its obligations, commitments and duties of any kind, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code;

4.	To acknowledge that the completion and eﬀectiveness of the merger are subject to the veriﬁcation by the Board of Directors of BMPS and Mediobanca of the occurrence of the legal prerequisites and of the fulﬁlment (or waiver, where provided) of each of the conditions precedent provided for in the Merger Plan;

5.	To grant the Board of Directors, and on its behalf, severally, its Chairman and Chief Executive Oﬃcer currently in oﬃce, including by means of special attorneys appointed for such purpose, and with exemption from any conceivable conﬂict of interest, all the broadest powers to make to the shareholders’ resolutions any non-substantial amendment, supplement or deletion that may become necessary, at the request of any competent administrative authority or upon registration with the Companies’ Register, on behalf of the company;

6.	To grant the Board of Directors, and on its behalf, severally, its Chairman and Chief Executive Oﬃcer currently in oﬃce, also through special attorneys appointed for such purpose and with exemption from any conceivable conﬂict of interest, all the broadest powers, without any exclusion, to execute the merger, in the manner and within the terms provided for in the Merger Plan, as well as in this resolution and therefore, without any limitation, to:

(i)	Fulﬁl every formality required to ensure that the resolution adopted in general meeting is ﬁled with the Milan-Monza-Brianza-Lodi Companies’ Register, with the right in particular to make any non-material amendments, deletions and additions to the same required by the competent authorities or for purposes of the ﬁling;

(ii)	Enter into and sign, also through special attorneys, in compliance with legal and regulatory provisions, the public deed of Merger, as well as any implementing, acknowledging, supplementary, instrumental and/or amending deed that may become necessary or appropriate, establishing the conditions, procedures and clauses thereof, determining therein the date from which the eﬀects run within the limits permitted by law and in accordance with the Merger Plan, all for the successful outcome of the transaction;

(iii)	In general, provide for anything else required, necessary, useful or even just appropriate for the full execution of the above resolutions, consenting to transfers of registration, transcriptions, annotations, amendments and corrections of entries in public registers and in any other competent venue, as well as the submission to the competent authorities of any application, petition, communication or request for authorization that may be required or become necessary or appropriate for the purposes of the transaction.”

*****

Annexes:

Annex “A”: Merger Plan, to which the new version of the By-Laws of the Incorporating Company including the post-Merger is attached.

Annex “B”: Fairness Opinion by Morgan Stanley & Co. International PLC

***

Milan, 29 September 2026

The Board of Directors

Annex A

This English translation of the Merger Plan is for courtesy only and shall not be relied upon by the recipients. The Italian version of the Merger Plan is the only official version and shall prevail in case of any discrepancy.

PLAN FOR THE MERGER BY INCORPORATION
OF

“MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ
PER AZIONI”

INTO

“BANCA MONTE DEI PASCHI DI SIENA S.P.A.”

(prepared pursuant to and for the purposes of Article 2501-ter of the Italian Civil Code)

10 March 2026

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1.	INTRODUCTION	3

2.	TYPE, NAME AND REGISTERED OFFICE OF THE COMPANIES PARTICIPATING IN THE MERGER	7

3.	BY-LAWS OF THE INCORPORATING COMPANY AND AMENDMENTS RESULTING FROM THE MERGER	8

4.	EXCHANGE RATIOS, CASH ADJUSTMENTS AND PROCEDURES FOR THE ALLOCATION OF SHARES	8

5.	PROCEDURES FOR THE ALLOCATION OF THE SHARES OF THE INCORPORATING COMPANY	9

6.	DATE FROM WHICH THE SHARES PARTICIPATE IN PROFITS	10

7.	EFFECTIVE DATE OF THE MERGER	10

8.	TREATMENT, IF ANY, RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS AND FOR HOLDERS OF SECURITIES OTHER THAN SHARES	11

9.	SPECIAL BENEFITS, IF ANY, PROPOSED IN FAVOUR OF THE PERSONS RESPONSIBLE FOR THE MANAGEMENT OF THE COMPANIES PARTICIPATING IN THE MERGER	11

10.	CONDITIONS TO WHICH THE COMPLETION AND EFFECTIVENESS OF THE MERGER ARE SUBJECT	11

11.	RIGHT OF WITHDRAWAL	12

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The Boards of Directors of Banca Monte dei Paschi di Siena S.p.A. (hereinafter, “BMPS” or the “Incorporating Company”) and of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (hereinafter, “Mediobanca” or the “Company to be Incorporated” and, together with the Incorporating Company, the “Companies Participating in the Merger”) have prepared and approved, each for the part within its remit, this merger plan (the “Merger Plan”) pursuant to and for the purposes of Article 2501-ter of the Italian Civil Code, relating to the merger by incorporation of Mediobanca into BMPS.

1.	INTRODUCTION

On 24 January 2025, BMPS announced to the market the decision to launch a voluntary full public exchange offer (the “Offer”) pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998 (the “CFA”), as well as of the regulation approved by CONSOB resolution No. 11971 of 14 May 1999 (the “Issuers’ Regulation”), for all of the shares issued by Mediobanca.

The Offer was launched for a consideration equal to 2.300 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer, in execution of the share capital increase against payment of BMPS to service the Offer, on a divisible basis and also in multiple tranches, with the exclusion of pre-emptive rights pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved by the Board of Directors on 26 June 2025 in the exercise of the delegation granted to it by the Extraordinary Shareholders’ Meeting of BMPS of 17 April 2025, pursuant to Article 2443 of the Italian Civil Code.

On 20 May 2025, BMPS announced to the market that it had made a technical adjustment to the aforementioned consideration as a result of the detachment of the coupons and the subsequent payments, respectively, of (i) the dividend approved by the ordinary shareholders’ meeting of BMPS on 17 April 2025 (equal to Euro 0.86 for each outstanding share of BMPS entitled to payment of the dividend) and (ii) the interim dividend on the results as at 31 December 2024, which the Board of Directors of Mediobanca, on 8 May 2025, resolved to distribute (equal to Euro 0.56 for each outstanding share of Mediobanca entitled to payment of the dividend). The consideration therefore became equal to 2.533 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer.

On 2 September 2025, BMPS announced to the market the increase of the consideration of the Offer by means of a cash component equal to Euro 0.90 for each share of Mediobanca tendered in acceptance of the Offer.

On 8 September 2025, the acceptance period of the Offer ended, as a result of which, on 15 September 2025, BMPS came to hold a total of 506,665,070 shares of Mediobanca, representing approximately 62.3% of its share capital.

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On 15 September 2025, BMPS announced to the market that, on the basis of the final results of the Offer mentioned above, pursuant to and for the purposes of Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, the reopening of the acceptance period of the Offer would take place, which ended on 22 September 2025, as a result of which, on 29 September 2025, BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approximately 86.3% of the share capital of Mediobanca.

In light of the foregoing, Mediobanca is controlled by BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of Legislative Decree No. 385/93, as subsequently amended and supplemented (the “TUB”), and is subject to the management and coordination activities of BMPS pursuant to Article 61 of the TUB.

Consistent with what was set out by BMPS in the related offer document approved by CONSOB by resolution No. 23623 of 2 July 2025 (the “Offer Document”) in relation to the future plans and the strategic and industrial objectives of the integration of Mediobanca into the BMPS group, on 26 February 2026 BMPS approved a new 2026-2030 Business Plan which provides for a comprehensive project for the (corporate, organisational and operational) integration of the two Banks and for the reorganisation of the group resulting from the acquisition of Mediobanca (the “Plan”).

In February, BMPS and Mediobanca formally commenced the activities functional to the implementation of a broad reorganisation project aimed at the integration of BMPS and Mediobanca, which provides for, in particular:

i	the merger by incorporation of Mediobanca into BMPS (the “Merger”) and, following the same,

ii	the allocation of the core activities of the current Mediobanca (corporate & investment banking and private banking serving high-end customers) in favour of Mediobanca Premier S.p.A., which will take the name “Mediobanca S.p.A.”. In such context, the stake in Assicurazioni Generali S.p.A. will be transferred to the new “Mediobanca S.p.A.” (formerly Mediobanca Premier); and, as a further key step thereof,

iii	the industrial integration of the networks of financial advisors and of the retail and affluent wealth management activities of Mediobanca Premier and Banca Widiba (which will take a new corporate name that will in any event recall the Mediobanca brand) (the transactions referred to in items (ii) and (iii), the “Reorganisation Transactions”).

The aforementioned Reorganisation Transactions will be defined in all their aspects and submitted for approval to the competent corporate bodies of the companies concerned in temporal sequence following the approval of this Merger Plan, in compliance with applicable regulations, with the intention of implementing them,

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where technically possible, in immediate temporal succession to the implementation of the Merger.

Within the framework outlined above, the Merger that is the subject of this Merger Plan is consistent with the guidelines approved by BMPS in the Plan and therefore constitutes the essential prerequisite, as well as the first and fundamental step, of a comprehensive reorganisation project aimed at redefining the overall structure of the Group and at creating the corporate perimeter within which the Reorganisation Transactions just described will be implemented, following the approval of the Merger.

The Merger and the Reorganisation Transactions will make it possible to fully implement the industrial and financial objectives disclosed to the market in the Offer Document and in the Plan approved by BMPS, ensuring greater consistency between corporate structure, operating model and growth strategies. From this perspective, the Merger and, more generally, the overall integration project outlined by BMPS will enable the full achievement of the cost, revenue and funding synergies announced by BMPS in the context of the Offer and of the new Plan, as well as a rationalisation and simplification of the shareholding structure of the group headed by BMPS through the elimination of duplicated group costs and the reorganisation of the divisional lines, with capital strengthening and revenue maximisation, with the objective of creating the third-largest national banking operator in terms of total assets, customer loans, direct funding and total financial assets and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth.

The Merger therefore constitutes an essential step in order to:

-	simplify the structure of the group headed by BMPS, eliminating corporate duplications and centralising governance, control and strategic direction functions;

-	optimise the allocation of capital and financial resources;

-	achieve the cost and revenue synergies deriving from the integration of the distribution networks, operating platforms and IT systems;

-	strengthen the competitive positioning of the group headed by BMPS in its reference markets;

-	improve management efficiency and investment capacity in support of the future plans announced to the market.

In such context, as a result of the Merger and of the exchange of Mediobanca shares for BMPS shares, it is believed that, on the assumption that the Reorganisation Transactions of the group are implemented by BMPS, in addition to the

5

achievement of the objectives set out above, the shareholders of Mediobanca will also be able to benefit from:

-	a more liquid security (the BMPS shares), with consequent greater ease of trading of the shares, which will also be able to take advantage of the remuneration policy announced by Banca Monte dei Paschi (with an expected payout of 100%) as well as of the possible use of excess capital, should it be allocated to further distributions to shareholders or deployed to support the growth of the group;

-	the possibility of participating directly in the broader project for enhancing the value of the BMPS group envisaged by the new plan, which provides for the creation of a strengthened, highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete successfully with the leading Italian and European banking institutions.

Furthermore, thanks to the Merger, the shareholders of Mediobanca will be able to benefit from the realisation of the synergies arising from the integration and from the acceleration in the use of Deferred Tax Assets, thus participating in the significant value creation and growth profile of earnings and dividend per share arising from the integration.

By virtue of the structure of the transaction, its size and the parties involved, the Merger qualifies as a “related party transaction of greater importance” pursuant to the Regulation on related party transactions adopted by CONSOB by resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented (the “RPT Regulation”). In this regard, BMPS decided, on a voluntary basis, not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation; therefore, on 9 March 2026, the Related Party Transactions Committees of BMPS and Mediobanca issued, each within its respective remit, their reasoned favourable opinion on the interest of BMPS and Mediobanca in carrying out the Merger, as well as on the convenience and substantive fairness of the terms and conditions set out in this Merger Plan.

On 10 March 2026, the Boards of Directors of BMPS and Mediobanca, following the issuance of the favourable opinions of the aforementioned Committees, approved this Merger Plan, granting the necessary powers to convene the respective Extraordinary Shareholders’ Meetings for the purposes of the approval of the Merger Plan.

The Merger requires the obtainment of the authorisations provided for by applicable regulations, including sector-specific regulations, and in particular:

i	the authorisations of the European Central Bank and/or the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the TUB and the related implementing provisions;

6

ii	the verification pursuant to Article 56 of the TUB and the related implementing provisions in relation to the amendments to the by-laws resulting from the Merger;

iii	the authorisation of the European Central Bank and/or the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) No. 575/2013 and the related implementing provisions, for the classification of the newly issued ordinary shares arising from the capital increase as CET1 instruments;

iv	the authorisation of the Presidency of the Council of Ministers pursuant to Article 2 of Decree-Law No. 21 of 15 March 2012 on the exercise of special powers in relation to investments in strategic sectors, converted with amendments by Law No. 56 of 11 May 2012, as subsequently amended and supplemented (the “Golden Power regulations”), it being understood that the authorisation may be express or tacit, upon expiry of the applicable statutory term, or by way of an indication as to the non-applicability of the Golden Power regulations, without the related measure imposing prescriptions and/or recommendations on the Incorporating Company; all of the foregoing it being established that, in the event of the issuance by the Presidency of the Council of Ministers of a measure containing prescriptions and/or recommendations, the Incorporating Company may in any event comply with any prescriptions and/or recommendations received and therefore decide, jointly with the Company to be Incorporated, to proceed with the deed of merger; and

v	the further authorisations that, pursuant to applicable (Italian or foreign) regulations, including sector-specific regulations, may be necessary with reference to the shortening of the shareholding chain over (Italian and foreign) companies included in the group headed by BMPS or in which BMPS comes to hold a direct qualifying holding;

(collectively, the “Authorisations”).

2.	TYPE, NAME AND REGISTERED OFFICE OF THE COMPANIES PARTICIPATING IN THE MERGER

Incorporating Company

Banca Monte dei Paschi di Siena S.p.A., a company whose shares are listed on Euronext Milan, with registered office in Siena (SI), Piazza Salimbeni, No. 3, share capital as at the date of approval of this Merger Plan of Euro 17,978,187,186.85, fully subscribed and paid-up, divided into 3,038,418,183 ordinary shares with no par value, tax code and registration number with the Companies’ Register of Arezzo-Siena 00884060526, belonging to the “MPS VAT GROUP” with VAT number 01483500524, registered with the Register of Banks maintained by the Bank of Italy under number 274, ABI code number 1030.6, and Parent Company

7

of the Monte dei Paschi S.p.A. Banking Group, registered with the Register of Banking Groups under parent company ABI code number 1030.6, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

Company to be Incorporated

MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, a company whose shares are listed on Euronext Milan, with registered office in Milan (MI), Piazzetta Enrico Cuccia, No. 1, share capital as at the date of approval of this Merger Plan of Euro 444,680,575, fully subscribed and paid-up, divided into 813,279,689 ordinary shares with no par value, tax code and registration number with the Companies’ Register of Milano-Monza-Brianza-Lodi 00714490158, registered with the Register of Banks maintained by the Bank of Italy under number 4753, ABI code number 10631, subject to the management and coordination activities of BMPS and belonging to the banking group of the same name, registered with the Register of Banking Groups under number 1030.6, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

3.	BY-LAWS OF THE INCORPORATING COMPANY AND AMENDMENTS RESULTING FROM THE MERGER

As a result of the Merger, the Incorporating Company will increase its share capital by a maximum of Euro 1,609,487,836.43 through the issuance of a maximum of 272,012,804 ordinary shares, with no par value, in application of the Exchange Ratio (as defined below) and of the procedures for the allocation of the shares set out in Paragraph 5 of this Merger Plan below.

The amount of the maximum capital increase of BMPS to service the exchange is calculated without taking into account the ordinary shares of Mediobanca held by BMPS as at the date of this Merger Plan, which will be cancelled without exchange upon the Merger.

Therefore, as a result of the Merger, the by-laws of BMPS will be amended limited to Article 6 in order to reflect the share capital increase of BMPS to service the Exchange Ratio (as defined below).

The full text of the by-laws of the Incorporating Company, including the amendments to the by-laws that will enter into force on the effective date of the Merger, is set out in the text annexed to the Merger Plan under “A”.

4.	EXCHANGE RATIOS, CASH ADJUSTMENTS AND PROCEDURES FOR THE ALLOCATION OF SHARES

The exchange ratio was determined by the Boards of Directors of BMPS and Mediobanca at 2.450 ordinary shares of BMPS with no par value, ranking pari passu with the existing shares, for each ordinary share of Mediobanca with no par value (the “Exchange Ratio”).

8

The determination of the Exchange Ratio takes into account the distribution of the dividends relating to the financial year ended 31 December 2025 disclosed to the public by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

The Exchange Ratio is not subject to adjustments or cash settlements.

The Merger will be resolved upon using, as reference balance sheets of the Companies Participating in the Merger, pursuant to and for the purposes of Article 2501-quater, paragraph 2, of the Italian Civil Code, the draft financial statements for the financial year ended 31 December 2025, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively.

Such documents have been made available to the public within the terms and in the manner provided for by applicable legal and regulatory provisions.

The criteria for the determination of, and the reasons justifying, the Exchange Ratio will be illustrated in the reports prepared by the Boards of Directors of the Companies Participating in the Merger pursuant to Article 2501-quinquies of the Italian Civil Code, which will be made available to the public in the manner and within the terms provided for by law and regulations.

In the context of the Merger, and for the purposes of the determination of the Exchange Ratio, the Boards of Directors of BMPS and Mediobanca and their respective related party transactions committees availed themselves of financial advisors with proven professional standing and experience in similar transactions.

Reference is therefore made to the aforementioned documents for further information on the determination of the Exchange Ratio.

5.	PROCEDURES FOR THE ALLOCATION OF THE SHARES OF THE INCORPORATING COMPANY

The exchange of the shares, in the context of the Merger, will be implemented through: (i) the cancellation without exchange of the treasury shares held by Mediobanca at the date of completion of the Merger; (ii) the cancellation without exchange of the shares of Mediobanca owned by BMPS at the date of completion of the Merger; (iii) the cancellation of the remaining ordinary shares of the Company to be Incorporated and the allocation in exchange of ordinary shares of the Incorporating Company on the basis of the Exchange Ratio.

Consequently, the Incorporating Company will issue a maximum of 272,012,804 ordinary shares, with no par value, with a share capital increase of a maximum of Euro 1,609,487,836.43.

The number of shares of BMPS to be issued to service the Exchange Ratio is determined by taking as reference the entire share capital of Mediobanca represented by the shares currently issued by it (net of the portion held by BMPS).

9

For such purpose, the treasury shares of Mediobanca currently held by it are therefore also considered, given that they could, prior to the effectiveness of the Merger, be allocated to the beneficiaries of the 2025-2026 Performance Shares Plan, where the relevant conditions are met, and/or be sold on the market.

With reference to the 2025-2026 Performance Shares Plan, as well as to any further share-based incentive plans (where the related shares have not already been allocated and are not already available to the respective beneficiaries prior to the effectiveness of the Merger), the management body of BMPS will adopt, in the appropriate fora, the appropriate resolutions in order to guarantee the maintenance and preservation of an equivalent treatment for the related beneficiaries, all in compliance with applicable regulations.

The newly issued ordinary shares of the Incorporating Company allocated in exchange will be listed on Euronext Milan, organised and managed by Borsa Italiana S.p.A., in the same way as the ordinary shares of BMPS already outstanding, as well as subject to the dematerialisation regime and centralised management at Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of the CFA.

A service will be made available to the shareholders of the Company to be Incorporated for the treatment of any fractions of shares, at market prices, without any additional charges for expenses, stamp duties or commissions. Alternatively, different procedures may be activated to ensure the overall balancing of the transaction. The exchange transactions will be carried out through authorised intermediaries, without any charge, expense or commission being borne by the shareholders of Mediobanca.

The ordinary shares of BMPS intended for the exchange will be made available to those entitled, in the forms applicable to the centralised management of shares by Monte Titoli S.p.A. under the dematerialisation regime, as from the effective date of the Merger, if it is a stock exchange trading day, or from the first following stock exchange trading day.

6.	DATE FROM WHICH THE SHARES PARTICIPATE IN PROFITS

The ordinary shares of BMPS allocated in exchange will rank pari passu with the existing shares. Therefore, the newly issued ordinary shares of BMPS will confer on their holders the same rights as the ordinary shares of BMPS already outstanding at the effective date of the Merger.

7.	EFFECTIVE DATE OF THE MERGER

Subject to the fulfilment (or waiver) of the conditions in accordance with paragraph 10 below, the Merger will take effect for civil law purposes, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, as from the date of the last of the registrations of the deed of Merger, or from the subsequent date indicated in the deed itself (the “Effective Date”).

10

As from the Effective Date of the Merger, the Incorporating Company will succeed by operation of law to all the assets and liabilities of the Company to be Incorporated and to all its claims, actions and rights, as well as to all its obligations, commitments and duties of any kind, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code.

For accounting purposes, the transactions of the Company to be Incorporated will be recorded in the financial statements of the Incorporating Company as from 1 January of the financial year in which the civil law effects of the Merger occur. The tax effects will also run from the same date.

8.	TREATMENT, IF ANY, RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS AND FOR HOLDERS OF SECURITIES OTHER THAN SHARES

There are no categories of shareholders or holders of securities other than shares for whom a particular treatment is provided. Consequently, no particular treatment is provided for any category of shareholders.

9.	SPECIAL BENEFITS, IF ANY, PROPOSED IN FAVOUR OF THE PERSONS RESPONSIBLE FOR THE MANAGEMENT OF THE COMPANIES PARTICIPATING IN THE MERGER

No special benefits are provided in favour of the directors of the Companies Participating in the Merger.

10.	CONDITIONS TO WHICH THE COMPLETION AND EFFECTIVENESS OF THE MERGER ARE SUBJECT

The completion of the Merger is subject to the fulfilment (or, where permitted, the waiver), by the date of execution of the deed of Merger, of the following conditions precedent:

i	the issuance of the Authorisations;

ii	the absence of any order, act, injunction and/or measure of the Authority preventing the execution of the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination;

iii	the issuance by the joint expert to be appointed pursuant to Article 2501-sexies of the Italian Civil Code of a positive opinion on the fairness of the Exchange Ratio;

iv	the approval of the Merger by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Merger;

11

v	the non-occurrence, with reference to BMPS and/or Mediobanca, of any fact, event or circumstance between today’s date and the date of execution of the deed of Merger that has a significant negative impact on the legal relationships, the economic, balance sheet and financial position and/or the income prospects of one of the Companies Participating in the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination; and

vi	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Merger.

It is specified that only the conditions referred to in items (ii), (v) and (vi) above may be waived by BMPS and Mediobanca with the prior written consent of both companies.

11.	RIGHT OF WITHDRAWAL

The shareholders of Mediobanca will not be entitled to the right of withdrawal pursuant to Article 2437-quinquies of the Italian Civil Code, since – as already indicated in Paragraph 5 above – upon completion of the Merger they will receive in exchange newly issued ordinary shares of BMPS that will be listed on Euronext Milan in the same way as the ordinary shares of Mediobanca outstanding at the time of their cancellation.

It is also specified that none of the cases of withdrawal provided for by Articles 2437 et seq. of the Italian Civil Code and/or by other provisions of law applies as a consequence of the Merger.

** * **

The Merger Plan will be filed at the registered offices of the Companies Participating in the Merger and will subsequently be filed – for the purposes of its registration pursuant to Article 2501-ter, paragraph 3, first sentence, of the Italian Civil Code – with the Companies’ Register of the place where the Companies Participating in the Merger have their registered offices, following the issuance by the European Central Bank and the Bank of Italy of the Authorisations for the Merger.

The documentation required by Article 2501-septies of the Italian Civil Code will be filed within the terms and in the manner provided for by law and applicable regulations.

This is without prejudice to any changes, supplements and/or updates (including numerical ones) to the Merger Plan and to the by-laws of the Incorporating Company annexed under “A”, as required or permitted by regulations and/or by public authorities, or upon registration with the competent Companies’ Register, or made by the Shareholders’ Meetings adopting the decision on the Merger, within the limits set out in Article 2502 of the Italian Civil Code.

12

** * **

“Annex A”: by-laws of the Incorporating Company following the Merger

** * **

Siena – Milan, 10 March 2026

Banca Monte dei Paschi di Siena S.p.A.

On behalf of the Board of Directors,

[The Chief Executive Officer]

MEDIOBANCA – Banca di Credito Finanziario Società per Azioni

On behalf of the Board of Directors,

[The Chief Executive Officer]

13

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version of this By-Laws, the Italian version shall prevail.

BY-LAWS

of Banca Monte dei Paschi di Siena S.p.A. (“Bank”, “Company” or “BMPS”), a public limited company established as a result of Monte dei Paschi di Siena, a public-law credit institution (approval decree from the Minister of Treasury no. 721602 dated 8 August 1995), transferring its banking activities to it by a deed dated 14 August 1995 under the hand and seal of Mr. Giovanni Ginanneschi, notary public in Siena, and a supplementary deed dated 17 August 1995 by said notary public. Both deeds were filed and registered with the Court of Siena on 23 August 1995 under no. 6679.

By-Laws amended by:

•	Shareholders' Meeting resolution of 8 November 1995(articles 6, 7 and 29);
•	Shareholders' Meeting resolution of 29 April 1998 (articles 17, 24, 27 and 30; cancellation of "Interim rule");
•	Shareholders' Meeting resolution of 31 March 1999 (articles 3, 6, 7, 9, 12, 14, 15, 16, 17, 19, 25, 27, 28, 29, 30 and 31; "Interim Rule");
•	Board of Directors meeting resolution of 15 July 1999 (article 6);
•	Shareholders' Meeting resolution of 7 June 2000 (articles 6, 7 and 9);
•	Shareholders' Meeting resolution of 13 July 2000 (articles 10, 14, 16, 17, 18, 19, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31; cancellation of "Interim rule");
•	Board of Directors meeting resolution of 30 September 2000 (article 6);
•	Board of Directors meeting resolution of 12 October 2000 (article 6);
•	Board of Directors meeting resolution of 30 November 2000 (article 6);
•	Shareholders' Meeting resolutions of 30 April 2001(articles 6 and 14);
•	Shareholders' Meeting resolutions of 20 December 2001(articles 6, 8 and 26);
•	Board of Directors meeting resolution of 20 December 2001 (article 6);
•	Board of Directors meeting resolution of 7 February 2002 (article 6);
•	Shareholders' Meeting resolutions of 30 November 2002 (article 6);
•	Shareholders' Meeting resolutions of 28 February 2003 (articles 6, 12, 13, 15, 19, 22, 23 and 32);
•	Shareholders' Meeting resolution of 26 April 2003 (article 27);
•	Shareholders' Meeting resolution of 14 June 2003 (articles 6, 31 and 33 - new; 9, 14, 15, 16, 19 and 26);

1
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

•	Shareholders' Meeting resolution of 3 December 2003 (articles 7, 16, 18, 19 and 32);
•	Board of Directors meeting resolution of 18 December 2003 (article 6);
•	Shareholders' Meeting resolution of 15 January 2004 (article 6);
•	Shareholders' Meeting resolution of 28 April 2004 (article 1);
•	Shareholders' Meeting resolution of 24 June 2004 (articles 5, 6, 7, 8, 10, 12, 13, 14,15, 17, 18 and 26);
•	Shareholders' Meeting resolution of 15 December 2005 (article 6);
•	Board of Directors meeting resolution of 7 September 2006 (article 6);
•	Shareholders' Meeting resolution of 20 June 2007 (articles 7, 9, 12, 13, 14, 15, 16, 17,19,22, 23, 25, 26 and 27; introduction to new Chapter XIV and new articles 30 and 31; consequent new numbering of following Chapters, articles and references);
•	Shareholders' Meeting resolution of 5 December 2007(articles 18 and 26);
•	Shareholder's Meeting resolution of 6 March 2008 (article 6);
•	Board of Directors meeting resolution of 20 March 2008 (article 6);
•	Board of Directors meeting resolution of 10 April 2008 (article 6);
•	Board of Directors meeting resolution of 24 April 2008 (article 6);
•	Board of Directors meeting resolution of 2 October 2008 (article 6);
•	Shareholders' Meeting resolution of 4 December 2008 (article 15);
•	Shareholders' Meeting resolution of 25 June 2009 (article 13, 15, 17, 23 and 26);
•	Board of Directors meeting resolutions of 17 September and 15 October 2009(article 6);
•	Shareholders' Meeting resolution of 3 December 2010 (articles 6, 10, 12, 13, 14, 15, 26 and 30);
•	Shareholders' Meeting resolution of 29 April 2011 (articles 13, 14, 17, 33 and 35);
•	Shareholders' Meeting resolution of 6 June 2011 (articles 4, 6, 18, 29, 33, 34, 35 and Chapter XIII);
•	Board of Directors meeting resolution of 7 June 2011(article 6);
•	Board of Directors meeting resolution of 16 June 2011 (article 6);
•	Board of Directors meeting resolution of 21 July 2011 (article 6);
•	Board of Directors meeting resolution of 16 December 2011;
•	Shareholders' Meeting resolution of 1 February 2012 (articles 6, 7, 28, 33 and 35);
•	Shareholders' Meeting resolution of 9 October 2012 (articles 6, 12, 13, 14, 16, 17 and 27);
•	Shareholders’ Meeting resolution of 25 January 2013 (article 6);
•	Shareholders’ Meeting resolution of 18 July 2013 (articles 9, 13, 15, 16, 17, 18, 21, 22, 26, 27);
•	Shareholders’ Meeting resolution of 28 December 2013 (article 6);
•	Shareholders’ Meeting resolution of 29 April 2014 (articles 15 and 26);

2
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

•	Shareholders’ Meeting resolution of 21 May 2014 (article 6)
•	Shareholders’ Meeting resolution of 16 April 2015 (article 6, cancellation of "Interim rule");
•	Board of Directors meeting resolution of 21 May 2015 (article 6);
•	Shareholders’ Meeting resolution of 16 April 2015 (article 12, 13, 14, 15,17 and 23);
•	Shareholders’ Meeting resolution of 24 November 2016 (article 6);
•	Board of Directors meeting resolution of 2 August 2017 (article 6);
•	Shareholders’ Meeting resolution of 18 December 2017 (articles 6, 10, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 26, 27, 28 and 33);
•	Shareholders’ Meeting resolution of 11 April 2019 (articles 17, 22, 32 (former art. 31) and the provision of the new Chapter IX and of the new article 24, consequent renumbering of the subsequent Chapter and articles and adjustments of the references to the amended articles);
•	Shareholders’ Meeting resolution of 4 October 2020 (article 6);
•	Shareholders’ Meeting resolution of 12 April 2022 (article 23);
•	Shareholders’ Meeting resolution of 15 September 2022 (articles 1, 6, 12, 13, 14, 15, 17, 18, 23, 25, 26 and 32);
•	Shareholders’ Meeting resolution of 17 April 2025 (articles 6, 14 e 15);
•	Board of Directors meeting resolution of 26 June 2025 (article 6);
•	Shareholders’ Meeting resolution of 4 February 2026 (articles 13, 14, 15, 17, 18, 20, 21, 25 e 31);
•	Shareholders’ Meeting resolution of [•] 2026 (article 6).

3
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CONTENT

CHAPTER I

(Origin – Name - Purpose - Registered Office – Duration of the Company)

CHAPTER II

(Share Capital - Shares)

CHAPTER III

(Corporate Bodies)

CHAPTER IV

(Shareholders' Meeting)

CHAPTER V

(Board of Directors)

CHAPTER VI

(Chief Executive Oﬃcers)

CHAPTER VII

(Chairman)

CHAPTER VIII

(General Manager)

CHAPTER IX

(Health And Safety At Work - The Employer For The Protection Of Health And Safety At Work)

CHAPTER X

(Board of Statutory Auditors)

CHAPTER XI

(Fees and Reimbursement of Expenses for Directors and Statutory Auditors)

4
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CHAPTER XII

(Outer Units)

CHAPTER XIII

(Auditing and drafting of corporate accounting documents)

CHAPTER XIV

(Financial Statements and Profits)

CHAPTER XV

(Signing Authority)

CHAPTER XVI

(Winding-up)

5
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CHAPTER I

Origin – Name - Purpose - Registered Oﬃce – Duration of the Company

Article 1

1.	A joint stock company called “Banca Monte dei Paschi di Siena S.p.A.” which carries out banking activities has been established. The Company is entitled to use, among its trademarks, the brands of incorporated companies as well as the brands owned by such companies, provided that they appear alongside its name.

2.	The Company is the transferee of the banking business of Monte dei Paschi di Siena, a public-law credit institution, founded by the vote of the Magistrature and the Sienese people with Grand-Ducal rescript of 30 December 1622 and legally established in the form of a Foundation on 2 November 1624, for the purpose of fruitfully developing, organising and regulating, to the advantage of private citizens and public institutions of the City and State of Siena, lending activities in addition to cash advances against pledge of personal property made by the second Monte di Pietà di Siena, a public pawnbroking institution set up on 14 October 1568 and then merged into the prior Monte dei Paschi which had been founded in 1472.

3.	The banking business was transferred in accordance with Article 1 of Law no. 218 of 30 July 1990, and Articles 1 and 6 of Legislative Decree no. 356 of 20 November 1990, within the framework of the restructuring project resolved upon by the Board of Directors of Monte dei Paschi di Siena in its meeting of 31 July 1995 and approved by Ministerial Decree no. 721602 of 8 August 1995.

Article 2

1.	Pursuant to Article 61 of Legislative Decree no. 385 of 1 September 1993, in its capacity as parent company of the "Monte dei Paschi di Siena" banking group, the Company, in its function of direction and coordination, issues instructions to Group companies, for the execution of guidance received from the Bank of Italy in the interest of Group stability.

Article 3

1.	The Company's purpose is the gathering of deposits and the granting of various forms of credit in Italy and abroad, including all activities which the Transferring Institute was authorised to carry out pursuant to laws or administrative provisions.

2.	In conformity with the regulations in force, the Company may aﬀect all banking and ﬁnancial transactions and services allowed, establish and manage supplementary pension schemes as well as carry out any other transaction which is instrumental for or connected with the pursuit of the Company's purpose.

6
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

3.	The Company may make cash advances against the pledge of precious objects or commonly used articles.

Article 4

1.	The Company has its registered office in Piazza Salimbeni, 3 - Siena.

2.	The Head Office of the Company is located in Siena.

3.	The Company carries out its activities in the domestic market through head office and outer units and may, in conformity with the law, establish specific units and representative offices abroad.

Article 5

1.	The duration of the Company shall be until 2100 and may be further extended by resolution of the Extraordinary Shareholders' Meeting.

2.	Shareholders who did not participate in the approval of resolutions regarding the extension of the Company's duration shall have no right of withdrawal.

CHAPTER II

Share Capital - Shares

Article 6

1.	The Company’s share capital amounts to Euro [19,587,675,023.28 (nineteen billion, ﬁve hundred eighty-seven million, six hundred seventy-ﬁve thousand, twenty-three point two eight)] and is fully paid up.

2.	The Company's share capital is represented by no. [3,310,430,987 (three billion, three hundred ten million, four hundred thirty thousand, nine hundred eighty-seven)] ordinary shares with no par value. All shares are issued in dematerialised form.

Procedures for the circulation and legitimation of shares are governed by law.

Shareholders who did not participate in the approval of resolutions regarding the introduction or removal of constraints on the circulation of shares shall have no right of withdrawal.

3.	Shares are registered and indivisible. Each share entitles the holder to a vote.

Article 7

1.	The Shareholders' Meeting may approve increases in capital, which may also be carried out through the contribution of assets in kind or receivables, as well as the issuance of shares bearing diﬀering rights.

7
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

2.	The extraordinary Shareholders' Meeting may approve the issuance of bonds convertible into own shares, establishing the conversion ratio as well as the terms and conditions applicable to the conversion.

Article 8

1.	In accordance with the Company’s interest and the other provisions of Article 2441 of the Italian Civil Code, the Company may reserve issuances of shares for Local Authorities in Siena, employees of the Company and the "Monte dei Paschi di Siena" Group, depositors, and other persons operating in sectors of activity which are particularly important for the economic and social development of the Province of Siena.

2.	Pursuant to Article 2349 of the Italian Civil Code, share capital may be increased also while allocating profits to employees of the Company or its subsidiaries, for an amount equal to the proﬁts themselves through the assignment of Company shares.

3.	The payment in cash of capital quotas against shares subscribed and already paid-up for at least 25% shall be carried out at the request of the Board of Directors, with a ﬁfteen days' prior notice.

Article 9

1.	No limits are set on the ownership of the Company’s shares.

CHAPTER III

Corporate Bodies

Article 10

1.	The Company has a management and control system in compliance with paragraphs 2 and 3 of Book V, Title V, Chapter V, Section VI bis of the Italian Civil Code which provide for a Board of Directors and a Board of Statutory Auditors according to the following articles. Statutory audits of accounts are carried out by a legally qualiﬁed Independent Auditor.

2.	The Company’s Corporate Bodies are listed below:

a)	Shareholders' Meeting;

b)	Board of Directors;

c)	Chief Executive Officer (CEO) or Chief Executive Officers (if appointed);

d)	Chairman;

e)	Board of Statutory Auditors.

8
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CHAPTER IV

Shareholders' Meeting

Article 11

1.	A duly constituted Shareholders’ Meeting represents the entire body of shareholders and its resolutions, passed in compliance with the law and these By-Laws, are binding upon all the shareholders, including absent or dissenting shareholders.

Article 12

1.	Without prejudice to the powers of convocation established by specific legal provisions, the Shareholders' Meeting is convened by the Chairman of the Board of Directors or by the person acting on his/her behalf, as resolved upon by the Board of Directors. The Meeting is convened through notice containing indication of the day, time, location of the meeting and the list of items to be discussed as well as any further data and information established by pro-tempore applicable regulations, to be published in accordance with the time-limits and procedures provided for by law.

2.	The Shareholders’ Meeting, both ordinary and extraordinary session, shall be held in a single session.

3.	Shareholders that represent, even jointly, at least one fortieth (1/40) of the share capital may request, within the time-limits laid down by law, that the items on the agenda be supplemented, indicating the additional items proposed by them in their request, or may submit resolution proposals on items already on the agenda. In this case, the requesting shareholders must submit a report, according to the time-limits and procedures provided for by law, indicating the reasons for their request and - notwithstanding the provisions of Article 14 - must file the documents concerning their entitlement to participate in the Shareholders' Meeting, together with the request. The Chairman shall ascertain their entitlement.

Notice of any supplements to the list of items to be dealt with by the Shareholders' Meeting and of the submission of additional resolution proposals on issues already on the agenda following the request under this paragraph, is given in the same forms required for publishing the notice of call, within the time-limits laid down by law. Any integration to the list of items to be dealt with under this paragraph is not allowed for items upon which the Shareholders' Meeting resolves by law upon the directors’ proposal or on the basis of a plan or a report prepared by them other than those provided for by Article 125 ter, para. 1 of Legislative Decree no. 58/98.

4.	The Shareholders' Meeting is chaired by the Chairman of the Board of Directors or, in his/her

9
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

absence or impediment, by the person replacing him/her in compliance with para. 2 of Article 23. In the event of absence or impediment of the Chairman, the Deputy Chairman or Deputy Chairmen, the Meeting is chaired by a director appointed by the attendees.

5.	The Chairman of the Meeting is responsible for ensuring that the meeting is duly constituted and verifying the attendees' identity and entitlement; he/she has the power to guide the discussion, to establish the voting procedures - anyhow by open vote - on individual cases, and to ascertain and proclaim the results of the voting, which shall be registered in the minutes.

After ascertaining that the Shareholders' Meeting has been duly constituted, it shall remain as such, even if some of the attendees subsequently leave for any reason whatsoever.

6.	The Chairman is assisted by a secretary proposed by him/her and designated by the attendees; the secretary is responsible for drawing up the minutes of the meeting, which shall report the Meeting's resolutions. The secretary is not necessary whenever the minutes are drawn up by a notary public. The Chairman chooses two scrutineers among the attending shareholders.

Article 13

1.	The Shareholders' Meeting is normally convened in Siena; it may also be convened in a location other than the registered oﬃce, as long as in Italy.

2.	Ordinary Shareholders' Meetings must be held at least once a year, within 120 days of the corporate year end.

3.	The ordinary Shareholders' Meeting shall:

a)	approve the ﬁnancial statements;

b)	appoint the members of the Board of Directors and select the Chairman and one or two Deputy Chairmen from among them; remove directors from office;

c)	appoint the Chairman and the other members of the Board of Statutory Auditors, as well as the Alternate Auditors;

d)	assign the Statutory audit of accounts, upon the Board of Statutory Auditors' justified proposal, and approve its remuneration;

e)	establish the remuneration of directors and Statutory Auditors, according to Article 27, and approve the remuneration and incentive policies and compensation plans based on financial instruments in favour of directors, employees and staff – who are not under a contract of employment – of the Bank, the criteria for calculating compensation to be granted in the case of early termination of the employment relationship or early termination of office, including the limits established for such compensation in terms of annual fixed remuneration, and the

10
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

maximum amount deriving from their application and also has the power to resolve, when approving remuneration and incentive policies, on the proposal of the Board of Directors and with the qualified majorities provided for in Article 14, paragraph 5, point ii), a ratio between the variable and fixed components of the individual remuneration for the key personnel (personale più rilevante) that is greater than 1:1, but in any case does not exceed the maximum limit established by the relevant legislation in force at the time;

f)	resolve upon the responsibilities of the directors and statutory auditors;

g)	resolve upon the acquisition of equity investments in other companies, implying unlimited liability for their obligations;

h)	resolve upon other matters attributed by law to the Shareholders' Meeting.

i)	authorise the implementation of major transactions with related parties falling within the competence of the Board of Directors, in the event that the Board has approved these transactions despite the adverse opinion of the Committee on Related-Party Transactions;

4.	The Extraordinary Shareholders' Meeting shall:

a)	resolve upon mergers, split-ups, early winding-up of the Company or extension of its duration, capital increases, and any other amendments to the By-Laws;

b)	resolve upon the appointment and replacement of oﬃcial receivers, their competence and any other matter assigned to its approval by law.

Article 14

1.	Shareholders with voting right who provide proof of their entitlement may participate in the Shareholders' Meetings. Shareholders with voting right may be represented by a proxy-holder during Shareholders' Meetings in compliance with the pro-tempore provisions of law. Shareholders with voting right are entitled to grant proxy also by electronic means in compliance with the procedures established by law. The proxy may be electronically notified also using the special section of the Company’s website or, as an alternative, by certified electronic mail to a special electronic address according to the procedures stated in the notice of call.

2.	The Board of Directors, when convening each Shareholders’ Meeting, whether ordinary or extraordinary, designates a representative to whom shareholders with voting right may confer, in the manner provided for by the laws and regulations pro-tempore in force and specified in the notice of call, a proxy with voting instructions on all or some of the proposals on the agenda. The proxy shall be effective only with regard to the proposals for which voting instructions have been given.

11
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

3.	The Board of Directors, with the resolution convening each Shareholders’ Meeting, whether ordinary or extraordinary, may provide, on a case-by-case basis, by indicating it in the notice of call, that participation and exercise of voting rights at the Shareholders’ Meeting by the shareholders must take place exclusively by granting proxy (or sub-delegation) with voting instructions on all or some of the proposals on the agenda, to the representative designated by the Bank referred to in the preceding paragraph, in the manner and in accordance with the provisions of the notice of call in compliance with the laws and regulations pro-tempore in force.

4.	The Ordinary Shareholders' Meeting is duly constituted irrespective of the portion of share capital being represented by the shareholders in attendance.

5.	The Ordinary Shareholders’ Meeting resolves by absolute majority of the votes, except for:

i)	the appointment of the members of the Board of Directors and of the Board of Statutory Auditors, who are nominated according to the procedures referred to in Articles 15 and 25, respectively;

ii)	for resolutions concerning the proposal to set a limit on the ratio between the variable and fixed components of the individual remuneration for key personnel (personale più rilevante) exceeding 1:1, in accordance with the regulations in force at the time, which must be approved:

-	with the favourable vote of at least two-thirds of the share capital represented at the Shareholders' Meeting, if the Shareholders' Meeting is constituted with at least half of the share capital;

-	with the favourable vote of at least three-quarters of the share capital represented at the Shareholders' Meeting, if the Shareholders' Meeting is constituted with less than half of the share capital;

-	or with the different qualified majority provided for by the pro-tempore legislation in force.

6.	The Extraordinary Shareholders' Meeting is duly constituted when the percentage of the share capital required by law for the extraordinary shareholders’ meeting in single session is represented and resolves with the favourable vote of the majority of the share capital represented at the meeting required by law for the extraordinary shareholders’ meeting in single session.

7.	In order to calculate the majority and the percentage of capital required for approval of the resolution, shares for which the voting right cannot be exercised or shares for which the voting right has not been exercised following the declaration of abstention by the party with voting rights due to conﬂict of interests are not calculated.

12
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

8.	If during an Ordinary Shareholders’ Meeting a bank foundation – according to the findings of the Chairman of the Shareholders’ Meeting during the course of the meeting and immediately before each voting - is able to vote, on the basis of the shares held by the parties in attendance, by majority of the shares present and entitled to vote, the Chairman takes due note of this situation and debars the bank foundation from voting with respect to the resolution concerning said situation, limited to a number of shares representing the difference plus one share between the number of ordinary shares held by said foundation and the overall amount of ordinary shares held by the remaining parties who are present and entitled to vote when the voting takes place.

9.	Subject to the provisions of the previous paragraphs, the Ordinary or Extraordinary Shareholders’ Meeting passes resolutions, with the favourable vote of the majority of the voting non-related shareholders, when it is called to resolve upon proposals concerning:

a)	transactions as per art. 13, paragraph 3, letter i) of these By-Laws,

or

b)	major transactions with related parties falling within the competence of the shareholders' meeting submitted to the Shareholders' Meeting should the Committee on Related-Party Transactions issue an adverse opinion.

CHAPTER V

(Board of Directors)

Article 15

1.	The Board of Directors is composed of a number of members established by the Ordinary Shareholders' Meeting which cannot be less than nine (9) or more than ﬁfteen (15). Subject to removal from oﬃce, no BMPS director shall be entitled, at the same time, to hold the oﬃce of director or of member of the council of management or the supervisory board of competitor banks, which do not belong to the BMPS Group, have a banking license issued by the supervisory authority and operate in the markets of bank funding or ordinary credit in Italy. In the event that a BMPS director accepts to hold one of the above-mentioned oﬃces, he/she must promptly notify the BMPS Board of Directors which will declare his/her prompt removal from oﬃce. Directors' term of oﬃce is three years and expires on the day of the shareholders' meeting called to approve the financial statements of the most recent financial year of their term. Directors may be re-appointed and are elected according to the list voting system, as follows.

2.	The Board of Directors is appointed on the basis of lists submitted by the shareholders or by the outgoing Board of Directors in accordance with the following paragraphs. The candidates - to be

13
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

indicated possibly in a higher number than those to be elected, in order to have possible candidates to be selected in the event of co-optation during the term of office, and in any case in the number provided for by current legislation in the case of a list submitted by the outgoing Board of Directors - are listed by consecutive number. Each list must contain and specifically indicate at least two candidates - or the only candidate or at least a third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) of the present candidates in case of lists where there are more than six (6) candidates - who meet the independence requirements established by provisions of laws and regulatory pro-tempore in force and the further independence requirements established by the Corporate Governance Code. In the event that the mentioned quota of one-third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) does not correspond to a whole number of candidates, this number shall be rounded up.

3.	Lists must include candidates of both gender in compliance with pro-tempore applicable legislation regarding gender balance. The lists submitted by the shareholders must be filed at the Company's registered office at least twenty-five days, and any list submitted by the outgoing Board of Directors at least forty days, prior to the date set for the Shareholders' Meeting. The lists submitted are published in accordance with pro-tempore applicable regulations.

4.	Each shareholder may submit or contribute to the submission of one list only, in compliance with the provisions of the ninth paragraph of this article, and each candidate may stand for election in one list only, under penalty of ineligibility.

5.	Only shareholders that, either individually or together with other shareholders, collectively hold shares representing at least 1 (one) % of the Company's share capital with voting rights at the Ordinary Shareholders’ Meeting or a different percentage required by applicable regulations are entitled to submit lists. In order to prove ownership of the number of shares required for submission of lists, shareholders who submitted the lists must submit and/or send the documentation proving ownership of the minimum shareholding required to submit lists to the Company's registered office, when filing the lists or at a later date but within the term provided for the publication of the lists. Ownership is determined by taking into account the shares registered to the shareholder on the date on which the lists are filed.

The outgoing Board of Directors shall also have the right to submit its own list of candidates, acting with the majorities required by law, in compliance with the procedures and obligations provided for by law.

6.	Each list shall be filed at the Company's registered office, within the deadline for their filing, together with the documents specified in the notice calling the meeting, including: (i) declarations by the candidates in which they accept their candidacy and certify, under their own responsibility,

14
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

that there are no reasons for ineligibility and incompatibility, as well as the fact that they meet the requirements and compliance with the suitability criteria prescribed for the office as laid down by pro-tempore law and regulations in force and by the By-Laws; (ii) declarations by the candidates indicated as independent in the list certifying that they meet the independence requirements pursuant to foregoing para. 2; (iii) the curricula vitae showing the personal and professional characteristics of each candidate, indicating the management and control positions held in other companies and (iv) any other declaration that may be required by the legislation, including regulations, pro-tempore in force. In particular, the candidates must declare that they do not hold the office of director or of member of the Council of management or the supervisory board of competitor banks, which do not belong to the BMPS Group, have a banking license issued by the supervisory authority and operate in the markets of bank funding or ordinary credit in Italy. Lists submitted that do not comply with the statutory provisions cannot be voted. The lack of documentation relating to an individual candidate on a list does not automatically result in the exclusion of the entire list, but of the candidate concerned.

7.	Each shareholder entitled to vote may vote only one list. The Board of Directors is elected - without prejudice to any further obligations and restrictions provided for by current legislation in the event of participation in the vote on a list presented by the outgoing Board of Directors, including individual voting on each candidate by the Shareholders’ Meeting as a whole, including shareholders who did not vote for the list submitted by the outgoing Board of Directors, having cast their vote for a list other than the latter or having abstained or not participated in the vote in any case - as follows:

7.1	The votes obtained by each list are divided subsequently by one, two, three, four and so on up to the number of directors to be elected. The quotients obtained are assigned to the candidates of each list according to order of progressive listing. Based on the quotients assigned the candidates are listed in a single decreasing order, and the first candidates up to the number of members to be elected are considered elected, provided that the list with the highest number of votes must in any case provide a number of Directors not less than half plus one, or the smallest number of Directors that exhausts all the candidates indicated on that list, of the total number of those to be elected, with the consequent obligation to scroll through the ranking, if this limit is not respected. In any case, at least two (2) Directors must be drawn from the minority list or lists.

7.2	If the list submitted by the outgoing Board of Directors obtains the majority of votes, as many directors as necessary will be drawn from such list, in accordance with the procedures provided for by current legislation, so that from the other lists that have obtained fewer votes, a number of directors shall be drawn on the total number of members of the Board of Directors to be elected in accordance with the criteria set forth below, without prejudice for the limit of half

15
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

minus 1 (one) of the directors to be elected:

i)	if the total votes obtained by the other lists – not higher than two in order of votes obtained at the Shareholders’ Meeting – do not exceed 20 (twenty) % of the total votes cast, such lists will have the right to appoint members of the board of directors in proportion to the votes obtained by each list and for an amount not lower than 20 (twenty) % of the total components of such body;

ii)	if the total votes obtained by the other lists at the Shareholders’ Meeting, in a number not higher than two, exceeds 20 (twenty) % of the total votes cast, the components of the new board of directors to be appointed by the minorities shall be assigned in proportion to the votes obtained by the minority lists which obtained a percentage of vote not lower than 3 (three) %. With the aim of calculating the assignment of the directors in accordance with the above criteria, the votes of the lists which obtained less than 3 (three) % will be proportionally allocated to the minority lists which exceeded such threshold.

7.3	When applying the quotient method referred to in point 7.1 and point 7.2 above, if several candidates have obtained the same quotient, the candidate of the list that has not yet elected a director or that has elected the lowest number of directors shall be elected.

If none of these lists has elected a director or if all of them have elected the same number of directors, the candidate of the list that has obtained the highest number of votes shall be appointed among these lists. In the event of equal number of votes and quotients, the entire Ordinary Shareholders’ Meeting shall hold a new voting and elect the candidate obtaining the simple majority of the votes.

However, also notwithstanding the foregoing provisions, at least one director must be drawn from the minority list which has obtained the highest number of votes and is in no way linked, either directly or indirectly, with the parties that submitted or voted the list ranking first by number of votes.

7.4	If, as a result of the voting, at least one third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) of the directors that meet the independence requirements provided for by previous paragraph 2 have not been appointed, the required number of last non-independent directors shall be replaced with independent candidates - drawn from the same lists of the replaced candidates - who have obtained the highest quotient.

The candidate replaced for the purpose of allowing the appointment of the minimum number of independent directors shall in no case be drawn from the minority list which obtained the majority of votes and no way be linked, directly or indirectly, with the parties that submitted

16
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

or voted the list which obtained the majority of votes. In this case, the non-independent candidate which ranked last but one by quotient achieved shall be replaced.

7.5	In addition, if application of the foregoing procedures does not ensure compliance with pro-tempore current regulations on gender balance, the quotient of votes to be assigned to each candidate from the lists shall be calculated by dividing the number of votes obtained by each list by the progressive number of listing of each candidate. The candidate of the most represented gender with the lowest quotient among the candidates taken from all the lists is replaced by the candidate of the least represented gender who has obtained the highest quotient in the same list as the replaced candidate. If candidates from different lists have obtained the same quotient, the candidate of the list with the highest number of directors, or the candidate from the list with the lowest number of votes or, at a parity of votes, the candidate obtaining the lowest number of votes from the Shareholders’ Meeting during a specific voting, shall be replaced.

7.6	In the event of application of the above procedures, should the number of Directors necessary to comply with the minimum number of independent Directors and of Directors of the least represented gender not be appointed due to an insufficient number of independent directors or of the least represented gender, the Shareholders’ Meeting shall appoint the missing Directors by resolution approved by simple majority on the basis of the candidatures proposed, there and then, primarily by the parties that submitted the list of the candidate or candidates to be replaced.

8.	With respect to the appointment of the Directors who were not appointed for any reason whatsoever in compliance with the procedure provided for herein, the Shareholders’ Meeting shall resolve pursuant to and with the majorities provided for by law, without prejudice to the criteria envisaged by pro-tempore legislation in force and by the By-Laws with regard to independent directors and gender balance.

9.	The members of the Board of Directors must be suitable for the performance of their duties and, to this end, must meet the requirements and comply with the criteria of suitability and with the limits on the number of offices as well as devote the time necessary for the effective performance of their duties as provided by the - national and supranational - laws and regulations pro-tempore in force.

10.	In order to replace any Directors terminating their office during their term, the provisions of law shall apply, in accordance with the criteria envisaged by legislation pro-tempore in force and by the By-Laws with regard to independent directors and gender balance. If the majority of Directors terminates office, the whole Board of Directors shall be deemed to have resigned, with effect from the date it is re-established. Directors may be revoked by the Shareholders' Meeting at any time,

17
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

subject to the Director’s right to compensation for damages, if his/her revocation is without just cause.

In the event of co-optation pursuant to Article 2386 of the Italian Civil Code, without prejudice to compliance with the criteria on independent directors and gender balance, set forth by pro-tempore legislation in force and the By-Laws, the Board of Directors proceeds to select the co-opted person:

(a)	freely choosing the most suitable candidate, in relation to the knowledge, skills and experience deemed necessary by the Board of Directors, as at the date of co-optation in the event that the replacement regards a Director elected from the list from which the majority of directors were drawn;

(b)	choosing the first candidate among those not elected or, if this is impossible for any reason whatsoever, proceeding to scroll through those not elected, in the case of the replacement of Directors elected from a list that has expressed a minority of the directors;

(c)	where there are no candidates available on the minority list that nominated the outgoing director, selecting them from any other minority lists submitted at the time, again following the same rolling criterion;

(d)	where the criterion referred to in point (c) above is not applicable, the Board of Directors may select the co-opted person - having the knowledge, skills and experience deemed necessary by the Board of Directors at the time of co-optation - from outside the lists submitted at the time, in compliance with the criteria envisaged by the pro-tempore legislation in force and by the By-Laws with regard to independent directors and gender balance.

Article 16

1.	As a rule, the Board of Directors meets at the Head Office normally once a month, when convened by the Chairman, or, upon motivated request by at least three Board members, indicating the items to be discussed. The Chairman sets the agenda accordingly. The Board of Directors may also be convened by the Board of Statutory Auditors, or by each member of the Board of Statutory Auditors separately, prior written notice to the Chairman of the Board of Directors.

2.	The meeting is convened through notice by any mean of communication with notice of receipt, which must indicate the place, date, time and items to be discussed, at least ﬁve (5) days prior to the date scheduled for the meeting and, in case of an emergency, or in relation to integrations to the Agenda, at least twenty four (24) hours prior to the date set for the meeting. Notice is given to the Statutory Auditors in the same manner.

3.	The Board of Directors' meeting is duly constituted if at least the majority of its members is

18
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

present.

4.	The General Manager attends the Board meetings without the right to vote.

5.	Resolutions are taken by the majority of those present.

6.	The Board of Directors appoints a Secretary chosen among the Company's Executives, upon the Chairman's proposal.

7.	Minutes of each Board meeting are drawn up.

8.	Directors are entitled to attend Board meetings also by using teleconference and videoconference systems provided that all the attendees:

a)	may be identiﬁed;

b)	may follow the debate and intervene in the discussion of the items in real time;

c)	may exchange documentation regarding the items.

The meeting of the Board is deemed to be held in the venue indicated in the notice of call.

Article 17

1.	The Board of Directors holds all powers of ordinary and extraordinary management in order to achieve the company purpose, with the exception of the powers assigned to the Shareholders' Meeting according to the law, and of any other matter submitted to the Board by the Chairman and the Chief Executive Officer or the Chief Executive Officers. Pursuant to Article 2365, para. 2, of the Italian Civil Code, the Board of Directors resolves upon any mergers as provided for by Articles 2505 and 2505-bis of the Italian Civil Code, the establishment or closing of secondary offices and any adjustments to the By-Laws in order to comply with regulations.

2.	In addition to the provisions of Article 2381, para. 4 of the Italian Civil Code, the Board of Directors has exclusive responsibility, which may not be delegated, for:

a)	deﬁning and approving the business model, strategic guidelines integrated with environmental, social and governance sustainability proﬁles for the Company and the Banking Group to which it belongs and approving the respective business and ﬁnancial plans as well as the strategic transactions and providing for their periodic review;

b)	monitoring the correct and consistent implementation of the guidelines and plans as per a) into the management of the Company and of the Banking Group;

c)	establishing the Company’s organisational guidelines and approving its organisational structure, monitoring their adequacy over time, as well as approving and modifying its main

19
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

internal regulations;

d)	defining and approving risk governance objectives and policies, as well as the process of risk reporting, management and assessment over time;

e)	defining and approving the guidelines of the internal control system and verifying its adequacy, consistency, functioning, efficiency and effectiveness in compliance with pro-tempore supervisory regulations in force on the matter;

f)	approving the policies and processes for the assessment of company assets and particularly financial instruments, verifying their constant adequacy;

g)	approving the accounting and reporting system;

h)	taking general responsibility for setting guidelines for and controlling the information system;

i)	drawing up guidelines for the organisation and operation of the Banking Group, by establishing criteria to co-ordinate and manage the subsidiaries belonging to the Banking Group as well as for the implementation of Bank of Italy's instructions;

j)	if the Shareholders' Meeting has not already done so, elect, from among its members - at the ﬁrst meeting following that Shareholders' Meeting - the Chairperson and one or two Deputy Chairpersons, one of whom shall be the Acting Deputy Chairperson;

k)	appointing the General Manager, as well as resolving upon his/her revocation, suspension, removal and termination as well as upon the determination of his/her remuneration;

l)	resolving upon rules concerning the legal and economic conditions of staﬀ, including salary scales and allowances thereof, and any other rule which must be approved according to the law;

m)	preparing the ﬁnancial statements and submitting them to the Shareholders' Meeting;

n)	approving, upon the General Manager’s proposal, the appointment of one or more Executives as Deputy General Manager of the Company and indicating from year to year, which one shall be the Acting Deputy General Manager, and taking any measure in relation to their remuneration and legal status;

o)	approving the appointment and the revocation of the Manager in charge of Internal Audit, Compliance and risk control and anti-money laundering after hearing the Board of Statutory Auditors and adopting all measures relating to their legal and economic status, as well as the appointment and revocation of other Heads of the Main Functions, as defined by the legislation pro-tempore in force, for required to be appointed by the Board of Directors;

20
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

p)	resolving upon the appointment and revocation of the Employer for the purposes of protection of health and safety at work, on the basis of the criteria provided for by law;

q)	resolving upon the establishment of committees with advisory and proposal-making duties towards the Board;

r)	approving the acquisition and disposal of strategic equity investments in companies, or those which in any event involve changes to the Banking Group, subject to the provisions of Article 13, para. 3, letter g), and the purchase and disposal of business units;

s)	approving the budget on a yearly basis;

t)	resolving on the establishment or the closing of secondary oﬃces;

u)	resolving on the reduction of share capital in the event of withdrawal by shareholders;

v)	ensuring that the executive in charge of drafting the corporate accounting documents has the appropriate powers and means to fulfill his/her duties pursuant to the law, and that the administrative and accounting procedures are actually complied with;

w)	passing resolutions on major transactions with related parties or on minor transactions falling within the discretionary powers of the Board;

x)	approving major transactions with related parties falling within the competence of the Board of Directors in the presence of an adverse opinion of the Committee on Related-Party Transactions and submitting to the Shareholders' Meeting the major transactions with related parties falling within the competence of the Shareholders' Meeting in the presence of an adverse opinion of the Committee on Related-Party Transactions for the purposes of implementing the resolutions as per Article 14, para. 9 of this By-Laws;

y)	supervising the public disclosure and bank communications process.

It also necessarily falls to the Board of Directors exclusively to exercise all other powers assigned to it as non-delegable by the pro-tempore legal and regulatory provisions in force.

3.	The Board of Directors promptly reports to the Board of Statutory Auditors on the business activities carried out and on the main economic and financial transactions carried out by the Company, also through its Delegated Bodies, and by its subsidiaries; in particular, it reports on any transactions in which the Directors have an interest on their own account or on behalf of third parties. This report is made verbally, at least on a quarterly basis, when the Board of Directors meets or by written notice to the Board of Statutory Auditors. The obligation of each Director to inform the other directors and the Board of Statutory Auditors of any interest he/she may have in a specified transaction of the Company on his/her own account or on behalf of third

21
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

parties and to refrain from any resolutions in which he or she has a conflict of interest, on their own behalf or on behalf of a third party, pursuant to the applicable legislation, remains unaffected.

4.	The Committees required under pro-tempore current regulations must be established within the Board of Directors, which have advisory and proposal-making duties. They are composed of a number between three (3) and five (5) non-executive mainly independent directors (except to the extent provided by letter d) that follows); if there are directors elected by the minority shareholders, one of them must be part of at least one committee.

If the Board of Directors' list receives the majority of votes at the Shareholders' Meeting, the Chairperson of the Risk and Sustainability Committee must be chosen from among the independent Directors elected who were not drawn from the list of the outgoing Board of Directors.

The committees carry out their activities in compliance with special regulations approved by the Board of Directors; supervisory regulations and the Corporate Governance Code pro-tempore in force. Specifically, the following are established within the Board of Directors:

a)	a Remuneration Committee that carries out in particular the following tasks:

i)	submitting, to the Board, proposals for the remuneration of the chief executive Oﬃcers and of the other directors holding special offices, as well as of the General Manger, and monitoring application of the resolutions adopted by the Board;

ii)	periodically assessing the criteria adopted for the remuneration of executives with strategic responsibilities, monitoring their application and submitting general recommendations on the matter to the Board of Directors;

b)	a Risks and Sustainability Committee with the main function of supporting the Board of Directors:

i)	in fulﬁlling its tasks to deﬁne the guidelines of the internal control and risk governance system and assess that the internal control and risk governance system is adequate, eﬀective and properly functioning, as well as to approve the company asset assessment policies and processes;

ii)	in Sustainability assessments and decisions, in the analysis of issues relevant to the generation of long-term value, in the assessment of the suitability of - ﬁnancial and non-ﬁnancial - periodic information to correctly represent the Company's business model, strategies, the impact of its activities, and the performance achieved;

iii)	for the approval of periodic ﬁnancial and non-ﬁnancial reports;

22
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

c)	an Appointment Committee with the following main tasks:

i)	supporting the Board of Directors in the process of appointing directors, proposing, in the case provided for by Article 2386, ﬁrst paragraph, of the Italian Civil Code, candidates for the oﬃce of director;

ii)	supporting the Board of Directors in processes of self-assessment and veriﬁcation of the existence of requirements and compliance with suitability criteria, as well as of deﬁning top management succession plans;

iii)	submitting proposals to the Board of Directors for the appointment of the Chief executive Oﬃcer;

d)	a Committee on Related-Party Transactions, exclusively made up of Independent Directors, with at least advisory functions in the ﬁeld of transactions with related parties.

The above-mentioned Committees shall also be entitled to all the tasks and the functions assigned to them by the pro-tempore legal and regulatory provisions in force.

Article 18

1.	The Board of Directors may propose amendments, if any, to the By-Laws to the Shareholders' Meeting.

2.	If the Shareholders’ Meeting has not done so, at the ﬁrst meeting following the Shareholders' Meeting, the Board of Directors shall elect from among its members a Chairperson and one or two Deputy Chairpersons, one of whom shall be the Acting Deputy Chairperson. The Board of Directors may also appoint one or more Chief Executive Oﬃcers, establishing the limits of their authority and the procedure for exercising it.

3.	The Board of Directors may furthermore delegate lending and ordinary management powers to the General Manager, Management Committees, Executives, Senior-Middle-Junior Managers and Branch Managers.

4.	The Board of Directors may grant powers to individual Directors for speciﬁc acts or individual transactions.

5.	The decisions taken by the delegates shall be brought to the attention of the Board of Directors in the manner established by the latter. In any case, the delegates report to the Board of Directors and to the Board of Statutory Auditors, at least on a quarterly basis, on the overall trend of management and on its expected development as well as on major transactions, given their size or features, carried out by the Company or by its subsidiaries.

6.	The Board of Directors determines the limits for exercising the powers set forth in following

23
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

Article 21, first paragraph letter d), as well as the procedures for reporting any suits involving the Company to the Board.

7.	The Board of Directors may also grant powers of representation and powers of signature both personally to individuals and to the positions existing in all of the Company's organisation units, and determine the extent and the limits, also geographically, of such powers from time to time.

Article 19

1.	In addition to complying with the provisions of Article 136 of Legislative Decree no. 385 of 1 September 1993, the members of the Board of Directors must inform the Board of Directors and the Board of Statutory Auditors of any business in which they are personally involved or which relates to entities or companies of which they are directors, auditors or employees, except for companies of the MPS Group and they shall refrain from any resolutions in which they have a conflict of interest, on their own behalf or on behalf of any third party, pursuant to the applicable legislation.

CHAPTER VI

Chief Executive Officers

Article 20

1.	The Chief Executive Oﬃcer (CEO) or the Chief Executive Oﬃcers exercise their functions within the limits of the powers assigned to them and according to the procedures established by the Board of Directors.

2.	In the case of absence or impediment of the Chairman or of the Deputy Chairman pursuant to para. 2 of Article 23, the powers in cases of urgency, which must be exercised according to the time-limits and procedures as per para. 1 letter c) of Article 23, are assigned to the Chief Executive Oﬃcer or Chief Executive Officers, also separately.

CHAPTER VII

Chairman

Article 21

1.	The Chairman:

a)	is vested with general representation of the Company before third parties;

b)	calls and chairs the Shareholders' Meeting; calls and chairs the Board of Directors' meetings;

c)	if necessary and in urgent cases may take decisions with regard to any business or transaction

24
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

falling under the Board of Directors' competence, with the exception of those reserved to the latter’s exclusive authority. Such decisions must be taken upon the binding proposal of the General Manager and/or Chief Executive Officer, if appointed. Such decisions must be brought to the attention of the competent body at the ﬁrst subsequent meeting;

d)	upon proposal of the General Manager, promotes and upholds any suits involving the Company, at all levels of jurisdiction and before any Court or arbitrator, with the authority to abandon them, to withdraw from any actions and proceedings, and to accept similar withdrawals from other parties involved;

e)	appoints solicitors and attorneys with special power in all law-suits and before any judicial, administrative, special or arbitral court, which may somehow involve the Company;

f)	grants special powers of attorney to employees or third parties, also for questionings, third-party statements and suppletory or decisory oaths;

g)	promotes the effective functioning of corporate governance, ensures the balance of powers with special reference to the delegated bodies and acts as interlocutor for the internal control bodies and the internal committees.

2.	In the case of absence or impediment of the Chairman, the authority and powers conferred upon him/her are exercised by the Deputy Chairman or, if two Deputy Chairmen are appointed, by the Acting Deputy Chairperson. The Board of Directors designate the Acting Deputy Chairperson, during the ﬁrst Meeting following the appointment of the two Deputy Chairpersons by the Shareholders' Meeting or at the same meeting of the Board of Directors which appointed the two Deputy Chairmen. In the case of absence or impediment of the Acting Deputy Chairperson, the Chairman's powers and authority are exercised by the other Deputy Chairman.

3.	The signature of the Deputy Chairman or, in the case of appointment of two Deputy Chairmen, the signature of the Deputy Chairman designated by the Board of Directors as Acting Deputy Chairperson in accordance with the provisions of the foregoing para. 2 or, in the case of absence or impediment of the latter, the signature of the other Deputy Chairman is full evidence of the absence or impediment of the Chairman or the Acting Deputy Chairperson designated by the Board of Directors, before third parties.

CHAPTER VIII

General Manager

Article 22

1.	The General Manager, in addition to the duties assigned to him/her by these By-Laws, to the

25
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

powers granted to him/her by the Board of Directors and to any other duties within his/her competence:

a)	has the power to sign all documents relating to current business, oversees the Company’s organisational structure and is responsible for it;

b)	carries out all transactions of ordinary business which are neither speciﬁcally reserved (i) to the Board of Directors, nor delegated by the Board to the Chief Executive Officer or Chief Executive Officers, or (ii) to the Employer for the protection of health and safety at work;

c)	makes reasoned proposals to the competent governing bodies with regard to lending operations, the co-ordination of the Banking Group, personnel matters and general expenses; submits reasoned reports to these governing bodies on any other matter falling under their authority;

d)	ensures that the resolutions taken by the Board of Directors and Chief Executive Officer/Oﬃcers are implemented, and that the activities of the subsidiaries belonging to the Group are coordinated, in accordance with the criteria and general guidelines established by the Board of Directors pursuant to Article 17, second paragraph, letter i);

e)	allows the cancellation of mortgage registrations, transcriptions, liens and any other formalities thereof, the subrogations in favour of third parties and the release of liens once secured credit is fully paid-oﬀ or non-existent;

f)	is the head of personnel and exercises, in respect of personnel, the functions assigned to him/her by labour laws and regulations.

Article 23

1.	In order to fulﬁll his/her duties and exercise his/her powers, or any powers delegated to him/her, the General Manager is assisted by the Deputy General Managers and Executives. In exercising their own, delegated or sub-delegated powers in relation to lending and ordinary management powers the General Manager, the Deputy General Managers, Executives may also avail themselves of the assistance of Managers and Branch Managers, on the basis of the oﬃce held.

2.	In order to facilitate the smooth performance of operations both at the Head Office and the Branches, the General Manager - again to fulfill his/her duties and exercise his/her powers or any powers delegated to him/her - may delegate signing authority, either jointly or severally, to the employees stated in the second paragraph of Article 32, and may also grant special power of attorney to third parties for carrying out individual transactions or signing speciﬁc deeds and contracts.

3.	In the case of absence or impediment, the General Manager is replaced by the Deputy General

26
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

Manager. The Acting Deputy General Manager's signature is full proof of the General Manager's absence or impediment before third parties.

CHAPTER IX

HEALTH AND SAFETY AT WORK - THE EMPLOYER FOR THE PROTECTION OF HEALTH AND SAFETY AT WORK

Article 24

1.	The Board of Directors is responsible for appointing and revoking the Employer for the protection of health and safety at work pursuant to Legislative Decree no. 81 of 9 April 2008, as subsequently amended, as well as any other legislation that may regulate the same matter.

2.	The Employer for the protection of health and safety at work is the person with speciﬁc and proven technical skills who, according to the type and structure of the organisation in which the worker operates, due to the organisation of the functions he/she performs for the protection of health and safety at work, is responsible for the organisation of the same.

3.	The Employer has the broadest and most autonomous decision-making, organisational and spending powers, also with respect to the workers and their activities, for ensuring the proper implementation of obligations, provided for by legal and regulatory provisions, regarding the protection of safety and health in the workplace.

4.	The Employer informs the Board of Directors of the implementation of the relevant obligations and manages, within its competence and with full decision-making autonomy, without spending limits, any necessary plan or action relating to organisation, real estate and human resources.

5.	In addition to the duties established by the Law and by these By-Laws, and any other duties within his/her area of competence, the Employer - as the person responsible for the organisation of the Company in the area of health and safety at work - with full decision-making, spending and operational autonomy:

a)	deﬁnes, implements and controls the necessary strategies to make the Company's organisational model eﬀective for meeting the obligations to protect health and safety in the workplace, identifying and implementing the general measures to protect the health, hygiene and safety of workers in the workplace, also in terms of prevention;

b)	deﬁnes, implements and supervises the processes and activities of the Company to provide the entire Company with all the appropriate means for the protection of the safety and health of workers in order to ensure full compliance with the corporate obligations to implement hygiene and prevention measures and the related controls, ensuring full and timely compliance and scrupulous adherence by the Company and all workers to the rules on safety and hygiene at work;

27
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

c)	manages working relationships with exclusive regard to the protection of health and safety in the workplace;

d)	may delegate his/her duties with the contents and within the limits provided for by law.

CHAPTER X

Board of Statutory Auditors

Article 25

1.	The Board of Statutory Auditors is composed of three Statutory Auditors and two Alternate Auditors. This body supervises compliance with the law, regulations and By-laws, proper administration, and the adequacy of the organizational and accounting structures of the Company.

2.	Statutory Auditors remain in oﬃce for three ﬁnancial years and their term expires on the date of the Shareholders' Meeting called to approve the ﬁnancial statements of the most recent ﬁnancial year of their term; they may be re-elected.

3.	The members of the Board of Statutory Auditors are appointed on the basis of lists submitted by the Shareholders, in compliance with the following paragraphs. The lists are divided into two sections: one for the appointment of the Statutory Auditors and one for the appointment of the Alternate Auditors. The candidates must be listed by progressive number and their number must not exceed the number of members to be elected. The lists with a number of candidates equal to or above three must include candidates of different gender in the first two places of the list under the section of the candidates for the office of Statutory Auditors, as provided for in the notice of call of the Shareholders’ Meeting, in compliance with regulation, including regulatory, pro-tempore in force on gender balance. If the section of the alternate Auditors of the above lists has two candidates, they must be of different gender.

4.	Without prejudice to any different deadlines established by law, the lists submitted by the shareholders must be filed at the Company's registered office at least twenty-five days prior to the date set for the Shareholders’ Meeting and published in accordance with pro-tempore applicable regulations.

5.	Each shareholder may submit or contribute to the submission of one list only, in compliance with the provisions of paragraph 11 of this article. Each candidate may stand for election in one list only, under penalty of ineligibility.

6.	Without prejudice to any different percentage established by law, only shareholders that, either individually or together with other shareholders, collectively hold shares representing at least

28
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

1% of the Company's share capital with voting rights at the Ordinary Shareholders’ Meeting, or a different percentage required by applicable regulations are entitled to submit lists.

7.	Each list shall be filed at the Company's registered office, within the deadline for their filing, together with the documents specified in the notice calling the meeting, including (i) information concerning the identity of the shareholders who submitted the lists, indicating the total shareholding percentage, in addition to the certificates proving ownership of the shareholding; this right shall be determined taking into account the shares registered to the shareholder on the date on which the lists are filed; (ii) declarations by the candidates in which they accept their candidacy and certify, under their own responsibility, that there are no reasons for ineligibility and incompatibility, including the limits on the number of offices that may hold as per the following para. 11, as well as the fact that they meet the requirements and the suitability criteria prescribed for the office which may be laid down by pro-tempore applicable law and regulations and By-Laws; (iii) the curricula vitae showing the personal and professional characteristics of each candidate, indicating the management and control positions held in other companies and (iv) any other declaration that may be required by law, including regulations, pro-tempore in force. In addition, in the case of submission of a list by shareholders other than those holding, also jointly, a controlling interest or a relative majority share, the list must also be provided with a statement of the shareholders submitting it, proving that there are no connections, as defined by pro-tempore applicable laws and regulations, with the shareholders holding, also jointly, a controlling interest or relative majority share. Lists submitted that do not comply with the statutory provisions cannot be voted. The lack of documentation relating to an individual candidate on a list does not automatically result in the exclusion of the entire list, but of the candidate concerned. The documentation proving ownership of the minimum shareholding required to submit lists may be produced after the filing of the lists but within the term provided for the publication of the lists.

If, upon the deadline scheduled for the filing of the list, only one list, or only the lists submitted by shareholders who - according to laws and regulations pro-tempore in force – are connected with one another, has/have been filed, other lists may be submitted until the subsequent deadline provided for by regulations pro-tempore in force. In this case, the percentages for the submission of the lists as provided for by the foregoing paragraph 6 are reduced by half.

8.	Each shareholder entitled to vote may vote only one list. The members of the Board of Statutory Auditors are appointed as follows:

a)	the first two candidates of the list which has obtained the majority of votes and the first candidate of the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who

29
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

submitted or voted the list ranking first by number of votes shall be elected as Statutory Auditors;

b)	the first candidate of the list which has obtained the majority of votes and the first candidate - or the second candidate if the first is of the same gender as the first candidate of the list which has obtained the highest number of votes - of the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall be elected as Alternate Auditors;

c)	in the case of parity of votes between the first two or more lists, the Shareholders' Meeting shall hold a new voting, voting only the lists with equal votes. The same rule shall apply in the case of parity between the lists ranking second by number of votes which are not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes;

d)	if an elected candidate cannot accept the appointment, the first non-elected candidate in the list of the candidate who did not accept shall be appointed;

e)	the Statutory Auditor taken from the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the shareholders who submitted or voted the list ranking first by number of votes shall be elected Chairman, provided that he/she possesses the specific professional requirements required by the pro-tempore laws and regulations in force.

In the event only one list has been submitted: (i) the Shareholders' Meeting shall vote on such list; (ii) if the list obtains the majority required by law for an ordinary shareholders’ meeting, subject to compliance with the gender balance principle provided for by pro-tempore applicable legislation, the candidates indicated in progressive order in the section relating Statutory Auditors shall be elected as Statutory Auditors and the candidates indicated in progressive order in the section relating to the Alternate Auditors shall be elected as Alternate Auditors; and (iii) the Chair of the Board of Statutory Auditors shall be held by the person indicated in first place in the section relating to candidates for the office of Statutory Auditor on the single list submitted, provided that such person meets the specific professional requirements required by the pro-tempore laws and regulations in force.

In the event of death, resignation or termination of the Chairman of the Board of Statutory Auditors, the alternate Auditor taken from the list ranking second by number

30
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall hold the office of Chairman, until the Board of Auditors is integrated in compliance with Article 2401 of the Italian Civil Code. In the event of death, resignation or termination of a Statutory Auditor, he/she shall be replaced by an alternate belonging to the same list as the Auditor being replaced. Based upon the above appointment criteria for the Alternate Auditors, in the event that gender balance is not complied with, the Alternate Auditor of the least represented gender shall take office regardless of whether he/she is included in the same list as the Auditor being replaced.

f)	In order to appoint Auditors who have not been appointed for any reason whatsoever according to the above-mentioned process, the Shareholders' Meeting resolves by the majority provided for by law, without prejudice to the principle of necessary representation of minority shareholders and the principle of gender balance provided for by pro-tempore legislation in force, without prejudice that if only one list has been submitted and the number of candidates elected is less than the number established by the By- Laws, the chairmanship of the Board of Statutory Auditors shall be held by the person indicated in first place in the section of candidates for the office of Standing Auditor in the single list submitted, provided that he/she possesses the specific professional requirements required by the pro-tempore laws and regulations in force.

The appointment of Statutory Auditors for the purpose of completing the Board pursuant to Article 2401 of the Italian Civil Code is resolved upon by the Shareholders' Meeting by relative majority. However, it is understood that the principle of necessary representation of minority shareholders shall be complied with and the principle of gender balance provided for by pro-tempore legislation in force.

9.	The members of the Board of Statutory Auditors may be revoked by the Shareholders' Meeting only if and how provided for by law and, therefore, only for just cause and by resolution approved by a decree of the Court, after hearing the interested party.

10.	The Board of Statutory Auditors, subject to prior written notice to the Chairman, may convene the Shareholders' Meeting or the Board of Directors.

This authority can be exercised also separately by each member of the Board of Statutory Auditors, except for the power to call the Shareholders' Meetings which may be exercised by at least two members of the Board of Statutory Auditors.

11.	Individuals who ﬁnd themselves in situations of incompatibility and do not meet the

31
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

requirements and/or suitability criteria provided for by pro-tempore legal and regulatory regulations - national and supranational - in force cannot be appointed as Statutory Auditors or, if appointed, fall from oﬃce. Any limits to the plurality of oﬃces held and the requirements regarding the time availability for the performance of the duties as stated by pro-tempore applicable - national and supranational - regulations and regulatory provisions remain unaﬀected. Auditors are not allowed to hold oﬃce in banks other than those belonging to the Monte dei Paschi di Siena Banking Group and the banks jointly controlled. Auditors are not allowed to hold oﬃce in bodies other than the control bodies in other companies of the group or of the ﬁnancial conglomerate as well as in companies where the Bank also indirectly holds a strategic shareholding. At least one Statutory Auditor and at least one Alternate Auditor, appointed according to the procedures as per paragraph 3 of this Article, shall be registered in the Register of Auditors and have carried out statutory auditing for at least three years.

12.	In order to apply the provisions of para. 6, third sentence, of this article, at least the first candidate of each section of each list must meet the requirements as per above-mentioned para. 11, third subparagraph.

13.	Pursuant to Article 52 of Legislative Decree no. 385 of 1 September 1993, the Board of Statutory Auditors shall immediately inform the Bank of Italy of all acts or events it may become aware of while exercising its duties and which may constitute irregular management of the Company or may violate the rules governing the banking activity.

14.	The meetings of the Board of Statutory Auditors may be attended using teleconference and videoconference systems according to the provisions of the By-Laws regarding the participation in the Board of Directors’ meetings. The meeting of the Board of Statutory Auditors is deemed to be held in the place where the Chairman is situated.

CHAPTER XI

Fees and Reimbursement of Expenses for Directors and Statutory Auditors

Article 26

1.	The members of the Board of Directors and of the Board of Statutory Auditors are entitled to annual fees and attendance fees for attending the meetings of the Board of Directors - up to an amount which is determined by the Shareholders' Meeting - as well as to the reimbursement of expenses incurred in performing their duties. The Shareholders' Meeting may also determine the amount of the attendance fees to be paid to the members of the Board of Statutory Auditors called to take part in the meetings of the committees as indicated by Article 17, second paragraph, point q).

32
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

2.	More than one attendance fee for the same day cannot be paid to the Directors and Statutory Auditors.

3.	Subject to the opinion of the Board of Statutory Auditors and as proposed by the Remuneration Committee, the Board of Directors sets the remuneration for the Directors holding speciﬁc oﬃces in compliance with the By-Laws, including the Directors who are part of the committees within the Board of Directors as per article 17, para. 4, subject to the power of the Shareholders’ Meeting to determine the remuneration of the Chairman of the Board of Directors.

CHAPTER XII

Outer Units

Article 27

1.	The outer units consist of secondary units and local units, under the supervision of the Head Office and in conformity with its directives, in compliance with the organisational model.

CHAPTER XIII

Auditing and drafting of corporate accounting documents

Article 28

1.	In compliance with provisions in force, the statutory audit of accounts is carried out by an Independent Auditor entered in the speciﬁc register, which is appointed pursuant to the law.

Article 29

1.	Upon proposal of the General Manager, subject to the prior mandatory opinion of the Board of Statutory Auditors, the Board of Directors appoints a person in charge of drawing up the corporate accounting documents, to be chosen among the Company's executives with proven accounting and ﬁnancial experience. He/she shall be vested with appropriate powers and means for accomplishing his/her duties pursuant to the law. The Board of Directors also has the power to remove the appointed executive.

CHAPTER XIV

Financial Statements and Profits

Article 30

1.	The financial year ends on 31 December of each year.

Article 31

33
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

1.	The net proﬁts resulting from the ﬁnancial statements are assigned at least 5% to the legal reserve until this reaches the amount of 1/5 of the share capital.

2.	The residual net proﬁts are made available to the Shareholders' Meeting for distribution to shareholders and/or for the creation and growth of other reserves.

3.	The Company is entitled to distribute interim dividends, in compliance with the provisions of law.

CHAPTER XV

Signing Authority

Article 32

1.	The authority to sign on behalf of the Company is held severally by:

a)	the Chairman;

b)	the Deputy Chairman or each of the Deputy Chairmen;

c)	the Chief Executive Officer or each of the Chief Executive Officers;

d)	the General Manager;

e)	the Employer, in the matter of health and safety at work and to the extent of his/her competence.

2.	The Deputy General Manager, Executives, as well as managers and - on the basis of the oﬃce held or in the event of exceptional and temporary needs - other clerical staﬀ of the Bank have the authority to sign within the limits of the powers granted to them.

CHAPTER XVI

(Winding-up)

Article 33

1.	Without prejudice to any other law provisions, in the event of dissolution, the Shareholders’ Meeting shall indicate the winding-up procedures and appoint one or more receivers.

34
BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

	Morgan Stanley & Co.	20 Bank Street
	International plc	Canary Wharf
Annex B		London E14 4AD
tel +44 (0)20 7425 8000
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10 March 2026

Mediobanca – Banca di Credito Finanziario S.p.A.

Piazzetta Cuccia, 1

20121 - Milano / Italy

Attn: Board of Directors

Members of the Board of Directors:

Morgan Stanley has been engaged by the Board of Directors (the “Board of Directors”) of Mediobanca – Banca di Credito Finanziario S.p.A. (the “Company”) to provide a fairness opinion in the context of the proposed merger of the Company with and into Banca Monte dei Paschi di Siena S.p.A. (“MPS”), as further described in the draft common merger plan shared with us on 5 March 2026 (the “Draft Common Merger Plan”) (the “Merger” or the “Transaction”).

In connection therewith, you have asked for our opinion as whether the exchange ratio provided for in the Merger of 2.450x shares in MPS for every share in the Company (the “Exchange Ratio”) is fair from a financial point of view.

The Merger is to be considered in the context of the voluntary public exchange offer promoted by MPS on the ordinary shares of the Company (the “Offer”), which concluded on 29 September 2025 and contemplated the possible merger for the incorporation of the Company into MPS, particularly in the event that the conditions for achieving the delisting of the Company's shares were not met as a result of the acceptances of the Offer. On 17 February 2026, MPS and the Company publicly announced that preliminary activities for the implementation of the Merger were ongoing, and that the approval of the Merger’s terms by their respective Boards of Directors was scheduled for 10 March 2026.

For purposes of the opinion set forth herein, we have:

(a)	reviewed (i) the financial terms and conditions of the Merger as set out in the Draft Common Merger Plan, (ii) the draft report of the Board of Directors of MPS on the Merger and (iii) the draft report of the Board of Directors of Mediobanca on the Merger, each in draft form and subject to final approval by the competent corporate bodies;

(b)	reviewed certain publicly available financial statements and other business and financial information of the Company and MPS, respectively;

(c)	reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company (“Mediobanca Financial Projections”);

(d)	reviewed various financial forecasts and other data provided to us by MPS relating to the business of MPS (“MPS Financial Projections”);

(e)	reviewed MPS management’s projections of expected synergies (the “Synergies”) and other key value items (the “Key Value Items”) for MPS and the Company on a standalone basis, i.e. in case the Merger does not occur;

Registered in England and Wales, No. 2068222.

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(f)	reviewed public information with respect to certain other companies whose business we believe to be generally relevant in evaluating the businesses of the Company and MPS;

(g)	participated in certain discussions among representatives of the Company and their financial and legal advisors;

(h)	reviewed the historical stock prices and trading volumes of the shares of the Company and the shares of MPS;

(i)	performed such other analyses and considered such other factors as we have deemed appropriate.

In forming our opinion, we have also taken into account and relied upon (in each case without independent verification):

(a)	the accuracy and completeness of all information publicly available or supplied or otherwise made available to us by the Company and MPS, which formed a substantial basis for this opinion.

(b)	with respect to the Mediobanca Financial Projections and the MPS Financial Projections, including the Synergies, the Key Value Items, we have assumed, with the Company’s consent and MPS’s consent, that they have been reasonably prepared based on the best currently available estimates and judgments of the management of the Company and of MPS as to the future results of operations and financial condition and performance of the Company and of MPS, and we have assumed, with the Company’s consent and MPS’s consent, that such financial forecasts, synergies, Key Value Items and projections will be realized in the amounts and at the times contemplated thereby. We assume no responsibility or liability for and express no view on the Mediobanca Financial Projections, the MPS Financial Projections, the Key Value Items, the Synergies or the assumptions on which they are based.

(c)	that all documents which we have reviewed in draft form have been or will be, as the case may be, duly approved and finalized by the appropriate competent organs of either or both of the Company and MPS, as the case may be in substantially identical form to the draft documents provided to us and that the Transaction will be consummated in accordance with the terms set forth in the Draft Common Merger Plan without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary regulatory or other approvals and consents required for the Transaction, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the Company, MPS or the contemplated benefits expected to be derived in the Transaction.

(d)	the fact that each of the Company and MPS has taken its own legal, tax, regulatory or actuarial advice. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and MPS and their respective legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Further, for the purpose of our analysis, we have not made any independent valuation or appraisal of the assets or liabilities of the Company or of MPS, nor have we been furnished with any such appraisals.

Registered in England and Wales, No. 2068222.

Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulatory Authority

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As you know, we are not legal experts, and for purposes of our analysis we have not made any assessment of the status of any outstanding or threatened litigation involving the Company or MPS or the Merger, if any, and have not contemplated the effects of any such litigation in our analysis.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion based on circumstances, developments or events occurring thereafter.

The analyses we have performed in relation to the Company and MPS consider the relative value of the two entities in relation to one another, and are therefore not to be intended as valuations of either the Company or MPS on a stand-alone basis.

We understand that the Exchange Ratio will be finally determined and approved by the respective Boards of Directors of MPS and the Company, and will be the subject of a report to be prepared by an expert appointed pursuant to Article 2501-sexies of the Italian Civil Code. The financial analyses and methodologies utilized by us in preparing this opinion may differ, in whole or in part, from the analyses and methodologies used by such expert, thus potentially leading to different results.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services. In the two years prior to the date hereof, we have provided financial advisory and financing services to MPS. Morgan Stanley may also seek to provide financial advisory and/or financing services to MPS or the Company in the future and expects to receive fees for the rendering of these services. Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment management, banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of MPS, the Company or any other company or any currency or commodity that may be involved in the Merger or any related derivative instrument.

This opinion is being provided solely for the benefit of the Board of Directors of the Company in the context of its role in the Merger and exclusively to this purpose. This opinion is not addressed to and may not be relied upon by any third party including, without limitation, employees, creditors or shareholders of MPS or the Company. This opinion addresses only the fairness from a financial point of view of the Exchange Ratio, and does not address any aspect or implication of the Merger, including without limitation, any legal, tax, regulatory or accounting matters, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any alternative transaction or strategy that might be available to the Company or its shareholders or the merits of the underlying decision by the Board of Directors of the Company to submit the Merger to the Company’s shareholders for approval. This opinion does not constitute a recommendation as to how the

Registered in England and Wales, No. 2068222.

Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulatory Authority

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shareholders of the Company should vote or act in connection with the Merger or any other matter relating thereto.

It is understood that the views set forth in this letter are within the scope of, and provided on and subject to, the engagement letter and associated letter of indemnity dated 26th February 2026 between Morgan Stanley and the Company.

We have taken the facts, events and circumstances set forth in this opinion, together with our assumptions and qualifications, into account when determining the meaning of “fairness” for the purposes of this opinion. For the purposes of our opinion, we have not considered the circumstances of individual shareholders.

In connection with rendering our opinion, we have performed certain financial analyses with the objective of expressing a comparative estimate of the value of the shares of the Company and of MPS (the “Companies”) adopting - to the extent possible - homogenous and comparable valuation criteria for evaluating the Companies. These valuations are exclusively intended in relative terms and with only reference to the Transaction and do not express in any way or form the absolute values of the Company or MPS nor can they be considered representative of current or future market prices.

A brief summary of the material financial analyses performed is presented below. This summary does not purport to be an exhaustive description of the financial analyses undertaken by us and the factors considered in connection with the release of this opinion. The order of the analyses described and the results of the analyses do not reflect the relative importance or the relative weight attributed by us to such analyses. In arriving at our opinion we have considered the results of all the analyses performed as a whole.

For the purposes of our analyses, we have taken into consideration both the fundamental and market methodologies such as the dividend discount model (“DDM”), in its “excess capital” version, and the analysis of comparable companies, including Market Multiples and Regression, as described below.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before 5th March 2026 and is not necessarily indicative of current market conditions.

Dividend Discount Model

Based on the Mediobanca Financial Projections and on the MPS Financial Projections, we performed a DDM analysis to calculate the estimated present value of the excess capital the Companies could distribute based on certain CET1 ratio targets (14% for the Company and for MPS). We also calculated the terminal values of the Company and MPS at 31 December 2030 by applying calendar year 2030 tangible book value multiples based on long-term growth rate and profitability prospects deemed appropriate to the respective tangible equity, net of excess capital, of the Company and MPS. The relevant flows and terminal values were discounted to present value using discount rates (9.4% to 10.4% for the Company and 10.4% to 11.4% for MPS) which have been identified through an analytical calculation based on the capital asset pricing model, or “CAPM”. Based on such analysis, the resulting exchange ratio ranges from 2.159x to 2.753x.

Registered in England and Wales, No. 2068222.

Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulatory Authority

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Trading Multiples Based on Future Earnings

We reviewed and compared certain financial information for the Company and MPS to corresponding financial information and public trading multiples for selected publicly traded Italian and European banks and European Wealth Managers (the “Selected Companies”). Although none of the Selected Companies is directly comparable to the Company or MPS, the Selected Companies were chosen because they are publicly traded financial institutions with operations that, for purposes of analysis, may be considered similar to certain operations of the Company and MPS, respectively. Based on equity analysts’ estimates and other public information, we reviewed, among other things, the equity value of each Selected Company as a multiple of such Selected Company’s projected net income. Specifically, for each of the Selected Companies, we calculated the trading multiples implied by the share prices of the peers as of 5th March 2026 and their estimated adjusted earnings for 2027 and 2028. Subsequently, we applied a range of respective trading multiples derived from this analysis to the 2027 and 2028 net income adjusted of each of the Companies. Based on such analysis, the resulting exchange ratio ranges from 2.196x to 3.193x.

Regression Analysis

Given the correlation existing between profitability and market valuations in terms of multiples based on certain balance sheet metrics, we performed regression analyses between the Price/Tangible Book Value (“P/TBV”) multiple and the Return on Average Tangible Book Value (“RoATE”), in each case based on publicly available information regarding the Selected Companies. The peer sample utilized for the analyses includes the Selected Companies. Based on equity analysts’ estimates and other public information, we conducted regression analyses that examined the P/TBV multiples of the peer sample relative to their respective RoATE for 2027 and 2028. We then applied the 2027 and 2028 RoATE values for each of the Companies to the regression lines resulting from the statistical analysis of the sample, thus deriving the implied P/TBV multiples for the Companies; these multiples were applied to their tangible equity values to establish indicative valuation ranges. Based on such analysis, the resulting exchange ratio ranges from 2.240x to 3.072x.

***

This opinion is confidential and may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever without our prior written authorization, except that this opinion may be attached to and published with the report of the Board of Directors of Mediobanca on the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view.

Registered in England and Wales, No. 2068222.

Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulatory Authority

5

Morgan Stanley & Co.	20 Bank Street
International plc	Canary Wharf
London E14 4AD
tel +44 (0)20 7425 8000
fax +44 (0)20 7425 8990

Yours faithfully,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By: ANDREA ROSSO

ANDREA ROSSO

Managing Director

Registered in England and Wales, No. 2068222.

Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA

Authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulatory Authority

6

Section I – Annex B

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version of this document, the Italian version shall prevail.

PLAN FOR THE MERGER BY INCORPORATION

OF

“MEDIOBANCA – BANCA DI CREDITO FINANZIARIO SOCIETÀ

PER AZIONI”

INTO

“BANCA MONTE DEI PASCHI DI SIENA S.P.A.”

(prepared pursuant to and for the purposes of Article 2501-ter of the Italian Civil Code)

10 March 2026

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1.	INTRODUCTION	3

2.	TYPE, NAME AND REGISTERED OFFICE OF THE COMPANIES PARTICIPATING IN THE MERGER	7

3.	BY-LAWS OF THE INCORPORATING COMPANY AND AMENDMENTS RESULTING FROM THE MERGER	8

4.	EXCHANGE RATIOS, CASH ADJUSTMENTS AND PROCEDURES FOR THE ALLOCATION OF SHARES	8

5.	PROCEDURES FOR THE ALLOCATION OF THE SHARES OF THE INCORPORATING COMPANY	9

6.	DATE FROM WHICH THE SHARES PARTICIPATE IN PROFITS	10

7.	EFFECTIVE DATE OF THE MERGER	10

8.	TREATMENT, IF ANY, RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS AND FOR HOLDERS OF SECURITIES OTHER THAN SHARES	11

9.	SPECIAL BENEFITS, IF ANY, PROPOSED IN FAVOUR OF THE PERSONS RESPONSIBLE FOR THE MANAGEMENT OF THE COMPANIES PARTICIPATING IN THE MERGER	11

10.	CONDITIONS TO WHICH THE COMPLETION AND EFFECTIVENESS OF THE MERGER ARE SUBJECT	11

11.	RIGHT OF WITHDRAWAL	12

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The Boards of Directors of Banca Monte dei Paschi di Siena S.p.A. (hereinafter, “BMPS” or the “Incorporating Company”) and of MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (hereinafter, “Mediobanca” or the “Company to be Incorporated” and, together with the Incorporating Company, the “Companies Participating in the Merger”) have prepared and approved, each for the part within its remit, this merger plan (the “Merger Plan”) pursuant to and for the purposes of Article 2501-ter of the Italian Civil Code, relating to the merger by incorporation of Mediobanca into BMPS.

1.	INTRODUCTION

On 24 January 2025, BMPS announced to the market the decision to launch a voluntary full public exchange offer (the “Offer”) pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998 (the “CFA”), as well as of the regulation approved by CONSOB resolution No. 11971 of 14 May 1999 (the “Issuers’ Regulation”), for all of the shares issued by Mediobanca.

The Offer was launched for a consideration equal to 2.300 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer, in execution of the share capital increase against payment of BMPS to service the Offer, on a divisible basis and also in multiple tranches, with the exclusion of pre-emptive rights pursuant to Article 2441, paragraph 4, of the Italian Civil Code, resolved by the Board of Directors on 26 June 2025 in the exercise of the delegation granted to it by the Extraordinary Shareholders’ Meeting of BMPS of 17 April 2025, pursuant to Article 2443 of the Italian Civil Code.

On 20 May 2025, BMPS announced to the market that it had made a technical adjustment to the aforementioned consideration as a result of the detachment of the coupons and the subsequent payments, respectively, of (i) the dividend approved by the ordinary shareholders’ meeting of BMPS on 17 April 2025 (equal to Euro 0.86 for each outstanding share of BMPS entitled to payment of the dividend) and (ii) the interim dividend on the results as at 31 December 2024, which the Board of Directors of Mediobanca, on 8 May 2025, resolved to distribute (equal to Euro 0.56 for each outstanding share of Mediobanca entitled to payment of the dividend). The consideration therefore became equal to 2.533 newly issued shares of BMPS for each share of Mediobanca tendered in acceptance of the Offer.

On 2 September 2025, BMPS announced to the market the increase of the consideration of the Offer by means of a cash component equal to Euro 0.90 for each share of Mediobanca tendered in acceptance of the Offer.

On 8 September 2025, the acceptance period of the Offer ended, as a result of which, on 15 September 2025, BMPS came to hold a total of 506,665,070 shares of Mediobanca, representing approximately 62.3% of its share capital.

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On 15 September 2025, BMPS announced to the market that, on the basis of the final results of the Offer mentioned above, pursuant to and for the purposes of Article 40-bis, paragraph 1, letter a), of the Issuers’ Regulation, the reopening of the acceptance period of the Offer would take place, which ended on 22 September 2025, as a result of which, on 29 September 2025, BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approximately 86.3% of the share capital of Mediobanca.

In light of the foregoing, Mediobanca is controlled by BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of Legislative Decree No. 385/93, as subsequently amended and supplemented (the “TUB”), and is subject to the management and coordination activities of BMPS pursuant to Article 61 of the TUB.

Consistent with what was set out by BMPS in the related offer document approved by CONSOB by resolution No. 23623 of 2 July 2025 (the “Offer Document”) in relation to the future plans and the strategic and industrial objectives of the integration of Mediobanca into the BMPS group, on 26 February 2026 BMPS approved a new 2026-2030 Business Plan which provides for a comprehensive project for the (corporate, organisational and operational) integration of the two Banks and for the reorganisation of the group resulting from the acquisition of Mediobanca (the “Plan”).

In February, BMPS and Mediobanca formally commenced the activities functional to the implementation of a broad reorganisation project aimed at the integration of BMPS and Mediobanca, which provides for, in particular:

i	the merger by incorporation of Mediobanca into BMPS (the “Merger”) and, following the same,

ii	the allocation of the core activities of the current Mediobanca (corporate & investment banking and private banking serving high-end customers) in favour of Mediobanca Premier S.p.A., which will take the name “Mediobanca S.p.A.”. In such context, the stake in Assicurazioni Generali S.p.A. will be transferred to the new “Mediobanca S.p.A.” (formerly Mediobanca Premier); and, as a further key step thereof,

iii	the industrial integration of the networks of financial advisors and of the retail and affluent wealth management activities of Mediobanca Premier and Banca Widiba (which will take a new corporate name that will in any event recall the Mediobanca brand) (the transactions referred to in items (ii) and (iii), the “Reorganisation Transactions”).

The aforementioned Reorganisation Transactions will be defined in all their aspects and submitted for approval to the competent corporate bodies of the companies concerned in temporal sequence following the approval of this Merger Plan, in compliance with applicable regulations, with the intention of implementing them,

4

where technically possible, in immediate temporal succession to the implementation of the Merger.

Within the framework outlined above, the Merger that is the subject of this Merger Plan is consistent with the guidelines approved by BMPS in the Plan and therefore constitutes the essential prerequisite, as well as the first and fundamental step, of a comprehensive reorganisation project aimed at redefining the overall structure of the Group and at creating the corporate perimeter within which the Reorganisation Transactions just described will be implemented, following the approval of the Merger.

The Merger and the Reorganisation Transactions will make it possible to fully implement the industrial and financial objectives disclosed to the market in the Offer Document and in the Plan approved by BMPS, ensuring greater consistency between corporate structure, operating model and growth strategies. From this perspective, the Merger and, more generally, the overall integration project outlined by BMPS will enable the full achievement of the cost, revenue and funding synergies announced by BMPS in the context of the Offer and of the new Plan, as well as a rationalisation and simplification of the shareholding structure of the group headed by BMPS through the elimination of duplicated group costs and the reorganisation of the divisional lines, with capital strengthening and revenue maximisation, with the objective of creating the third-largest national banking operator in terms of total assets, customer loans, direct funding and total financial assets and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth.

The Merger therefore constitutes an essential step in order to:

-	simplify the structure of the group headed by BMPS, eliminating corporate duplications and centralising governance, control and strategic direction functions;
-	optimise the allocation of capital and financial resources;
-	achieve the cost and revenue synergies deriving from the integration of the distribution networks, operating platforms and IT systems;
-	strengthen the competitive positioning of the group headed by BMPS in its reference markets;
-	improve management efficiency and investment capacity in support of the future plans announced to the market.

In such context, as a result of the Merger and of the exchange of Mediobanca shares for BMPS shares, it is believed that, on the assumption that the Reorganisation Transactions of the group are implemented by BMPS, in addition to the

5

achievement of the objectives set out above, the shareholders of Mediobanca will also be able to benefit from:

-	a more liquid security (the BMPS shares), with consequent greater ease of trading of the shares, which will also be able to take advantage of the remuneration policy announced by Banca Monte dei Paschi (with an expected payout of 100%) as well as of the possible use of excess capital, should it be allocated to further distributions to shareholders or deployed to support the growth of the group;
-	the possibility of participating directly in the broader project for enhancing the value of the BMPS group envisaged by the new plan, which provides for the creation of a strengthened, highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth, with the potential to compete successfully with the leading Italian and European banking institutions.

Furthermore, thanks to the Merger, the shareholders of Mediobanca will be able to benefit from the realisation of the synergies arising from the integration and from the acceleration in the use of Deferred Tax Assets, thus participating in the significant value creation and growth profile of earnings and dividend per share arising from the integration.

By virtue of the structure of the transaction, its size and the parties involved, the Merger qualifies as a “related party transaction of greater importance” pursuant to the Regulation on related party transactions adopted by CONSOB by resolution No. 17221 of 12 March 2010, as subsequently amended and supplemented (the “RPT Regulation”). In this regard, BMPS decided, on a voluntary basis, not to avail itself of the exemption provided for transactions with subsidiaries pursuant to Article 14, paragraph 2, of the RPT Regulation; therefore, on 9 March 2026, the Related Party Transactions Committees of BMPS and Mediobanca issued, each within its respective remit, their reasoned favourable opinion on the interest of BMPS and Mediobanca in carrying out the Merger, as well as on the convenience and substantive fairness of the terms and conditions set out in this Merger Plan.

On 10 March 2026, the Boards of Directors of BMPS and Mediobanca, following the issuance of the favourable opinions of the aforementioned Committees, approved this Merger Plan, granting the necessary powers to convene the respective Extraordinary Shareholders’ Meetings for the purposes of the approval of the Merger Plan.

The Merger requires the obtainment of the authorisations provided for by applicable regulations, including sector-specific regulations, and in particular:

i	the authorisations of the European Central Bank and/or the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the TUB and the related implementing provisions;

6

ii	the verification pursuant to Article 56 of the TUB and the related implementing provisions in relation to the amendments to the by-laws resulting from the Merger;

iii	the authorisation of the European Central Bank and/or the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) No. 575/2013 and the related implementing provisions, for the classification of the newly issued ordinary shares arising from the capital increase as CET1 instruments;

iv	the authorisation of the Presidency of the Council of Ministers pursuant to Article 2 of Decree-Law No. 21 of 15 March 2012 on the exercise of special powers in relation to investments in strategic sectors, converted with amendments by Law No. 56 of 11 May 2012, as subsequently amended and supplemented (the “Golden Power regulations”), it being understood that the authorisation may be express or tacit, upon expiry of the applicable statutory term, or by way of an indication as to the non-applicability of the Golden Power regulations, without the related measure imposing prescriptions and/or recommendations on the Incorporating Company; all of the foregoing it being established that, in the event of the issuance by the Presidency of the Council of Ministers of a measure containing prescriptions and/or recommendations, the Incorporating Company may in any event comply with any prescriptions and/or recommendations received and therefore decide, jointly with the Company to be Incorporated, to proceed with the deed of merger; and

v	the further authorisations that, pursuant to applicable (Italian or foreign) regulations, including sector-specific regulations, may be necessary with reference to the shortening of the shareholding chain over (Italian and foreign) companies included in the group headed by BMPS or in which BMPS comes to hold a direct qualifying holding; (collectively, the “Authorisations”).

2.	TYPE, NAME AND REGISTERED OFFICE OF THE COMPANIES PARTICIPATING IN THE MERGER

Incorporating Company

Banca Monte dei Paschi di Siena S.p.A., a company whose shares are listed on Euronext Milan, with registered office in Siena (SI), Piazza Salimbeni, No. 3, share capital as at the date of approval of this Merger Plan of Euro 17,978,187,186.85, fully subscribed and paid-up, divided into 3,038,418,183 ordinary shares with no par value, tax code and registration number with the Companies’ Register of Arezzo-Siena 00884060526, belonging to the “MPS VAT GROUP” with VAT number 01483500524, registered with the Register of Banks maintained by the Bank of Italy under number 5274, ABI code number 1030.6, and Parent Company

7

of the Monte dei Paschi di Siena Banking Group, registered with the Register of Banking Groups under parent company ABI code number 1030.6, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

Company to be Incorporated

MEDIOBANCA – Banca di Credito Finanziario Società per Azioni, a company whose shares are listed on Euronext Milan, with registered office in Milan (MI), Piazzetta Enrico Cuccia, No. 1, share capital as at the date of approval of this Merger Plan of Euro 444,680,575.00 fully subscribed and paid-up, divided into 813,279,689 ordinary shares with no par value, tax code and registration number with the Companies’ Register of Milano-Monza-Brianza-Lodi 00714490158, registered with the Register of Banks maintained by the Bank of Italy under number 4753, ABI code number 10631, subject to the management and coordination activities of BMPS and belonging to the banking group of the same name, registered with the Register of Banking Groups under number 1030.6, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

3.	BY-LAWS OF THE INCORPORATING COMPANY AND AMENDMENTS RESULTING FROM THE MERGER

As a result of the Merger, the Incorporating Company will increase its share capital by a maximum of Euro 1,609,487,836.43 through the issuance of a maximum of 272,012,804 ordinary shares, with no par value, in application of the Exchange Ratio (as defined below) and of the procedures for the allocation of the shares set out in Paragraph 5 of this Merger Plan below.

The amount of the maximum capital increase of BMPS to service the exchange is calculated without taking into account the ordinary shares of Mediobanca held by BMPS as at the date of this Merger Plan, which will be cancelled without exchange upon the Merger.

Therefore, as a result of the Merger, the by-laws of BMPS will be amended limited to Article 6 in order to reflect the share capital increase of BMPS to service the Exchange Ratio (as defined below).

The full text of the by-laws of the Incorporating Company, including the amendments to the by-laws that will enter into force on the effective date of the Merger, is set out in the text annexed to the Merger Plan under “A”.

4.	EXCHANGE RATIOS, CASH ADJUSTMENTS AND PROCEDURES FOR THE ALLOCATION OF SHARES

The exchange ratio was determined by the Boards of Directors of BMPS and Mediobanca at 2.450 ordinary shares of BMPS with no par value, ranking pari passu with the existing shares, for each ordinary share of Mediobanca with no par value (the “Exchange Ratio”).

8

The determination of the Exchange Ratio takes into account the distribution of the dividends relating to the financial year ended 31 December 2025 disclosed to the public by the Boards of Directors of BMPS and Mediobanca on 10 February 2026 and 9 February 2026, respectively.

The Exchange Ratio is not subject to adjustments or cash settlements.

The Merger will be resolved upon using, as reference balance sheets of the Companies Participating in the Merger, pursuant to and for the purposes of Article 2501-quater, paragraph 2, of the Italian Civil Code, the draft financial statements for the financial year ended 31 December 2025, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026, respectively.

Such documents have been made available to the public within the terms and in the manner provided for by applicable legal and regulatory provisions.

The criteria for the determination of, and the reasons justifying, the Exchange Ratio will be illustrated in the reports prepared by the Boards of Directors of the Companies Participating in the Merger pursuant to Article 2501-quinquies of the Italian Civil Code, which will be made available to the public in the manner and within the terms provided for by law and regulations.

In the context of the Merger, and for the purposes of the determination of the Exchange Ratio, the Boards of Directors of BMPS and Mediobanca and their respective related party transactions committees availed themselves of financial advisors with proven professional standing and experience in similar transactions.

Reference is therefore made to the aforementioned documents for further information on the determination of the Exchange Ratio.

5.	PROCEDURES FOR THE ALLOCATION OF THE SHARES OF THE INCORPORATING COMPANY

The exchange of the shares, in the context of the Merger, will be implemented through: (i) the cancellation without exchange of the treasury shares held by Mediobanca at the date of completion of the Merger; (ii) the cancellation without exchange of the shares of Mediobanca owned by BMPS at the date of completion of the Merger; (iii) the cancellation of the remaining ordinary shares of the Company to be Incorporated and the allocation in exchange of ordinary shares of the Incorporating Company on the basis of the Exchange Ratio.

Consequently, the Incorporating Company will issue a maximum of 272,012,804 ordinary shares, with no par value, with a share capital increase of a maximum of Euro 1,609,487,836.43.

The number of shares of BMPS to be issued to service the Exchange Ratio is determined by taking as reference the entire share capital of Mediobanca represented by the shares currently issued by it (net of the portion held by BMPS).

9

For such purpose, the treasury shares of Mediobanca currently held by it are therefore also considered, given that they could, prior to the effectiveness of the Merger, be allocated to the beneficiaries of the 2025-2026 Performance Shares Plan, where the relevant conditions are met, and/or be sold on the market.

With reference to the 2025-2026 Performance Shares Plan, as well as to any further share-based incentive plans (where the related shares have not already been allocated and are not already available to the respective beneficiaries prior to the effectiveness of the Merger), the management body of BMPS will adopt, in the appropriate fora, the appropriate resolutions in order to guarantee the maintenance and preservation of an equivalent treatment for the related beneficiaries, all in compliance with applicable regulations.

The newly issued ordinary shares of the Incorporating Company allocated in exchange will be listed on Euronext Milan, organised and managed by Borsa Italiana S.p.A., in the same way as the ordinary shares of BMPS already outstanding, as well as subject to the dematerialisation regime and centralised management at Monte Titoli S.p.A., pursuant to Articles 83-bis et seq. of the CFA.

A service will be made available to the shareholders of the Company to be Incorporated for the treatment of any fractions of shares, at market prices, without any additional charges for expenses, stamp duties or commissions. Alternatively, different procedures may be activated to ensure the overall balancing of the transaction. The exchange transactions will be carried out through authorised intermediaries, without any charge, expense or commission being borne by the shareholders of Mediobanca.

The ordinary shares of BMPS intended for the exchange will be made available to those entitled, in the forms applicable to the centralised management of shares by Monte Titoli S.p.A. under the dematerialisation regime, as from the effective date of the Merger, if it is a stock exchange trading day, or from the first following stock exchange trading day.

6.	DATE FROM WHICH THE SHARES PARTICIPATE IN PROFITS

The ordinary shares of BMPS allocated in exchange will rank pari passu with the existing shares. Therefore, the newly issued ordinary shares of BMPS will confer on their holders the same rights as the ordinary shares of BMPS already outstanding at the effective date of the Merger.

7.	EFFECTIVE DATE OF THE MERGER

Subject to the fulfilment (or waiver) of the conditions in accordance with paragraph 10 below, the Merger will take effect for civil law purposes, pursuant to Article 2504-bis, paragraph 2, of the Italian Civil Code, as from the date of the last of the registrations of the deed of Merger, or from the subsequent date indicated in the deed itself (the “Effective Date”).

10

As from the Effective Date of the Merger, the Incorporating Company will succeed by operation of law to all the assets and liabilities of the Company to be Incorporated and to all its claims, actions and rights, as well as to all its obligations, commitments and duties of any kind, in accordance with the provisions of Article 2504-bis, paragraph 1, of the Italian Civil Code.

For accounting purposes, the transactions of the Company to be Incorporated will be recorded in the financial statements of the Incorporating Company as from 1 January of the financial year in which the civil law effects of the Merger occur. The tax effects will also run from the same date.

8.	TREATMENT, IF ANY, RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS AND FOR HOLDERS OF SECURITIES OTHER THAN SHARES

There are no categories of shareholders or holders of securities other than shares for whom a particular treatment is provided. Consequently, no particular treatment is provided for any category of shareholders.

9.	SPECIAL BENEFITS, IF ANY, PROPOSED IN FAVOUR OF THE PERSONS RESPONSIBLE FOR THE MANAGEMENT OF THE COMPANIES PARTICIPATING IN THE MERGER

No special benefits are provided in favour of the directors of the Companies Participating in the Merger.

10.	CONDITIONS TO WHICH THE COMPLETION AND EFFECTIVENESS OF THE MERGER ARE SUBJECT

The completion of the Merger is subject to the fulfilment (or, where permitted, the waiver), by the date of execution of the deed of Merger, of the following conditions precedent:

i	the issuance of the Authorisations;
ii	the absence of any order, act, injunction and/or measure of the Authority preventing the execution of the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination;
iii	the issuance by the joint expert to be appointed pursuant to Article 2501-sexies of the Italian Civil Code of a positive opinion on the fairness of the Exchange Ratio;
iv	the approval of the Merger by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Merger;

11

v	the non-occurrence, with reference to BMPS and/or Mediobanca, of any fact, event or circumstance between today’s date and the date of execution of the deed of Merger that has a significant negative impact on the legal relationships, the economic, balance sheet and financial position and/or the income prospects of one of the Companies Participating in the Merger and/or that is in any event such as to materially alter the Exchange Ratio or the valuations underlying its determination; and

vi	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Merger.

It is specified that only the conditions referred to in items (ii), (v) and (vi) above may be waived by BMPS and Mediobanca with the prior written consent of both companies.

11.	RIGHT OF WITHDRAWAL

The shareholders of Mediobanca will not be entitled to the right of withdrawal pursuant to Article 2437-quinquies of the Italian Civil Code, since – as already indicated in Paragraph 5 above – upon completion of the Merger they will receive in exchange newly issued ordinary shares of BMPS that will be listed on Euronext Milan in the same way as the ordinary shares of Mediobanca outstanding at the time of their cancellation.

It is also specified that none of the cases of withdrawal provided for by Articles 2437 et seq. of the Italian Civil Code and/or by other provisions of law applies as a consequence of the Merger.

** * **

The Merger Plan will be filed at the registered offices of the Companies Participating in the Merger and will subsequently be filed – for the purposes of its registration pursuant to Article 2501-ter, paragraph 3, first sentence, of the Italian Civil Code – with the Companies’ Register of the place where the Companies Participating in the Merger have their registered offices, following the issuance by the European Central Bank and the Bank of Italy of the Authorisations for the Merger.

The documentation required by Article 2501-septies of the Italian Civil Code will be filed within the terms and in the manner provided for by law and applicable regulations.

This is without prejudice to any changes, supplements and/or updates (including numerical ones) to the Merger Plan and to the by-laws of the Incorporating Company annexed under “A”, as required or permitted by regulations and/or by public authorities, or upon registration with the competent Companies’ Register, or made by the Shareholders’ Meetings adopting the decision on the Merger, within the limits set out in Article 2502 of the Italian Civil Code.

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** * **

“Annex A”: by-laws of the Incorporating Company following the Merger

** * **

Siena – Milan, 29 June 2026

Banca Monte dei Paschi di Siena S.p.A.

On behalf of the Board of Directors,

Avvocato Riccardo Quagliana (Group General Counsel)

MEDIOBANCA – Banca di Credito Finanziario Società per Azioni

On behalf of the Board of Directors,

Dott. Alessandro Melzi D’Eril (Chief Executive Officer)

13

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version of this By-Laws, the Italian version shall prevail.

BY-LAWS

of Banca Monte dei Paschi di Siena S.p.A. (“Bank”, “Company” or “BMPS”), a public limited company established as a result of Monte dei Paschi di Siena, a public-law credit institution (approval decree from the Minister of Treasury no. 721602 dated 8 August 1995), transferring its banking activities to it by a deed dated 14 August 1995 under the hand and seal of Mr. Giovanni Ginanneschi, notary public in Siena, and a supplementary deed dated 17 August 1995 by said notary public. Both deeds were filed and registered with the Court of Siena on 23 August 1995 under no. 6679.

By-Laws amended by:

·	Shareholders' Meeting resolution of 8 November 1995 (articles 6, 7 and 29);
·	Shareholders' Meeting resolution of 29 April 1998 (articles 17, 24, 27 and 30; cancellation of "Interim rule");
·	Shareholders' Meeting resolution of 31 March 1999 (articles 3, 6, 7, 9, 12, 14, 15, 16, 17, 19, 25, 27, 28, 29, 30 and 31; "Interim Rule");
·	Board of Directors meeting resolution of 15 July 1999 (article 6);
·	Shareholders' Meeting resolution of 7 June 2000 (articles 6, 7 and 9);
·	Shareholders' Meeting resolution of 13 July 2000 (articles 10, 14, 16, 17, 18, 19, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31; cancellation of "Interim rule");
·	Board of Directors meeting resolution of 30 September 2000 (article 6);
·	Board of Directors meeting resolution of 12 October 2000 (article 6);
·	Board of Directors meeting resolution of 30 November 2000 (article 6);
·	Shareholders' Meeting resolutions of 30 April 2001(articles 6 and 14);
·	Shareholders' Meeting resolutions of 20 December 2001(articles 6, 8 and 26);
·	Board of Directors meeting resolution of 20 December 2001 (article 6);
·	Board of Directors meeting resolution of 7 February 2002 (article 6);
·	Shareholders' Meeting resolutions of 30 November 2002 (article 6);
·	Shareholders' Meeting resolutions of 28 February 2003 (articles 6, 12, 13, 15, 19, 22, 23 and 32);
·	Shareholders' Meeting resolution of 26 April 2003 (article 27);
·	Shareholders' Meeting resolution of 14 June 2003 (articles 6, 31 and 33 - new; 9, 14, 15, 16, 19 and 26);

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it  Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

·	Shareholders' Meeting resolution of 3 December 2003 (articles 7, 16, 18, 19 and 32);
·	Board of Directors meeting resolution of 18 December 2003 (article 6);
·	Shareholders' Meeting resolution of 15 January 2004 (article 6);
·	Shareholders' Meeting resolution of 28 April 2004 (article 1);
·	Shareholders' Meeting resolution of 24 June 2004 (articles 5, 6, 7, 8, 10, 12, 13, 14,15, 17, 18 and 26);
·	Shareholders' Meeting resolution of 15 December 2005 (article 6);
·	Board of Directors meeting resolution of 7 September 2006 (article 6);
·	Shareholders' Meeting resolution of 20 June 2007 (articles 7, 9, 12, 13, 14, 15, 16, 17,19,22, 23, 25, 26 and 27; introduction to new Chapter XIV and new articles 30 and 31; consequent new numbering of following Chapters, articles and references);
·	Shareholders' Meeting resolution of 5 December 2007 (articles 18 and 26);
·	Shareholder's Meeting resolution of 6 March 2008 (article 6);
·	Board of Directors meeting resolution of 20 March 2008 (article 6);
·	Board of Directors meeting resolution of 10 April 2008 (article 6);
·	Board of Directors meeting resolution of 24 April 2008 (article 6);
·	Board of Directors meeting resolution of 2 October 2008 (article 6);
·	Shareholders' Meeting resolution of 4 December 2008 (article 15);
·	Shareholders' Meeting resolution of 25 June 2009 (article 13, 15, 17, 23 and 26);
·	Board of Directors meeting resolutions of 17 September and 15 October 2009 (article 6);
·	Shareholders' Meeting resolution of 3 December 2010 (articles 6, 10, 12, 13, 14, 15, 26 and 30);
·	Shareholders' Meeting resolution of 29 April 2011 (articles 13, 14, 17, 33 and 35);
·	Shareholders' Meeting resolution of 6 June 2011 (articles 4, 6, 18, 29, 33, 34, 35 and Chapter XIII);
·	Board of Directors meeting resolution of 7 June 2011(article 6);
·	Board of Directors meeting resolution of 16 June 2011 (article 6);
·	Board of Directors meeting resolution of 21 July 2011 (article 6);
·	Board of Directors meeting resolution of 16 December 2011;
·	Shareholders' Meeting resolution of 1 February 2012 (articles 6, 7, 28, 33 and 35);
·	Shareholders' Meeting resolution of 9 October 2012 (articles 6, 12, 13, 14, 16, 17 and 27);
·	Shareholders’ Meeting resolution of 25 January 2013 (article 6);
·	Shareholders’ Meeting resolution of 18 July 2013 (articles 9, 13, 15, 16, 17, 18, 21, 22, 26, 27);
·	Shareholders’ Meeting resolution of 28 December 2013 (article 6);
·	Shareholders’ Meeting resolution of 29 April 2014 (articles 15 and 26);

2

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it  Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

·	Shareholders’ Meeting resolution of 21 May 2014 (article 6)
·	Shareholders’ Meeting resolution of 16 April 2015 (article 6, cancellation of "Interim rule");
·	Board of Directors meeting resolution of 21 May 2015 (article 6);
·	Shareholders’ Meeting resolution of 16 April 2015 (article 12, 13, 14, 15,17 and 23);
·	Shareholders’ Meeting resolution of 24 November 2016 (article 6);
·	Board of Directors meeting resolution of 2 August 2017 (article 6);
·	Shareholders’ Meeting resolution of 18 December 2017 (articles 6, 10, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 26, 27, 28 and 33);
·	Shareholders’ Meeting resolution of 11 April 2019 (articles 17, 22, 32 (former art. 31) and the provision of the new Chapter IX and of the new article 24, consequent renumbering of the subsequent Chapter and articles and adjustments of the references to the amended articles);
·	Shareholders’ Meeting resolution of 4 October 2020 (article 6);
·	Shareholders’ Meeting resolution of 12 April 2022 (article 23);
·	Shareholders’ Meeting resolution of 15 September 2022 (articles 1, 6, 12, 13, 14, 15, 17,18, 23, 25, 26 and 32);
·	Shareholders’ Meeting resolution of 17 April 2025 (articles 6, 14 e 15);
·	Board of Directors meeting resolution of 26 June 2025 (article 6);
·	Shareholders’ Meeting resolution of 4 February 2026 (articles 13, 14, 15, 17, 18, 20, 21, 25 e 31);
·	Shareholders’ Meeting resolution of [•] 2026 (article 6).

3

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it  Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CONTENT

CHAPTER I
(Origin – Name - Purpose - Registered Office – Duration of the Company)
CHAPTER II
(Share Capital - Shares)
CHAPTER III
(Corporate Bodies)
CHAPTER IV
(Shareholders' Meeting)
CHAPTER V
(Board of Directors)
CHAPTER VI
(Chief Executive Officers)
CHAPTER VII
(Chairman)
CHAPTER VIII
(General Manager)
CHAPTER IX
(Health And Safety At Work - The Employer For The Protection Of Health And Safety At Work)
CHAPTER X
(Board of Statutory Auditors)
CHAPTER XI
(Fees and Reimbursement of Expenses for Directors and Statutory Auditors)

4

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CHAPTER XII
(Outer Units)
CHAPTER XIII
(Auditing and drafting of corporate accounting documents)
CHAPTER XIV
(Financial Statements and Profits)
CHAPTER XV
(Signing Authority)
CHAPTER XVI
(Winding-up)

5

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CHAPTER I

Origin – Name - Purpose - Registered Office – Duration of the Company

Article 1

1.

A joint stock company called “Banca Monte dei Paschi di Siena S.p.A.” which carries out banking activities has been established. The Company is entitled to use, among its trademarks, the brands of incorporated companies as well as the brands owned by such companies, provided that they appear alongside its name.

2.

The Company is the transferee of the banking business of Monte dei Paschi di Siena, a public-law credit institution, founded by the vote of the Magistrature and the Sienese people with Grand-Ducal rescript of 30 December 1622 and legally established in the form of a Foundation on 2 November 1624, for the purpose of fruitfully developing, organising and regulating, to the advantage of private citizens and public institutions of the City and State of Siena, lending activities in addition to cash advances against pledge of personal property made by the second Monte di Pietà di Siena, a public pawnbroking institution set up on 14 October 1568 and then merged into the prior Monte dei Paschi which had been founded in 1472.

3.	The banking business was transferred in accordance with Article 1 of Law no. 218 of 30 July 1990, and Articles 1 and 6 of Legislative Decree no. 356 of 20 November 1990, within the framework of the restructuring project resolved upon by the Board of Directors of Monte dei Paschi di Siena in its meeting of 31 July 1995 and approved by Ministerial Decree no. 721602 of 8 August 1995.

Article 2

1.	Pursuant to Article 61 of Legislative Decree no. 385 of 1 September 1993, in its capacity as parent company of the "Monte dei Paschi di Siena" banking group, the Company, in its function of direction and coordination, issues instructions to Group companies, for the execution of guidance received from the Bank of Italy in the interest of Group stability.

Article 3

1.

The Company's purpose is the gathering of deposits and the granting of various forms of credit in Italy and abroad, including all activities which the Transferring Institute was authorised to carry out pursuant to laws or administrative provisions.

2.	In conformity with the regulations in force, the Company may affect all banking and financial transactions and services allowed, establish and manage supplementary pension schemes as well as carry out any other transaction which is instrumental for or connected with the pursuit of the Company's purpose.

6

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

3.	The Company may make cash advances against the pledge of precious objects or commonly used articles.

Article 4

1.	The Company has its registered office in Piazza Salimbeni, 3 - Siena.
2.	The Head Office of the Company is located in Siena.
3.	The Company carries out its activities in the domestic market through head office and outer units and may, in conformity with the law, establish specific units and representative offices abroad.

Article 5

1.	The duration of the Company shall be until 2100 and may be further extended by resolution of the Extraordinary Shareholders' Meeting.
2.	Shareholders who did not participate in the approval of resolutions regarding the extension of the Company's duration shall have no right of withdrawal.

CHAPTER II

Share Capital - Shares

Article 6

1.	The Company’s share capital amounts to Euro [19,587,675,023.28 (nineteen billion, five hundred eighty-seven million, six hundred seventy-five thousand, twenty-three point two eight)] and is fully paid up.
2.	The Company's share capital is represented by no. [3,310,430,987 (three billion, three hundred ten million, four hundred thirty thousand, nine hundred eighty-seven)] ordinary shares with no par value. All shares are issued in dematerialised form.

Procedures for the circulation and legitimation of shares are governed by law.

Shareholders who did not participate in the approval of resolutions regarding the introduction or removal of constraints on the circulation of shares shall have no right of withdrawal.

3.	Shares are registered and indivisible. Each share entitles the holder to a vote.

Article 7

1.	The Shareholders' Meeting may approve increases in capital, which may also be carried out through the contribution of assets in kind or receivables, as well as the issuance of shares bearing differing rights.

7

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

2.	The extraordinary Shareholders' Meeting may approve the issuance of bonds convertible into own shares, establishing the conversion ratio as well as the terms and conditions applicable to the conversion.

Article 8

1.

In accordance with the Company’s interest and the other provisions of Article 2441 of the Italian Civil Code, the Company may reserve issuances of shares for Local Authorities in Siena, employees of the Company and the "Monte dei Paschi di Siena" Group, depositors, and other persons operating in sectors of activity which are particularly important for the economic and social development of the Province of Siena.

2.

Pursuant to Article 2349 of the Italian Civil Code, share capital may be increased also while allocating profits to employees of the Company or its subsidiaries, for an amount equal to the profits themselves through the assignment of Company shares.

3.	The payment in cash of capital quotas against shares subscribed and already paid-up for at least 25% shall be carried out at the request of the Board of Directors, with a fifteen days' prior notice.

Article 9

1.	No limits are set on the ownership of the Company’s shares.

CHAPTER III

Corporate Bodies

Article 10

1.

The Company has a management and control system in compliance with paragraphs 2 and 3 of Book V, Title V, Chapter V, Section VI bis of the Italian Civil Code which provide for a Board of Directors and a Board of Statutory Auditors according to the following articles. Statutory audits of accounts are carried out by a legally qualified Independent Auditor.

2.	The Company’s Corporate Bodies are listed below:

a)	Shareholders' Meeting;
b)	Board of Directors;
c)	Chief Executive Officer (CEO) or Chief Executive Officers (if appointed);
d)	Chairman;
e)	Board of Statutory Auditors.

8

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

CHAPTER IV

Shareholders' Meeting

Article 11

1.	A duly constituted Shareholders’ Meeting represents the entire body of shareholders and its resolutions, passed in compliance with the law and these By-Laws, are binding upon all the shareholders, including absent or dissenting shareholders.

Article 12

1.	Without prejudice to the powers of convocation established by specific legal provisions, the Shareholders' Meeting is convened by the Chairman of the Board of Directors or by the person acting on his/her behalf, as resolved upon by the Board of Directors. The Meeting is convened through notice containing indication of the day, time, location of the meeting and the list of items to be discussed as well as any further data and information established by pro-tempore applicable regulations, to be published in accordance with the time-limits and procedures provided for by law.
2.	The Shareholders’ Meeting, both ordinary and extraordinary session, shall be held in a single session.
3.	Shareholders that represent, even jointly, at least one fortieth (1/40) of the share capital may request, within the time-limits laid down by law, that the items on the agenda be supplemented, indicating the additional items proposed by them in their request, or may submit resolution proposals on items already on the agenda. In this case, the requesting shareholders must submit a report, according to the time-limits and procedures provided for by law, indicating the reasons for their request and - notwithstanding the provisions of Article 14 - must file the documents concerning their entitlement to participate in the Shareholders' Meeting, together with the request. The Chairman shall ascertain their entitlement.

Notice of any supplements to the list of items to be dealt with by the Shareholders' Meeting and of the submission of additional resolution proposals on issues already on the agenda following the request under this paragraph, is given in the same forms required for publishing the notice of call, within the time-limits laid down by law. Any integration to the list of items to be dealt with under this paragraph is not allowed for items upon which the Shareholders' Meeting resolves by law upon the directors’ proposal or on the basis of a plan or a report prepared by them other than those provided for by Article 125 ter, para. 1 of Legislative Decree no. 58/98.

4.	The Shareholders' Meeting is chaired by the Chairman of the Board of Directors or, in his/her

9

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

absence or impediment, by the person replacing him/her in compliance with para. 2 of Article 23. In the event of absence or impediment of the Chairman, the Deputy Chairman or Deputy Chairmen, the Meeting is chaired by a director appointed by the attendees.

5.	The Chairman of the Meeting is responsible for ensuring that the meeting is duly constituted and verifying the attendees' identity and entitlement; he/she has the power to guide the discussion, to establish the voting procedures - anyhow by open vote - on individual cases, and to ascertain and proclaim the results of the voting, which shall be registered in the minutes.

After ascertaining that the Shareholders' Meeting has been duly constituted, it shall remain as such, even if some of the attendees subsequently leave for any reason whatsoever.

6.	The Chairman is assisted by a secretary proposed by him/her and designated by the attendees; the secretary is responsible for drawing up the minutes of the meeting, which shall report the Meeting's resolutions. The secretary is not necessary whenever the minutes are drawn up by a notary public. The Chairman chooses two scrutineers among the attending shareholders.

Article 13

1.	The Shareholders' Meeting is normally convened in Siena; it may also be convened in a location other than the registered office, as long as in Italy.

2.	Ordinary Shareholders' Meetings must be held at least once a year, within 120 days of the corporate year end.

3.	The ordinary Shareholders' Meeting shall:

a) approve the financial statements;

b) appoint the members of the Board of Directors and select the Chairman and one or two Deputy Chairmen from among them; remove directors from office;

c) appoint the Chairman and the other members of the Board of Statutory Auditors, as well as the Alternate Auditors;

d) assign the Statutory audit of accounts, upon the Board of Statutory Auditors' justified proposal, and approve its remuneration;

e) establish the remuneration of directors and Statutory Auditors, according to Article 27, and approve the remuneration and incentive policies and compensation plans based on financial instruments in favour of directors, employees and staff – who are not under a contract of employment – of the Bank, the criteria for calculating compensation to be granted in the case of early termination of the employment relationship or early termination of office, including the limits established for such compensation in terms of annual fixed remuneration, and the

10

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

maximum amount deriving from their application and also has the power to resolve, when approving remuneration and incentive policies, on the proposal of the Board of Directors and with the qualified majorities provided for in Article 14, paragraph 5, point ii), a ratio between the variable and fixed components of the individual remuneration for the key personnel (personale più rilevante) that is greater than 1:1, but in any case does not exceed the maximum limit established by the relevant legislation in force at the time;

f)	resolve upon the responsibilities of the directors and statutory auditors;

g)	resolve upon the acquisition of equity investments in other companies, implying unlimited liability for their obligations;

h)	resolve upon other matters attributed by law to the Shareholders' Meeting.

i)   authorise the implementation of major transactions with related parties falling within the competence of the Board of Directors, in the event that the Board has approved these transactions despite the adverse opinion of the Committee on Related-Party Transactions;

4.	The Extraordinary Shareholders' Meeting shall:

a) resolve upon mergers, split-ups, early winding-up of the Company or extension of its duration, capital increases, and any other amendments to the By-Laws;

b) resolve upon the appointment and replacement of official receivers, their competence and any other matter assigned to its approval by law.

Article 14

1.	Shareholders with voting right who provide proof of their entitlement may participate in the Shareholders' Meetings. Shareholders with voting right may be represented by a proxy-holder during Shareholders' Meetings in compliance with the pro-tempore provisions of law. Shareholders with voting right are entitled to grant proxy also by electronic means in compliance with the procedures established by law. The proxy may be electronically notified also using the special section of the Company’s website or, as an alternative, by certified electronic mail to a special electronic address according to the procedures stated in the notice of call.

2.	The Board of Directors, when convening each Shareholders’ Meeting, whether ordinary or extraordinary, designates a representative to whom shareholders with voting right may confer, in the manner provided for by the laws and regulations pro-tempore in force and specified in the notice of call, a proxy with voting instructions on all or some of the proposals on the agenda. The proxy shall be effective only with regard to the proposals for which voting instructions have been given.

11

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

3.	The Board of Directors, with the resolution convening each Shareholders’ Meeting, whether ordinary or extraordinary, may provide, on a case-by-case basis, by indicating it in the notice of call, that participation and exercise of voting rights at the Shareholders’ Meeting by the shareholders must take place exclusively by granting proxy (or sub-delegation) with voting instructions on all or some of the proposals on the agenda, to the representative designated by the Bank referred to in the preceding paragraph, in the manner and in accordance with the provisions of the notice of call in compliance with the laws and regulations pro-tempore in force.

4.	The Ordinary Shareholders' Meeting is duly constituted irrespective of the portion of share capital being represented by the shareholders in attendance.

5.	The Ordinary Shareholders’ Meeting resolves by absolute majority of the votes, except for:

i)	the appointment of the members of the Board of Directors and of the Board of Statutory Auditors, who are nominated according to the procedures referred to in Articles 15 and 25, respectively;

ii)	for resolutions concerning the proposal to set a limit on the ratio between the variable and fixed components of the individual remuneration for key personnel (personale più rilevante) exceeding 1:1, in accordance with the regulations in force at the time, which must be approved:

-	with the favourable vote of at least two-thirds of the share capital represented at the Shareholders' Meeting, if the Shareholders' Meeting is constituted with at least half of the share capital;

-	with the favourable vote of at least three-quarters of the share capital represented at the Shareholders' Meeting, if the Shareholders' Meeting is constituted with less than half of the share capital;

-	or with the different qualified majority provided for by the pro-tempore legislation in force.

6.	The Extraordinary Shareholders' Meeting is duly constituted when the percentage of the share capital required by law for the extraordinary shareholders’ meeting in single session is represented and resolves with the favourable vote of the majority of the share capital represented at the meeting required by law for the extraordinary shareholders’ meeting in single session.

7.	In order to calculate the majority and the percentage of capital required for approval of the resolution, shares for which the voting right cannot be exercised or shares for which the voting right has not been exercised following the declaration of abstention by the party with voting rights due to conflict of interests are not calculated.

12

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

8.	If during an Ordinary Shareholders’ Meeting a bank foundation – according to the findings of the Chairman of the Shareholders’ Meeting during the course of the meeting and immediately before each voting - is able to vote, on the basis of the shares held by the parties in attendance, by majority of the shares present and entitled to vote, the Chairman takes due note of this situation and debars the bank foundation from voting with respect to the resolution concerning said situation, limited to a number of shares representing the difference plus one share between the number of ordinary shares held by said foundation and the overall amount of ordinary shares held by the remaining parties who are present and entitled to vote when the voting takes place.

9.	Subject to the provisions of the previous paragraphs, the Ordinary or Extraordinary Shareholders’ Meeting passes resolutions, with the favourable vote of the majority of the voting non-related shareholders, when it is called to resolve upon proposals concerning:

a) transactions as per art. 13, paragraph 3, letter i) of these By-Laws, or

b) major transactions with related parties falling within the competence of the shareholders' meeting submitted to the Shareholders' Meeting should the Committee on Related-Party Transactions issue an adverse opinion.

CHAPTER V

(Board of Directors)

Article 15

1.	The Board of Directors is composed of a number of members established by the Ordinary Shareholders' Meeting which cannot be less than nine (9) or more than fifteen (15). Subject to removal from office, no BMPS director shall be entitled, at the same time, to hold the office of director or of member of the council of management or the supervisory board of competitor banks, which do not belong to the BMPS Group, have a banking license issued by the supervisory authority and operate in the markets of bank funding or ordinary credit in Italy. In the event that a BMPS director accepts to hold one of the above-mentioned offices, he/she must promptly notify the BMPS Board of Directors which will declare his/her prompt removal from office. Directors' term of office is three years and expires on the day of the shareholders' meeting called to approve the financial statements of the most recent financial year of their term. Directors may be re-appointed and are elected according to the list voting system, as follows.

2.	The Board of Directors is appointed on the basis of lists submitted by the shareholders or by the outgoing Board of Directors in accordance with the following paragraphs. The candidates - to be

13

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

indicated possibly in a higher number than those to be elected, in order to have possible candidates to be selected in the event of co-optation during the term of office, and in any case in the number provided for by current legislation in the case of a list submitted by the outgoing Board of Directors - are listed by consecutive number. Each list must contain and specifically indicate at least two candidates - or the only candidate or at least a third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) of the present candidates in case of lists where there are more than six (6) candidates - who meet the independence requirements established by provisions of laws and regulatory pro-tempore in force and the further independence requirements established by the Corporate Governance Code. In the event that the mentioned quota of one-third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) does not correspond to a whole number of candidates, this number shall be rounded up.

3.	Lists must include candidates of both gender in compliance with pro-tempore applicable legislation regarding gender balance. The lists submitted by the shareholders must be filed at the Company's registered office at least twenty-five days, and any list submitted by the outgoing Board of Directors at least forty days, prior to the date set for the Shareholders' Meeting. The lists submitted are published in accordance with pro-tempore applicable regulations.

4.	Each shareholder may submit or contribute to the submission of one list only, in compliance with the provisions of the ninth paragraph of this article, and each candidate may stand for election in one list only, under penalty of ineligibility.

5.	Only shareholders that, either individually or together with other shareholders, collectively hold shares representing at least 1 (one) % of the Company's share capital with voting rights at the Ordinary Shareholders’ Meeting or a different percentage required by applicable regulations are entitled to submit lists. In order to prove ownership of the number of shares required for submission of lists, shareholders who submitted the lists must submit and/or send the documentation proving ownership of the minimum shareholding required to submit lists to the Company's registered office, when filing the lists or at a later date but within the term provided for the publication of the lists. Ownership is determined by taking into account the shares registered to the shareholder on the date on which the lists are filed.

The outgoing Board of Directors shall also have the right to submit its own list of candidates, acting with the majorities required by law, in compliance with the procedures and obligations provided for by law.

6.	Each list shall be filed at the Company's registered office, within the deadline for their filing, together with the documents specified in the notice calling the meeting, including: (i) declarations by the candidates in which they accept their candidacy and certify, under their own responsibility,

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

that there are no reasons for ineligibility and incompatibility, as well as the fact that they meet the requirements and compliance with the suitability criteria prescribed for the office as laid down by pro-tempore law and regulations in force and by the By-Laws; (ii) declarations by the candidates indicated as independent in the list certifying that they meet the independence requirements pursuant to foregoing para. 2; (iii) the curricula vitae showing the personal and professional characteristics of each candidate, indicating the management and control positions held in other companies and (iv) any other declaration that may be required by the legislation, including regulations, pro-tempore in force. In particular, the candidates must declare that they do not hold the office of director or of member of the Council of management or the supervisory board of competitor banks, which do not belong to the BMPS Group, have a banking license issued by the supervisory authority and operate in the markets of bank funding or ordinary credit in Italy. Lists submitted that do not comply with the statutory provisions cannot be voted. The lack of documentation relating to an individual candidate on a list does not automatically result in the exclusion of the entire list, but of the candidate concerned.

7.	Each shareholder entitled to vote may vote only one list. The Board of Directors is elected - without prejudice to any further obligations and restrictions provided for by current legislation in the event of participation in the vote on a list presented by the outgoing Board of Directors, including individual voting on each candidate by the Shareholders’ Meeting as a whole, including shareholders who did not vote for the list submitted by the outgoing Board of Directors, having cast their vote for a list other than the latter or having abstained or not participated in the vote in any case - as follows:

7.1	The votes obtained by each list are divided subsequently by one, two, three, four and so on up to the number of directors to be elected. The quotients obtained are assigned to the candidates of each list according to order of progressive listing. Based on the quotients assigned the candidates are listed in a single decreasing order, and the first candidates up to the number of members to be elected are considered elected, provided that the list with the highest number of votes must in any case provide a number of Directors not less than half plus one, or the smallest number of Directors that exhausts all the candidates indicated on that list, of the total number of those to be elected, with the consequent obligation to scroll through the ranking, if this limit is not respected. In any case, at least two (2) Directors must be drawn from the minority list or lists.

7.2	If the list submitted by the outgoing Board of Directors obtains the majority of votes, as many directors as necessary will be drawn from such list, in accordance with the procedures provided for by current legislation, so that from the other lists that have obtained fewer votes, a number of directors shall be drawn on the total number of members of the Board of Directors to be elected in accordance with the criteria set forth below, without prejudice for the limit of half

15

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

minus 1 (one) of the directors to be elected:

i)	if the total votes obtained by the other lists – not higher than two in order of votes obtained at the Shareholders’ Meeting – do not exceed 20 (twenty) % of the total votes cast, such lists will have the right to appoint members of the board of directors in proportion to the votes obtained by each list and for an amount not lower than 20 (twenty) % of the total components of such body;

ii)	if the total votes obtained by the other lists at the Shareholders’ Meeting, in a number not higher than two, exceeds 20 (twenty) % of the total votes cast, the components of the new board of directors to be appointed by the minorities shall be assigned in proportion to the votes obtained by the minority lists which obtained a percentage of vote not lower than 3 (three) %. With the aim of calculating the assignment of the directors in accordance with the above criteria, the votes of the lists which obtained less than 3 (three) % will be proportionally allocated to the minority lists which exceeded such threshold.

7.3	When applying the quotient method referred to in point 7.1 and point 7.2 above, if several candidates have obtained the same quotient, the candidate of the list that has not yet elected a director or that has elected the lowest number of directors shall be elected.

If none of these lists has elected a director or if all of them have elected the same number of directors, the candidate of the list that has obtained the highest number of votes shall be appointed among these lists. In the event of equal number of votes and quotients, the entire Ordinary Shareholders’ Meeting shall hold a new voting and elect the candidate obtaining the simple majority of the votes.

However, also notwithstanding the foregoing provisions, at least one director must be drawn from the minority list which has obtained the highest number of votes and is in no way linked, either directly or indirectly, with the parties that submitted or voted the list ranking first by number of votes.

7.4	If, as a result of the voting, at least one third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) of the directors that meet the independence requirements provided for by previous paragraph 2 have not been appointed, the required number of last non-independent directors shall be replaced with independent candidates - drawn from the same lists of the replaced candidates - who have obtained the highest quotient.

The candidate replaced for the purpose of allowing the appointment of the minimum number of independent directors shall in no case be drawn from the minority list which obtained the majority of votes and no way be linked, directly or indirectly, with the parties that submitted

16

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

or voted the list which obtained the majority of votes. In this case, the non-independent candidate which ranked last but one by quotient achieved shall be replaced.

7.5	In addition, if application of the foregoing procedures does not ensure compliance with pro-tempore current regulations on gender balance, the quotient of votes to be assigned to each candidate from the lists shall be calculated by dividing the number of votes obtained by each list by the progressive number of listing of each candidate. The candidate of the most represented gender with the lowest quotient among the candidates taken from all the lists is replaced by the candidate of the least represented gender who has obtained the highest quotient in the same list as the replaced candidate. If candidates from different lists have obtained the same quotient, the candidate of the list with the highest number of directors, or the candidate from the list with the lowest number of votes or, at a parity of votes, the candidate obtaining the lowest number of votes from the Shareholders’ Meeting during a specific voting, shall be replaced.

7.6	In the event of application of the above procedures, should the number of Directors necessary to comply with the minimum number of independent Directors and of Directors of the least represented gender not be appointed due to an insufficient number of independent directors or of the least represented gender, the Shareholders’ Meeting shall appoint the missing Directors by resolution approved by simple majority on the basis of the candidatures proposed, there and then, primarily by the parties that submitted the list of the candidate or candidates to be replaced.

8.	With respect to the appointment of the Directors who were not appointed for any reason whatsoever in compliance with the procedure provided for herein, the Shareholders’ Meeting shall resolve pursuant to and with the majorities provided for by law, without prejudice to the criteria envisaged by pro-tempore legislation in force and by the By-Laws with regard to independent directors and gender balance.

9.	The members of the Board of Directors must be suitable for the performance of their duties and, to this end, must meet the requirements and comply with the criteria of suitability and with the limits on the number of offices as well as devote the time necessary for the effective performance of their duties as provided by the - national and supranational - laws and regulations pro-tempore in force.

10.	In order to replace any Directors terminating their office during their term, the provisions of law shall apply, in accordance with the criteria envisaged by legislation pro-tempore in force and by the By-Laws with regard to independent directors and gender balance. If the majority of Directors terminates office, the whole Board of Directors shall be deemed to have resigned, with effect from the date it is re-established. Directors may be revoked by the Shareholders' Meeting at any time,

17

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

subject to the Director’s right to compensation for damages, if his/her revocation is without just cause.

In the event of co-optation pursuant to Article 2386 of the Italian Civil Code, without prejudice to compliance with the criteria on independent directors and gender balance, set forth by pro-tempore legislation in force and the By-Laws, the Board of Directors proceeds to select the co-opted person:

(a)	freely choosing the most suitable candidate, in relation to the knowledge, skills and experience deemed necessary by the Board of Directors, as at the date of co-optation in the event that the replacement regards a Director elected from the list from which the majority of directors were drawn;

(b)	choosing the first candidate among those not elected or, if this is impossible for any reason whatsoever, proceeding to scroll through those not elected, in the case of the replacement of Directors elected from a list that has expressed a minority of the directors;

(c)	where there are no candidates available on the minority list that nominated the outgoing director, selecting them from any other minority lists submitted at the time, again following the same rolling criterion;

(d)	where the criterion referred to in point (c) above is not applicable, the Board of Directors may select the co-opted person - having the knowledge, skills and experience deemed necessary by the Board of Directors at the time of co-optation - from outside the lists submitted at the time, in compliance with the criteria envisaged by the pro-tempore legislation in force and by the By-Laws with regard to independent directors and gender balance.

Article 16

1.	As a rule, the Board of Directors meets at the Head Office normally once a month, when convened by the Chairman, or, upon motivated request by at least three Board members, indicating the items to be discussed. The Chairman sets the agenda accordingly. The Board of Directors may also be convened by the Board of Statutory Auditors, or by each member of the Board of Statutory Auditors separately, prior written notice to the Chairman of the Board of Directors.

2.	The meeting is convened through notice by any mean of communication with notice of receipt, which must indicate the place, date, time and items to be discussed, at least five (5) days prior to the date scheduled for the meeting and, in case of an emergency, or in relation to integrations to the Agenda, at least twenty four (24) hours prior to the date set for the meeting. Notice is given to the Statutory Auditors in the same manner.

3.	The Board of Directors' meeting is duly constituted if at least the majority of its members is

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

present.

4.	The General Manager attends the Board meetings without the right to vote.

5.	Resolutions are taken by the majority of those present.

6.	The Board of Directors appoints a Secretary chosen among the Company's Executives, upon the Chairman's proposal.

7.	Minutes of each Board meeting are drawn up.

8.	Directors are entitled to attend Board meetings also by using teleconference and videoconference systems provided that all the attendees:

a)	may be identified;

b)	may follow the debate and intervene in the discussion of the items in real time;

c)	may exchange documentation regarding the items.

The meeting of the Board is deemed to be held in the venue indicated in the notice of call.

Article 17

1.	The Board of Directors holds all powers of ordinary and extraordinary management in order to achieve the company purpose, with the exception of the powers assigned to the Shareholders' Meeting according to the law, and of any other matter submitted to the Board by the Chairman and the Chief Executive Officer or the Chief Executive Officers. Pursuant to Article 2365, para. 2, of the Italian Civil Code, the Board of Directors resolves upon any mergers as provided for by Articles 2505 and 2505-bis of the Italian Civil Code, the establishment or closing of secondary offices and any adjustments to the By-Laws in order to comply with regulations.

2.	In addition to the provisions of Article 2381, para. 4 of the Italian Civil Code, the Board of Directors has exclusive responsibility, which may not be delegated, for:

a)     defining and approving the business model, strategic guidelines integrated with environmental, social and governance sustainability profiles for the Company and the Banking Group to which it belongs and approving the respective business and financial plans as well as the strategic transactions and providing for their periodic review;

b)     monitoring the correct and consistent implementation of the guidelines and plans as per a) into the management of the Company and of the Banking Group;

c)    establishing the Company’s organisational guidelines and approving its organisational structure, monitoring their adequacy over time, as well as approving and modifying its main

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

internal regulations;

d)   defining and approving risk governance objectives and policies, as well as the process of risk reporting, management and assessment over time;

e)   defining and approving the guidelines of the internal control system and verifying its adequacy, consistency, functioning, efficiency and effectiveness in compliance with pro-tempore supervisory regulations in force on the matter;

f)    approving the policies and processes for the assessment of company assets and particularly financial instruments, verifying their constant adequacy;

g)   approving the accounting and reporting system;

h)   taking general responsibility for setting guidelines for and controlling the information system;

i)   drawing up guidelines for the organisation and operation of the Banking Group, by establishing criteria to co-ordinate and manage the subsidiaries belonging to the Banking Group as well as for the implementation of Bank of Italy's instructions;

j)   if the Shareholders' Meeting has not already done so, elect, from among its members - at the first meeting following that Shareholders' Meeting - the Chairperson and one or two Deputy Chairpersons, one of whom shall be the Acting Deputy Chairperson;

k)  appointing the General Manager, as well as resolving upon his/her revocation, suspension, removal and termination as well as upon the determination of his/her remuneration;

l)   resolving upon rules concerning the legal and economic conditions of staff, including salary scales and allowances thereof, and any other rule which must be approved according to the law;

m)  preparing the financial statements and submitting them to the Shareholders' Meeting;

n)    approving, upon the General Manager’s proposal, the appointment of one or more Executives as Deputy General Manager of the Company and indicating from year to year, which one shall be the Acting Deputy General Manager, and taking any measure in relation to their remuneration and legal status;

o)  approving the appointment and the revocation of the Manager in charge of Internal Audit, Compliance and risk control and anti-money laundering after hearing the Board of Statutory Auditors and adopting all measures relating to their legal and economic status, as well as the appointment and revocation of other Heads of the Main Functions, as defined by the legislation pro-tempore in force, for required to be appointed by the Board of Directors;

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

p)    resolving upon the appointment and revocation of the Employer for the purposes of protection of health and safety at work, on the basis of the criteria provided for by law;

q)  resolving upon the establishment of committees with advisory and proposal-making duties towards the Board;

r)   approving the acquisition and disposal of strategic equity investments in companies, or those which in any event involve changes to the Banking Group, subject to the provisions of Article 13, para. 3, letter g), and the purchase and disposal of business units;

s) approving the budget on a yearly basis;

t)	resolving on the establishment or the closing of secondary offices;

u)	resolving on the reduction of share capital in the event of withdrawal by shareholders;

v)  ensuring that the executive in charge of drafting the corporate accounting documents has the appropriate powers and means to fulfill his/her duties pursuant to the law, and that the administrative and accounting procedures are actually complied with;

w)   passing resolutions on major transactions with related parties or on minor transactions falling within the discretionary powers of the Board;

x)   approving major transactions with related parties falling within the competence of the Board of Directors in the presence of an adverse opinion of the Committee on Related-Party Transactions and submitting to the Shareholders' Meeting the major transactions with related parties falling within the competence of the Shareholders' Meeting in the presence of an adverse opinion of the Committee on Related-Party Transactions for the purposes of implementing the resolutions as per Article 14, para. 9 of this By-Laws;

y)	supervising the public disclosure and bank communications process.

It also necessarily falls to the Board of Directors exclusively to exercise all other powers assigned to it as non-delegable by the pro-tempore legal and regulatory provisions in force.

3.	The Board of Directors promptly reports to the Board of Statutory Auditors on the business activities carried out and on the main economic and financial transactions carried out by the Company, also through its Delegated Bodies, and by its subsidiaries; in particular, it reports on any transactions in which the Directors have an interest on their own account or on behalf of third parties. This report is made verbally, at least on a quarterly basis, when the Board of Directors meets or by written notice to the Board of Statutory Auditors. The obligation of each Director to inform the other directors and the Board of Statutory Auditors of any interest he/she may have in a specified transaction of the Company on his/her own account or on behalf of third

21

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

parties and to refrain from any resolutions in which he or she has a conflict of interest, on their own behalf or on behalf of a third party, pursuant to the applicable legislation, remains unaffected.

4.	The Committees required under pro-tempore current regulations must be established within the Board of Directors, which have advisory and proposal-making duties. They are composed of a number between three (3) and five (5) non-executive mainly independent directors (except to the extent provided by letter d) that follows); if there are directors elected by the minority shareholders, one of them must be part of at least one committee.

If the Board of Directors' list receives the majority of votes at the Shareholders' Meeting, the Chairperson of the Risk and Sustainability Committee must be chosen from among the independent Directors elected who were not drawn from the list of the outgoing Board of Directors.

The committees carry out their activities in compliance with special regulations approved by the Board of Directors; supervisory regulations and the Corporate Governance Code pro-tempore in force. Specifically, the following are established within the Board of Directors:

a)	a Remuneration Committee that carries out in particular the following tasks:

i)	submitting, to the Board, proposals for the remuneration of the chief executive Officers and of the other directors holding special offices, as well as of the General Manger, and monitoring application of the resolutions adopted by the Board;

ii)	periodically assessing the criteria adopted for the remuneration of executives with strategic responsibilities, monitoring their application and submitting general recommendations on the matter to the Board of Directors;

b)	a Risks and Sustainability Committee with the main function of supporting the Board of Directors:

i)	in fulfilling its tasks to define the guidelines of the internal control and risk governance system and assess that the internal control and risk governance system is adequate, effective and properly functioning, as well as to approve the company asset assessment policies and processes;

ii)	in Sustainability assessments and decisions, in the analysis of issues relevant to the generation of long-term value, in the assessment of the suitability of - financial and non-financial - periodic information to correctly represent the Company's business model, strategies, the impact of its activities, and the performance achieved;

iii)	for the approval of periodic financial and non-financial reports;

22

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

c)	an Appointment Committee with the following main tasks:

i)	supporting the Board of Directors in the process of appointing directors, proposing, in the case provided for by Article 2386, first paragraph, of the Italian Civil Code, candidates for the office of director;

ii)	supporting the Board of Directors in processes of self-assessment and verification of the existence of requirements and compliance with suitability criteria, as well as of defining top management succession plans;

iii)	submitting proposals to the Board of Directors for the appointment of the Chief executive Officer;

d)     a Committee on Related-Party Transactions, exclusively made up of Independent Directors, with at least advisory functions in the field of transactions with related parties.

The above-mentioned Committees shall also be entitled to all the tasks and the functions assigned to them by the pro-tempore legal and regulatory provisions in force.

Article 18

1.	The Board of Directors may propose amendments, if any, to the By-Laws to the Shareholders' Meeting.

2.	If the Shareholders’ Meeting has not done so, at the first meeting following the Shareholders' Meeting, the Board of Directors shall elect from among its members a Chairperson and one or two Deputy Chairpersons, one of whom shall be the Acting Deputy Chairperson. The Board of Directors may also appoint one or more Chief Executive Officers, establishing the limits of their authority and the procedure for exercising it.

3.	The Board of Directors may furthermore delegate lending and ordinary management powers to the General Manager, Management Committees, Executives, Senior-Middle-Junior Managers and Branch Managers.

4.	The Board of Directors may grant powers to individual Directors for specific acts or individual transactions.

5.	The decisions taken by the delegates shall be brought to the attention of the Board of Directors in the manner established by the latter. In any case, the delegates report to the Board of Directors and to the Board of Statutory Auditors, at least on a quarterly basis, on the overall trend of management and on its expected development as well as on major transactions, given their size or features, carried out by the Company or by its subsidiaries.

6.	The Board of Directors determines the limits for exercising the powers set forth in following

23

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

Article 21, first paragraph letter d), as well as the procedures for reporting any suits involving the Company to the Board.

7.	The Board of Directors may also grant powers of representation and powers of signature both personally to individuals and to the positions existing in all of the Company's organisation units, and determine the extent and the limits, also geographically, of such powers from time to time.

Article 19

1.	In addition to complying with the provisions of Article 136 of Legislative Decree no. 385 of 1 September 1993, the members of the Board of Directors must inform the Board of Directors and the Board of Statutory Auditors of any business in which they are personally involved or which relates to entities or companies of which they are directors, auditors or employees, except for companies of the MPS Group and they shall refrain from any resolutions in which they have a conflict of interest, on their own behalf or on behalf of any third party, pursuant to the applicable legislation.

CHAPTER VI

Chief Executive Officers

Article 20

1.	The Chief Executive Officer (CEO) or the Chief Executive Officers exercise their functions within the limits of the powers assigned to them and according to the procedures established by the Board of Directors.

2.	In the case of absence or impediment of the Chairman or of the Deputy Chairman pursuant to para. 2 of Article 23, the powers in cases of urgency, which must be exercised according to the time-limits and procedures as per para. 1 letter c) of Article 23, are assigned to the Chief Executive Officer or Chief Executive Officers, also separately.

CHAPTER VII

Chairman

Article 21

1.	The Chairman:

a)	is vested with general representation of the Company before third parties;

b)	calls and chairs the Shareholders' Meeting; calls and chairs the Board of Directors' meetings;

c)	if necessary and in urgent cases may take decisions with regard to any business or transaction

24

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

falling under the Board of Directors' competence, with the exception of those reserved to the latter’s exclusive authority. Such decisions must be taken upon the binding proposal of the General Manager and/or Chief Executive Officer, if appointed. Such decisions must be brought to the attention of the competent body at the first subsequent meeting;

d)	upon proposal of the General Manager, promotes and upholds any suits involving the Company, at all levels of jurisdiction and before any Court or arbitrator, with the authority to abandon them, to withdraw from any actions and proceedings, and to accept similar withdrawals from other parties involved;

e)	appoints solicitors and attorneys with special power in all law-suits and before any judicial, administrative, special or arbitral court, which may somehow involve the Company;

f)	grants special powers of attorney to employees or third parties, also for questionings, third-party statements and suppletory or decisory oaths;

g)	promotes the effective functioning of corporate governance, ensures the balance of powers with special reference to the delegated bodies and acts as interlocutor for the internal control bodies and the internal committees.

2.	In the case of absence or impediment of the Chairman, the authority and powers conferred upon him/her are exercised by the Deputy Chairman or, if two Deputy Chairmen are appointed, by the Acting Deputy Chairperson. The Board of Directors designate the Acting Deputy Chairperson, during the first Meeting following the appointment of the two Deputy Chairpersons by the Shareholders' Meeting or at the same meeting of the Board of Directors which appointed the two Deputy Chairmen. In the case of absence or impediment of the Acting Deputy Chairperson, the Chairman's powers and authority are exercised by the other Deputy Chairman.

3.	The signature of the Deputy Chairman or, in the case of appointment of two Deputy Chairmen, the signature of the Deputy Chairman designated by the Board of Directors as Acting Deputy Chairperson in accordance with the provisions of the foregoing para. 2 or, in the case of absence or impediment of the latter, the signature of the other Deputy Chairman is full evidence of the absence or impediment of the Chairman or the Acting Deputy Chairperson designated by the Board of Directors, before third parties.

CHAPTER VIII

General Manager

Article 22

1.	The General Manager, in addition to the duties assigned to him/her by these By-Laws, to the

25

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

powers granted to him/her by the Board of Directors and to any other duties within his/her competence:

a)	has the power to sign all documents relating to current business, oversees the Company’s organisational structure and is responsible for it;

b)	carries out all transactions of ordinary business which are neither specifically reserved (i) to the Board of Directors, nor delegated by the Board to the Chief Executive Officer or Chief Executive Officers, or (ii) to the Employer for the protection of health and safety at work;

c)	makes reasoned proposals to the competent governing bodies with regard to lending operations, the co-ordination of the Banking Group, personnel matters and general expenses; submits reasoned reports to these governing bodies on any other matter falling under their authority;

d)	ensures that the resolutions taken by the Board of Directors and Chief Executive Officer/Officers are implemented, and that the activities of the subsidiaries belonging to the Group are coordinated, in accordance with the criteria and general guidelines established by the Board of Directors pursuant to Article 17, second paragraph, letter i);

e)	allows the cancellation of mortgage registrations, transcriptions, liens and any other formalities thereof, the subrogations in favour of third parties and the release of liens once secured credit is fully paid-off or non-existent;

f)	is the head of personnel and exercises, in respect of personnel, the functions assigned to him/her by labour laws and regulations.

Article 23

1.	In order to fulfill his/her duties and exercise his/her powers, or any powers delegated to him/her, the General Manager is assisted by the Deputy General Managers and Executives. In exercising their own, delegated or sub-delegated powers in relation to lending and ordinary management powers the General Manager, the Deputy General Managers, Executives may also avail themselves of the assistance of Managers and Branch Managers, on the basis of the office held.

2.	In order to facilitate the smooth performance of operations both at the Head Office and the Branches, the General Manager - again to fulfill his/her duties and exercise his/her powers or any powers delegated to him/her - may delegate signing authority, either jointly or severally, to the employees stated in the second paragraph of Article 32, and may also grant special power of attorney to third parties for carrying out individual transactions or signing specific deeds and contracts.

3.	In the case of absence or impediment, the General Manager is replaced by the Deputy General

26

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

Manager. The Acting Deputy General Manager's signature is full proof of the General Manager's absence or impediment before third parties.

CHAPTER IX

HEALTH AND SAFETY AT WORK - THE EMPLOYER FOR THE PROTECTION OF HEALTH AND
SAFETY AT WORK

Article 24

1.	The Board of Directors is responsible for appointing and revoking the Employer for the protection of health and safety at work pursuant to Legislative Decree no. 81 of 9 April 2008, as subsequently amended, as well as any other legislation that may regulate the same matter.

2.	The Employer for the protection of health and safety at work is the person with specific and proven technical skills who, according to the type and structure of the organisation in which the worker operates, due to the organisation of the functions he/she performs for the protection of health and safety at work, is responsible for the organisation of the same.

3.	The Employer has the broadest and most autonomous decision-making, organisational and spending powers, also with respect to the workers and their activities, for ensuring the proper implementation of obligations, provided for by legal and regulatory provisions, regarding the protection of safety and health in the workplace.

4.	The Employer informs the Board of Directors of the implementation of the relevant obligations and manages, within its competence and with full decision-making autonomy, without spending limits, any necessary plan or action relating to organisation, real estate and human resources.

5.	In addition to the duties established by the Law and by these By-Laws, and any other duties within his/her area of competence, the Employer - as the person responsible for the organisation of the Company in the area of health and safety at work - with full decision-making, spending and operational autonomy:

a)	defines, implements and controls the necessary strategies to make the Company's organisational model effective for meeting the obligations to protect health and safety in the workplace, identifying and implementing the general measures to protect the health, hygiene and safety of workers in the workplace, also in terms of prevention;

b)	defines, implements and supervises the processes and activities of the Company to provide the entire Company with all the appropriate means for the protection of the safety and health of workers in order to ensure full compliance with the corporate obligations to implement hygiene and prevention measures and the related controls, ensuring full and timely compliance and scrupulous adherence by the Company and all workers to the rules on safety and hygiene at work;

27

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

c)	manages working relationships with exclusive regard to the protection of health and safety in the workplace;

d)	may delegate his/her duties with the contents and within the limits provided for by law.

CHAPTER X

Board of Statutory Auditors

Article 25

1.	The Board of Statutory Auditors is composed of three Statutory Auditors and two Alternate Auditors. This body supervises compliance with the law, regulations and By-laws, proper administration, and the adequacy of the organizational and accounting structures of the Company.

2.	Statutory Auditors remain in office for three financial years and their term expires on the date of the Shareholders' Meeting called to approve the financial statements of the most recent financial year of their term; they may be re-elected.

3.	The members of the Board of Statutory Auditors are appointed on the basis of lists submitted by the Shareholders, in compliance with the following paragraphs. The lists are divided into two sections: one for the appointment of the Statutory Auditors and one for the appointment of the Alternate Auditors. The candidates must be listed by progressive number and their number must not exceed the number of members to be elected. The lists with a number of candidates equal to or above three must include candidates of different gender in the first two places of the list under the section of the candidates for the office of Statutory Auditors, as provided for in the notice of call of the Shareholders’ Meeting, in compliance with regulation, including regulatory, pro-tempore in force on gender balance. If the section of the alternate Auditors of the above lists has two candidates, they must be of different gender.

4.	Without prejudice to any different deadlines established by law, the lists submitted by the shareholders must be filed at the Company's registered office at least twenty-five days prior to the date set for the Shareholders’ Meeting and published in accordance with pro-tempore applicable regulations.

5.	Each shareholder may submit or contribute to the submission of one list only, in compliance with the provisions of paragraph 11 of this article. Each candidate may stand for election in one list only, under penalty of ineligibility.

6.	Without prejudice to any different percentage established by law, only shareholders that, either individually or together with other shareholders, collectively hold shares representing at least

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

1% of the Company's share capital with voting rights at the Ordinary Shareholders’ Meeting, or a different percentage required by applicable regulations are entitled to submit lists.

7.	Each list shall be filed at the Company's registered office, within the deadline for their filing, together with the documents specified in the notice calling the meeting, including (i) information concerning the identity of the shareholders who submitted the lists, indicating the total shareholding percentage, in addition to the certificates proving ownership of the shareholding; this right shall be determined taking into account the shares registered to the shareholder on the date on which the lists are filed; (ii) declarations by the candidates in which they accept their candidacy and certify, under their own responsibility, that there are no reasons for ineligibility and incompatibility, including the limits on the number of offices that may hold as per the following para. 11, as well as the fact that they meet the requirements and the suitability criteria prescribed for the office which may be laid down by pro-tempore applicable law and regulations and By-Laws; (iii) the curricula vitae showing the personal and professional characteristics of each candidate, indicating the management and control positions held in other companies and (iv) any other declaration that may be required by law, including regulations, pro-tempore in force. In addition, in the case of submission of a list by shareholders other than those holding, also jointly, a controlling interest or a relative majority share, the list must also be provided with a statement of the shareholders submitting it, proving that there are no connections, as defined by pro-tempore applicable laws and regulations, with the shareholders holding, also jointly, a controlling interest or relative majority share. Lists submitted that do not comply with the statutory provisions cannot be voted. The lack of documentation relating to an individual candidate on a list does not automatically result in the exclusion of the entire list, but of the candidate concerned. The documentation proving ownership of the minimum shareholding required to submit lists may be produced after the filing of the lists but within the term provided for the publication of the lists.

If, upon the deadline scheduled for the filing of the list, only one list, or only the lists submitted by shareholders who - according to laws and regulations pro-tempore in force – are connected with one another, has/have been filed, other lists may be submitted until the subsequent deadline provided for by regulations pro-tempore in force. In this case, the percentages for the submission of the lists as provided for by the foregoing paragraph 6 are reduced by half.

8.	Each shareholder entitled to vote may vote only one list. The members of the Board of Statutory Auditors are appointed as follows:

a)	the first two candidates of the list which has obtained the majority of votes and the first candidate of the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who

29

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

submitted or voted the list ranking first by number of votes shall be elected as Statutory Auditors;

b)	the first candidate of the list which has obtained the majority of votes and the first candidate - or the second candidate if the first is of the same gender as the first candidate of the list which has obtained the highest number of votes - of the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall be elected as Alternate Auditors;

c)	in the case of parity of votes between the first two or more lists, the Shareholders' Meeting shall hold a new voting, voting only the lists with equal votes. The same rule shall apply in the case of parity between the lists ranking second by number of votes which are not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes;

d)	if an elected candidate cannot accept the appointment, the first non-elected candidate in the list of the candidate who did not accept shall be appointed;

e)	the Statutory Auditor taken from the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the shareholders who submitted or voted the list ranking first by number of votes shall be elected Chairman, provided that he/she possesses the specific professional requirements required by the pro-tempore laws and regulations in force.

In the event only one list has been submitted: (i) the Shareholders' Meeting shall vote on such list; (ii) if the list obtains the majority required by law for an ordinary shareholders’ meeting, subject to compliance with the gender balance principle provided for by pro-tempore applicable legislation, the candidates indicated in progressive order in the section relating Statutory Auditors shall be elected as Statutory Auditors and the candidates indicated in progressive order in the section relating to the Alternate Auditors shall be elected as Alternate Auditors; and (iii) the Chair of the Board of Statutory Auditors shall be held by the person indicated in first place in the section relating to candidates for the office of Statutory Auditor on the single list submitted, provided that such person meets the specific professional requirements required by the pro-tempore laws and regulations in force.

In the event of death, resignation or termination of the Chairman of the Board of Statutory Auditors, the alternate Auditor taken from the list ranking second by number

30

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall hold the office of Chairman, until the Board of Auditors is integrated in compliance with Article 2401 of the Italian Civil Code. In the event of death, resignation or termination of a Statutory Auditor, he/she shall be replaced by an alternate belonging to the same list as the Auditor being replaced. Based upon the above appointment criteria for the Alternate Auditors, in the event that gender balance is not complied with, the Alternate Auditor of the least represented gender shall take office regardless of whether he/she is included in the same list as the Auditor being replaced.

f)	In order to appoint Auditors who have not been appointed for any reason whatsoever according to the above-mentioned process, the Shareholders' Meeting resolves by the majority provided for by law, without prejudice to the principle of necessary representation of minority shareholders and the principle of gender balance provided for by pro-tempore legislation in force, without prejudice that if only one list has been submitted and the number of candidates elected is less than the number established by the By- Laws, the chairmanship of the Board of Statutory Auditors shall be held by the person indicated in first place in the section of candidates for the office of Standing Auditor in the single list submitted, provided that he/she possesses the specific professional requirements required by the pro-tempore laws and regulations in force.

The appointment of Statutory Auditors for the purpose of completing the Board pursuant to Article 2401 of the Italian Civil Code is resolved upon by the Shareholders' Meeting by relative majority. However, it is understood that the principle of necessary representation of minority shareholders shall be complied with and the principle of gender balance provided for by pro-tempore legislation in force.

9.	The members of the Board of Statutory Auditors may be revoked by the Shareholders' Meeting only if and how provided for by law and, therefore, only for just cause and by resolution approved by a decree of the Court, after hearing the interested party.

10.	The Board of Statutory Auditors, subject to prior written notice to the Chairman, may convene the Shareholders' Meeting or the Board of Directors.

This authority can be exercised also separately by each member of the Board of Statutory Auditors, except for the power to call the Shareholders' Meetings which may be exercised by at least two members of the Board of Statutory Auditors.

11.	Individuals who find themselves in situations of incompatibility and do not meet the

31

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

requirements and/or suitability criteria provided for by pro-tempore legal and regulatory regulations - national and supranational - in force cannot be appointed as Statutory Auditors or, if appointed, fall from office. Any limits to the plurality of offices held and the requirements regarding the time availability for the performance of the duties as stated by pro-tempore applicable - national and supranational - regulations and regulatory provisions remain unaffected. Auditors are not allowed to hold office in banks other than those belonging to the Monte dei Paschi di Siena Banking Group and the banks jointly controlled. Auditors are not allowed to hold office in bodies other than the control bodies in other companies of the group or of the financial conglomerate as well as in companies where the Bank also indirectly holds a strategic shareholding. At least one Statutory Auditor and at least one Alternate Auditor, appointed according to the procedures as per paragraph 3 of this Article, shall be registered in the Register of Auditors and have carried out statutory auditing for at least three years.

12.	In order to apply the provisions of para. 6, third sentence, of this article, at least the first candidate of each section of each list must meet the requirements as per above-mentioned para. 11, third subparagraph.

13.	Pursuant to Article 52 of Legislative Decree no. 385 of 1 September 1993, the Board of Statutory Auditors shall immediately inform the Bank of Italy of all acts or events it may become aware of while exercising its duties and which may constitute irregular management of the Company or may violate the rules governing the banking activity.

14.	The meetings of the Board of Statutory Auditors may be attended using teleconference and videoconference systems according to the provisions of the By-Laws regarding the participation in the Board of Directors’ meetings. The meeting of the Board of Statutory Auditors is deemed to be held in the place where the Chairman is situated.

CHAPTER XI

Fees and Reimbursement of Expenses for Directors and Statutory Auditors

Article 26

1.	The members of the Board of Directors and of the Board of Statutory Auditors are entitled to annual fees and attendance fees for attending the meetings of the Board of Directors - up to an amount which is determined by the Shareholders' Meeting - as well as to the reimbursement of expenses incurred in performing their duties. The Shareholders' Meeting may also determine the amount of the attendance fees to be paid to the members of the Board of Statutory Auditors called to take part in the meetings of the committees as indicated by Article 17, second paragraph, point q).

32

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

2.	More than one attendance fee for the same day cannot be paid to the Directors and Statutory Auditors.

3.	Subject to the opinion of the Board of Statutory Auditors and as proposed by the Remuneration Committee, the Board of Directors sets the remuneration for the Directors holding specific offices in compliance with the By-Laws, including the Directors who are part of the committees within the Board of Directors as per article 17, para. 4, subject to the power of the Shareholders’ Meeting to determine the remuneration of the Chairman of the Board of Directors.

CHAPTER XII

Outer Units

Article 27

1.	The outer units consist of secondary units and local units, under the supervision of the Head Office and in conformity with its directives, in compliance with the organisational model.

CHAPTER XIII

Auditing and drafting of corporate accounting documents

Article 28

1.	In compliance with provisions in force, the statutory audit of accounts is carried out by an Independent Auditor entered in the specific register, which is appointed pursuant to the law.

Article 29

1.	Upon proposal of the General Manager, subject to the prior mandatory opinion of the Board of Statutory Auditors, the Board of Directors appoints a person in charge of drawing up the corporate accounting documents, to be chosen among the Company's executives with proven accounting and financial experience. He/she shall be vested with appropriate powers and means for accomplishing his/her duties pursuant to the law. The Board of Directors also has the power to remove the appointed executive.

CHAPTER XIV

Financial Statements and Profits

Article 30

1.	The financial year ends on 31 December of each year.

Article 31

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

1.	The net profits resulting from the financial statements are assigned at least 5% to the legal reserve until this reaches the amount of 1/5 of the share capital.

2.	The residual net profits are made available to the Shareholders' Meeting for distribution to shareholders and/or for the creation and growth of other reserves.

3.	The Company is entitled to distribute interim dividends, in compliance with the provisions of law.

CHAPTER XV

Signing Authority

Article 32

1.	The authority to sign on behalf of the Company is held severally by:

a)	the Chairman;

b)	the Deputy Chairman or each of the Deputy Chairmen;

c)	the Chief Executive Officer or each of the Chief Executive Officers;

d)	the General Manager;

e)	the Employer, in the matter of health and safety at work and to the extent of his/her competence.

2.	The Deputy General Manager, Executives, as well as managers and - on the basis of the office held or in the event of exceptional and temporary needs - other clerical staff of the Bank have the authority to sign within the limits of the powers granted to them.

CHAPTER XVI

(Winding-up)

Article 33

1.	Without prejudice to any other law provisions, in the event of dissolution, the Shareholders’ Meeting shall indicate the winding-up procedures and appoint one or more receivers.

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it

Share Capital: € 17,978,187,186.85 - Tax Code and Registration in the Companies Register of Arezzo - Siena no. 00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection Fund and of the National Guarantee Fund

Section I Annex C

INDEPENDENT AUDITORS’ REPORT ON THE COMPILATION OF PRO-FORMA FINANCIAL INFORMATION OF BANCA MONTE DEI PASCHI DI SIENA SPA

To the Board of Directors of Banca Monte dei Paschi di Siena SpA

We have completed our assurance engagement to report on the compilation of pro-forma financial information of Banca Monte dei Paschi di Siena SpA (“BMPS” and, together with its subsidiaries, the “MPS Group”) by its Directors. The pro-forma financial information consists of the pro-forma consolidated balance sheet as of 30 June 2026 and the pro-forma consolidated income statement for the six-month period ended 30 June 2026, together with the related explanatory notes of the MPS Group (the “Pro-Forma Consolidated Financial Information”), included in paragraph 5.1 of the information document prepared by the Directors of BMPS pursuant to article 70, paragraph 6, of the Issuers’ Regulation (the “Information Document”). BMPS’ Directors have compiled the Pro-Forma Consolidated Financial Information in accordance with Annex 20 to Commission Delegated Regulation (EU) 2019/980, supplemented by the ESMA Guidelines on disclosure requirements under the Prospectus Regulation (32-382-1138), and taking into account Consob Communication no.

DEM/1052803 of 5 July 2001, on the basis of the applicable criteria described in paragraph 5.1 (the “Preparation Criteria”) of the Information Document.

On 10 March 2026, the boards of directors of BMPS and Mediobanca - Banca di Credito Finanziaria SpA (“Mediobanca”) approved the merger plan, prepared pursuant to article 2501-ter of the Italian Civil Code, for the merger by incorporation of Mediobanca into BMPS.

On 22 June 2026, the boards of directors of BMPS and Mediobanca Premier SpA (“Premier”) approved the demerger plan by way of separation, prepared pursuant to article 2506.1 of the Italian Civil Code, concerning the transfer of certain assets and liabilities of BMPS in favor of Premier. The merger and demerger transactions described above are hereinafter jointly referred to as the “Transactions”.

The Pro-Forma Consolidated Financial Information has been prepared by BMPS’ Directors to retroactively reflect the accounting effects of the Transactions on the MPS Group’s consolidated balance sheet as of 30 June 2026 and consolidated income statement for the six-month period ended 30 June 2026, as if the Transactions had taken place on 30 June 2026 for balance sheet purposes and on 1 January 2026 for income statement purposes.

As part of this process, the historical financial information relating to the balance sheet as of 30 June 2026 and the income statement for the six-month period ended 30 June 2026 was extracted from the MPS Group’s condensed half-year consolidated financial statements as of 30 June 2026, approved by the BMPS’ Board of Directors on 6 August 2026 and subject to a limited review by us, on which we issued an unqualified audit report on 11 August 2026.

Director’s responsibilities for the Pro-Forma Consolidated Financial Information

BMPS’ Directors are responsible for compiling the Pro-Forma Consolidated Financial Information on the basis of the Preparation Criteria and for the consistency of the Preparation Criteria with the accounting policies adopted by the MPS Group.

Auditor's independence and quality management

We have complied with the independence requirements and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code) issued by the International Ethics Standards Board for Accountants, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality, and professional behaviour.

Our firm applies International Standard on Quality Management 1 (ISQM Italia 1), which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor's responsibilities

Our responsibility is to express an opinion, as required by Annex 3B of the Issuers' Regulation, about whether the Pro-Forma Consolidated Financial Information has been compiled by BMPS’ Directors on the basis of the Preparation Criteria and that the Preparation Criteria are consistent with the accounting policies adopted by the MPS Group.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420, Assurance Engagements to Report on the Compilation of Pro Forma Financial Information Included in a Prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that the practitioner plan and perform procedures to obtain reasonable assurance about whether BMPS’ Directors have compiled the Pro-Forma Consolidated Financial Information on the basis of the Preparation Criteria.

For the purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the Pro-Forma Consolidated Financial Information, nor have we, in the course of this engagement, performed an audit of the financial information used in compiling the Pro-Forma Consolidated Financial Information.

The purpose of pro-forma financial information included in an information document is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the Transactions would have been the same as presented in the Pro-Forma Consolidated Financial Information.

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A reasonable assurance engagement to report on whether the pro-forma financial information has been compiled on the basis of the applicable criteria and the applicable criteria are consistent with the accounting policies adopted by the company, involves performing procedures to assess whether the relevant applicable criteria used by the company’s directors in the compilation of the pro-forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

•	the related pro-forma adjustments give appropriate effect to those criteria; and
•	the pro-forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on our judgment, having regard to the practitioner’s understanding of the nature of the company and its group, the event or transaction in respect of which the pro-forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro-forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the Pro-Forma Consolidated Financial Information has been properly compiled on the basis of the Preparation Criteria and the Preparation Criteria are consistent with the accounting policies adopted by the MPS Group.

Milan, 14 October 2026

PricewaterhouseCoopers SpA

Signed by

Mara Biscaro

(Partner)

This independent auditor's report has been translated into English solely for the convenience of international readers. Accordingly, only the original Italian version is authoritative.

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Section I Annex D

EY S.p.A. Via Meravigli, 12 20123 Milano	Tel: +39 02 722121 Fax: +39 02 722122037 ey.com

AUDITOR’S REPORT RELATING TO THE EXCHANGE RATIO OF SHARES PURSUANT TO ARTICLE 2501-SEXIES OF THE ITALIAN CIVIL CODE

(Translation from the original Italian text)

To the Shareholders of:

Banca Monte dei Paschi di Siena S.p.A.

and Mediobanca – Banca di Credito Finanziario S.p.A.

Milan, 29 September 2026

EY S.p.A.

Sede Legale: Via Meravigli, 12 – 20123 Milano

Sede Secondaria: Via Lombardia, 31 – 00187 Roma

Capitale Sociale Euro 3.000.000 i.v.

Iscritta alla S.O. del Registro delle Imprese presso la CCIAA di Milano Monza Brianza Lodi

Codice fiscale e numero di iscrizione 00434000584 - numero R.E.A. di Milano 606158 - P.IVA 00891231003

Iscritta al Registro Revisori Legali al n. 70945 Pubblicato sulla G.U. Suppl. 13 - IV Serie Speciale del 17/2/1998

A member firm of Ernst & Young Global Limited

Contents

1	Purposes and scope of the engagement		3
2	Summary of the Transaction		3
3	Nature and extent of this Report		6
4	Documentation utilized		6
5	Valuation methods adopted by the Board of Directors of the Companies Participating in the Merger for the determination of the Exchange Ratio		8
	5.1	Introduction	8
	5.2	General methodological considerations	8
	5.3	Description of the valuation methods	9
	5.4	Results of the application of the valuation methodologies	10
6	Results arising from the valuations carried out by the Boards of Directors of BMPS and Mediobanca		11
7	Limitations and main valuation difficulties encountered by the Directors		12
	7.1	Limitations and difficulties encountered by the Board of Directors of BMPS	12
	7.2	Limitations and difficulties encountered by the Board of Directors of Mediobanca	12
8	Work done		13
	8.1	Work done on the documentation used and on the methodologies applied for the determination of the Exchange Ratio	13
	8.2	Work done on the financial statements as of 31 December 2025 and on the condensed consolidated interim financial statements as of 30 June 2026	14
9	Comments and clarifications on the adequacy of the valuation methodologies adopted by the Boards of Directors of the Banks for the determination of the Exchange Ratio		15
	9.1	Introduction	15
	9.2	Considerations on the adequacy of the valuation methodologies adopted by the Boards of Directors of the Banks	16
10	Specific limitations encountered by the auditor in carrying out this engagement		18
11	Conclusions		20

1	Purposes and scope of the engagement

In connection with the planned merger by incorporation (hereinafter the “Merger” or the ‘’Transaction’’) of Mediobanca – Banca di Credito Finanziario S.p.A. (hereinafter “Mediobanca”, “MB” or the “Company to be Incorporated”) into Banca Monte dei Paschi di Siena S.p.A. (hereinafter “BMPS” or the “Incorporating Company” and, together with Mediobanca, the “Banks”), on 24 April 2026 we were appointed by the Court of Florence, upon the joint application filed by BMPS and Mediobanca, as the common expert for preparing the report (hereinafter the “Report”) on the fairness of the exchange ratio of the shares of the Incorporating Company with those of the Company to be Incorporated (hereinafter the “Exchange Ratio”) in accordance with Article 2501-sexies of the Italian Civil Code.

In this context and for the purpose of our engagement, we received from the Banks, among other things:

(i)	the merger plan prepared pursuant to Article 2501-ter of the Italian Civil Code (hereinafter the “Merger Plan”), approved by the by the Boards of Directors of the Banks on 10 March 2026;

(ii)	the explanatory reports prepared by the Boards of Directors of BMPS and Mediobanca (hereinafter respectively the ‘’BMPS Directors’ Report’’ and ‘’Mediobanca Directors’ Report’’ and, jointly, the “Directors’ Report’’) pursuant to Article 2501-quinquies of the Italian Civil Code, which illustrate, explain and justify, from a legal and economic standpoint, the Merger Plan and in particular, the criteria used for the determination of the Exchange Ratio. These reports were approved by the Boards of Directors of Mediobanca on 10 March 2026 and by the Boards of Directors of BMPS on 10 March 2026 and 24 September 2026.

The Merger Plan will be subject to approval at the Extraordinary Shareholders’ Meetings of BMPS and Mediobanca, to be held on 29 October 2026, on first call.

2	Summary of the Transaction

Introduction

On 24 January 2025, BMPS announced to the market its decision to launch a voluntary public takeover and exchange offer (hereinafter the ‘’Offer’’) - pursuant to and for the purposes of Articles 102 and 106, paragraph 4 of Legislative Decree No. 58 of 24 February 1998, as subsequently amended and supplemented, as well as Article 37 of the implementing regulation adopted by CONSOB Resolution no. 11971 of 14 May 1999, as subsequently amended and supplemented – relating all the ordinary shares issued by Mediobanca.

The Offer was launched for a consideration of n. 2.300 newly issued BMPS shares for each Mediobanca share tendered in acceptance of the Offer, on a divisible basis and also in multiple tranches.

On 20 May 2025, BMPS announced to the market the adjustment of the consideration initially offered to reflect the detachment of dividend coupons and the subsequent dividend payments by the Banks. Following such adjustment, the proposed consideration therefore became equal to n. 2.533 newly issued BMPS shares for each Mediobanca share tendered in acceptance of the Offer.

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Subsequently, on 2 September 2025, BMPS announced to the market an increase in the consideration of the Offer through a cash component of Euro 0.90 for each Mediobanca share tendered in acceptance of the Offer.

The acceptance period for the Offer ended on 8 September 2025. As a result of the Offer, on 15 September 2025 BMPS came to hold a total of n. 506,665,070 Mediobanca shares, representing approximately 62.3% of the share capital of the Company to be Incorporated.

On 15 September 2025, BMPS announced to the market the reopening of the acceptance period for the Offer, which ended on 22 September 2025. As a result of such reopening, on 29 September 2025 BMPS came to hold a total of n. 702,254,055 Mediobanca shares, representing approximately 86.3% of the share capital of the Company to be Incorporated.

Specifically, the BMPS shares issued in connection with the Offer were issued through a share capital increase with exclusion of pre-emption rights pursuant to Article 2441, paragraph 4, of the Italian Civil Code. In light of the foregoing, Mediobanca is currently controlled by BMPS.

Consistent with the information provided by BMPS in the related offer document (hereinafter the “Offer Document”), on 26 February 2026 BMPS approved a new 2026–2030 Business Plan providing for a comprehensive integration project, from a corporate, organizational and operational perspective, between the Banks, as well as for the reorganisation of the group resulting from the acquisition of Mediobanca (hereinafter the “Plan”).

Rationale for the Merger

As reported by the Boards of Directors, the Merger is therefore part of the broader reorganisation of the corporate structure of the BMPS banking group (the “BMPS Group” or the “Group”) envisaged by the Plan, which specifically provides for:

(i)	the Merger by incorporation of Mediobanca into BMPS;

(ii)	the allocation of the core activities of the Mediobanca (corporate & investment banking and private banking) to Mediobanca Premier S.p.A., which will take the name “Mediobanca S.p.A.”. In such context, the stake held in Assicurazioni Generali S.p.A. (“Generali”) will be transferred to such entity, which will be renamed Mediobanca S.p.A.;

(iii)	the industrial integration of the networks of financial advisors of Mediobanca Premier S.p.A. e Banca Widiba S.p.A., with the latter be renamed Mediobanca Financial Advisor S.p.A. and the allocation to such entity of the retail and affluent wealth management activities (the transactions referred to in points (ii) and (iii), taken as a whole, the “Reorganisation Transactions”).

Within the framework outlined above, as reported by the Boards of Directors, the Merger therefore constitute the essential prerequisite, as well as the first and fundamental step, of a comprehensive reorganisation project aimed at redefining the overall structure of the BMPS Group and at creating the corporate perimeter within which the Reorganisation Transactions described above will be implemented, following the approval of the Merger.

Based on the information set forth in the Merger Plan and in the Directors’ Reports, the Merger and the Reorganisation Transactions will enable the full implementation of the industrial and

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financial objectives disclosed to the market in the Offer Document and the Plan, ensuring greater consistency between the corporate structure, operating model and growth strategy.

As reported by the Boards of Directors, from this perspective, the Merger and, more generally, the overall integration project outlined by BMPS will enable the full achievement of the cost, revenue and funding synergies announced by the Incorporating Company in the context of the Offer and of the new Plan, as well as a rationalization and simplification of the shareholding structure of the BMPS Group, through the elimination of duplicative Group costs and the reorganisation of the divisional lines with capital strengthening and revenue maximization, with the objective of creating the third largest national banking operator in terms of total assets, loans to customers, direct funding and total financial assets, as well as a highly diversified and resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support to growth.

As reported in the Merger Plan, as a result of the Merger and of the exchange of Mediobanca shares for BMPS shares, the Boards of Directors of the Banks believe that, assuming the implementation of the Group’s Reorganisation Transactions by BMPS, in addition to the achievement of the objectives set out above, Mediobanca shareholders will also be able to benefit from:

-	a more liquid security (namely, BMPS shares), with consequent greater ease of trading of the shares, which will also benefit from the remuneration policy announced by BMPS, as well as of the possible use of excess capital, should it be allocated to further distributions to shareholders or deployed to support the growth of the BMPS Group;

-	the possibility of participating directly in the broader project for enhancing the value of the BMPS Group envisaged by the Plan.

The Boards of Directors further emphasize that, through the Merger, Mediobanca shareholders will be able to benefit from the realization of the synergies arising from the integration and from the acceleration in the utilization of Deferred Tax Assets (the “DTAs”), thus participating in the significant value creation and growth profile of earnings and dividends per share resulting from the integration.

Exchange Ratio

Within the framework described above, on 10 March 2026, the Boards of Directors of the Banks approved the Merger Plan and determined the Exchange Ratio to be n. 2.450 BMPS ordinary shares, ranking pari passu with the existing shares, for each Mediobanca ordinary share.

The Exchange Ratio is not subject to adjustment or cash settlement and was determined on an ex-dividend basis, i.e. taking into account the distribution of the dividends relating to 2025 announced by the Boards of Directors of Mediobanca and BMPS on 9 February 2026 and 10 February 2026, respectively, and subsequently distributed.

The financial and economic statements of reference for the purposes of the Merger are represented by the draft statutory financial statements as of 31 December 2025, approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026 and 5 March 2026,

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respectively, and subsequently approved by the Shareholders’ Meetings held on 15 April 2026 for BMPS and 14 April 2026 for Mediobanca.

Specifically, in the context of the overall Transaction and for the purposes of determining the Exchange Ratio:

(i)	the Board of Directors of BMPS was assisted by Jefferies GmbH (“Jefferies”), J.P. Morgan Securities plc (“JP Morgan”) and UBS Europe SE (“UBS”) as financial advisors (jointly, the “BMPS Advisors”), while the Related Party Transactions Committee of BMPS was supported by Alvarez and Marsal Italia S.r.l. (“Alvarez” or the “BMPS RPC Advisor”);

(ii)	the Board of Directors of Mediobanca was assisted by Morgan Stanley & Co. International PLC (“Morgan Stanley” or the “MB Advisor” and, together with the BMPS Advisors, the “Advisors”) – in addition to Mediobanca itself – as financial advisor, while the Related Party Transactions Committee of Mediobanca was supported by Rothschild & Co Italia S.p.A. (“Rothschild” or the “MB RPC Advisor” and, together with the BMPS RPC Advisor, the “RPC Advisors”).

As set out in the Directors’ Reports, the Boards of Directors of the Banks determined the Exchange Ratio after having examined and endorsed the valuations of the Advisors, and following the issuance of the favorable opinions of the respective related party transactions committees, which were assisted by the RPC Advisors.

3	Nature and extent of this Report

This Report, prepared pursuant to Article 2501-sexies of the Italian Civil Code, is intended to illustrate the criteria adopted by the Boards of Directors of BMPS and Mediobanca in determining the Exchange Ratio, any difficulties encountered by them, as well as our considerations regarding whether, under the circumstances, such methods are reasonable and not arbitrary and whether the methods have been correctly applied.

In examining the valuation methodologies adopted by the Boards of Directors of the Banks, also on the basis of the indications provided by the Advisors, we have not performed an economic valuation of the Banks. Such valuation was carried out solely by the Board of Directors of BMPS and Mediobanca, with the assistance provided by the respectively appointed Advisors.

Furthermore, the conclusions set out in this Report are based on the entirety of the information and considerations contained herein. Accordingly, no part of the Report may be considered or in any case used separately from the document as a whole.

4	Documentation utilized

In carrying out our work, we obtained directly from BMPS and Mediobanca the documents and information deemed useful for the purposes of our engagement. More specifically, we obtained the following main documentation:

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(i)	The Merger Plan approved by the Boards of Directors of BMPS and Mediobanca on 10 March 2026, which includes the financial position pursuant to Article 2501-ter of the Italian Civil Code, represented by the financial statements of the Banks as of 31 December 2025.

(ii)	The separate and consolidated financial statements of BMPS and Mediobanca as of 31 December 2025, together with the related reports of directors, board of statutory auditors and of the independent audit firm PricewaterhouseCoopers S.p.A. (‘’PwC’’).

(iii)	The condensed consolidated interim financial statements of BMPS and Mediobanca as of 30 June 2026, together with the related reports of directors and the limited review reports issued by the independent audit firm PwC.

(iv)	The Directors’ Report approved by the Boards of Directors of Mediobanca on 10 March 2026 and by the Boards of Directors of BMPS on 10 March 2026 and 24 September 2026.

(v)	The information documents relating to a material related-party transaction, prepared by the related party transactions committees of BMPS and MB on 17 March 2026.

(vi)	The fairness opinion prepared by Jefferies and issued on 10 March 2026, together with the document containing the valuation details entitled “Valuation Report for the Board of Directors of Banca Monte dei Paschi di Siena S.p.A. – BMPS Merger by Incorporation of Mediobanca”.

(vii)	The fairness opinion prepared by UBS and issued on 10 March 2026, together with the document containing the valuation details entitled “Project Stradebianche 2 – Valuation Materials”.

(viii)	The fairness opinion prepared by JP Morgan and issued on 10 March 2026, together with the document containing the valuation details entitled “Valuation Supporting Material”.

(ix)	The fairness opinion prepared by Morgan Stanley and issued on 10 March 2026, together with the document containing the valuation details entitled “Project Milano – Discussion Materials”.

(x)	The fairness opinion prepared by Alvarez and issued on 9 March 2026.

(xi)	The fairness opinion prepared by Rothschild and issued on 9 March 2026, together with the document containing the valuation details entitled “’Presentazione al Comitato Parti Correlate - Elementi a supporto del processo valutativo’’.

(xii)	The following documentation, used by the Boards of Directors of BMPS and MB and by their respective Advisors:

•	The SREP Letter sent by the European Central Bank to BMPS on 1 December 2025, setting out the decision on regulatory capital;

•	Document entitled ‘’Proiezioni economico-patrimoniali del Piano Industriale 2026-2030/Budget 2026’’ prepared by BMPS management and approved by the Board of Directors on 26 February 2026;

•	Financial and capital projections projections for the 2026-2030 period for BMPS and MB on a status quo basis, including the related supporting detail regarding (i)

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the expected evolution of risk-weighted assets and own funds, (ii) the expected synergies, (iii) the expected contribution of the equity interest in Generali and (iv) the effects arising from the purchase price allocation process.

(xiii)	The minutes of meetings of the Boards of Directors of BMPS and MB held on 10 March 2026, which approved the Directors’ Reports and the Merger Plan.

(xiv)	The press releases and market presentations relating to the Offer.

We also used additional accounting and statistical data, working papers and any other information considered useful for the purposes of this Report.

We obtained specific and explicit representations, through letters issued by BMPS and Mediobanca on 29 September 2026 and signed by their respective legal representatives, confirming that, to the best of the respective knowledge of the Boards of Directors of the Banks, including for the purposes of Article 2501-quinquies, third paragraph, of the Italian Civil Code, as at the date of this Report no material changes have occurred in the data and information underlying the determination of the Exchange Ratio that would entail a change thereof.

5	Valuation methods adopted by the Board of Directors of the Companies Participating in the Merger for the determination of the Exchange Ratio

5.1	Introduction

For the purposes of determining the economic elements of the Merger, the Boards of Directors of the Banks availed themselves of the support of the Advisors.

As reported in the Directors’ Report, the Advisors were selected by the Boards of Directors of the Banks on the basis of their proven expertise, professional standing and experience in transactions of this nature, which were considered appropriate for carrying out the engagement and for assisting the Banks in their determinations regarding the fairness of the Exchange Ratio and of the convenience and fairness of the Merger, also having regard to the complexity of the structure of the broader reorganisation transaction.

After having examined and endorsed the valuations of their respective financial Advisors, on 10 March 2026, following the issuance of the favorable opinions of their respective related party transactions committees and on the basis of the preliminary documentation received, the Boards of Directors of the Banks determined the Exchange Ratio as follows:

n. 2.450 ordinary shares of BMPS, ranking pari passu with the existing shares, for each ordinary share of Mediobanca.

The Exchange Ratio is not subject to adjustments or cash settlements and was calculated already taking into account the distribution of the dividends for 2025 announced by the Boards of Directors of BMPS and Mediobanca.

5.2	General methodological considerations

As reported by the Boards of Directors, in identifying the valuation methodologies deemed appropriate for the determination of the Exchange Ratio, the specific features of BMPS and Mediobanca, the nature of their businesses, the reference market, the valuation practice in

8

line with national and international standards and the Information available were taken into account. On the basis of these considerations, the Boards of Directors of BMPS and Mediobanca considered the following valuation methodologies to be appropriate for the determination of the Exchange Ratio:

-	the Dividend Discount Model;

-	the market multiples method;

-	the linear regression method.

5.3	Description of the valuation methods

Set out below are the descriptions of the valuation methodologies adopted by the Boards of Directors of BMPS and Mediobanca for the purpose of estimating the Exchange Ratio, based on the analyses prepared by the Advisors.

The Dividend Discount Model with Excess Capital

The Dividend Discount Model method (hereinafter ‘’DDM’’) in the so-called excess capital variant assumes that the economic value of a company is equal to the sum of the present value of:

a)	the cash flows of the potential future dividends distributable to shareholders generated over the selected time horizon without affecting the level of capitalization necessary to maintain a predetermined target level of long-term regulatory capital. Such flows are therefore independent of the dividend policy envisaged or adopted by management;

b)	the long-term value of the company (so-called “terminal value”) calculated as the present value of a perpetuity estimated on the basis of a normalized distributable cash flow that is economically sustainable and consistent with a long-term growth rate.

The market multiples method

The market multiples method has been applied in the variant of the stock market price of comparable listed companies to their prospective earnings (the so-called trading multiples method).

According to the market multiples method, the value of a company is determined by taking as reference the indications provided by the stock market with regard to companies having characteristics similar to those of the company being valued.

The criterion is based on the determination of multiples calculated as the ratio between stock market values and economic, balance sheet and financial figures of a selected sample of comparable companies. The multiples thus determined are applied, with the appropriate supplements and adjustments, to the corresponding figures of the company being valued, in order to estimate a range of values.

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In this context, the Boards of Directors of BMPS and Mediobanca referred to separate samples which, although not fully comparable with BMPS and Mediobanca, were considered by them to be sufficiently similar in terms of the activities performed and the related business models.

For the purpose of determining the Exchange Ratio and on the basis of the characteristics of the relevant sector, the price / prospective earnings multiple was selected, determined by reference to research analysts’ estimates and other publicly available information.

In particular, the Board of Directors of BMPS referred to expected earnings for 2026, 2027 and 2028, while the Board of Directors of Mediobanca referred to expected earnings for 2027 and 2028.

The linear regression method

The linear regression method determines the economic value of a company based on the existing correlation between (i) the stock market price to tangible net equity multiples and (ii) the expected profitability of the tangible net equity – expressed by the return on average tangible net equity for the relevant period (RoTE).

According to the linear regression method, the economic value of a company can be identified on the basis of parameters identified through the correlation (if statistically significant) between the price / tangible net equity multiples of the same sample of listed companies and the respective levels of prospective profitability, with the appropriate supplements and adjustments, expressed by the return on average tangible equity for the period (RoTE).

Specifically, the Board of Directors of BMPS referred to the correlation between the latest available price / tangible net equity multiple against the RoTE expected for 2026, while the Board of Directors of Mediobanca referred to the correlation between the expected price / tangible net equity multiple for 2026 against the RoTE expected for 2027 and 2028.

For the purposes of applying this methodology, the Boards of Directors of the Banks selected different broad and statistically significant samples.

5.4	Results of the application of the valuation methodologies

Set out below are the details of the results arising from the application of the valuation methods developed by the Boards of Directors with the support of their respective Advisors.

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Results arising from the application of the valuation methodologies by the Board of Directors of BMPS

On the basis of the application of the methodologies set out above, the Board of Directors of BMPS arrived at the following results:

Board of Directors of BMPS	Exchange Ratio

Methods	Minimum	Maximum
Dividend Discount Model	2.086x	2.790x
Market multiples	2.060x	2.909x
Regression analysis	2.328x	2.961x

Results arising from the application of the valuation methodologies by the Board of Directors of Mediobanca

On the basis of the application of the methodologies set out above, the Board of Directors of Mediobanca arrived at the following results:

Board of Directors of Mediobanca	Exchange Ratio

Methods	Minimum	Maximum
Dividend Discount Model	2.159x	2.753x
Market multiples	2.196x	3.193x
Regression analysis	2.240x	3.072x

6	Results arising from the valuations carried out by the Boards of Directors of BMPS and Mediobanca

Considering the foregoing and the results of the analyses performed by the Advisors, the Boards of Directors of BMPS and Mediobanca determined the following Exchange Ratio:

n. 2.450 ordinary shares of BMPS, ranking pari passu with the existing shares, for each ordinary share of Mediobanca with no adjustments or cash settlements and taking into account the distribution of the dividends relating to financial year 2025.

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7	Limitations and main valuation difficulties encountered by the Directors

7.1	Limitations and difficulties encountered by the Board of Directors of BMPS

The main limitations and points of attention encountered by the Board of Directors of BMPS in identifying the methodologies and in preparing the valuation analyses aimed at determining the Exchange Ratio are set out below:

-	use of data taken from the consolidated financial statements: the use of the consolidated financial statements gave rise to certain complexities in making adjustments to income and balance sheet figures due to the presence of non-recurring costs and revenues (e.g. integration costs for both companies, one-off revenues relating to Mediobanca's real estate project in Monaco). The Board of Directors of BMPS also noted that the fact that Mediobanca is held by BMPS with a stake equal to 86.3% of the share capital (approximately 87% net of the treasury shares of Mediobanca made it necessary to make specific adjustments aimed at reflecting the exclusion of the minority interest from the valuation of the companies. Likewise, the fact that Mediobanca (and consequently BMPS indirectly through Mediobanca) holds a stake in Generali equal to 13% gave rise to difficulties and limitations in defining possible adjustments and accounting impacts aimed at determining standalone values;

-	use of forecast data: the analysis was carried out using forecast data taken from the financial plans provided by the management of the banks which, by their very nature, entail a degree of uncertainty;

-	valuation methods: the valuations carried out by the Board of Directors of BMPS reflect the limitations and particular features inherent in the different valuation methods used.

7.2	Limitations and difficulties encountered by the Board of Directors of Mediobanca

With reference to the main limitations and points of attention encountered in identifying the methodologies and developing the valuation analyses aimed at determining the Exchange Ratio, the Board of Directors of Mediobanca report that each of the selected valuation methodologies, although generally recognized and used in both Italian and international valuation practice, is subject to inherent and specific limitations. In particular, the Board of Directors of Mediobanca points out that the main limitations and critical aspects of the valuation relate to:

-	the need to rely on forecast data contained in the business plans of Mediobanca and BMPS and, consequently, to consider the uncertainty that such data inherently entails;

-	the fact that a significant portion of the results obtained from the application of the DDM methodology is represented by the terminal value, which is highly sensitive to the assumptions adopted for key variables, such as the perpetual growth rate and normalized profitability, which are by their nature subjective and uncertain;

-	the fact that the number of listed comparable companies is limited and that their business models, product portfolios, size and geographical exposure differ from those of Mediobanca and BMPS;

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-	the fact that the estimates of the economic and balance sheet impacts relating to the expected synergies and to other key value elements for BMPS and for Mediobanca entail elements of uncertainty and depend on the manner and timing, as well as on the actual realization, of the hypotheses and assumptions used in formulating them;

-	the geopolitical context and tensions in international trade, which generate additional economic uncertainties that may significantly affect the volatility of the market prices of the shares and of other financial parameters.

8	Work done

8.1	Work done on the documentation used and on the methodologies applied for the determination of the Exchange Ratio

For the purpose of performing our engagement, we carried out the following main activities:

•	analysis of the Merger Plan approved by the Boards of Directors of Banks on 10 March 2026;

•	analysis of the Directors’ Reports of the Banks prepared pursuant to Article 2501-quinquies of the Italian Civil Code and approved on 10 March 2026;

•	critical review of the minutes of the Boards of Directors of the Banks relating to the approval of the Merger Plan and of the Directors’ Reports;

•	analysis of the documents prepared by the Advisors supporting the Boards of Directors of the Banks in the context of the determination of the Exchange Ratio;

•	verification of the completeness and internal consistency of the reasons given by the Boards of Directors regarding the valuation methods adopted in determining the Exchange Ratio;

•	verification of the consistency of the data used with the relevant sources and with the documentation used referred to in paragraph 4 above;

•	critical analysis of the valuation methodologies applied by the Boards of Directors of the Banks, with the support of the Advisors, and gathering of evidence to verify that, in the specific circumstances, such methods were suitable, from a standpoint of reasonableness and non-arbitrariness, for determining the economic values of the Banks for the purposes of determining the Exchange Ratio;

•	verification, through recalculation, of the results of the valuation models and of the sensitivity analyses, and verification of the substantial mathematical accuracy of the calculations relating to the determination of the range of values of the Exchange Ratio;

•	discussion with the management of the Banks and with their Advisors regarding the work performed, the issues encountered and the solutions adopted;

•	subject to the uncertainties and inherent limitations associated with any forecast data, discussion with the management of the Banks regarding the assumptions underlying the preparation of the forecast data, in order to understand how they were constructed and how they were used for valuation purposes;

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•	collection, on the basis of specialized sources, of the analysts’ consensus regarding the prospective expectations relating to the Banks, as resulting from the reports published in the period between the announcement of the results as of 31 December 2025 and 9 March 2026. Also, with reference to the market participants taken in consideration, the relevant consensus was observed as of 9 March 2026;

•	development of independent valuation analyses and sensitivity analyses for the purposes of this Report, based on our review of the documentation made available to us;

•	analysis of the performance of the stock market prices of the BMPS and Mediobanca shares and of the related volatility and turnover indicators over various time intervals up to 25 September 2026;

•	critical review of the information documents issued by the related party transactions committees of the Banks in relation to the Merger;

•	critical review of the documents prepared by the RPC Advisors of the Banks in the context of the Merger;

•	critical review of the BMPS press release and of the market presentation of the Plan held on 27 February 2026;

•	collection of information, through discussions with the management of the Banks, regarding events occurring after the determination of the Exchange Ratio, with reference to any facts or circumstances that may have a material effect on the data and information taken into account in carrying out our analyses, as well as on the results of the valuations;

•	review of the terms of the Offer and of its outcome.

8.2	Work done on the financial statements as of 31 December 2025 and on the interim condensed consolidated financial statements as of 30 June 2026

•	As indicated above, the separate financial statements of the Banks as of 31 December 2025, together with together with the related reports of directors and board of statutory auditors adopted pursuant to Article 2501-quater of the Italian Civil Code as the reference basis in the Merger Plan, were audited by the audit firm PwC, which issued its audit reports on 24 March 2026.

•	In relation to such financial statements, we performed certain limited procedures, consisting mainly of meetings and discussions with the management of the Banks and with the representatives of the audit firms appointed to perform their statutory audit, in order to analyze the accounting principles applied and the significant matters relating to preparation of such financial statements. The procedures performed included critical analyses of the main financial statement items, also through access to the auditors’ working papers, in electronic format as retained in their audit evidence collection systems, to the extent necessary to achieve the purposes of our engagement.

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Through discussion with the management of the Banks, we gathered information regarding events occurring after the reporting date of the financial position prepared pursuant to Article 2501-quater of the Italian Civil Code which could have a significant effect on the determination of the values subject to our examination, including the analysis of the interim condensed consolidated financial statements as of 30 June 2026 of Mediobanca and BMPS, which were subject to limited review by PwC, which issued its limited review reports on 10 August 2026 and 11 August 2026, respectively. It was further confirmed to us that, from the closing date of the aforementioned condensed consolidated interim financial statements to the date of issue of this Report, no events or circumstances have occurred that would require a modification of the Exchange Ratio.

The activities described above were carried out to the extent deemed necessary to achieve the purposes of the engagement, as indicated in paragraph 3 above.

•	Finally, we obtained, among others, the representation letters dated 29 September 2026 stating that, to the best of the knowledge of BMPS and Mediobanca respectively, also for the purposes of Article 2501-quinquies, third paragraph, of the Italian Civil Code, as at the date of this Report no material changes have occurred in the assets and liabilities which would entail significant variations to the assumptions underlying the Exchange Ratio determined in the context of the Merger.

9	Comments and clarifications on the adequacy of the valuation methodologies adopted by the Boards of Directors of the Banks for the determination of the Exchange Ratio

9.1	Introduction

We consider it appropriate to draw attention to the fact that the principal purpose of the valuation process adopted by the Boards of Directors of BMPS and Mediobanca, also through their respective appointed Advisors, is to identify an estimate of the relative economic values of the Banks, by applying consistent criteria. In fact, the main objective of valuations for merger transactions is to identify comparable values to determine the exchange ratio, rather than to determine absolute values of the companies involved. Therefore, merger valuations are meaningful only in their relative aspects and cannot be used as estimates of the absolute values of the companies involved in transactions other than the merger with respect to which they have been carried out and, accordingly, cannot be used for any other purposes.

That being said, the opinion on the methods that are the subject of this Report should be regarded as separate from any assessment regarding the appropriateness and/or advisability of the Merger, as well as of the overall reorganisation project, and/or as to the advantages that the proposed Merger may entail in terms of “value creation”.

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9.2	Considerations on the adequacy of the valuation methodologies adopted by the Boards of Directors of the Banks

Set out below are our considerations on the adequacy of the valuation methodologies adopted by the Boards of Directors of the Banks with the support of their respective Advisors.

•	the Directors’ Reports of the Banks provide only a partial description of the manner of application of the valuation methodologies and the related parameters adopted. For the purposes of our work, however, as set out in paragraph 8 above, we received from the Banks the documentation and details deemed necessary for the performance of our engagement;

•	the valuations were prepared on a going concern basis, based on projections developed by the management of the Banks with reference to the ownership, corporate and operating structure currently existing (“as is”). As specified by the Boards of Directors, the financial projections considered reflect a scenario in which BMPS holds a stake in its subsidiary Mediobanca – net of the treasury shares held by the latter – of approximately 87%, assuming that Mediobanca remains a listed company and therefore in the absence of the Merger and of the consequent delisting. The synergies included in such projections, as well as the realization of the DTAs, are consistently determined on the basis of the same perimeter and of the same current corporate configuration and, therefore, do not incorporate economic and financial effects attributable to alternative scenarios, including extraordinary integration processes or changes in listing status. This approach is consistent with valuation theory and practice;

•	in this context, in line with the indications of the best valuation doctrine and professional practice, the Boards of Directors of the Banks adopted a multiplicity of methods. This approach broadened the valuation process and allowed a substantial verification of the results obtained. In particular, the Boards of Directors of Banks carried out their respective valuation analyses independently and with the support of the appointed Advisors, adopting the same overall approach but applying partially different implementation choices. Such choices were applied consistently and on a like-for-like basis for the purpose of determining relative value;

•	the overall methodological approach adopted is in line with prevailing valuation practice and prevailing professional standards. In particular, the valuation methodologies are those generally accepted and widely shared by professional practice in the banking sector;

•	the set of methods used makes it possible to take into account the prospective profitability and the capital position of the two Banks;

•	in applying the selected valuation methodologies, the Boards of Directors of the Banks took into account the characteristics and the inherent limitations of each method, on the basis of both the national and international professional valuation practice;

•	the methodological approaches adopted and the related application developed made it possible, in substance, to comply with the criterion of homogeneity of the valuation methods and therefore of comparability of the values obtained through the application of such methods;

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•	the DDM method is an analytical valuation method. based on the economic and financial data of the company being valued. This method is commonly used in valuation practice as it provides a perspective more closely aligned with expected cash flows. The DDM method comprehensively takes into account the expected earnings and financial projections and, in its so-called Excess Capital variant, the capital position and the capital targets of the companies being valued;

•	in applying the DDM method, the Boards of Directors of the Banks, with the support of the appointed Advisors, referred to specific valuation parameters. Such parameters, estimated independently by the Boards of Directors based on different sources and observations, fall within substantially reasonable ranges and are consistent with the data observable in the market as at the reference date. Consistently with the indications of market practice, sensitivity analyses were also carried out with regard to the main valuation parameters adopted (cost of capital, long-term growth rate, minimum capitalization requirement). The aforementioned parameters tested through sensitivity analyses are those usually considered in practice. No sensitivity analyses were carried out on the forecast data adopted for valuation purposes;

•	the market multiples method is commonly used in valuation practice and its use in the specific circumstances reflects the relevance attributed by the Boards of Directors to market expectations. Consistently with valuation practice in the reference sector, reference was made to prospective price / earnings multiples estimated on the basis of expected profitability;

•	in applying the market multiples method, we observed that the Boards of Directors of the Banks considered the following elements:

1.	the equity investment in Generali held by Mediobanca was valued separately on the basis of its own market capitalization. Consequently, the expected earnings projections of Mediobanca and BMPS were consistently adjusted accordingly;

o	the methodology was applied using different samples of listed companies for BMPS and Mediobanca, taking into account the distinctive characteristics of the Banks;

•	the regression analysis method is also commonly used in valuation practice and, in specific circumstances, correlates expected profitability with the valuation of the relevant capital position. In this case, the methodology was applied by each Advisor by reference to different samples of companies deemed comparable to BMPS and Mediobanca. In applying this methodology, the Board of Directors of Mediobanca valued separately the equity investment held in Generali, on the basis of its market capitalization;

•	in general, with reference to the equity investment held by Mediobanca in Generali, it was noted that the Advisors of the Banks adopted differentiated valuation approaches depending on the specific methodologies applied. However, they applied each methodology consistently to avoid any duplication of value;

17

•	the results obtained from the application of the different methodologies were presented individually, without any combination or averaging between them, thereby attributing equal standing to each of the valuation methodologies adopted. This choice makes it possible to provide a broad and fully intelligible information framework;

•	in the context of our activities, we developed independent valuation analyses, as well as specific sensitivity analyses regarding the main application aspects identified in the valuation process. The results obtained fell within the ranges of the Exchange Ratio determined by the Boards of Directors;

•	the Boards of Directors did not adopt stock market prices as a valuation methodology for the determination of the Exchange Ratio. This approach appears consistent with the specific circumstances of the Transaction, considering that, following the Offer, the performance of the shares was also influenced by market expectations regarding the subsequent Merger and the related exchange ratio. Using the stock market price to set the exchange ratio of the merger would have meant using data influenced by market expectations as to the outcome of the merger itself. In light of the economic terms of the Offer and its outcome, as well as the market expectations regarding the subsequent merger, stock market prices did not constitute an independent reference for the determination of the exchange ratio. This aspect is of further relevance considering that, as at the date of approval of the Merger Plan, BMPS already held a controlling interest in Mediobanca and that, therefore, the stock market valuations of the relevant shares could be mutually influenced. In light of these elements, the decision not to adopt stock market prices as a valuation methodology appears consistent with the need to base the determination of the Exchange Ratio on methodologies capable of expressing the relative values of the Banks on homogeneous bases and not directly influenced by the expected outcome of the very transaction being valued.

10	Specific limitations encountered by the auditor in carrying out this engagement

Regarding the main difficulties and limitations encountered in carrying out this engagement, without prejudice to the considerations made by the Boards of Directors of the Banks and set out in paragraph 7 above, we draw attention to the aspects indicated below:

•	as set out in paragraph 3 above, our engagement did not involve performing an independent economic valuation of BMPS and Mediobanca, nor forming an independent opinion on the determination of the Exchange Ratio. Pursuant to Article 2501-sexies of the Italian Civil Code, our opinion is limited to assessing whether the methodologies adopted by the Boards of Directors were adequate in terms of their reasonableness and non-arbitrariness and whether they were correctly applied;

•	as indicated in the preceding sections, the Boards of Directors of BMPS and Mediobanca appointed their respective Advisors to develop valuation analyses aimed at determining the Exchange Ratio. In applying the selected valuation methodologies, each Advisor considered subjective assumptions and hypotheses determined within its own independent estimation process and therefore differing from those adopted by the other advisors. Such choices were in any event applied by each Advisor consistently and homogeneously in the valuations of the Banks involved in the Merger. The plurality of hypotheses and assumptions applied within the same methods by each advisor

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required, for the purposes of our engagement, the comparative analysis and the overall consideration of the valuation choices adopted by the Advisors of BMPS and MB, in order to express an opinion on the reasonableness and non-arbitrariness of the methods adopted;

•	the estimates prepared by the Boards of Directors of the Banks are affected by the specific features and inherent limitations of the different valuation methods used. In particular, the different valuation methodologies applied required in certain cases the use of subjective assumptions and hypotheses, which were in any event applied consistently and homogeneously to both BMPS and MB;

•	the estimates made by the Boards of Directors were also carried out based on the projections developed by the management of the Banks with reference to the ownership, corporate and operating structure currently in place and, therefore, without considering the effects of the Merger. By their very nature, such elements entail a degree of uncertainty and variability and are based on a set of assumptions regarding future events and actions to be taken by the directors and management which may not necessarily occur;

•	the projections adopted for the purposes of the valuation analyses are the sole responsibility of the Boards of Directors and of the management of the Banks and have not been the subject, on our part, of any activity or procedure aimed at expressing an opinion thereon;

•	the valuations carried out by the Boards of Directors are based on methods that use market variables and parameters subject to the performance of the financial markets. In the current environment, characterized by significant geopolitical tensions, conflicts and uncertainty regarding the macroeconomic outlook, financial markets, both in Italy and internationally, have exhibited a tendency towards significant fluctuations as a result of uncertainty surrounding the general socioeconomic environment. Share price performance may also be affected by speculative pressures that are largely unrelated to the economic and financial prospects of the individual companies. Accordingly, the application of the valuation methods may produce values that differ, to a greater or lesser extent, depending on the date on which the valuation is performed;

•	any consideration regarding the determinations made by the Boards of Directors relating to the Group structure following the Merger, as well as the Reorganisation Transactions, including the related requirements, feasibility, timing and execution of the Transaction, clearly falls outside the scope of our work.

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11	Conclusions

Based on the documentation examined and on the procedures indicated above, taking into account the nature and scope of our work as illustrated in this Report, and subject to the matters set out in paragraph 10 above, we believe that the valuation methods adopted by the Boards of Directors of BMPS and Mediobanca, also on the basis of the indications of their respective Advisors, are appropriate, in that they are reasonable and non-arbitrary in the circumstances, and that they have been correctly applied for the purposes of determining the Exchange Ratio equal to:

n. 2.450 ordinary shares of Banca Monte dei Paschi di Siena S.p.A., ranking pari passu with the existing shares, for each ordinary share of Mediobanca - Banca di Credito Finanziario S.p.A.

Milan, 29 September 2026

EY S.p.A.

Signed by: Davide Lisi, Auditor

This report has been translated into the English language solely for the convenience of international readers. Accordingly, only the original text in Italian language is authoritative.

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Section II - Annex A

Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

This English translation of the explanatory report is for courtesy only and shall not be relied upon by the recipients. The Italian version of the explanatory report is the only official version and shall prevail in case of any discrepancy.

BANCA MONTE DEI PASCHI DI SIENA S.P.A.

ORDINARY AND EXTRAORDINARY SHAREHOLDERS’ MEETING

29 October 2026 (single call)

EXPLANATORY REPORT OF THE BOARD OF DIRECTORS

ON ITEM 2) ON THE AGENDA

OF THE EXTRAORDINARY PART

prepared pursuant to Article 125-ter of Legislative Decree No. 58 of 24 February 1998, as subsequently amended (“CFA”).

APPROVAL: (I) PURSUANT TO ART. 104, PARAGRAPH 1, OF THE CFA, OF THE PARTIAL DEMERGER OF MEDIOBANCA PREMIER S.P.A. IN FAVOUR OF WIDIBA S.P.A. AND SUBSEQUENT AMENDMENTS TO THE BY-LAWS; AND (II) ALSO PURSUANT TO ART. 104, PARAGRAPH 1, OF THE CFA, OF THE PLAN FOR THE DEMERGER BY WAY OF SEPARATION OF MPS IN FAVOUR OF MEDIOBANCA PREMIER S.P.A. AND SUBSEQUENT AMENDMENTS TO THE BY-LAWS. RELATED AND CONSEQUENT RESOLUTIONS.

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

REPORT OF THE BOARD OF DIRECTORS PURSUANT TO
ARTICLE 125-TER OF LEGISLATIVE DECREE NO. 58 OF 24 FEBRUARY 1998,

AS SUBSEQUENTLY AMENDED.

Dear Shareholders,

you have been convened to the Shareholders’ Meeting to resolve upon item 2 on the agenda of the extraordinary part, relating to the approval (i) pursuant to Article 104, paragraph 1, of Legislative Decree No. 58/1998, as subsequently amended and/or supplemented (the “CFA”), of the partial demerger (hereinafter, the “Partial Demerger” and, together with the Demerger by way of Separation, the “Demergers”) of Mediobanca Premier S.p.A. (hereinafter, “Premier” or the “Demerged Company of the Partial Demerger”) in favour of Wise Dialog Bank S.p.A. (hereinafter, “Widiba” or the “Beneficiary Company of the Partial Demerger” and, together with Premier, the “Companies Participating in the Partial Demerger”) and the consequent amendments to the by-laws; as well as (ii) also pursuant to Article 104, paragraph 1, of the CFA, of the plan for the demerger by way of separation (hereinafter, the “Demerger by way of Separation”) of Banca Monte dei Paschi di Siena S.p.A. (hereinafter, “BMPS” or the “Demerged Company of the Demerger by way of Separation”) in favour of Premier (hereinafter, the “Beneficiary Company of the Demerger by way of Separation” and, together with BMPS, the “Companies Participating in the Demerger by way of Separation”), and the consequent amendments to the by-laws.

The request for authorisation by the shareholders’ meeting pursuant to and for the purposes of Article 104, paragraph 1, of the CFA is of a prudential nature and is explained by the pendency of the voluntary public purchase and exchange offer for all of the ordinary shares of BMPS announced to the market by Intesa Sanpaolo S.p.A. (“Intesa”) on 8 June 2026, in the context of which Intesa has not provided an indication as to the characterisation of the Demergers. Pursuant to Article 104, paragraph 1, of the CFA, Italian listed companies whose securities are the subject of a public purchase or exchange offer shall refrain from carrying out acts or transactions that may frustrate the achievement of the objectives of such offer, except where the carrying out of such acts or transactions is the subject of a specific shareholders’ authorisation.

Therefore, this report (the “Report”), approved with the favourable vote of all those present by the Board of Directors of BMPS on 24 September 2026, has been prepared by the Board of Directors of your company pursuant to Article 125-ter of the CFA, in order to illustrate, from a legal and economic standpoint, the Demergers and to describe the elements making up the plan for the Demerger by way of Separation approved by the Boards of Directors of the Companies Participating in the Demerger by way of Separation on 22 June 2026 (the “Demerger by way of Separation

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

Plan”), as well as the rationale underlying the Demergers and the interest of BMPS in carrying them out and, in general, in carrying out the Reorganisation Project (as defined infra). The Report is also intended to provide the shareholders’ meeting with the information necessary for the purposes of the authorisation resolution pursuant to and for the purposes of Article 104, paragraph 1, of the CFA, in relation to the Demergers and, more generally, to the Reorganisation Project as a whole.

This Report, together with, inter alia, the Demerger by way of Separation Plan (and the related annexes), is made available to the public in the manner prescribed by applicable laws and regulations and may be consulted on the internet website of BMPS www.gruppomps.it - Corporate Governance - Shareholders’ Meetings and BoD, in the shareholders’ meeting documentation, as well as on the authorised storage mechanism (www.emarketstorage.com).

It is noted that the Demerger by way of Separation constitutes – on the basis of the provisions of Annex 3B to the Regulation approved by CONSOB resolution No. 11971 of 14 May 1999 (the “Issuers’ Regulation”) – a significant transaction pursuant to Article 70, paragraph 6, of the Issuers’ Regulation. The information document required by such regulatory provision will be made public in the manner and within the timeframes prescribed by applicable regulations and will be a single document for the Demerger by way of Separation and the Merger (as defined infra).

It is specified that, in the absence of the public purchase and exchange offer launched by Intesa, the Partial Demerger would not have been submitted for the approval of the shareholders’ meeting of BMPS, as it is a transaction falling within the competence of the corporate bodies of Premier and Widiba. Such transaction is submitted for the resolution of the shareholders’ meeting of BMPS, whose shares are the subject of the aforementioned voluntary public purchase and exchange offer of Intesa, exclusively pursuant to and for the purposes of Article 104, paragraph 1, of the CFA. Moreover, although the competence for the authorisation of the Partial Demerger pursuant to Article 104 of the CFA lies with the shareholders’ meeting of BMPS, in ordinary session, the Partial Demerger is in any event submitted for the review of the extraordinary shareholders’ meeting, with the related higher quorums, together with the Demerger by way of Separation, as they are closely and inseparably connected transactions and part of a broader Reorganisation Project providing for the Merger, the Partial Demerger and the Demerger by way of Separation, as further detailed infra. Consequently, the request for authorisation by the shareholders’ meeting pursuant to Article 104, paragraph 1, of the CFA concerns both Demergers jointly: the Demergers, as parts of the same unitary plan, are submitted jointly for the review of the shareholders’ meeting of BMPS, in extraordinary session, so that the latter may fully assess the overall consistency of the Reorganisation Project with the corporate interest and authorise the Board of Directors to carry it out also during

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the pendency of the public purchase and exchange offer launched by Intesa.

In light of all of the above and of what is more extensively set out in Paragraph 2.2 below, this Report therefore fulfils exclusively the disclosure obligations provided for by the rules applicable to listed companies.

1.	INTRODUCTION

On 24 January 2025, BMPS announced to the market its decision to launch a voluntary full public exchange offer for all of the shares issued by Mediobanca – Banca di Credito Finanziario S.p.A. (“Mediobanca”), pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of the CFA, as well as of the Issuers’ Regulation (the “Offer”).

The Offer ended on 22 September 2025; as a result thereof, BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approximately 86.3% of its share capital, with the consequence that Mediobanca became a subsidiary of BMPS pursuant to and for the purposes of Article 2359 of the Italian Civil Code, Article 93 of the CFA and Article 23 of Legislative Decree No. 385/1993 (the “CBA”), as well as subject to the management and coordination of BMPS pursuant to Article 61 of the CBA.

Following the completion of the Offer and the acquisition of control of Mediobanca, BMPS formally launched the programme for the integration of BMPS and Mediobanca, which provides for a path divided into two phases:

-	phase 1, launched at the end of September 2025 and completed in February 2026, was aimed at defining the target business model, the 2026-2030 Business Plan (the “Business Plan”) and the plan for the integration of Mediobanca into BMPS (the “Integration Plan”), approved by the Board of Directors of BMPS on 26 February 2026;

-	phase 2, launched in March 2026, is dedicated to the execution and operational implementation of the Business Plan and the Integration Plan.

On 10 March 2026, consistently with the new Business Plan, the Boards of Directors of BMPS and Mediobanca, subject to the favourable opinion of their respective Committees for Related Party Transactions pursuant to CONSOB Regulation No. 17221/2010, approved a broad reorganisation project aimed at the full integration of BMPS and Mediobanca (the “Reorganisation Project”).

The Reorganisation Project approved by the Boards of Directors of BMPS and Mediobanca comprises the following transactions:

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-	the merger by incorporation of Mediobanca into BMPS (the “Merger”), following which, inter alia, BMPS shall hold all of the 1,012,500,000 shares representing the entire share capital of Premier, the effects of such Merger being preparatory to the transactions set out below and having to occur before the effects of the latter;

-	the Demerger by way of Separation, which provides, inter alia, for the assignment by BMPS to Premier (which will take the name “Mediobanca S.p.A.”) of the activities of Mediobanca in the areas of corporate & investment banking and private banking serving high-end clients, including the foreign branches of Mediobanca, as well as of the shareholding in Assicurazioni Generali S.p.A. held by Mediobanca itself (and, following the Merger, by BMPS); and

-	the Partial Demerger, which provides for the assignment by Premier (which will take the name “Mediobanca S.p.A.”) to Widiba (which will take the name Mediobanca Financial Advisor S.p.A.) of the financial advisor networks and of the activities of Premier relating to the relationships with remote-banking clients.

It is specified that the Demerger by way of Separation Plan and the plan for the Partial Demerger (the “Partial Demerger Plan”) have been prepared on the assumption that, at the time of execution of the relevant demerger deeds, the Merger deed will have been registered with the competent offices of the Companies’ Registers and that the effective date of the Demergers will be set at a time immediately following the effective date of the Merger (meaning the date – i.e., hour, day, month and year – which will be indicated in the Merger deed).

2.	ILLUSTRATION OF THE DEMERGERS

2.1	Rationale and objectives of the Demergers

As anticipated in the Introduction to this Report, consistently with the guidelines approved by BMPS in the new Business Plan, in February 2026 BMPS and Mediobanca formally commenced the activities functional to the implementation of the broader Reorganisation Project aimed at the integration of BMPS and Mediobanca, which provides, in particular, for the Merger, the Partial Demerger and the Demerger by way of Separation.

The Merger, notwithstanding its autonomy, constitutes the first and fundamental step of the aforementioned Reorganisation Project aimed at redefining the overall structure of the BMPS Group and at creating the corporate perimeter within which the Partial Demerger and the Demerger by way of Separation will be implemented. The Merger, the Partial Demerger and the Demerger by way of Separation are aimed at fully implementing the industrial and financial objectives announced to the market in the offer document and in the Business Plan approved by BMPS, as they ensure greater

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consistency between the corporate structure, the operating model and the growth strategies.

It is specified that the Merger and the Demergers are autonomous transactions but functionally linked in a unitary manner, conceived within a unitary plan for the reorganisation of the BMPS Group. It follows that the Merger alone, in the absence of the Demergers, would not allow – also from a technical and operational standpoint – the full achievement of the strategic, industrial and financial objectives summarised in the Business Plan and pursued through the Reorganisation Project.

The project for the integration and reorganisation of the BMPS Group – if completed as a whole (i.e., through the completion of the Merger and the Demergers) – will allow the full achievement of the cost, revenue and funding synergies announced by BMPS in the context of the Offer and of the new Business Plan, as well as a rationalisation and simplification of the shareholding structure of the BMPS Group through the elimination of duplicated group costs and the reorganisation of the divisional lines, with capital strengthening and revenue maximisation.

The ultimate objective, also broadened by the launch of the public exchange offers concerning the entire share capital of Banca Generali S.p.A. and of Banco BPM S.p.A., is to create the third largest national banking operator in terms of total assets, loans to customers, direct funding and total financial assets, and a highly diversified and resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth.

Mediobanca S.p.A. (formerly Premier), upon completion of the Demerger by way of Separation, will be able to rely on approximately one thousand clients relating to the demerger of the corporate & investment banking activities, approximately 5,000 clients and Total Financial Assets (“TFA”) of approximately Euro 32.7 billion associated with the private banking activities, in addition to the clients and TFA relating to the activities associated with the branches already belonging to Premier, including approximately 150 thousand clients managed by more than 600 employed bankers with TFA of approximately Euro 27.5 billion.

Following the implementation of the Integration Plan, within the target corporate structure, BMPS will result as banking Parent Company, focusing directly on the retail and commercial banking business and performing management, coordination and control functions at group level.

The main subsidiaries that will operate within the BMPS Group will be the following:

•	Mediobanca S.p.A. (formerly Premier), as a specialised banking entity, with responsibility for the Corporate & Investment Banking and Private & Investment Banking areas (wealth management services for HNWI — High Net Worth Individuals and UHNWI — Ultra High

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Net Worth Individuals clients), acting as the specialised platform of the BMPS Group for high value-added advisory and investment services. Mediobanca S.p.A. (formerly Premier) will also hold, among others, the shareholding in Assicurazioni Generali S.p.A., as a financial investment;

•	Compass Banca S.p.A., a company entirely dedicated to Consumer Finance activities, operating according to a specialised and autonomous business model;

•	Mediobanca Financial Advisor S.p.A., operating in Asset Gathering and Wealth Management activities, resulting from the Partial Demerger, comprising the activities currently carried out by Widiba and Premier, focused on the clients of the financial advisors and on predominantly remote-banking clients, and on the provision of digital banking services through dedicated channels;

•	Mediobanca Innovation Services, a company entirely dedicated to IT, administrative and facility management services for the companies within the perimeter of Mediobanca S.p.A. (formerly Premier);

•	MBPS Leasing S.p.A. and MB Facta S.p.A., dedicated to leasing and factoring activities, operating according to a specialised and autonomous business model.

2.2	Legal aspects of the Demergers

A.	The Demerger by way of Separation

In order to achieve the aforementioned objectives, the Boards of Directors of the Companies Participating in the Demerger by way of Separation, held on 22 June 2026, approved, pursuant to Article 2506.1 of the Italian Civil Code, the Demerger by way of Separation Plan, which, as mentioned, provides for the demerger by way of separation of BMPS (following the Merger) in favour of its subsidiary Premier.

Since the Demerger by way of Separation provides for the allotment of all the newly issued shares of the Beneficiary Company of the Demerger by way of Separation to the Demerged Company of the Demerger by way of Separation, pursuant to Article 2506-ter, paragraph 3, of the Italian Civil Code, as well as in accordance with the guidance of Principle No. 209 of the Notarial Council of Milan, the preparation of the following is not required: (i) the balance sheets provided for by Article 2501-quater of the Italian Civil Code; and (ii) the reports provided for by Articles 2501-quinquies (report of the management body) and 2501-sexies (report of the experts on the fairness of the exchange ratio) of the Italian Civil Code.

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In compliance with the provisions of Article 2506-bis, paragraph 4, of the Italian Civil Code, the Demerger by way of Separation Plan does not contain the data relating to the exchange ratio of the shares or to the procedures for the allotment of the shares or quotas of the beneficiary company. This is because the Demerger by way of Separation provides that the newly issued shares of the Beneficiary Company of the Demerger by way of Separation (Premier) are entirely allotted to the Demerged Company of the Demerger by way of Separation (BMPS), without it therefore being necessary to determine an exchange ratio for the protection of the shareholders, or to proceed with direct allotments of shares to the shareholders of BMPS. The shareholders of BMPS will maintain their shareholding in the Demerged Company of the Demerger by way of Separation (BMPS) unchanged.

Following the Demerger by way of Separation, Premier will increase its share capital by Euro 493,750,000.00 through the issuance of 987,500,000 ordinary shares, with a par value of Euro 0.50 (zero point fifty) each, to service the Demerger by way of Separation.

As at the effective date of the Demerger by way of Separation, BMPS shall be, as a result of the Merger, the sole shareholder of Premier and, therefore, on such assumption, to be fulfilled before the Demerger by way of Separation deed, it was deemed appropriate to apply the provisions of Article 2506-bis, paragraph 4, of the Italian Civil Code, since any profit of the Beneficiary Company of the Demerger by way of Separation (Premier) remains attributable to the Demerged Company (BMPS).

BMPS will assign to Premier the Business Unit (as defined infra) at a book value which, as at the effective date of the Demerger by way of Separation, shall be equal to a total of Euro 13,500,000,000.00. As indicated in the Demerger by way of Separation Plan, such value will derive from the circumstance that the perimeter subject to the Demerger by way of Separation will be completed, as at the effective date of the Demerger by way of Separation, with the inclusion of the liability position of interbank lines available to BMPS, also following the Merger, for more than Euro 23 billion, to the extent necessary to determine the aforementioned net equity value to be assigned to the Beneficiary Company of the Demerger by way of Separation at Euro 13,500,000,000.00, estimated as necessary to meet the related capital endowment, on the basis of the supervisory requirements as at 31 December 2025.

As a consequence of the Demerger by way of Separation, BMPS will record among its assets the value of the shareholding equal to the net book value of the assets and liabilities subject to the Demerger by way of Separation. Correspondingly, Premier will assume net equity equal to the net book value of the assets and relationships subject to the Demerger by way of Separation, allocated to share capital for Euro 493,750,000.00 and to reserves for Euro 13,006,250,000.00.

Reference is made to the Demerger by way of Separation Plan for further details.

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Lastly, the completion of the Demerger by way of Separation is subject to the fulfilment (or, where permitted, the waiver), by the date of execution of the Demerger by way of Separation deed, of the following conditions precedent:

(i)	the registration of the Merger deed with the competent offices of the Companies’ Registers;

(ii)	the issuance of the authorisations provided for by the regulations in force;

(iii)	the absence of any order, act, injunction and/or measure of any Authority preventing the execution of the Demerger by way of Separation;

(iv)	the approval of the Demerger by way of Separation Plan by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Demerger by way of Separation;

(v)	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Demerger by way of Separation.

It is specified that on 3 September 2026 the European Central Bank issued the authorisations necessary for the completion of the Demerger by way of Separation referred to under (ii) above. Subject to the fulfilment (or, where permitted, the waiver) of the further conditions precedent, pursuant to and for the purposes of Article 2506-quater of the Italian Civil Code, the Demerger by way of Separation will take effect for civil law purposes vis-à-vis third parties after the Merger becomes effective, from the date of the last of the prescribed registrations of the Demerger by way of Separation deed with the competent offices of the Companies’ Registers or from the later date indicated in the deed itself. From such date, the transactions of the Demerged Company of the Demerger by way of Separation (BMPS) relating to the Business Unit will be recorded in the financial statements of the Beneficiary Company of the Demerger by way of Separation (Premier).

The tax effects of the Demerger by way of Separation will also run from the aforementioned effective date of the Demerger by way of Separation.

B.	The Partial Demerger

With the same aim of achieving the objectives referred to in Paragraph 2.1 above, the Boards of Directors of the Companies Participating in the Partial Demerger, held on 22 June 2026, approved, pursuant to Article 2506-bis of the Italian Civil Code, the Partial Demerger Plan providing for the

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Partial Demerger of Premier in favour of Widiba, acknowledging that, following the Merger, the share capital of Premier shall be entirely and directly held by BMPS, which already currently wholly owns Widiba. Therefore, considering that as at the effective date of the Partial Demerger the share capital of the Demerged Company of the Partial Demerger (Premier) and the share capital of the Beneficiary Company of the Partial Demerger (Widiba) will be wholly owned by BMPS, and that the Partial Demerger will take place without any increase in the share capital of the Beneficiary Company of the Partial Demerger (Widiba), the Partial Demerger Plan does not contain the data relating to the exchange ratio of the shares or to the procedures for the allotment of the shares or quotas of the beneficiary company.

The Demerged Company of the Partial Demerger will assign to the Beneficiary Company of the Partial Demerger the demerged assets and liabilities at the book value to be determined as at the effective date of the Partial Demerger in the total amount of Euro 159,000,000.00, with effect from the same effective date. Such demerged assets and liabilities will in fact include the increase in equity deriving from the asset position of current account lines opened between Premier and Mediobanca, and therefore transferred by Mediobanca to BMPS as a result of the Merger, for an amount equal to that necessary to neutralise the negative balance of the demerged assets and liabilities as at 31 December 2025, increased by Euro 159 million of capital endowment, estimated as necessary on the basis of the regulatory requirements as at 31 December 2025.

As a result of the Partial Demerger:

-	book net equity equal to Euro 159,000,000.00, entirely allocated to reserves, will therefore be transferred to the Beneficiary Company of the Partial Demerger;

-	the net equity of the Demerged Company of the Partial Demerger will be reduced by an amount equal to the aforementioned book net equity, through a reduction of equity reserves.

The Partial Demerger will therefore take place without any reduction in the share capital of the Demerged Company of the Partial Demerger (Premier) and without any increase in the share capital of the Beneficiary Company of the Partial Demerger (Widiba).

Lastly, the completion of the Partial Demerger is subject to the fulfilment (or, where permitted, the waiver), by the date of execution of the Partial Demerger deed, of the following conditions precedent:

(i)	the registration of the Merger deed with the competent offices of the Companies’ Registers;

(ii)	the issuance of the authorisations provided for by the regulations in force;

(iii)	the absence of any order, act, injunction and/or measure of any Authority preventing the

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execution of the Partial Demerger;

(iv)	the approval of the Partial Demerger Plan by the Extraordinary Shareholders’ Meetings of the Companies Participating in the Partial Demerger;

(v)	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Partial Demerger.

It is specified that on 3 September 2026 the European Central Bank issued the authorisations necessary for the completion of the Partial Demerger referred to under (ii) above. Subject to the fulfilment (or, where permitted, the waiver) of the further conditions precedent, pursuant to and for the purposes of Article 2506-quater of the Italian Civil Code, the Partial Demerger will take effect for civil law purposes vis-à-vis third parties after the Merger becomes effective, from the date of the last of the prescribed registrations of the Partial Demerger deed with the competent offices of the Companies’ Registers or from the later date indicated in the deed itself. From such date, the transactions of the Demerged Company of the Partial Demerger relating to the demerged assets and liabilities will be recorded in the financial statements of the Beneficiary Company of the Partial Demerger.

The tax effects of the Partial Demerger will also run from the aforementioned effective date of the Partial Demerger.

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In consideration of the pendency of the voluntary public purchase and exchange offer launched by Intesa, the effectiveness of both Demergers is subject to the granting of the authorisation by the shareholders’ meeting of BMPS, pursuant to and for the purposes of Article 104, paragraph 1, of the CFA. As mentioned, such provision, as part of the so-called passivity rule, provides that Italian listed companies whose securities are the subject of a public offer shall refrain from carrying out acts or transactions that may frustrate the achievement of the objectives of such offer, unless the carrying out of such acts or transactions has been previously authorised by the shareholders’ meeting. The authorisation of the shareholders’ meeting is therefore requested in order to allow the Board of Directors of BMPS to carry out the Reorganisation Project – and, specifically, the Demergers – also during the pendency of the offer launched by Intesa, subject to the assessment by the shareholders’ meeting of the consistency of such transactions with the corporate interest of BMPS and its shareholders.

It is specified that the Merger is not submitted for the authorisation of the shareholders’ meeting

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pursuant to Article 104, paragraph 1, of the CFA, since its completion constitutes a condition of effectiveness of the public purchase and exchange offer launched by Intesa and, therefore, it does not constitute an act or transaction that may frustrate the achievement of the objectives of such offer, falling outside the scope of application of the so-called passivity rule, all as further detailed in the explanatory report on item 1 on the agenda of the extraordinary part, to which reference is made for further information.

That being said, it is reiterated that the Merger, although falling outside the scope of application of Article 104 of the CFA, is not in itself sufficient to achieve the objectives of the Reorganisation Project and of the Business Plan: the mere incorporation of Mediobanca into BMPS, in the absence of the Demergers, would not allow the full integration of the respective operating platforms and the reorganisation of the business lines according to the divisional model envisaged by the Business Plan. It is indeed through the Demergers that the allocation of the activities and of the related assets and liabilities to the specialised entities of the BMPS Group is achieved, from a technical and operational standpoint, which is an essential condition for the full pursuit of the cost, revenue and funding synergies announced to the market.

Moreover, the Demergers require the obtainment of the authorisations provided for by the regulations in force, including sector-specific regulations. In this respect, it is specified that on 3 September 2026, as announced to the market, BMPS received from the European Central Bank the authorisations relating to the Merger and to the other transactions making up the Reorganisation Project (i.e., the Demerger by way of Separation and the Partial Demerger). At the same time, the consequent amendments to the by-laws were authorised.

3.	DESCRIPTION OF THE COMPANIES PARTICIPATING IN THE DEMERGERS

3.1	Corporate details

Demerged Company of the Demerger by way of Separation

Banca Monte dei Paschi di Siena S.p.A., a company whose shares are listed on Euronext Milan, with registered office in Siena, Piazza Salimbeni No. 3, share capital of Euro 17,978,187,186.85 fully paid-in, registered with the Companies’ Register held by the Chamber of Commerce, Industry, Crafts and Agriculture of Arezzo-Siena under registration number and tax code 00884060526, Economic and Administrative Index No. SI-97869, belonging to the “MPS VAT GROUP”, VAT No. 01483500524, enrolled in the Register of Banks held by the Bank of Italy under No. 5274, ABI code No. 1030.6, and Parent Company of the Monte dei Paschi banking group, enrolled in the Register of Banking Groups under parent company ABI code No. 1030.6, member of the Interbank Deposit Protection

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Fund and of the National Guarantee Fund.

Beneficiary Company of the Demerger by way of Separation

Mediobanca Premier S.p.A., which, as at the effective date of the Demerger by way of Separation, will take the name “Mediobanca S.p.A.”, if the Partial Demerger, by virtue of which such name will already have been taken, has not already taken place as at such date, with registered office in Milan, Viale Luigi Bodio No. 37, share capital of Euro 506,250,000.00 fully paid-in, registered with the Companies’ Register held by the Chamber of Commerce of Milan-Monza-Brianza-Lodi under registration number and tax code 10359360152, Economic and Administrative Index No. MI-1366710, enrolled in the Register of Banks held by the Bank of Italy under No. 5329, a sole-shareholder company subject to the management and coordination of BMPS.

Demerged Company of the Partial Demerger

Mediobanca Premier S.p.A., which, as at the effective date of the Partial Demerger, will take the name “Mediobanca S.p.A.”, if the Demerger by way of Separation, by virtue of which such name will already have been taken, has not already taken place as at such date, with registered office in Milan, Viale Luigi Bodio No. 37, share capital of Euro 506,250,000.00 fully paid-in, registered with the Companies’ Register held by the Chamber of Commerce of Milan-Monza-Brianza-Lodi under registration number and tax code 10359360152, Economic and Administrative Index No. MI-1366710, enrolled in the Register of Banks held by the Bank of Italy under No. 5329, a sole-shareholder company subject to the management and coordination of BMPS.

Beneficiary Company of the Partial Demerger

Wise Dialog Bank S.p.A., or, in abbreviated form, Banca Widiba or Widiba, which, as at the effective date of the Partial Demerger, will take the name Mediobanca Financial Advisor S.p.A., with registered office in Milan, Via Messina No. 38, share capital of Euro 170,000,000.00 fully paid-in, registered with the Companies’ Register held by the Chamber of Commerce of Milan-Monza-Brianza-Lodi under registration number and tax code 08447330963, Economic and Administrative Index No. MI-2040086, a sole-shareholder company.

3.2	Description of the activities of BMPS

BMPS is the parent company of the BMPS Group and performs, in addition to banking activities, the functions of direction, governance and unitary control over the financial and instrumental subsidiaries. In particular, BMPS, as parent bank, exercises – pursuant to Article 61, fourth paragraph,

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of the CBA – management and coordination over the companies belonging to the BMPS Group, issuing for this purpose specific instructions, also for the execution of the instructions given by the supervisory authorities and in the interest of the stability of the BMPS Group.

The BMPS Group is active in the Retail & Commercial Banking, Wealth Management (including the system of digital and self-service services, enriched by the expertise of the financial advisor networks), Corporate & Investment Banking, Specialty Finance, Consumer Finance and Insurance (through the shareholding in Assicurazioni Generali and the strategic partnership with AXA) segments, in addition to the support activities and fiduciary services carried out through specialised companies.

Foreign operations are focused both on supporting the internationalisation processes of corporate clients and on Wealth Management activities, also through the foreign companies controlled by Mediobanca, and cover the main foreign financial markets.

In addition to the above, there are also companies operating in the agricultural sector, both wine and agri-food, with also a real estate component intended for agritourism and hospitality activities (MPS Tenimenti Poggio Bonelli e Chigi Saracini Società Agricola S.p.A.) and for custody and storage services of food products on behalf of third parties (Magazzini Generali Fiduciari di Mantova S.p.A.).

As a result of the Merger, BMPS will also incorporate the activities of Mediobanca. In this respect, it is specified that, as at the date of this Report, the activities of Mediobanca (which will therefore be merged into BMPS as at the effective date of the Merger) and its subsidiaries are organised into the following divisions:

(i)     Corporate & Investment Banking (“CIB”): the CIB division comprises financial advisory and corporate finance, capital markets, structured finance, merchant banking and specialty finance activities, with particular reference to medium and long-term financing of businesses. Mediobanca operates in this segment as advisor of reference for mergers and acquisitions, bond and equity issues, as well as structured finance transactions for corporate and institutional clients of primary national and international standing.

(ii)    Wealth Management: the division offers specialised wealth management services to clients ranging from affluent investors to private and institutional clients. The activity includes private banking, advanced financial advisory, fiduciary services and product management through dedicated companies. The division is characterised by an integrated model focused on service quality, product diversification and long-term wealth protection;

(iii)   Consumer Finance: the division operates in the consumer credit segment, providing personal loans, special-purpose loans and revolving credit cards to retail clients. The activity is carried out

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mainly through Compass Banca S.p.A., a leading company in the Italian consumer credit market;

(iv)   Principal Investing: the division groups together the portfolio of minority shareholdings of the banking group and currently consists mainly of the significant shareholding in Assicurazioni Generali S.p.A., one of the leading insurance groups worldwide.

4.	DESCRIPTION OF THE ASSETS AND LIABILITIES MAKING UP THE DEMERGED ASSETS AND LIABILITIES

A.	The Demerger by way of Separation

As a result of the Demerger by way of Separation, BMPS (after the Merger becomes effective) will assign to Premier a set of assets and liabilities comprising:

(i)	(a) the assets and liabilities relating to the activities of Mediobanca in the areas of corporate & investment banking and private banking serving high-end clients, including the foreign branches of Mediobanca, which will become part of the assets and liabilities of the Demerged Company of the Demerger by way of Separation as a result of the Merger (the “Mediobanca Core Activities”), as well as (b) any other asset and liability, pending contract or other active and passive legal relationship relating to the Mediobanca Core Activities;

(ii)	controlling shareholdings held by the Demerged Company of the Demerger by way of Separation in certain supervised (and non-supervised) companies, which carry out activities functional to the exercise of the Mediobanca Core Activities, held by Mediobanca as at the date of the Demerger by way of Separation Plan and which will become part of the assets and liabilities of the Demerged Company of the Demerger by way of Separation as a result of the Merger;

(iii)	all the shares (or other financial instruments) issued by Assicurazioni Generali S.p.A. and held by Mediobanca which will become part of the assets and liabilities of the Demerged Company of the Demerger by way of Separation as a result of the Merger;

(iv)	the further assets and liabilities, pending contracts and any other active and passive legal relationship relating to the activities of BMPS in the areas of Merger & Acquisition Advisory (M&A Advisory), Equity Capital Markets (ECM) and Debt Capital Markets (DCM), and of Global Markets (including MEF Debt Capital Markets and BTP Specialist) and Marketing, Sales & Coverage;

all of the above – without prejudice to what is specified infra - as precisely described, also in the detailed schedules, in Annex “C” to the Demerger by way of Separation Plan (the set of assets and

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liabilities to be assigned to the Beneficiary Company of the Demerger by way of Separation as identified above, the “Business Unit”).

The Business Unit is currently identified on the basis of the accounting records of the Business Unit itself as at 31 December 2025.

In particular, the Business Unit includes, in addition to the assets and liabilities described in Annex “C” to the Demerger by way of Separation Plan, all the assets and liabilities, fixed assets, rights, claims, entitlements, obligations, liabilities, charges, restrictions, encumbrances and legal situations of any nature that are connected, instrumental or related to the Business Unit subject to the Demerger by way of Separation.

The Business Unit will be assigned to the Beneficiary Company of the Demerger by way of Separation in the condition in which it will be as at the effective date of the Demerger by way of Separation.

If, between the reference date of the accounting records taken as the basis for the Demerger by way of Separation Plan (31 December 2025) and the effective date of the Demerger by way of Separation, as a result of the operating dynamics of the business, and/or of any impediment to the assignment of individual components of the Business Unit of the Demerger by way of Separation to the Beneficiary Company of the Demerger by way of Separation, or for any other reason, there occur (i) differences in the book values of the assets and liabilities to be assigned to the Beneficiary Company of the Demerger by way of Separation and/or (ii) replacements or changes of assets or liabilities or other relationships or legal situations included in the Business Unit of the Demerger by way of Separation, such circumstances, if necessary, will be settled by the Companies Participating in the Demerger by way of Separation by means of specific cash adjustments, reciprocal debit/credit entries or other items or relationships of a financial nature, in any event in compliance with the need for the proper capitalisation of the Companies Participating in the Demerger by way of Separation and for the proper formation of the share capital of the Beneficiary Company of the Demerger by way of Separation.

Any contingent assets or liabilities that may arise after the effective date of the Demerger by way of Separation in relation to the Business Unit of the Demerger by way of Separation assigned to the Beneficiary Company of the Demerger by way of Separation and to the assets and liabilities remaining with the Demerged Company of the Demerger by way of Separation will remain, respectively, for the benefit or at the expense, as the case may be, of the Beneficiary Company of the Demerger by way of Separation or of the Demerged Company of the Demerger by way of Separation.

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The following tables set out, in summary form, the composition of the Business Unit of the Demerger by way of Separation, with an indication of the assets and liabilities, on the basis of the accounting records as at 31 December 2025. “Perimeter 1A” includes the assets and liabilities subject to separation relating to the activities of Mediobanca included in the set of assets and liabilities, as detailed in points (i), (ii) and (iii) of this paragraph; “Perimeter 1B”, on the other hand, includes the assets and liabilities subject to separation relating to the activities of BMPS as indicated in point (iv).

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B.	The Partial Demerger

As a result of the Partial Demerger, the Demerged Company of the Partial Demerger (Premier) will assign to the Beneficiary Company of the Partial Demerger (Widiba) a set of assets and liabilities comprising all the assets and liabilities relating to: (i) the financial advisor network and (ii) the activities of Premier relating to the relationships with the clients of the financial advisors and with remote-banking clients, as well as the operating components, as precisely described in the Partial Demerger Plan and its annexes, currently – and without prejudice to what is specified below - identified on the basis of the accounting records of the demerged assets and liabilities themselves as at 31 December 2025 (the “Demerged Assets and Liabilities of the Partial Demerger”).

In particular, the Demerged Assets and Liabilities of the Partial Demerger include – in addition to what is precisely indicated in the specific annex to the Partial Demerger Plan – all the assets and liabilities, fixed assets, rights, claims, entitlements, obligations, liabilities, charges, restrictions, encumbrances and legal situations of any nature that are connected, instrumental or related to the assets and liabilities subject to the Partial Demerger, any other asset and liability of the Demerged Company of the Partial Demerger therefore being excluded from the assets and liabilities subject to the Partial Demerger.

The Demerged Assets and Liabilities of the Partial Demerger will be assigned to the Beneficiary Company of the Partial Demerger in the condition in which they will be, as a result of the above, as at the effective date of the Partial Demerger.

If, between the reference date of the accounting records taken as the basis for the Partial Demerger Plan (31 December 2025) and the effective date of the Partial Demerger, as a result of the operating dynamics of the business, and/or of any impediment to the assignment of individual components of the Demerged Assets and Liabilities of the Partial Demerger to the Beneficiary Company of the Partial Demerger, or for any other reason, there occur (i) differences in the book values of the assets and liabilities to be assigned to the Beneficiary Company of the Partial Demerger as set out above and/or (ii) replacements or changes of assets or liabilities or other relationships or legal situations included in the Demerged Assets and Liabilities of the Partial Demerger, such circumstances, if necessary, will be settled by the Companies Participating in the Partial Demerger by means of specific cash adjustments, reciprocal debit/credit entries or other items or relationships of a financial nature, in any event in compliance with the need for the proper capitalisation of the Companies Participating in the Partial Demerger and for the proper formation of the share capital of the Beneficiary Company of the Partial Demerger.

The following tables set out, in summary form, the composition of the Demerged Assets and

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

Liabilities of the Partial Demerger (the “Perimeter 2”), with an indication of the assets and liabilities, on the basis of the accounting records as at 31 December 2025.

| Assets 31Dec25 - Perimeter 2 | Perimeter 2 |
|---|---|
| €m | Total |
| 10. Cash and cash equivalents | 3.6 |
| 20. Financial assets measured at fair value through profit or loss | 5.4 |
| a) Financial assets held for trading | - |
| b) Financial assets designated at fair value | - |
| c) Other financial assets mandatorily measured at fair value | 5.4 |
| 30. Financial assets measured at fair value through other comprehensive income | - |
| 40. Financial assets measured at amortised cost | 243.7 |
| a) loans to banks | - |
| b) loans to customers | 243.7 |
| 50. Hedging derivatives | - |
| 60. Change in value of macro-hedged financial assets (+/-) | - |
| 70. Equity investments | - |
| 80. Property, plant and equipment | 40.2 |
| 90. Intangible assets | - |
| 100. Tax assets | 1.4 |
| a) current | - |
| b) deferred | 1.4 |
| 110. Non-current assets and disposal groups held for sale | - |
| 120. Other assets | 130.8 |
| **Total** | **425.2** |

| Liabilities 31Dec25 - Perimeter 2 | |
|---|---|
| €m | Total |
| 10. Financial liabilities measured at amortised cost | (3,607.5) |
| a) due to banks | (0.1) |
| b) due to customers | (3,607.4) |
| c) debt securities issued | |
| 20. Financial liabilities held for trading | - |
| 30. Financial liabilities designated at fair value | - |
| 40. Hedging derivatives | - |
| 50. Change in value of macro-hedged financial liabilities (+/-) | - |
| 60. Tax liabilities | - |
| a) current | - |
| b) deferred | |
| 80. Other liabilities | (12.8) |
| 90. Provision for employee severance pay | (0.1) |
| 100. Provisions for risks and charges | (9.7) |
| a) commitments and guarantees issued | (0.4) |
| c) other provisions for risks and charges | (9.3) |
| **Total** | **(3,630.1)** |
| *Net balance* | *3,204.9* |

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

5.            AMENDMENTS TO THE BY-LAWS OF BMPS AS A RESULT OF THE DEMERGERS

The by-laws of BMPS will not be amended as a result of the Demergers.

6.	REFERENCE TO THE DEMERGER PLANS

For further information on the Demerger by way of Separation and the Partial Demerger, reference is made to the Demerger by way of Separation Plan and the Partial Demerger Plan, respectively, which, together with their annexes, which form an integral part thereof, have been made available to the public at the registered office of BMPS and may be consulted on the internet website of BMPS.

7.	TAX ASPECTS

Direct taxes

With reference to direct taxes, the tax consequences of the Demergers are governed by Article 173 of Presidential Decree No. 917 of 22 December 1986 (hereinafter, the “TUIR”).

Pursuant to such provision, demerger transactions are carried out under a tax neutrality regime and do not give rise to the realisation or distribution of capital gains or losses relating to the assets forming part of the assets and liabilities transferred to the beneficiary companies. The transfer of the assets and liabilities subject to the Demergers therefore takes place in continuity of the tax-recognised values and any accounting differences that may emerge as a result of the Demergers are not relevant for tax purposes.

With reference to the so-called “legal positions” of the demerged company (meaning any active and passive legal situation generated by the tax legislation on income taxes in the hands of the demerged company and arising prior to the date of the demerger), the beneficiary companies are attributed those directly connected with the assets and liabilities of the demerged assets and liabilities; moreover, the so-called “non-connected legal positions” (for example, deferred tax assets attributable to: tax losses, ACE surplus, loan loss provisions, goodwill, etc.) are allocated proportionally between the demerged company and the beneficiary company on the basis of the respective portions of book net equity remaining and transferred.

With specific reference to tax losses, including those relating to the IRES surtax, and to the ACE surpluses, the provisions on the carry-forward provided for by the tax rules on mergers apply (Article 172, paragraph 7, of the TUIR, referred to by paragraph 10 of Article 173 – it being considered that

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part the provisions concerning the merged or incorporated companies must be applied to the demerged company and the provisions concerning the company resulting from the merger or the incorporating company must be applied to the beneficiary company), in particular the requirements in terms of: (i) the economic vitality test, (ii) the net equity test.

The demerger transactions do not give rise to tax effects in the hands of the shareholders of the participating companies.

For tax purposes, in the case at hand, the effects of the Demergers run from the same date on which the transactions take effect for civil law purposes.

Indirect taxes

For value added tax purposes, demerger transactions are excluded from the scope of application of VAT pursuant to Article 2, third paragraph, letter f), of Presidential Decree No. 633 of 26 October 1972, which provides that transfers carried out as a result of company merger and demerger transactions do not constitute supplies of goods.

The Demergers are abstractly capable of being relevant for the purposes of the adjustment (so-called pro rata temporis) of the VAT deduction percentage provided for by Article 19-bis2, paragraph 7, of Presidential Decree No. 633 of 1972.

For registration tax purposes, the demerger deeds are subject to registration at a fixed amount pursuant to Article 4 of the Tariff, Part One, attached to Presidential Decree No. 131 of 26 April 1986.

The mortgage and cadastral formalities relating to any real estate transferred in the context of the demerger are also subject to mortgage and cadastral taxes in a fixed amount, equal to Euro 200.00 for each tax, pursuant to Article 10, paragraph 2, as well as pursuant to Article 4 of the Tariff attached to Legislative Decree No. 347 of 1990.

For the purposes of the financial transaction tax referred to in Article 1, paragraphs 491 to 500, of Law No. 228 of 24 December 2012 (so-called Tobin Tax), the demerger does not constitute a taxable transaction.

***

Ordinary and Extraordinary Shareholders’ Meeting of 29 October 2026	21	BANCA MONTE DEI PASCHI DI SIENA S.P.A..

Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

PROPOSED RESOLUTION

Dear Shareholders,

in consideration of the above, the Board of Directors submits the following proposed resolution for your approval:

“The Shareholders’ Meeting, in extraordinary session:

(i)	having regard to the plan for the demerger by way of separation (the “Demerger by way of Separation”) of Banca Monte dei Paschi di Siena S.p.A. (“BMPS”) in favour of Mediobanca Premier S.p.A. (“Premier” and, together with BMPS, the “Companies Participating in the Demerger by way of Separation”), approved by the Boards of Directors of the Companies Participating in the Demerger by way of Separation on 22 June 2026, registered with the competent companies’ registers pursuant to Article 2501-ter, paragraphs 3 and 4, of the Italian Civil Code, as well as filed at the registered office of BMPS pursuant to Article 2501-septies, paragraph 1, of the Italian Civil Code, as referred to, respectively, by Articles 2506-bis, paragraph 5, and 2506-ter, paragraph 5, of the Italian Civil Code (the “Demerger by way of Separation Plan”);

(ii)	having taken note of the partial demerger (the “Partial Demerger”) of Premier in favour of Wise Dialog Bank S.p.A. (“Widiba”), the plan for which was approved by the respective Boards of Directors on 22 June 2026, was registered with the competent companies’ registers pursuant to Article 2501-ter, paragraphs 3 and 4, of the Italian Civil Code, as well as filed at the registered offices pursuant to Article 2501-septies, paragraph 1, of the Italian Civil Code, as referred to, respectively, by Articles 2506-bis, paragraph 5, and 2506-ter, paragraph 5, of the Italian Civil Code (the “Partial Demerger Plan”);

(ii)	having examined the Explanatory Report of the Directors, prepared pursuant to Article 125-ter of Legislative Decree No. 58/1998, as subsequently amended, and having endorsed the reasons set out therein;

(iii)	having acknowledged that, within the terms prescribed by law, the Demerger by way of Separation Plan has been registered with the competent companies’ registers and the documentation referred to in Article 2501-septies of the Italian Civil Code has also been filed;

(iv)	having regard to the issuance, inter alia, of the authorisation of the European Central Bank and of the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the CBA and the related implementing provisions;

(v)	having examined the information document on the Demerger by way of Separation prepared pursuant to Article 70, paragraph 6, of the Issuers’ Regulation;

(vi)	having taken note of the certification of the Board of Statutory Auditors that the current share capital of BMPS,

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part fully subscribed and paid-in, is equal to Euro 17,978,187,186.85 (seventeen billion nine hundred seventy-eight million one hundred eighty-seven thousand one hundred eighty-six point eighty-five) divided into 3,038,418,183 (three billion thirty-eight million four hundred eighteen thousand one hundred eighty-three) ordinary shares;

(vii)	having taken into account the terms and conditions of the public purchase and exchange offer launched by Intesa Sanpaolo S.p.A. for the shares of BMPS, as set out in the communication pursuant to Article 102, paragraph 1, of the CFA published on 8 June 2026;

(viii)	having referred to the provisions of Article 104 of the CFA, which allow the shareholders’ meeting to grant authorisations to the Board of Directors in derogation from the provisions of that same provision;

RESOLVES

1.	to approve, also pursuant to and for the purposes of Article 104 of the CFA, the Demerger by way of Separation Plan, registered with the Companies’ Register of Arezzo-Siena on 29 September 2026, under the terms and conditions set out therein, and consequently to proceed with the demerger by way of separation of BMPS in favour of Premier under the terms and conditions set out therein;

2.	to authorise, pursuant to and for the purposes of Article 104 of the CFA, the Partial Demerger and, therefore, the Board of Directors to ensure that the Partial Demerger is completed, also by issuing directives to its subsidiaries Mediobanca (to the extent necessary), Premier and Widiba in the exercise of its management and coordination activity;

3.	to acknowledge (i) that the effects of the Demerger by way of Separation for civil law purposes, pursuant to Article 2506-quater of the Italian Civil Code, will run from the date of the last of the registrations of the demerger deed, or from the later date indicated in the deed itself, and (ii) that the tax effects will run from the same date;

4.	to acknowledge that the completion and effectiveness of the Demerger by way of Separation and of the Partial Demerger are subject to the verification by the Boards of Directors of BMPS and Premier of the fulfilment of the legal requirements and of the fulfilment (or waiver, where permitted) of each of the conditions precedent provided for in the relevant demerger plans;

5.	also pursuant to and for the purposes of Article 104 of the CFA, to grant as of now to the Board of Directors of BMPS, and on its behalf, severally, to its Chairman and the Chief Executive Officer currently in charge, also through special attorneys appointed for this purpose, within the limits of the law, and with exemption from any conceivable conflict of interest, the fullest powers to:

(i)	make to the shareholders’ resolutions any non-substantial amendment, addition or deletion that may be required at the request of any competent administrative authority or upon registration with the Companies’ Register, on behalf of the company;

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Explanatory Report of the Board of Directors on item 2 on the Agenda - Extraordinary Part

(ii)	execute and sign, also through special attorneys, in compliance with the provisions of laws and regulations, the notarial Demerger by way of Separation deed, as well as any implementing, acknowledging, supplementing, instrumental and/or rectifying deed that may be necessary or appropriate, establishing the conditions, procedures and clauses thereof, determining therein the date from which the effects will run within the limits permitted by law and in accordance with the Demerger by way of Separation Plan, all for the successful outcome of the transaction;

(iii)	generally attend to anything else required, necessary, useful or even merely appropriate for the complete implementation of the above resolutions, allowing transfers, transcriptions, annotations, amendments and rectifications of registrations in public registers and in any other competent office, as well as the filing with the competent authorities of any application, petition, communication or request for authorisation that may be required or become necessary or appropriate for the purposes of the transaction;

(iv)	exercise the right, where deemed appropriate, to amend, in whole or in part, and/or to waive (as the case may be) one or more of the conditions of effectiveness attached to the Demergers;

(v)	issue instructions to the subsidiaries Mediobanca, Premier and Widiba for the successful outcome of the Reorganisation Project and, in particular, of the Partial Demerger.”

***

Siena, 29 September 2026

On behalf of the Board of Directors

The Chairman

Prof. Cesare Bisoni

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Section II – Annex B

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version of this document, the Italian version shall prevail.

PLAN FOR THE DEMERGER BY WAY OF SEPARATION

OF

“Banca Monte dei Paschi di Siena S.p.A.”

IN FAVOUR OF

“Mediobanca Premier S.p.A.”

(prepared pursuant to and for the purposes of Article 2506.1 of the Italian Civil Code)

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1.	INTRODUCTION	3

2.	COMPANIES PARTICIPATING IN THE DEMERGER BY WAY OF SEPARATION	4

3.	BY-LAWS OF THE DEMERGED COMPANY AND BY-LAWS OF THE BENEFICIARY COMPANY	5

4.	ASSETS AND LIABILITIES TO BE ALLOCATED AS A RESULT OF THE DEMERGER BY WAY OF SEPARATION	6

5.	EXCHANGE RATIO AND PROCEDURES FOR THE ALLOCATION OF SHARES	7

6.	DATE FROM WHICH THE SHARES OF THE BENEFICIARY COMPANY ALLOCATED TO THE DEMERGED COMPANY WILL PARTICIPATE IN PROFITS	8

7.	EFFECTIVE DATE OF THE CIVIL LAW, ACCOUNTING AND TAX EFFECTS OF THE DEMERGER BY WAY OF SEPARATION	8

8.	TREATMENT RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS AND FOR HOLDERS OF RIGHTS OTHER THAN SHARES	8

9.	TREATMENT RESERVED FOR DIRECTORS	8

10.	AUTHORISATIONS AND CONDITIONS TO WHICH THE COMPLETION AND EFFECTIVENESS OF THE DEMERGER BY WAY OF SEPARATION ARE SUBJECT	8

2

The Boards of Directors of Banca Monte dei Paschi di Siena S.p.A. (hereinafter, “BMPS” or the “Demerged Company”) and of Mediobanca Premier S.p.A., a company with a sole shareholder (hereinafter, “Premier” or the “Beneficiary Company” and, together with BMPS, the “Participating Companies”) have prepared this plan for the demerger by way of separation (hereinafter, also the “Demerger by way of Separation Plan”), pursuant to Article 2506.1 of the Italian Civil Code, concerning the demerger by way of separation (scissione mediante scorporo) of a part of the assets and liabilities of BMPS in favour of Premier (the “Demerger by way of Separation”).

This Demerger by way of Separation Plan has been prepared (i) on the assumption that, at the time of execution of the deed of Demerger by way of Separation, the deed of merger by incorporation of the company “MEDIOBANCA – Banca di Credito Finanziario Società per Azioni” (“Mediobanca”), the current sole shareholder of Premier, into BMPS (the “Merger”) has been registered with the competent offices of the Companies’ Registers and (ii) on the assumption that the Effective Date (as defined below) of the Demerger by way of Separation is set at a time subsequent to the effective date of the Merger (and, therefore, after the cancellation of the Mediobanca shares and their delisting from trading on the Euronext Milan regulated market and after BMPS has assumed the position of sole shareholder holding the entire share capital of Premier).

1.	INTRODUCTION

As a preliminary matter, it is acknowledged that:

a)	on 24 January 2025, BMPS announced to the market the decision to launch a voluntary full public exchange offer (the “Offer”) pursuant to and for the purposes of Articles 102 and 106, paragraph 4, of Legislative Decree No. 58 of 24 February 1998 (the “CFA”), as well as of the regulation approved by CONSOB resolution No. 11971 of 14 May 1999 (the “Issuers’ Regulation”), for all of the shares issued by Mediobanca;

b)	the Offer was completed on 22 September 2025; as a result thereof, BMPS came to hold a total of 702,254,055 shares of Mediobanca, equal to approximately 86.3% of its share capital. In light of this, Mediobanca became a subsidiary of BMPS pursuant to and for the purposes of Articles 2359 of the Italian Civil Code, 93 of the CFA and 23 of Legislative Decree No. 385/93, as subsequently amended and supplemented (the “TUB”), and is subject to the management and coordination activities of BMPS pursuant to Article 61 of the TUB;

c)	on 10 March 2026, consistent with the new 2026-2030 Business Plan (the “Plan”) approved by BMPS on 26 February 2026, the boards of directors of BMPS and Mediobanca, subject to the favourable opinion of their respective Related Party Transactions Committees pursuant to CONSOB Regulation No. 17221/2010, approved a broad reorganisation project aimed at the full integration of BMPS and Mediobanca, which provides for:

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i	the Merger by incorporation of Mediobanca into BMPS, following which, among other things, BMPS will own all of the 1,012,500,000 shares representing the entire share capital of Premier; as well as

ii	the allocation by BMPS in favour of Premier of the corporate & investment banking and private banking activities serving high-end customers, including the foreign branches of Mediobanca, as well as of the stake in Assicurazioni Generali S.p.A. held by Mediobanca itself (and, following the Merger, by BMPS) and the stakes in companies carrying out activities functional to the core activities; and

iii	the allocation by Premier in favour of Widiba of the activities relating to the networks of financial advisors and the retail and affluent wealth management activities, including the existing contractual relationships with remote-operating customers,

(the transactions referred to in items (ii) and (iii), the “Reorganisation Transactions”).

The Merger is consistent with the guidelines approved by BMPS in the Plan and constitutes the essential prerequisite, as well as the first and fundamental step, of a comprehensive unitary reorganisation project aimed at redefining the overall structure of the Group and at creating the corporate perimeter within which the Reorganisation Transactions just described will be implemented, following the approval of the Merger.

The Merger and the Reorganisation Transactions are aimed at fully implementing the industrial and financial objectives disclosed to the market in the offer document and in the plan approved by BMPS, as they ensure greater consistency between corporate structure, operating model and growth strategies. The ultimate objective is to create the third-largest national banking operator in terms of total assets, customer loans, direct funding and total financial assets and a highly diversified, resilient player with distinctive and complementary capabilities in each business area and a significant degree of innovation and support for growth. In particular, the Reorganisation Transactions approved by the boards of directors of the Participating Companies fall within the management and coordination activities carried out by BMPS as parent company of the banking group;

d)	taking into account that the Demerger by way of Separation provides for the allocation of all the newly issued shares of the Beneficiary Company to the Demerged Company, pursuant to Article 2506-ter, paragraph 3, of the Italian Civil Code, as well as in line with the approach of Principle No. 209 of the Notarial Council of Milan, the preparation of the following is not required: (i) the balance sheets provided for by Article 2501-quater of the Italian Civil Code; and (ii) the reports provided for by Articles 2501-quinquies (report of the management body) and 2501-sexies (report of the experts on the fairness of the exchange ratio) of the Italian Civil Code;

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e)	the Board of Directors of BMPS has provided, within the scope of the management and coordination activities carried out by the Bank as banking Parent Company, the appropriate instructions to Mediobanca, in its capacity as current sole shareholder of Premier, so that the competent bodies of Mediobanca may, from time to time, take the actions necessary in relation to the Demerger by way of Separation.

2.	COMPANIES PARTICIPATING IN THE DEMERGER BY WAY OF SEPARATION

Demerged Company

Banca Monte dei Paschi di Siena S.p.A., a company whose shares are listed on Euronext Milan, with registered office in Siena, Piazza Salimbeni No. 3, share capital of Euro 17,978,187,186.85 fully paid-up, registered with the Companies’ Register kept by the Chamber of Commerce, Industry, Crafts and Agriculture of Arezzo-Siena under registration number and tax code 00884060526, Economic and Administrative Index No. SI-97869, belonging to the “MPS VAT GROUP” with VAT number 01483500524, registered with the Register of Banks maintained by the Bank of Italy under number 5274, ABI code number 1030.6, and Parent Company of the Monte dei Paschi di Siena Banking Group, registered with the Register of Banking Groups under parent company ABI code number 1030.6, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund.

Beneficiary Company

Mediobanca Premier S.p.A., which at the Effective Date (as defined below) will take the name “Mediobanca S.p.A.”, unless at such date the partial demerger of Mediobanca Premier S.p.A. in favour of Banca Widiba S.p.A. of the related demerged assets and liabilities (the “Partial Demerger”) has already taken place, by virtue of which such name has already been taken, with registered office in Milan, Viale Luigi Bodio No. 37, share capital of Euro 506,250,000.00 fully paid-up, registered with the Companies’ Register kept by the Chamber of Commerce of Milano-Monza-Brianza-Lodi under registration number and tax code 10359360152, Economic and Administrative Index No. MI-1366710, registered with the Register of Banks maintained by the Bank of Italy under number 5329, a company with a sole shareholder and subject to the management and coordination activities of BMPS.

3.	BY-LAWS OF THE DEMERGED COMPANY AND BY-LAWS OF THE BENEFICIARY COMPANY

By-laws of the Demerged Company

Following the Merger, BMPS will increase its share capital by a maximum of Euro 1,609,487,836.43 through the issuance of a maximum of 272,012,804 ordinary shares, with no par value, in application of the exchange ratio of the Merger.

5

The amount of the maximum capital increase of BMPS to service the exchange is calculated without taking into account the ordinary shares of Mediobanca held by BMPS, which will be cancelled without exchange upon the Merger.

Therefore, as a result of the Merger, the by-laws of BMPS will be amended limited to Article 6 in order to reflect the share capital increase of BMPS to service the exchange ratio of the Merger.

The full text of the by-laws of BMPS currently in force, highlighting the amendments to the by-laws that will enter into force on the effective date of the Merger, is annexed to this Demerger Plan under letter “A”.

The by-laws of BMPS will not be amended as a result of this Demerger by way of Separation.

By-laws of the Beneficiary Company

Unless already occurred at the Effective Date by virtue of the Partial Demerger, Premier will change its corporate name to “Mediobanca S.p.A.”, with corresponding amendment of Article 1 of the by-laws of Premier.

Following the Demerger by way of Separation, Premier will increase its share capital by Euro 493,750,000.00 through the issuance of 987,500,000 ordinary shares, with a par value of Euro 0.50 (zero point fifty) each, to service the Demerger by way of Separation, with corresponding amendment of Article 4 of the by-laws of Premier.

The text of the by-laws of Premier currently in force is annexed to this Demerger Plan under letter “B”.

4.	ASSETS AND LIABILITIES TO BE ALLOCATED AS A RESULT OF THE DEMERGER BY WAY OF SEPARATION

As a result of the Demerger by way of Separation, the Demerged Company allocates in favour of the Beneficiary Company a set of assets and liabilities consisting of:

i	the assets and liabilities relating to the activities of Mediobanca in the areas of corporate & investment banking and private banking serving high-end customers, including the foreign branches of Mediobanca, which will become part of the assets of the Demerged Company as a result of the Merger (the “Mediobanca Core Activities”) as well as any other asset and liability, employment relationships, ongoing contracts or other legal relationship, whether as creditor or debtor, relating to the Mediobanca Core Activities;

ii	controlling stakes held by the Demerged Company in certain supervised (and non-supervised) companies carrying out activities functional to the conduct of the Mediobanca Core Activities, held by Mediobanca at the date of publication of this Demerger Plan and which will become part of the assets of the Demerged Company as a result of the Merger;

6

iii	all the shares (or other financial instruments) issued by Assicurazioni Generali S.p.A. and held by Mediobanca that will become part of the assets of the Demerged Company as a result of the Merger;

iv	the further assets and liabilities, employment relationships, ongoing contracts and any other legal relationship, whether as creditor or debtor, relating to the activities of BMPS in the areas of Merger & Acquisition Advisory (M&A Advisory), Equity Capital Markets (ECM) and Debt Capital Markets (DCM), and of Global Markets (including MEF Debt Capital Markets and BTP Specialist) and Marketing, Sales & Coverage;

all of the foregoing – without prejudice to what is specified below – as precisely described, including in the detailed statements, in Annex “C” (the set of assets and liabilities to be allocated to the Beneficiary Company as identified above, the “Business Unit”).

The Business Unit is currently identified on the basis of the accounting records of the Business Unit itself as at 31 December 2025.

In particular, the Business Unit includes, in addition to the assets and liabilities described in Annex C, all assets and liabilities, fixed assets, rights, actions, claims, obligations, responsibilities, charges, restrictions, encumbrances and legal situations of any kind that are connected with, instrumental to or related to the Business Unit subject to the Demerger by way of Separation.

It is specified that the Demerged Company will however allocate the Business Unit to the Beneficiary Company at a book value that, at the Effective Date (as defined below), will have to be equal to a total of Euro 13,500,000,000.00. Such book value will result from the fact that the demerger perimeter will be completed, at the Effective Date, with the inclusion of the liability position of interbank lines available to BMPS, also following the Merger, for over Euro 23 billion, to the extent necessary to determine the aforementioned value of net equity to be allocated to the Beneficiary Company at Euro 13,500,000,000.00, estimated as necessary to meet the related capital endowment, on the basis of the supervisory requirements as at 31 December 2025.

As a consequence of the Demerger by way of Separation, the Demerged Company will record among its assets the value of the equity investment equal to the net book value of the assets and liabilities subject to the Demerger by way of Separation. Correspondingly, the Beneficiary Company will take on a net equity equal to the net book value of the assets and relationships subject to the Demerger by way of Separation, allocated to share capital for Euro 493,750,000.00 and to reserves for Euro 13,006,250,000.00.

The Demerger by way of Separation is therefore instrumental to the definition of better corporate structures and operating models consistent with growth strategies and does not result in any change in the net equity value of the Demerged Company.

The Business Unit will be allocated to the Beneficiary Company in the condition in which it will be at the Effective Date (as defined below).

7

The Participating Companies will cooperate in order to carry out all the acts that may be useful or necessary for the purposes of the allocation of the Business Unit in favour of the Beneficiary Company, including, without limitation, the execution of any deed, declaration or agreement, the sending of any communication, and the fulfilment of any other obligation or formality with any third party or competent Authority.

Should, between the reference date of the accounting records taken as the basis for this Demerger by way of Separation Plan (31 December 2025) and the Effective Date (as defined below), as a result of business operations and/or of an impediment to the allocation of individual components of the Business Unit to the Beneficiary Company or for any other reason, (i) differences arise in the book values of the assets and liabilities to be allocated to the Beneficiary Company and/or (ii) replacements or changes occur in (asset or liability) items or other legal relationships or situations included in the Business Unit, such circumstances, if necessary, will be settled by the Participating Companies – without prejudice to the foregoing – by means of specific cash adjustments, reciprocal debit/credit items or other items or relationships of a financial nature, in any event in compliance with the need for proper capitalisation of the Participating Companies and for the proper formation of the share capital of the Beneficiary Company.

Any contingent assets or liabilities that may arise after the Effective Date (as defined below) in relation to the Business Unit allocated to the Beneficiary Company and to the assets and liabilities remaining with the Demerged Company will remain respectively for the benefit or at the expense, as the case may be, of the Beneficiary Company or of the Demerged Company, always without prejudice to the foregoing.

5.	EXCHANGE RATIO AND PROCEDURES FOR THE ALLOCATION OF SHARES

In compliance with the provisions of Article 2506-bis, paragraph 4, of the Italian Civil Code, the Demerger Plan does not contain the data referred to in numbers 3) and 4) of Article 2501-ter, first paragraph, of the Italian Civil Code.

6.	DATE FROM WHICH THE SHARES OF THE BENEFICIARY COMPANY ALLOCATED TO THE DEMERGED COMPANY WILL PARTICIPATE IN PROFITS

In compliance with the provisions of Article 2506-bis, paragraph 4, of the Italian Civil Code, the Demerger Plan does not contain the data referred to in number 5) of Article 2501-ter, first paragraph, of the Italian Civil Code.

7.	EFFECTIVE DATE OF THE CIVIL LAW, ACCOUNTING AND TAX EFFECTS OF THE DEMERGER BY WAY OF SEPARATION

Subject to the fulfilment (or, where permitted, the waiver) of the conditions precedent provided for in Article 10 below, pursuant to and for the purposes of Article 2506-quater of the Italian Civil Code, the Demerger by way of Separation that is the subject of this

8

Demerger Plan will take effect for civil law purposes (vis-à-vis third parties), following the effectiveness of the Merger, as from the date of the last of the prescribed registrations of the deed of Demerger by way of Separation with the competent offices of the Companies’ Registers or from the subsequent date indicated in the deed itself (the “Effective Date”). As from such date, the transactions of the Demerged Company will be recorded in the financial statements of the Beneficiary Company.

The tax effects of the Demerger by way of Separation will also run from the aforementioned date.

8.	TREATMENT RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS AND FOR HOLDERS OF RIGHTS OTHER THAN SHARES

In compliance with the provisions of Article 2506-bis, paragraph 4, of the Italian Civil Code, the Demerger Plan does not contain the data referred to in number 7) of Article 2501-ter, first paragraph, of the Italian Civil Code.

9.	TREATMENT RESERVED FOR DIRECTORS

In the context of the Demerger by way of Separation referred to in the Demerger by way of Separation Plan, no special benefits are provided in favour of the persons responsible for the management of the Demerged Company or of the Beneficiary Company.

10.	AUTHORISATIONS AND CONDITIONS TO WHICH THE COMPLETION AND EFFECTIVENESS OF THE DEMERGER BY WAY OF SEPARATION ARE SUBJECT

The Demerger by way of Separation requires the obtainment of the authorisations provided for by applicable regulations, including sector-specific regulations, and in particular (the “Authorisations”):

i	the authorisation of the European Central Bank and/or the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the TUB and the related implementing provisions;

ii	the verification pursuant to Article 56 of the TUB and the related implementing provisions in relation to the amendments to the by-laws of the Beneficiary Company resulting from the Demerger by way of Separation;

iii	the authorisations of the European Central Bank and the Bank of Italy pursuant to Articles 26, paragraph 3, and 28 of Regulation (EU) No. 575/2013 and the related implementing provisions, for the classification of the newly issued ordinary shares arising from the capital increase to service the Demerger by way of Separation as Common Equity Tier 1 (CET1) capital instruments;

iv	the authorisation of the Bank of Italy for the approval, pursuant to Articles 110 and 19 of the TUB and/or Article 15 of the CFA, (a) of the change of the direct

9

controlling shareholder of certain Italian non-bank intermediaries included in the MPS Banking Group (whose direct shareholding will be transferred to Premier in the context of the Demerger by way of Separation) and (b) of the change of the indirect qualifying shareholder of certain non-bank intermediaries (whose indirect shareholding will be transferred to Premier in the context of the Demerger by way of Separation);

v	the authorisation of IVASS pursuant to Article 68 of Legislative Decree No. 209 of 7 September 2005 for the change of the direct qualifying shareholder of Assicurazioni Generali S.p.A.;

vi	the authorisation by certain foreign supervisory authorities for the approval of the change (a) of the (direct and indirect) controlling shareholder of certain foreign supervised entities included in the group headed by BMPS (whose shareholding, direct and indirect, will be transferred to Premier in the context of the Demerger by way of Separation) and (b) of the indirect qualifying shareholder of certain further foreign supervised entities (whose indirect shareholding will be transferred to Premier in the context of the Demerger by way of Separation);

vii	the authorisation by the European Central Bank and the Bank of Italy for the extension of the operations of the Beneficiary Company in relation to the provision of certain investment services and activities in Italy pursuant to Article 19, paragraph 4, of the TUB and Part One, Title I, Chapter I, Section VII, paragraph 4 of Bank of Italy Circular No. 285 of 17 December 2013;

viii	the authorisation by the Bank of Italy, pursuant to Article 15, paragraph 2, of the TUB and Article 29, paragraph 3, of the CFA, for the commencement of the operations of the Beneficiary Company in the United Kingdom through the establishment of a branch;

ix	the authorisation by the Financial Conduct Authority for the commencement of the operations of the Beneficiary Company in the United Kingdom through the establishment of a branch;

x	the authorisation of the Bank of Italy pursuant to Article 16, paragraph 2, of the TUB for the commencement of the operations of the Beneficiary Company in certain third countries;

xi	the authorisation by certain foreign supervisory authorities for the provision by the Beneficiary Company of activities subject to mutual recognition and investment services in certain Third Countries without the establishment of a branch;

xii	the authorisation of the Presidency of the Council of Ministers pursuant to Article 2 of Decree-Law No. 21 of 15 March 2012 on the exercise of special powers in relation to investments in strategic sectors, converted with amendments by Law No. 56 of 11 May 2012, as subsequently amended and supplemented (the “Golden Power regulations”), it being understood that the authorisation may be express or tacit, upon expiry of the applicable statutory term, or by way of an indication

10

as to the non-applicability of the Golden Power regulations, without the related measure imposing prescriptions and/or recommendations; all of the foregoing it being established that, in the event of the issuance by the Presidency of the Council of Ministers of a measure containing prescriptions and/or recommendations, the Demerged Company and the Beneficiary Company may in any event comply with any prescriptions and/or recommendations received and therefore decide to proceed with the deed of Demerger by way of Separation; and

xiii	the further authorisations that, pursuant to applicable (Italian or foreign) regulations, including sector-specific regulations, may be necessary.

In light of the pending voluntary public exchange offer launched by Intesa Sanpaolo S.p.A. – on 8 June 2026 – for all of the ordinary shares of Banca Monte dei Paschi di Siena S.p.A., the effectiveness of the Demerger by way of Separation governed herein is subject to the approval by the shareholders’ meeting of BMPS of the Reorganisation Transactions, including the Demerger by way of Separation, pursuant to and for the purposes of Article 104 of the CFA.

Lastly, the completion of the Demerger by way of Separation is subject to the fulfilment (or, where permitted, the waiver), by the date of execution of the deed of Demerger by way of Separation, of the following conditions precedent:

i	the registration of the deed of Merger with the competent offices of the Companies’ Registers;

ii	the issuance of the aforementioned Authorisations;

iii	the absence of any order, act, injunction and/or measure of the Authority preventing the execution of the Demerger by way of Separation;

iv	the approval of the Demerger by way of Separation Plan by the Extraordinary Shareholders’ Meetings of the Participating Companies;

v	the completion of the trade union consultations pursuant to Article 47 of Law No. 428/1990, as subsequently amended and supplemented, in relation to the Demerger by way of Separation.

** * **

The Demerger by way of Separation Plan will be filed for registration with the competent Companies’ Registers following the issuance of the authorisation of the European Central Bank and the Bank of Italy pursuant to Articles 4 and 9 of Regulation (EU) No. 1024/2013 and Article 57 of the TUB and the related implementing provisions.

The documentation required by Article 2501-septies of the Italian Civil Code, as referred to in Article 2506-ter of the Italian Civil Code, will be filed within the terms and in the manner provided for by law and applicable regulations.

** * **

11

Annexes:

A)	By-laws of the Demerged Company currently in force, highlighting the amendments that will enter into force as a result of the Merger;

B)	By-laws of the Beneficiary Company currently in force;

C)	Assets and liabilities allocated to the Beneficiary Company, with the related detailed statements.

Siena, 30 June 2026

“Banca Monte dei Paschi di Siena S.p.A.”

On behalf of the Board of Directors,

[signed]

Renzo Filippo Riccardo Quagliana (Group General Counsel)

Milan, 30 June 2026

“Mediobanca Premier S.p.A.”

On behalf of the Board of Directors,

[signed]

Marco Carreri (Chairman of the Board of Directors)

12

English translation for courtesy purposes only. In case of discrepancies between the Italian version and the English version of this By-Laws, the Italian version shall prevail.

BY-LAWS

of Banca Monte dei Paschi di Siena S.p.A. (“Bank”, “Company” or “BMPS”), a public limited company established as a result of Monte dei Paschi di Siena, a public-law credit institution (approval decree from the Minister of Treasury no. 721602 dated 8 August 1995), transferring its banking activities to it by a deed dated 14 August 1995 under the hand and seal of Mr. Giovanni Ginanneschi, notary public in Siena, and a supplementary deed dated 17 August 1995 by said notary public. Both deeds were filed and registered with the Court of Siena on 23 August 1995 under no. 6679.

By-Laws amended by:

•	Shareholders' Meeting resolution of 8 November 1995(articles 6, 7 and 29);

•	Shareholders' Meeting resolution of 29 April 1998 (articles 17, 24, 27 and 30; cancellation of "Interim rule");

•	Shareholders' Meeting resolution of 31 March 1999 (articles 3, 6, 7, 9, 12, 14, 15, 16, 17, 19, 25, 27, 28, 29, 30 and 31; "Interim Rule");

•	Board of Directors meeting resolution of 15 July 1999 (article 6);

•	Shareholders' Meeting resolution of 7 June 2000 (articles 6, 7 and 9);

•	Shareholders' Meeting resolution of 13 July 2000 (articles 10, 14, 16, 17, 18, 19, 22, 23, 24, 25, 26, 27, 28, 29, 30 and 31; cancellation of "Interim rule");

•	Board of Directors meeting resolution of 30 September 2000 (article 6);

•	Board of Directors meeting resolution of 12 October 2000 (article 6);

•	Board of Directors meeting resolution of 30 November 2000 (article 6);

•	Shareholders' Meeting resolutions of 30 April 2001(articles 6 and 14);

•	Shareholders' Meeting resolutions of 20 December 2001(articles 6, 8 and 26);

•	Board of Directors meeting resolution of 20 December 2001 (article 6);

•	Board of Directors meeting resolution of 7 February 2002 (article 6);

•	Shareholders' Meeting resolutions of 30 November 2002 (article 6);

•	Shareholders' Meeting resolutions of 28 February 2003 (articles 6, 12, 13, 15, 19, 22, 23 and 32);

•	Shareholders' Meeting resolution of 26 April 2003 (article 27);

•	Shareholders' Meeting resolution of 14 June 2003 (articles 6, 31 and 33 - new; 9, 14, 15, 16, 19 and 26);

1

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

•	Shareholders' Meeting resolution of 3 December 2003 (articles 7, 16, 18, 19 and 32);

•	Board of Directors meeting resolution of 18 December 2003 (article 6);

•	Shareholders' Meeting resolution of 15 January 2004 (article 6);

•	Shareholders' Meeting resolution of 28 April 2004 (article 1);

•	Shareholders' Meeting resolution of 24 June 2004 (articles 5, 6, 7, 8, 10, 12, 13, 14,15, 17, 18 and 26);

•	Shareholders' Meeting resolution of 15 December 2005 (article 6);

•	Board of Directors meeting resolution of 7 September 2006 (article 6);

•	Shareholders' Meeting resolution of 20 June 2007 (articles 7, 9, 12, 13, 14, 15, 16, 17,19,22, 23, 25, 26 and 27; introduction to new Chapter XIV and new articles 30 and 31; consequent new numbering of following Chapters, articles and references);

•	Shareholders' Meeting resolution of 5 December 2007(articles 18 and 26);

•	Shareholder's Meeting resolution of 6 March 2008 (article 6);

•	Board of Directors meeting resolution of 20 March 2008 (article 6);

•	Board of Directors meeting resolution of 10 April 2008 (article 6);

•	Board of Directors meeting resolution of 24 April 2008 (article 6);

•	Board of Directors meeting resolution of 2 October 2008 (article 6);

•	Shareholders' Meeting resolution of 4 December 2008 (article 15);

•	Shareholders' Meeting resolution of 25 June 2009 (article 13, 15, 17, 23 and 26);

•	Board of Directors meeting resolutions of 17 September and 15 October 2009(article 6);

•	Shareholders' Meeting resolution of 3 December 2010 (articles 6, 10, 12, 13, 14, 15, 26 and 30);

•	Shareholders' Meeting resolution of 29 April 2011 (articles 13, 14, 17, 33 and 35);

•	Shareholders' Meeting resolution of 6 June 2011 (articles 4, 6, 18, 29, 33, 34, 35 and Chapter XIII);

•	Board of Directors meeting resolution of 7 June 2011(article 6);

•	Board of Directors meeting resolution of 16 June 2011 (article 6);

•	Board of Directors meeting resolution of 21 July 2011 (article 6);

•	Board of Directors meeting resolution of 16 December 2011;

•	Shareholders' Meeting resolution of 1 February 2012 (articles 6, 7, 28, 33 and 35);

•	Shareholders' Meeting resolution of 9 October 2012 (articles 6, 12, 13, 14, 16, 17 and 27);

•	Shareholders’ Meeting resolution of 25 January 2013 (article 6);

•	Shareholders’ Meeting resolution of 18 July 2013 (articles 9, 13, 15, 16, 17, 18, 21, 22, 26, 27);

•	Shareholders’ Meeting resolution of 28 December 2013 (article 6);

•	Shareholders’ Meeting resolution of 29 April 2014 (articles 15 and 26);

2

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

•	Shareholders’ Meeting resolution of 21 May 2014 (article 6)

•	Shareholders’ Meeting resolution of 16 April 2015 (article 6, cancellation of "Interim rule");

•	Board of Directors meeting resolution of 21 May 2015 (article 6);

•	Shareholders’ Meeting resolution of 16 April 2015 (article 12, 13, 14, 15,17 and 23);

•	Shareholders’ Meeting resolution of 24 November 2016 (article 6);

•	Board of Directors meeting resolution of 2 August 2017 (article 6);

•	Shareholders’ Meeting resolution of 18 December 2017 (articles 6, 10, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 26, 27, 28 and 33);

•	Shareholders’ Meeting resolution of 11 April 2019 (articles 17, 22, 32 (former art. 31) and the provision of the new Chapter IX and of the new article 24, consequent renumbering of the subsequent Chapter and articles and adjustments of the references to the amended articles);

•	Shareholders’ Meeting resolution of 4 October 2020 (article 6);

•	Shareholders’ Meeting resolution of 12 April 2022 (article 23);

•	Shareholders’ Meeting resolution of 15 September 2022 (articles 1, 6, 12, 13, 14, 15, 17, 18, 23, 25, 26 and 32);

•	Shareholders’ Meeting resolution of 17 April 2025 (articles 6, 14 e 15);

•	Board of Directors meeting resolution of 26 June 2025 (article 6);

•	Shareholders’ Meeting resolution of 4 February 2026 (articles 13, 14, 15, 17, 18, 20, 21, 25 e 31);

•	Shareholders’ Meeting resolution of [•] 2026 (article 6).

3

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

CONTENT

CHAPTER I

(Origin – Name - Purpose - Registered Office – Duration of the Company)

CHAPTER II

(Share Capital - Shares)

CHAPTER III

(Corporate Bodies)

CHAPTER IV

(Shareholders' Meeting)

CHAPTER V

(Board of Directors)

CHAPTER VI

(Chief Executive Officers)

CHAPTER VII

(Chairman)

CHAPTER VIII

(General Manager)

CHAPTER IX

(Health And Safety At Work - The Employer For The Protection Of Health And Safety At Work)

CHAPTER X

(Board of Statutory Auditors)

CHAPTER XI

(Fees and Reimbursement of Expenses for Directors and Statutory Auditors)

4

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

CHAPTER XII

(Outer Units)

CHAPTER XIII

(Auditing and drafting of corporate accounting documents)

CHAPTER XIV

(Financial Statements and Profits)

CHAPTER XV

(Signing Authority)

CHAPTER XVI

(Winding-up)

5

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

CHAPTER I

Origin – Name - Purpose - Registered Office – Duration of the Company

Article 1

1.	A joint stock company called “Banca Monte dei Paschi di Siena S.p.A.” which carries out banking activities has been established. The Company is entitled to use, among its trademarks, the brands of incorporated companies as well as the brands owned by such companies, provided that they appear alongside its name.

2.	The Company is the transferee of the banking business of Monte dei Paschi di Siena, a public-law credit institution, founded by the vote of the Magistrature and the Sienese people with Grand-Ducal rescript of 30 December 1622 and legally established in the form of a Foundation on 2 November 1624, for the purpose of fruitfully developing, organising and regulating, to the advantage of private citizens and public institutions of the City and State of Siena, lending activities in addition to cash advances against pledge of personal property made by the second Monte di Pietà di Siena, a public pawnbroking institution set up on 14 October 1568 and then merged into the prior Monte dei Paschi which had been founded in 1472.

3.	The banking business was transferred in accordance with Article 1 of Law no. 218 of 30 July 1990, and Articles 1 and 6 of Legislative Decree no. 356 of 20 November 1990, within the framework of the restructuring project resolved upon by the Board of Directors of Monte dei Paschi di Siena in its meeting of 31 July 1995 and approved by Ministerial Decree no. 721602 of 8 August 1995.

Article 2

1.	Pursuant to Article 61 of Legislative Decree no. 385 of 1 September 1993, in its capacity as parent company of the "Monte dei Paschi di Siena" banking group, the Company, in its function of direction and coordination, issues instructions to Group companies, for the execution of guidance received from the Bank of Italy in the interest of Group stability.

Article 3

1.	The Company's purpose is the gathering of deposits and the granting of various forms of credit in Italy and abroad, including all activities which the Transferring Institute was authorised to carry out pursuant to laws or administrative provisions.

2.	In conformity with the regulations in force, the Company may affect all banking and financial transactions and services allowed, establish and manage supplementary pension schemes as well as carry out any other transaction which is instrumental for or connected with the pursuit of the Company's purpose.

6

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

3.	The Company may make cash advances against the pledge of precious objects or commonly used articles.

Article 4

1.	The Company has its registered office in Piazza Salimbeni, 3 - Siena.

2.	The Head Office of the Company is located in Siena.

3.	The Company carries out its activities in the domestic market through head office and outer units and may, in conformity with the law, establish specific units and representative offices abroad.

Article 5

1.	The duration of the Company shall be until 2100 and may be further extended by resolution of the Extraordinary Shareholders' Meeting.

2.	Shareholders who did not participate in the approval of resolutions regarding the extension of the Company's duration shall have no right of withdrawal.

CHAPTER II

Share Capital - Shares

Article 6

1.	The Company’s share capital amounts to Euro ~~17,978,187,186.85 (seventeen billion, nine hundred seventy-eight million, one hundred eighty-seven thousand, one hundred eighty-six and eighty-five cents)~~ [19,587,675,023.28 (nineteen billion, five hundred eighty-seven million, six hundred seventy-five thousand, twenty-three point two eight)] and is fully paid up.

2.	The Company's share capital is represented by no. ~~3,038,418,183 (three billion, thirthy-eight million, four hundred eighteen thousand, one hundred eighty-three)~~ [3,310,430,987 (three billion, three hundred ten million, four hundred thirty thousand, nine hundred eighty-seven)] ordinary shares with no par value. All shares are issued in dematerialised form. Procedures for the circulation and legitimation of shares are governed by law. Shareholders who did not participate in the approval of resolutions regarding the introduction or removal of constraints on the circulation of shares shall have no right of withdrawal.

3.	Shares are registered and indivisible. Each share entitles the holder to a vote.

Article 7

1.	The Shareholders' Meeting may approve increases in capital, which may also be carried out

7

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

through the contribution of assets in kind or receivables, as well as the issuance of shares bearing differing rights.

2.	The extraordinary Shareholders' Meeting may approve the issuance of bonds convertible into own shares, establishing the conversion ratio as well as the terms and conditions applicable to the conversion.

Article 8

1.	In accordance with the Company’s interest and the other provisions of Article 2441 of the Italian Civil Code, the Company may reserve issuances of shares for Local Authorities in Siena, employees of the Company and the "Monte dei Paschi di Siena" Group, depositors, and other persons operating in sectors of activity which are particularly important for the economic and social development of the Province of Siena.

2.	Pursuant to Article 2349 of the Italian Civil Code, share capital may be increased also while allocating profits to employees of the Company or its subsidiaries, for an amount equal to the profits themselves through the assignment of Company shares.

3.	The payment in cash of capital quotas against shares subscribed and already paid-up for at least 25% shall be carried out at the request of the Board of Directors, with a fifteen days' prior notice.

Article 9

1.	No limits are set on the ownership of the Company’s shares.

CHAPTER III

Corporate Bodies

Article 10

1.	The Company has a management and control system in compliance with paragraphs 2 and 3 of Book V, Title V, Chapter V, Section VI bis of the Italian Civil Code which provide for a Board of Directors and a Board of Statutory Auditors according to the following articles. Statutory audits of accounts are carried out by a legally qualified Independent Auditor.

2.	The Company’s Corporate Bodies are listed below:

a)	Shareholders' Meeting;

b)	Board of Directors;

c)	Chief Executive Officer (CEO) or Chief Executive Officers (if appointed);

8

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

d)	Chairman;

e)	Board of Statutory Auditors.

CHAPTER IV

Shareholders' Meeting

Article 11

1.	A duly constituted Shareholders’ Meeting represents the entire body of shareholders and its resolutions, passed in compliance with the law and these By-Laws, are binding upon all the shareholders, including absent or dissenting shareholders.

Article 12

1.	Without prejudice to the powers of convocation established by specific legal provisions, the Shareholders' Meeting is convened by the Chairman of the Board of Directors or by the person acting on his/her behalf, as resolved upon by the Board of Directors. The Meeting is convened through notice containing indication of the day, time, location of the meeting and the list of items to be discussed as well as any further data and information established by pro-tempore applicable regulations, to be published in accordance with the time-limits and procedures provided for by law.

2.	The Shareholders’ Meeting, both ordinary and extraordinary session, shall be held in a single session.

3.	Shareholders that represent, even jointly, at least one fortieth (1/40) of the share capital may request, within the time-limits laid down by law, that the items on the agenda be supplemented, indicating the additional items proposed by them in their request, or may submit resolution proposals on items already on the agenda. In this case, the requesting shareholders must submit a report, according to the time-limits and procedures provided for by law, indicating the reasons for their request and - notwithstanding the provisions of Article 14 - must file the documents concerning their entitlement to participate in the Shareholders' Meeting, together with the request. The Chairman shall ascertain their entitlement.

Notice of any supplements to the list of items to be dealt with by the Shareholders' Meeting and of the submission of additional resolution proposals on issues already on the agenda following the request under this paragraph, is given in the same forms required for publishing the notice of call, within the time-limits laid down by law. Any integration to the list of items to be dealt with under this paragraph is not allowed for items upon which the Shareholders' Meeting resolves by law upon the directors’ proposal or on the basis of a plan or a report

9

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

prepared by them other than those provided for by Article 125 ter, para. 1 of Legislative Decree no. 58/98.

4.	The Shareholders' Meeting is chaired by the Chairman of the Board of Directors or, in his/her absence or impediment, by the person replacing him/her in compliance with para. 2 of Article 23. In the event of absence or impediment of the Chairman, the Deputy Chairman or Deputy Chairmen, the Meeting is chaired by a director appointed by the attendees.

5.	The Chairman of the Meeting is responsible for ensuring that the meeting is duly constituted and verifying the attendees' identity and entitlement; he/she has the power to guide the discussion, to establish the voting procedures - anyhow by open vote - on individual cases, and to ascertain and proclaim the results of the voting, which shall be registered in the minutes.

After ascertaining that the Shareholders' Meeting has been duly constituted, it shall remain as such, even if some of the attendees subsequently leave for any reason whatsoever.

6.	The Chairman is assisted by a secretary proposed by him/her and designated by the attendees; the secretary is responsible for drawing up the minutes of the meeting, which shall report the Meeting's resolutions. The secretary is not necessary whenever the minutes are drawn up by a notary public. The Chairman chooses two scrutineers among the attending shareholders.

Article 13

1.	The Shareholders' Meeting is normally convened in Siena; it may also be convened in a location other than the registered office, as long as in Italy.

2.	Ordinary Shareholders' Meetings must be held at least once a year, within 120 days of the corporate year end.

3.	The ordinary Shareholders' Meeting shall:

a) approve the financial statements;

b) appoint the members of the Board of Directors and select the Chairman and one or two Deputy Chairmen from among them; remove directors from office;

c) appoint the Chairman and the other members of the Board of Statutory Auditors, as well as the Alternate Auditors;

d) assign the Statutory audit of accounts, upon the Board of Statutory Auditors' justified proposal, and approve its remuneration;

e) establish the remuneration of directors and Statutory Auditors, according to Article 27, and approve the remuneration and incentive policies and compensation plans based on financial

10

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

instruments in favour of directors, employees and staff – who are not under a contract of employment – of the Bank, the criteria for calculating compensation to be granted in the case of early termination of the employment relationship or early termination of office, including the limits established for such compensation in terms of annual fixed remuneration, and the maximum amount deriving from their application and also has the power to resolve, when approving remuneration and incentive policies, on the proposal of the Board of Directors and with the qualified majorities provided for in Article 14, paragraph 5, point ii), a ratio between the variable and fixed components of the individual remuneration for the key personnel (personale più rilevante) that is greater than 1:1, but in any case does not exceed the maximum limit established by the relevant legislation in force at the time;

f) resolve upon the responsibilities of the directors and statutory auditors;

g) resolve upon the acquisition of equity investments in other companies, implying unlimited liability for their obligations;

h) resolve upon other matters attributed by law to the Shareholders' Meeting.

i) authorise the implementation of major transactions with related parties falling within the competence of the Board of Directors, in the event that the Board has approved these transactions despite the adverse opinion of the Committee on Related-Party Transactions;

4.	The Extraordinary Shareholders' Meeting shall:

a) resolve upon mergers, split-ups, early winding-up of the Company or extension of its duration, capital increases, and any other amendments to the By-Laws;

b) resolve upon the appointment and replacement of official receivers, their competence and any other matter assigned to its approval by law.

Article 14

1.	Shareholders with voting right who provide proof of their entitlement may participate in the Shareholders' Meetings. Shareholders with voting right may be represented by a proxy-holder during Shareholders' Meetings in compliance with the pro-tempore provisions of law. Shareholders with voting right are entitled to grant proxy also by electronic means in compliance with the procedures established by law. The proxy may be electronically notified also using the special section of the Company’s website or, as an alternative, by certified electronic mail to a special electronic address according to the procedures stated in the notice of call.

2.	The Board of Directors, when convening each Shareholders’ Meeting, whether ordinary or extraordinary, designates a representative to whom shareholders with voting right may confer,

11

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

in the manner provided for by the laws and regulations pro-tempore in force and specified in the notice of call, a proxy with voting instructions on all or some of the proposals on the agenda. The proxy shall be effective only with regard to the proposals for which voting instructions have been given.

3.	The Board of Directors, with the resolution convening each Shareholders’ Meeting, whether ordinary or extraordinary, may provide, on a case-by-case basis, by indicating it in the notice of call, that participation and exercise of voting rights at the Shareholders’ Meeting by the shareholders must take place exclusively by granting proxy (or sub-delegation) with voting instructions on all or some of the proposals on the agenda, to the representative designated by the Bank referred to in the preceding paragraph, in the manner and in accordance with the provisions of the notice of call in compliance with the laws and regulations pro-tempore in force.

4.	The Ordinary Shareholders' Meeting is duly constituted irrespective of the portion of share capital being represented by the shareholders in attendance.

5.	The Ordinary Shareholders’ Meeting resolves by absolute majority of the votes, except for:

i)       the appointment of the members of the Board of Directors and of the Board of Statutory Auditors, who are nominated according to the procedures referred to in Articles 15 and 25, respectively;

ii)       for resolutions concerning the proposal to set a limit on the ratio between the variable and fixed components of the individual remuneration for key personnel (personale più rilevante) exceeding 1:1, in accordance with the regulations in force at the time, which must be approved:

-	with the favourable vote of at least two-thirds of the share capital represented at the Shareholders' Meeting, if the Shareholders' Meeting is constituted with at least half of the share capital;

-	with the favourable vote of at least three-quarters of the share capital represented at the Shareholders' Meeting, if the Shareholders' Meeting is constituted with less than half of the share capital;

-	or with the different qualified majority provided for by the pro-tempore legislation in force.

6.	The Extraordinary Shareholders' Meeting is duly constituted when the percentage of the share capital required by law for the extraordinary shareholders’ meeting in single session is represented and resolves with the favourable vote of the majority of the share capital represented at the meeting required by law for the extraordinary shareholders’ meeting in single session.

12

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

7.	In order to calculate the majority and the percentage of capital required for approval of the resolution, shares for which the voting right cannot be exercised or shares for which the voting right has not been exercised following the declaration of abstention by the party with voting rights due to conflict of interests are not calculated.

8.	If during an Ordinary Shareholders’ Meeting a bank foundation – according to the findings of the Chairman of the Shareholders’ Meeting during the course of the meeting and immediately before each voting - is able to vote, on the basis of the shares held by the parties in attendance, by majority of the shares present and entitled to vote, the Chairman takes due note of this situation and debars the bank foundation from voting with respect to the resolution concerning said situation, limited to a number of shares representing the difference plus one share between the number of ordinary shares held by said foundation and the overall amount of ordinary shares held by the remaining parties who are present and entitled to vote when the voting takes place.

9.	Subject to the provisions of the previous paragraphs, the Ordinary or Extraordinary Shareholders’ Meeting passes resolutions, with the favourable vote of the majority of the voting non-related shareholders, when it is called to resolve upon proposals concerning:

a) transactions as per art. 13, paragraph 3, letter i) of these By-Laws,

or

b)  major transactions with related parties falling within the competence of the shareholders' meeting submitted to the Shareholders' Meeting should the Committee on Related-Party Transactions issue an adverse opinion.

CHAPTER V

(Board of Directors)

Article 15

1.	The Board of Directors is composed of a number of members established by the Ordinary Shareholders' Meeting which cannot be less than nine (9) or more than fifteen (15). Subject to removal from office, no BMPS director shall be entitled, at the same time, to hold the office of director or of member of the council of management or the supervisory board of competitor banks, which do not belong to the BMPS Group, have a banking license issued by the supervisory authority and operate in the markets of bank funding or ordinary credit in Italy. In the event that a BMPS director accepts to hold one of the above-mentioned offices, he/she must promptly notify the BMPS Board of Directors which will declare his/her prompt removal from office. Directors' term of office is three years and expires on the day of the shareholders' meeting

13

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

called to approve the financial statements of the most recent financial year of their term. Directors may be re-appointed and are elected according to the list voting system, as follows.

2.	The Board of Directors is appointed on the basis of lists submitted by the shareholders or by the outgoing Board of Directors in accordance with the following paragraphs. The candidates - to be indicated possibly in a higher number than those to be elected, in order to have possible candidates to be selected in the event of co-optation during the term of office, and in any case in the number provided for by current legislation in the case of a list submitted by the outgoing Board of Directors - are listed by consecutive number. Each list must contain and specifically indicate at least two candidates - or the only candidate or at least a third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) of the present candidates in case of lists where there are more than six (6) candidates - who meet the independence requirements established by provisions of laws and regulatory pro-tempore in force and the further independence requirements established by the Corporate Governance Code. In the event that the mentioned quota of one-third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) does not correspond to a whole number of candidates, this number shall be rounded up.

3.	Lists must include candidates of both gender in compliance with pro-tempore applicable legislation regarding gender balance. The lists submitted by the shareholders must be filed at the Company's registered office at least twenty-five days, and any list submitted by the outgoing Board of Directors at least forty days, prior to the date set for the Shareholders' Meeting. The lists submitted are published in accordance with pro-tempore applicable regulations.

4.	Each shareholder may submit or contribute to the submission of one list only, in compliance with the provisions of the ninth paragraph of this article, and each candidate may stand for election in one list only, under penalty of ineligibility.

5.	Only shareholders that, either individually or together with other shareholders, collectively hold shares representing at least 1 (one) % of the Company's share capital with voting rights at the Ordinary Shareholders’ Meeting or a different percentage required by applicable regulations are entitled to submit lists. In order to prove ownership of the number of shares required for submission of lists, shareholders who submitted the lists must submit and/or send the documentation proving ownership of the minimum shareholding required to submit lists to the Company's registered office, when filing the lists or at a later date but within the term provided for the publication of the lists. Ownership is determined by taking into account the shares registered to the shareholder on the date on which the lists are filed.

The outgoing Board of Directors shall also have the right to submit its own list of candidates, acting with the majorities required by law, in compliance with the procedures and obligations provided

14

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

for by law.

6.	Each list shall be filed at the Company's registered office, within the deadline for their filing, together with the documents specified in the notice calling the meeting, including: (i) declarations by the candidates in which they accept their candidacy and certify, under their own responsibility, that there are no reasons for ineligibility and incompatibility, as well as the fact that they meet the requirements and compliance with the suitability criteria prescribed for the office as laid down by pro-tempore law and regulations in force and by the By-Laws; (ii) declarations by the candidates indicated as independent in the list certifying that they meet the independence requirements pursuant to foregoing para. 2; (iii) the curricula vitae showing the personal and professional characteristics of each candidate, indicating the management and control positions held in other companies and (iv) any other declaration that may be required by the legislation, including regulations, pro-tempore in force. In particular, the candidates must declare that they do not hold the office of director or of member of the Council of management or the supervisory board of competitor banks, which do not belong to the BMPS Group, have a banking license issued by the supervisory authority and operate in the markets of bank funding or ordinary credit in Italy. Lists submitted that do not comply with the statutory provisions cannot be voted. The lack of documentation relating to an individual candidate on a list does not automatically result in the exclusion of the entire list, but of the candidate concerned.

7.	Each shareholder entitled to vote may vote only one list. The Board of Directors is elected - without prejudice to any further obligations and restrictions provided for by current legislation in the event of participation in the vote on a list presented by the outgoing Board of Directors, including individual voting on each candidate by the Shareholders’ Meeting as a whole, including shareholders who did not vote for the list submitted by the outgoing Board of Directors, having cast their vote for a list other than the latter or having abstained or not participated in the vote in any case - as follows:

7.1	The votes obtained by each list are divided subsequently by one, two, three, four and so on up to the number of directors to be elected. The quotients obtained are assigned to the candidates of each list according to order of progressive listing. Based on the quotients assigned the candidates are listed in a single decreasing order, and the first candidates up to the number of members to be elected are considered elected, provided that the list with the highest number of votes must in any case provide a number of Directors not less than half plus one, or the smallest number of Directors that exhausts all the candidates indicated on that list, of the total number of those to be elected, with the consequent obligation to scroll through the ranking, if this limit is not respected. In any case, at least two (2) Directors must be drawn from the minority list or lists.

15

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

7.2	If the list submitted by the outgoing Board of Directors obtains the majority of votes, as many directors as necessary will be drawn from such list, in accordance with the procedures provided for by current legislation, so that from the other lists that have obtained fewer votes, a number of directors shall be drawn on the total number of members of the Board of Directors to be elected in accordance with the criteria set forth below, without prejudice for the limit of half minus 1 (one) of the directors to be elected:

i)       if the total votes obtained by the other lists – not higher than two in order of votes obtained at the Shareholders’ Meeting – do not exceed 20 (twenty) % of the total votes cast, such lists will have the right to appoint members of the board of directors in proportion to the votes obtained by each list and for an amount not lower than 20 (twenty) % of the total components of such body;

ii)       if the total votes obtained by the other lists at the Shareholders’ Meeting, in a number not higher than two, exceeds 20 (twenty) % of the total votes cast, the components of the new board of directors to be appointed by the minorities shall be assigned in proportion to the votes obtained by the minority lists which obtained a percentage of vote not lower than 3 (three) %. With the aim of calculating the assignment of the directors in accordance with the above criteria, the votes of the lists which obtained less than 3 (three) % will be proportionally allocated to the minority lists which exceeded such threshold.

7.3	When applying the quotient method referred to in point 7.1 and point 7.2 above, if several candidates have obtained the same quotient, the candidate of the list that has not yet elected a director or that has elected the lowest number of directors shall be elected.

If none of these lists has elected a director or if all of them have elected the same number of directors, the candidate of the list that has obtained the highest number of votes shall be appointed among these lists. In the event of equal number of votes and quotients, the entire Ordinary Shareholders’ Meeting shall hold a new voting and elect the candidate obtaining the simple majority of the votes.

However, also notwithstanding the foregoing provisions, at least one director must be drawn from the minority list which has obtained the highest number of votes and is in no way linked, either directly or indirectly, with the parties that submitted or voted the list ranking first by number of votes.

7.4	If, as a result of the voting, at least one third (or the higher percentage provided for by the laws, regulations and the Corporate Governance Code pro-tempore in force) of the directors that meet the independence requirements provided for by previous paragraph 2 have not been appointed, the required number of last non-independent directors shall be replaced with

16

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

independent candidates - drawn from the same lists of the replaced candidates - who have obtained the highest quotient.

The candidate replaced for the purpose of allowing the appointment of the minimum number of independent directors shall in no case be drawn from the minority list which obtained the majority of votes and no way be linked, directly or indirectly, with the parties that submitted or voted the list which obtained the majority of votes. In this case, the non-independent candidate which ranked last but one by quotient achieved shall be replaced.

7.5	In addition, if application of the foregoing procedures does not ensure compliance with pro-tempore current regulations on gender balance, the quotient of votes to be assigned to each candidate from the lists shall be calculated by dividing the number of votes obtained by each list by the progressive number of listing of each candidate. The candidate of the most represented gender with the lowest quotient among the candidates taken from all the lists is replaced by the candidate of the least represented gender who has obtained the highest quotient in the same list as the replaced candidate. If candidates from different lists have obtained the same quotient, the candidate of the list with the highest number of directors, or the candidate from the list with the lowest number of votes or, at a parity of votes, the candidate obtaining the lowest number of votes from the Shareholders’ Meeting during a specific voting, shall be replaced.

7.6	In the event of application of the above procedures, should the number of Directors necessary to comply with the minimum number of independent Directors and of Directors of the least represented gender not be appointed due to an insufficient number of independent directors or of the least represented gender, the Shareholders’ Meeting shall appoint the missing Directors by resolution approved by simple majority on the basis of the candidatures proposed, there and then, primarily by the parties that submitted the list of the candidate or candidates to be replaced.

8.	With respect to the appointment of the Directors who were not appointed for any reason whatsoever in compliance with the procedure provided for herein, the Shareholders’ Meeting shall resolve pursuant to and with the majorities provided for by law, without prejudice to the criteria envisaged by pro-tempore legislation in force and by the By-Laws with regard to independent directors and gender balance.

9.	The members of the Board of Directors must be suitable for the performance of their duties and, to this end, must meet the requirements and comply with the criteria of suitability and with the limits on the number of offices as well as devote the time necessary for the effective performance of their duties as provided by the - national and supranational - laws and regulations pro-tempore in force.

17

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

10.	In order to replace any Directors terminating their office during their term, the provisions of law shall apply, in accordance with the criteria envisaged by legislation pro-tempore in force and by the By-Laws with regard to independent directors and gender balance. If the majority of Directors terminates office, the whole Board of Directors shall be deemed to have resigned, with effect from the date it is re-established. Directors may be revoked by the Shareholders' Meeting at any time, subject to the Director’s right to compensation for damages, if his/her revocation is without just cause.

In the event of co-optation pursuant to Article 2386 of the Italian Civil Code, without prejudice to compliance with the criteria on independent directors and gender balance, set forth by pro-tempore legislation in force and the By-Laws, the Board of Directors proceeds to select the co-opted person:

(a)	freely choosing the most suitable candidate, in relation to the knowledge, skills and experience deemed necessary by the Board of Directors, as at the date of co-optation in the event that the replacement regards a Director elected from the list from which the majority of directors were drawn;

(b)	choosing the first candidate among those not elected or, if this is impossible for any reason whatsoever, proceeding to scroll through those not elected, in the case of the replacement of Directors elected from a list that has expressed a minority of the directors;

(c)	where there are no candidates available on the minority list that nominated the outgoing director, selecting them from any other minority lists submitted at the time, again following the same rolling criterion;

(d)	where the criterion referred to in point (c) above is not applicable, the Board of Directors may select the co-opted person - having the knowledge, skills and experience deemed necessary by the Board of Directors at the time of co-optation - from outside the lists submitted at the time, in compliance with the criteria envisaged by the pro-tempore legislation in force and by the By-Laws with regard to independent directors and gender balance.

Article 16

1.	As a rule, the Board of Directors meets at the Head Office normally once a month, when convened by the Chairman, or, upon motivated request by at least three Board members, indicating the items to be discussed. The Chairman sets the agenda accordingly. The Board of Directors may also be convened by the Board of Statutory Auditors, or by each member of the Board of Statutory Auditors separately, prior written notice to the Chairman of the Board of Directors.

2.	The meeting is convened through notice by any mean of communication with notice of receipt,

18

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

which must indicate the place, date, time and items to be discussed, at least five (5) days prior to the date scheduled for the meeting and, in case of an emergency, or in relation to integrations to the Agenda, at least twenty four (24) hours prior to the date set for the meeting. Notice is given to the Statutory Auditors in the same manner.

3.	The Board of Directors' meeting is duly constituted if at least the majority of its members is present.

4.	The General Manager attends the Board meetings without the right to vote.

5.	Resolutions are taken by the majority of those present.

6.	The Board of Directors appoints a Secretary chosen among the Company's Executives, upon the Chairman's proposal.

7.	Minutes of each Board meeting are drawn up.

8.	Directors are entitled to attend Board meetings also by using teleconference and videoconference systems provided that all the attendees:

a)	may be identified;

b)	may follow the debate and intervene in the discussion of the items in real time;

c)	may exchange documentation regarding the items.

The meeting of the Board is deemed to be held in the venue indicated in the notice of call.

Article 17

1.	The Board of Directors holds all powers of ordinary and extraordinary management in order to achieve the company purpose, with the exception of the powers assigned to the Shareholders' Meeting according to the law, and of any other matter submitted to the Board by the Chairman and the Chief Executive Officer or the Chief Executive Officers. Pursuant to Article 2365, para. 2, of the Italian Civil Code, the Board of Directors resolves upon any mergers as provided for by Articles 2505 and 2505-bis of the Italian Civil Code, the establishment or closing of secondary offices and any adjustments to the By-Laws in order to comply with regulations.

2.	In addition to the provisions of Article 2381, para. 4 of the Italian Civil Code, the Board of Directors has exclusive responsibility, which may not be delegated, for:

a)     defining and approving the business model, strategic guidelines integrated with environmental, social and governance sustainability profiles for the Company and the Banking Group to which it belongs and approving the respective business and financial plans as well as the strategic transactions and providing for their periodic review;

19

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

b)     monitoring the correct and consistent implementation of the guidelines and plans as per a) into the management of the Company and of the Banking Group;

c)     establishing the Company’s organisational guidelines and approving its organisational structure, monitoring their adequacy over time, as well as approving and modifying its main internal regulations;

d)     defining and approving risk governance objectives and policies, as well as the process of risk reporting, management and assessment over time;

e)     defining and approving the guidelines of the internal control system and verifying its adequacy, consistency, functioning, efficiency and effectiveness in compliance with pro-tempore supervisory regulations in force on the matter;

f)       approving the policies and processes for the assessment of company assets and particularly financial instruments, verifying their constant adequacy;

g)     approving the accounting and reporting system;

h)     taking general responsibility for setting guidelines for and controlling the information system;

i)       drawing up guidelines for the organisation and operation of the Banking Group, by establishing criteria to co-ordinate and manage the subsidiaries belonging to the Banking Group as well as for the implementation of Bank of Italy's instructions;

j)       if the Shareholders' Meeting has not already done so, elect, from among its members - at the first meeting following that Shareholders' Meeting - the Chairperson and one or two Deputy Chairpersons, one of whom shall be the Acting Deputy Chairperson;

k)     appointing the General Manager, as well as resolving upon his/her revocation, suspension, removal and termination as well as upon the determination of his/her remuneration;

l)       resolving upon rules concerning the legal and economic conditions of staff, including salary scales and allowances thereof, and any other rule which must be approved according to the law;

m)    preparing the financial statements and submitting them to the Shareholders' Meeting;

n)     approving, upon the General Manager’s proposal, the appointment of one or more Executives as Deputy General Manager of the Company and indicating from year to year, which one shall be the Acting Deputy General Manager, and taking any measure in relation to their remuneration and legal status;

20

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

o)     approving the appointment and the revocation of the Manager in charge of Internal Audit, Compliance and risk control and anti-money laundering after hearing the Board of Statutory Auditors and adopting all measures relating to their legal and economic status, as well as the appointment and revocation of other Heads of the Main Functions, as defined by the legislation pro-tempore in force, for required to be appointed by the Board of Directors;

p)     resolving upon the appointment and revocation of the Employer for the purposes of protection of health and safety at work, on the basis of the criteria provided for by law;

q)     resolving upon the establishment of committees with advisory and proposal-making duties towards the Board;

r)      approving the acquisition and disposal of strategic equity investments in companies, or those which in any event involve changes to the Banking Group, subject to the provisions of Article 13, para. 3, letter g), and the purchase and disposal of business units;

s)     approving the budget on a yearly basis;

t)      resolving on the establishment or the closing of secondary offices;

u)     resolving on the reduction of share capital in the event of withdrawal by shareholders;

v)     ensuring that the executive in charge of drafting the corporate accounting documents has the appropriate powers and means to fulfill his/her duties pursuant to the law, and that the administrative and accounting procedures are actually complied with;

w)     passing resolutions on major transactions with related parties or on minor transactions falling within the discretionary powers of the Board;

x)     approving major transactions with related parties falling within the competence of the Board of Directors in the presence of an adverse opinion of the Committee on Related-Party Transactions and submitting to the Shareholders' Meeting the major transactions with related parties falling within the competence of the Shareholders' Meeting in the presence of an adverse opinion of the Committee on Related-Party Transactions for the purposes of implementing the resolutions as per Article 14, para. 9 of this By-Laws;

y)     supervising the public disclosure and bank communications process.

It also necessarily falls to the Board of Directors exclusively to exercise all other powers assigned to it as non-delegable by the pro-tempore legal and regulatory provisions in force.

3.	The Board of Directors promptly reports to the Board of Statutory Auditors on the business activities carried out and on the main economic and financial transactions carried out by the Company, also through its Delegated Bodies, and by its subsidiaries; in particular, it reports on

21

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

any transactions in which the Directors have an interest on their own account or on behalf of third parties. This report is made verbally, at least on a quarterly basis, when the Board of Directors meets or by written notice to the Board of Statutory Auditors. The obligation of each Director to inform the other directors and the Board of Statutory Auditors of any interest he/she may have in a specified transaction of the Company on his/her own account or on behalf of third parties and to refrain from any resolutions in which he or she has a conflict of interest, on their own behalf or on behalf of a third party, pursuant to the applicable legislation, remains unaffected.

4.	The Committees required under pro-tempore current regulations must be established within the Board of Directors, which have advisory and proposal-making duties. They are composed of a number between three (3) and five (5) non-executive mainly independent directors (except to the extent provided by letter d) that follows); if there are directors elected by the minority shareholders, one of them must be part of at least one committee.

If the Board of Directors' list receives the majority of votes at the Shareholders' Meeting, the Chairperson of the Risk and Sustainability Committee must be chosen from among the independent Directors elected who were not drawn from the list of the outgoing Board of Directors.

The committees carry out their activities in compliance with special regulations approved by the Board of Directors; supervisory regulations and the Corporate Governance Code pro-tempore in force. Specifically, the following are established within the Board of Directors:

a)	a Remuneration Committee that carries out in particular the following tasks:

i)	submitting, to the Board, proposals for the remuneration of the chief executive Officers and of the other directors holding special offices, as well as of the General Manger, and monitoring application of the resolutions adopted by the Board;

ii)	periodically assessing the criteria adopted for the remuneration of executives with strategic responsibilities, monitoring their application and submitting general recommendations on the matter to the Board of Directors;

b)	a Risks and Sustainability Committee with the main function of supporting the Board of Directors:

i)	in fulfilling its tasks to define the guidelines of the internal control and risk governance system and assess that the internal control and risk governance system is adequate, effective and properly functioning, as well as to approve the company asset assessment policies and processes;

22

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

ii)	in Sustainability assessments and decisions, in the analysis of issues relevant to the generation of long-term value, in the assessment of the suitability of - financial and non-financial - periodic information to correctly represent the Company's business model, strategies, the impact of its activities, and the performance achieved;

iii)	for the approval of periodic financial and non-financial reports;

c)	an Appointment Committee with the following main tasks:

i)	supporting the Board of Directors in the process of appointing directors, proposing, in the case provided for by Article 2386, first paragraph, of the Italian Civil Code, candidates for the office of director;

ii)	supporting the Board of Directors in processes of self-assessment and verification of the existence of requirements and compliance with suitability criteria, as well as of defining top management succession plans;

iii)	submitting proposals to the Board of Directors for the appointment of the Chief executive Officer;

d)    a Committee on Related-Party Transactions, exclusively made up of Independent Directors, with at least advisory functions in the field of transactions with related parties.

The above-mentioned Committees shall also be entitled to all the tasks and the functions assigned to them by the pro-tempore legal and regulatory provisions in force.

Article 18

1.	The Board of Directors may propose amendments, if any, to the By-Laws to the Shareholders' Meeting.

2.	If the Shareholders’ Meeting has not done so, at the first meeting following the Shareholders' Meeting, the Board of Directors shall elect from among its members a Chairperson and one or two Deputy Chairpersons, one of whom shall be the Acting Deputy Chairperson. The Board of Directors may also appoint one or more Chief Executive Officers, establishing the limits of their authority and the procedure for exercising it.

3.	The Board of Directors may furthermore delegate lending and ordinary management powers to the General Manager, Management Committees, Executives, Senior-Middle-Junior Managers and Branch Managers.

4.	The Board of Directors may grant powers to individual Directors for specific acts or individual transactions.

23

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

5.	The decisions taken by the delegates shall be brought to the attention of the Board of Directors in the manner established by the latter. In any case, the delegates report to the Board of Directors and to the Board of Statutory Auditors, at least on a quarterly basis, on the overall trend of management and on its expected development as well as on major transactions, given their size or features, carried out by the Company or by its subsidiaries.

6.	The Board of Directors determines the limits for exercising the powers set forth in following Article 21, first paragraph letter d), as well as the procedures for reporting any suits involving the Company to the Board.

7.	The Board of Directors may also grant powers of representation and powers of signature both personally to individuals and to the positions existing in all of the Company's organisation units, and determine the extent and the limits, also geographically, of such powers from time to time.

Article 19

1.	In addition to complying with the provisions of Article 136 of Legislative Decree no. 385 of 1 September 1993, the members of the Board of Directors must inform the Board of Directors and the Board of Statutory Auditors of any business in which they are personally involved or which relates to entities or companies of which they are directors, auditors or employees, except for companies of the MPS Group and they shall refrain from any resolutions in which they have a conflict of interest, on their own behalf or on behalf of any third party, pursuant to the applicable legislation.

CHAPTER VI

Chief Executive Officers

Article 20

1.	The Chief Executive Officer (CEO) or the Chief Executive Officers exercise their functions within the limits of the powers assigned to them and according to the procedures established by the Board of Directors.

2.	In the case of absence or impediment of the Chairman or of the Deputy Chairman pursuant to para. 2 of Article 23, the powers in cases of urgency, which must be exercised according to the time-limits and procedures as per para. 1 letter c) of Article 23, are assigned to the Chief Executive Officer or Chief Executive Officers, also separately.

24

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

CHAPTER VII

Chairman

Article 21

1.	The Chairman:

a)	is vested with general representation of the Company before third parties;

b)	calls and chairs the Shareholders' Meeting; calls and chairs the Board of Directors' meetings;

c)	if necessary and in urgent cases may take decisions with regard to any business or transaction falling under the Board of Directors' competence, with the exception of those reserved to the latter’s exclusive authority. Such decisions must be taken upon the binding proposal of the General Manager and/or Chief Executive Officer, if appointed. Such decisions must be brought to the attention of the competent body at the first subsequent meeting;

d)	upon proposal of the General Manager, promotes and upholds any suits involving the Company, at all levels of jurisdiction and before any Court or arbitrator, with the authority to abandon them, to withdraw from any actions and proceedings, and to accept similar withdrawals from other parties involved;

e)	appoints solicitors and attorneys with special power in all law-suits and before any judicial, administrative, special or arbitral court, which may somehow involve the Company;

f)	grants special powers of attorney to employees or third parties, also for questionings, third-party statements and suppletory or decisory oaths;

g)	promotes the effective functioning of corporate governance, ensures the balance of powers with special reference to the delegated bodies and acts as interlocutor for the internal control bodies and the internal committees.

2.	In the case of absence or impediment of the Chairman, the authority and powers conferred upon him/her are exercised by the Deputy Chairman or, if two Deputy Chairmen are appointed, by the Acting Deputy Chairperson. The Board of Directors designate the Acting Deputy Chairperson, during the first Meeting following the appointment of the two Deputy Chairpersons by the Shareholders' Meeting or at the same meeting of the Board of Directors which appointed the two Deputy Chairmen. In the case of absence or impediment of the Acting Deputy Chairperson, the Chairman's powers and authority are exercised by the other Deputy Chairman.

3.	The signature of the Deputy Chairman or, in the case of appointment of two Deputy Chairmen, the signature of the Deputy Chairman designated by the Board of Directors as Acting Deputy

25

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

Chairperson in accordance with the provisions of the foregoing para. 2 or, in the case of absence or impediment of the latter, the signature of the other Deputy Chairman is full evidence of the absence or impediment of the Chairman or the Acting Deputy Chairperson designated by the Board of Directors, before third parties.

CHAPTER VIII

General Manager

Article 22

1.	The General Manager, in addition to the duties assigned to him/her by these By-Laws, to the powers granted to him/her by the Board of Directors and to any other duties within his/her competence:

a)	has the power to sign all documents relating to current business, oversees the Company’s organisational structure and is responsible for it;

b)	carries out all transactions of ordinary business which are neither specifically reserved (i) to the Board of Directors, nor delegated by the Board to the Chief Executive Officer or Chief Executive Officers, or (ii) to the Employer for the protection of health and safety at work;

c)	makes reasoned proposals to the competent governing bodies with regard to lending operations, the co-ordination of the Banking Group, personnel matters and general expenses; submits reasoned reports to these governing bodies on any other matter falling under their authority;

d)	ensures that the resolutions taken by the Board of Directors and Chief Executive Officer/Officers are implemented, and that the activities of the subsidiaries belonging to the Group are coordinated, in accordance with the criteria and general guidelines established by the Board of Directors pursuant to Article 17, second paragraph, letter i);

e)	allows the cancellation of mortgage registrations, transcriptions, liens and any other formalities thereof, the subrogations in favour of third parties and the release of liens once secured credit is fully paid-off or non-existent;

f)	is the head of personnel and exercises, in respect of personnel, the functions assigned to him/her by labour laws and regulations.

Article 23

1.	In order to fulfill his/her duties and exercise his/her powers, or any powers delegated to him/her, the General Manager is assisted by the Deputy General Managers and Executives. In exercising

26

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

their own, delegated or sub-delegated powers in relation to lending and ordinary management powers the General Manager, the Deputy General Managers, Executives may also avail themselves of the assistance of Managers and Branch Managers, on the basis of the office held.

2.	In order to facilitate the smooth performance of operations both at the Head Office and the Branches, the General Manager - again to fulfill his/her duties and exercise his/her powers or any powers delegated to him/her - may delegate signing authority, either jointly or severally, to the employees stated in the second paragraph of Article 32, and may also grant special power of attorney to third parties for carrying out individual transactions or signing specific deeds and contracts.

3.	In the case of absence or impediment, the General Manager is replaced by the Deputy General Manager. The Acting Deputy General Manager's signature is full proof of the General Manager's absence or impediment before third parties.

CHAPTER IX

HEALTH AND SAFETY AT WORK - THE EMPLOYER FOR THE PROTECTION OF HEALTH AND SAFETY AT WORK

Article 24

1.	The Board of Directors is responsible for appointing and revoking the Employer for the protection of health and safety at work pursuant to Legislative Decree no. 81 of 9 April 2008, as subsequently amended, as well as any other legislation that may regulate the same matter.

2.	The Employer for the protection of health and safety at work is the person with specific and proven technical skills who, according to the type and structure of the organisation in which the worker operates, due to the organisation of the functions he/she performs for the protection of health and safety at work, is responsible for the organisation of the same.

3.	The Employer has the broadest and most autonomous decision-making, organisational and spending powers, also with respect to the workers and their activities, for ensuring the proper implementation of obligations, provided for by legal and regulatory provisions, regarding the protection of safety and health in the workplace.

4.	The Employer informs the Board of Directors of the implementation of the relevant obligations and manages, within its competence and with full decision-making autonomy, without spending limits, any necessary plan or action relating to organisation, real estate and human resources.

5.	In addition to the duties established by the Law and by these By-Laws, and any other duties within his/her area of competence, the Employer - as the person responsible for the organisation of the Company in the area of health and safety at work - with full decision-making, spending and operational autonomy:

27

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

a)	defines, implements and controls the necessary strategies to make the Company's organisational model effective for meeting the obligations to protect health and safety in the workplace, identifying and implementing the general measures to protect the health, hygiene and safety of workers in the workplace, also in terms of prevention;

b)	defines, implements and supervises the processes and activities of the Company to provide the entire Company with all the appropriate means for the protection of the safety and health of workers in order to ensure full compliance with the corporate obligations to implement hygiene and prevention measures and the related controls, ensuring full and timely compliance and scrupulous adherence by the Company and all workers to the rules on safety and hygiene at work;

c)	manages working relationships with exclusive regard to the protection of health and safety in the workplace;

d)	may delegate his/her duties with the contents and within the limits provided for by law.

CHAPTER X

Board of Statutory Auditors

Article 25

1.	The Board of Statutory Auditors is composed of three Statutory Auditors and two Alternate Auditors. This body supervises compliance with the law, regulations and By-laws, proper administration, and the adequacy of the organizational and accounting structures of the Company.

2.	Statutory Auditors remain in office for three financial years and their term expires on the date of the Shareholders' Meeting called to approve the financial statements of the most recent financial year of their term; they may be re-elected.

3.	The members of the Board of Statutory Auditors are appointed on the basis of lists submitted by the Shareholders, in compliance with the following paragraphs. The lists are divided into two sections: one for the appointment of the Statutory Auditors and one for the appointment of the Alternate Auditors. The candidates must be listed by progressive number and their number must not exceed the number of members to be elected. The lists with a number of candidates equal to or above three must include candidates of different gender in the first two places of the list under the section of the candidates for the office of Statutory Auditors, as provided for in the notice of call of the Shareholders’ Meeting, in compliance with regulation, including regulatory, pro-tempore in force on gender balance. If the section of the alternate Auditors of the above lists has two candidates, they must be of different gender.

28

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

4.	Without prejudice to any different deadlines established by law, the lists submitted by the shareholders must be filed at the Company's registered office at least twenty-five days prior to the date set for the Shareholders’ Meeting and published in accordance with pro-tempore applicable regulations.

5.	Each shareholder may submit or contribute to the submission of one list only, in compliance with the provisions of paragraph 11 of this article. Each candidate may stand for election in one list only, under penalty of ineligibility.

6.	Without prejudice to any different percentage established by law, only shareholders that, either individually or together with other shareholders, collectively hold shares representing at least 1% of the Company's share capital with voting rights at the Ordinary Shareholders’ Meeting, or a different percentage required by applicable regulations are entitled to submit lists.

7.	Each list shall be filed at the Company's registered office, within the deadline for their filing, together with the documents specified in the notice calling the meeting, including (i) information concerning the identity of the shareholders who submitted the lists, indicating the total shareholding percentage, in addition to the certificates proving ownership of the shareholding; this right shall be determined taking into account the shares registered to the shareholder on the date on which the lists are filed; (ii) declarations by the candidates in which they accept their candidacy and certify, under their own responsibility, that there are no reasons for ineligibility and incompatibility, including the limits on the number of offices that may hold as per the following para. 11, as well as the fact that they meet the requirements and the suitability criteria prescribed for the office which may be laid down by pro-tempore applicable law and regulations and By-Laws; (iii) the curricula vitae showing the personal and professional characteristics of each candidate, indicating the management and control positions held in other companies and (iv) any other declaration that may be required by law, including regulations, pro-tempore in force. In addition, in the case of submission of a list by shareholders other than those holding, also jointly, a controlling interest or a relative majority share, the list must also be provided with a statement of the shareholders submitting it, proving that there are no connections, as defined by pro-tempore applicable laws and regulations, with the shareholders holding, also jointly, a controlling interest or relative majority share. Lists submitted that do not comply with the statutory provisions cannot be voted. The lack of documentation relating to an individual candidate on a list does not automatically result in the exclusion of the entire list, but of the candidate concerned. The documentation proving ownership of the minimum shareholding required to submit lists may be produced after the filing of the lists but within the term provided for the publication of the lists.

If, upon the deadline scheduled for the filing of the list, only one list, or only the lists submitted

29

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

by shareholders who - according to laws and regulations pro-tempore in force – are connected with one another, has/have been filed, other lists may be submitted until the subsequent deadline provided for by regulations pro-tempore in force. In this case, the percentages for the submission of the lists as provided for by the foregoing paragraph 6 are reduced by half.

8.	Each shareholder entitled to vote may vote only one list. The members of the Board of Statutory Auditors are appointed as follows:

a)	the first two candidates of the list which has obtained the majority of votes and the first candidate of the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall be elected as Statutory Auditors;

b)	the first candidate of the list which has obtained the majority of votes and the first candidate - or the second candidate if the first is of the same gender as the first candidate of the list which has obtained the highest number of votes - of the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall be elected as Alternate Auditors;

c)	in the case of parity of votes between the first two or more lists, the Shareholders' Meeting shall hold a new voting, voting only the lists with equal votes. The same rule shall apply in the case of parity between the lists ranking second by number of votes which are not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes;

d)	if an elected candidate cannot accept the appointment, the first non-elected candidate in the list of the candidate who did not accept shall be appointed;

e)	the Statutory Auditor taken from the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the shareholders who submitted or voted the list ranking first by number of votes shall be elected Chairman, provided that he/she possesses the specific professional requirements required by the pro-tempore laws and regulations in force.

In the event only one list has been submitted: (i) the Shareholders' Meeting shall vote on such list; (ii) if the list obtains the majority required by law for an ordinary shareholders’ meeting, subject to compliance with the gender balance principle provided for by pro-tempore applicable legislation, the candidates indicated in

30

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

progressive order in the section relating Statutory Auditors shall be elected as Statutory Auditors and the candidates indicated in progressive order in the section relating to the Alternate Auditors shall be elected as Alternate Auditors; and (iii) the Chair of the Board of Statutory Auditors shall be held by the person indicated in first place in the section relating to candidates for the office of Statutory Auditor on the single list submitted, provided that such person meets the specific professional requirements required by the pro-tempore laws and regulations in force.

In the event of death, resignation or termination of the Chairman of the Board of Statutory Auditors, the alternate Auditor taken from the list ranking second by number of votes which is not related, directly or indirectly, pursuant to pro-tempore applicable laws and regulations, to the parties who submitted or voted the list ranking first by number of votes shall hold the office of Chairman, until the Board of Auditors is integrated in compliance with Article 2401 of the Italian Civil Code. In the event of death, resignation or termination of a Statutory Auditor, he/she shall be replaced by an alternate belonging to the same list as the Auditor being replaced. Based upon the above appointment criteria for the Alternate Auditors, in the event that gender balance is not complied with, the Alternate Auditor of the least represented gender shall take office regardless of whether he/she is included in the same list as the Auditor being replaced.

f)	In order to appoint Auditors who have not been appointed for any reason whatsoever according to the above-mentioned process, the Shareholders' Meeting resolves by the majority provided for by law, without prejudice to the principle of necessary representation of minority shareholders and the principle of gender balance provided for by pro-tempore legislation in force, without prejudice that if only one list has been submitted and the number of candidates elected is less than the number established by the By- Laws, the chairmanship of the Board of Statutory Auditors shall be held by the person indicated in first place in the section of candidates for the office of Standing Auditor in the single list submitted, provided that he/she possesses the specific professional requirements required by the pro-tempore laws and regulations in force.

The appointment of Statutory Auditors for the purpose of completing the Board pursuant to Article 2401 of the Italian Civil Code is resolved upon by the Shareholders' Meeting by relative majority. However, it is understood that the principle of necessary representation of minority shareholders shall be complied with and the principle of gender balance provided for by pro-tempore legislation in force.

9.	The members of the Board of Statutory Auditors may be revoked by the Shareholders' Meeting

31

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

only if and how provided for by law and, therefore, only for just cause and by resolution approved by a decree of the Court, after hearing the interested party.

10.	The Board of Statutory Auditors, subject to prior written notice to the Chairman, may convene the Shareholders' Meeting or the Board of Directors.

This authority can be exercised also separately by each member of the Board of Statutory Auditors, except for the power to call the Shareholders' Meetings which may be exercised by at least two members of the Board of Statutory Auditors.

11.	Individuals who find themselves in situations of incompatibility and do not meet the requirements and/or suitability criteria provided for by pro-tempore legal and regulatory regulations - national and supranational - in force cannot be appointed as Statutory Auditors or, if appointed, fall from office. Any limits to the plurality of offices held and the requirements regarding the time availability for the performance of the duties as stated by pro-tempore applicable - national and supranational - regulations and regulatory provisions remain unaffected. Auditors are not allowed to hold office in banks other than those belonging to the Monte dei Paschi di Siena Banking Group and the banks jointly controlled. Auditors are not allowed to hold office in bodies other than the control bodies in other companies of the group or of the financial conglomerate as well as in companies where the Bank also indirectly holds a strategic shareholding. At least one Statutory Auditor and at least one Alternate Auditor, appointed according to the procedures as per paragraph 3 of this Article, shall be registered in the Register of Auditors and have carried out statutory auditing for at least three years.

12.	In order to apply the provisions of para. 6, third sentence, of this article, at least the first candidate of each section of each list must meet the requirements as per above-mentioned para. 11, third subparagraph.

13.	Pursuant to Article 52 of Legislative Decree no. 385 of 1 September 1993, the Board of Statutory Auditors shall immediately inform the Bank of Italy of all acts or events it may become aware of while exercising its duties and which may constitute irregular management of the Company or may violate the rules governing the banking activity.

14.	The meetings of the Board of Statutory Auditors may be attended using teleconference and videoconference systems according to the provisions of the By-Laws regarding the participation in the Board of Directors’ meetings. The meeting of the Board of Statutory Auditors is deemed to be held in the place where the Chairman is situated.

32

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

CHAPTER XI

Fees and Reimbursement of Expenses for Directors and Statutory Auditors

Article 26

1.	The members of the Board of Directors and of the Board of Statutory Auditors are entitled to annual fees and attendance fees for attending the meetings of the Board of Directors - up to an amount which is determined by the Shareholders' Meeting - as well as to the reimbursement of expenses incurred in performing their duties. The Shareholders' Meeting may also determine the amount of the attendance fees to be paid to the members of the Board of Statutory Auditors called to take part in the meetings of the committees as indicated by Article 17, second paragraph, point q).

2.	More than one attendance fee for the same day cannot be paid to the Directors and Statutory Auditors.

3.	Subject to the opinion of the Board of Statutory Auditors and as proposed by the Remuneration Committee, the Board of Directors sets the remuneration for the Directors holding specific offices in compliance with the By-Laws, including the Directors who are part of the committees within the Board of Directors as per article 17, para. 4, subject to the power of the Shareholders’ Meeting to determine the remuneration of the Chairman of the Board of Directors.

CHAPTER XII

Outer Units

Article 27

1.	The outer units consist of secondary units and local units, under the supervision of the Head Office and in conformity with its directives, in compliance with the organisational model.

CHAPTER XIII

Auditing and drafting of corporate accounting documents

Article 28

1.	In compliance with provisions in force, the statutory audit of accounts is carried out by an Independent Auditor entered in the specific register, which is appointed pursuant to the law.

Article 29

1.	Upon proposal of the General Manager, subject to the prior mandatory opinion of the Board of

33

BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

Statutory Auditors, the Board of Directors appoints a person in charge of drawing up the corporate accounting documents, to be chosen among the Company's executives with proven accounting and financial experience. He/she shall be vested with appropriate powers and means for accomplishing his/her duties pursuant to the law. The Board of Directors also has the power to remove the appointed executive.

CHAPTER XIV

Financial Statements and Profits

Article 30

1.	The financial year ends on 31 December of each year.

Article 31

1.	The net profits resulting from the financial statements are assigned at least 5% to the legal reserve until this reaches the amount of 1/5 of the share capital.

2.	The residual net profits are made available to the Shareholders' Meeting for distribution to shareholders and/or for the creation and growth of other reserves.

3.	The Company is entitled to distribute interim dividends, in compliance with the provisions of law.

CHAPTER XV

Signing Authority

Article 32

1.	The authority to sign on behalf of the Company is held severally by:

a)	the Chairman;

b)	the Deputy Chairman or each of the Deputy Chairmen;

c)	the Chief Executive Officer or each of the Chief Executive Officers;

d)	the General Manager;

e)	the Employer, in the matter of health and safety at work and to the extent of his/her competence.

2.	The Deputy General Manager, Executives, as well as managers and - on the basis of the office held or in the event of exceptional and temporary needs - other clerical staff of the Bank have the authority to sign within the limits of the powers granted to them.

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

CHAPTER XVI

(Winding-up)

Article 33

1.	Without prejudice to any other law provisions, in the event of dissolution, the Shareholders’ Meeting shall indicate the winding-up procedures and appoint one or more receivers.

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BANCA MONTE DEI PASCHI DI SIENA S.p.A. - Registered office in Siena, Piazza Salimbeni, 3 - www.mps.it
Share Capital: € 19.587.675.023,28 ~~17,978,187,186.85~~ - Tax Code and Registration in the Companies Register of Arezzo - Siena no.
00884060526 - MPS VAT GROUP - VAT no. 01483500524 - Monte dei Paschi di Siena Banking Group - Bank Code and Group Code
no. 1030 - Registered in the Banks’ Register with the Bank of Italy under no. 5274 - Member of the Italian Interbank Deposit Protection
Fund and of the National Guarantee Fund

Mediobanca Premier S.p.A.

Articles of Association

(approved by the shareholders' meeting on      November 2025)

Article 1

A company is hereby established under the name of “Mediobanca Premier S.p.A.”. The company may use brands and/or distinctive signs, other than the name itself, including “CheBanca!” and “Micos”.

The company’s head office is located in Milan.

Subject to the authorizations provided for in the regulations currently in force, the company may operate in Italy and elsewhere. The Board of Directors is authorized to set up, transfer or close secondary offices, branches, agencies, representative offices or local teams, regardless of name, in any location in Italy and elsewhere.

The company’s place of domicile, fax number, email address and the other addresses and contact details of the shareholders regarding their relations with the company are as listed in the shareholders’ register.

Article 2

The duration of the company shall be until 30 June 2100 and may be extended.

Article 3

The objective of the company shall be to provide credit and gather deposits in their various forms. To this end it may, within the limits laid down by the regulations in force, and subject to receipt of the required authorizations, execute all banking, financial and/or intermediation-related transactions and/or services and carry out any transaction deemed to be instrumental to or otherwise connected with the pursuit of the company’s objective.

The company forms part of the Monte dei Paschi di Siena Banking Group. As such it is subject to activities of direction and co-ordination by the parent company Banca Monte dei Paschi di Siena S.p.A. in accordance with the provisions of Legislative Decree no. 385 of 1 September 1993 and of Articles 2497ff of the Italian Civil Code. In particular, within the meaning of Article 61, paragraph 4, of Legislative Decree No. 385 dated 1 September 1993, the company is required to observe the instructions issued by the parent company Banca Monte dei Paschi di Siena S.p.A. to comply with and implement the instructions given by the Bank of Italy in the interest of the Group’s stability. The company’s Directors shall provide the parent company with all data and information required for them to issue the instructions referred to above.

Article 4

The company’s share capital, subscribed for and fully paid up, is Euro 506,250,00 (five hundred and six million, two hundred and fifty thousand), made up of 1,012,500,000 (one billion twelve million five hundred thousand) par value Euro 0.50 registered shares. The share capital may be increased pursuant to a resolution adopted in General Meeting, inter alia by contributions not in cash, up to the limits set by the law in force.

Article 5

The shares are registered and each share entitles the owner to one vote.

Article 6

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General Meetings of shareholders may be convened in ordinary and/or extraordinary session as provided by law and are called by the Board of Directors to take place at the company’s head office or elsewhere provided the location is in Italy.

General Meetings of shareholders are called via a notice containing an indication of the date, time and place of meeting along with the agenda, without prejudice to the right reserved to the Board of Directors to provide that the meeting take place exclusively via video or teleconference link, in which case the meeting’s physical location will be omitted from the notice. The notice of meeting is issued in writing and is sent electronically or by other means able to guarantee proof of receipt at least 8 (eight) days prior to the meeting itself.

General Meetings are also called in the cases provided for by law, by the means and on the terms provided from time to time.

For the right to participate in general meetings and the quorum meetings to be validly constituted and resolutions to be approved and for minutes to be drawn up, the legal provisions in force shall apply.

Participation via video or teleconference link is permitted provided that the persons concerned may be properly identified and are able to speak in real time on items on the agenda.

The shareholders in general meeting establishes the fixed emoluments payable to the Board of Directors for the exercise of its duties, when the Directors themselves are appointed and for the entire duration of their term of office. Such emoluments are shared between the individual Board members according to the Board’s own deliberations. The Board of Directors establishes the remuneration payable to Directors with specific duties, after consulting with the Statutory Audit Committee, as permitted by Article 2389, paragraph 3 of the Italian Civil Code. Directors who are not members of the Group’s senior management are entitled to receive refunds for the expenses incurred by them in the exercise of their duties.

Shareholders in general meeting, also approve the remuneration policies for members of the Board of Directors, and the company’s staff and collaborators, and compensation schemes based on financial instruments, if any, along with the criteria for determining the compensation to be paid in the event of early termination of the employment relationship or the recipient leaving office ahead of time, including the limits set on such compensation under the regulations in force.

At the Board of Directors’ proposal, shareholders in general meeting may, with the majorities provided under the regulations in force, choose to set a ratio between fixed and variable remuneration for individual staff members and collaborators which is above 1:1, provided that such ratio does not exceed the limit set by the regulations in force on this subject at the time.

Resolutions in respect of mergers, as provided for by Articles 2505 and 2505-bis of the Italian Civil Code, the institution or removal of branch offices, reductions in the Company’s share capital as a result of shareholders exercising their right of withdrawal, amendments to the Company’s Articles of Association to comply with regulatory requirements, and transfer of the Company’s headquarters within Italian territory, are by law the sole competence of the Board of Directors.

Article 7

General Meetings shall be presided over by the Chairperson of the Board of Directors or, in the event of the Chairman being absent in order, by the Deputy Chairperson, if appointed, or by the most senior of the other Board members.

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The Chairperson shall be responsible for establishing that a quorum has been reached, ascertaining the identity of those in attendance, and assessing their entitlement to be present, for chairing and conducting the proceedings, and for checking and announcing the results of any motions put to the vote.

The Chairperson shall be assisted by a Secretary, who may also be chosen from outside the shareholders.

Resolutions adopted by shareholders in general meeting are documented in minutes signed by the Chairperson and Secretary.

In the cases where required by law and also when the Chairperson deems it advisable, minutes of the meeting will be drawn up by a notary.

Article 8

Resolutions shall be taken by a show of hands, or by any other clear and transparent method, including electronic, that may be proposed by the Chairperson, save where legal provisions require otherwise without exception.

Resolutions passed at General Meetings in accordance with the law and these Articles of Association shall be binding on all shareholders, including those who dissent or are absent.

Shareholders voting against resolutions to approve:

a)          An extension to the company’s duration;

b)         The introduction and/or removal of restrictions on the trading of the company’s shares, shall not be entitled to right of withdrawal with respect to all or part of their shares.

Article 9

The company is managed by a Board of Directors to consist of between 5 (five) and 11 (eleven) members.

Shareholders gathered in General Meeting establish the number of Directors to be appointed and duly appoint the Board of Directors. The duration of their term of office shall be three financial years, save where otherwise provided in the resolution adopted for their appointment, and may be reappointed.

Members of the Board of Directors must be in possession of the requirements and criteria for holding such office expressly set by the regulations in force at the time, including with reference to the time commitment required and the specific limits on the number of directorships that may be held.

At least 33% of the total number of Directors, rounded up to the full number nearest to the number obtained by applying the said percentage, must be appointed from the least represented gender, and at least 25% of the Directors, rounded up to the full number nearest to the number obtained by applying the said percentage, must qualify as independent according to the regulations in force at the time. If a Director ceases to qualify as independent, this shall not result in him/her being disqualified from office provided the minimum number of Directors required to be independent is still met. If a Director leaves office before their term expires, the Board of Directors replaces them by co-opting a new member while ensuring ongoing compliance with the minimum number of Directors qualifying as independent and the number of Directors appointed from the least-represented gender.

For the appointment, reappointment and replacement of Directors, the provisions of law shall apply.

If more than half of the Directors appointed by the shareholders in General Meeting leave office as a result of resignations being tendered or for any other reason, the

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entire Board shall lapse from office. In such a case, a new general meeting is called by the remaining Directors as a matter of urgency in order to appoint the new Board of Directors.

No Director aged seventy-five or over may be appointed.

Article 10

The Board of Directors shall, if the shareholders gathered in General Meeting have not already done so, proceed to appoint a Chairperson from among its own number, and may also appoint a Deputy Chairperson, both of whom shall remain in office for the entire duration of their terms as Directors. The Board may also appoint a Chief Executive Officer and a General Manager.

The Chairperson, Chief Executive Officer and General Manager must all meet the requirements set specifically by the regulations in force.

No person aged seventy or over may be appointed as Chairperson, and no person aged sixty/five or over may be appointed as Chief Executive Officer or General Manager.

In the event of the Chairperson being absent or otherwise impeded, his duties shall be discharged by, in order, the Deputy Chairperson, if appointed, and the most senior of the other Directors. Such replacement chairing the meeting constitutes proof of the Chairperson’s absence or impediment.

Chairperson appoints a Secretary to the Board, who may be chosen from outside its members.

Article 11

Meetings of the Board of Directors are called by the Chairperson or acting Chairperson, at their own initiative or when requisitioned by at least two Directors by means of a notice issued in writing and sent electronically at least 5 (five) clear days prior to the date scheduled for the meeting; in emergencies the above term may be reduced to one day.

Board meetings may be held via video or tele-conference link, provided that the persons entitled to attend may be properly identified, speak in real time on items on the agenda, and receive or transmit documents.

For the resolutions adopted to be valid, a majority of the Directors in office must participate in the meeting, and a majority of those participating must vote in favour of the motion.

The Board may also pass valid resolutions without a formal meeting being called, provided that all Directors and Standing Auditors in office take part.

Article 12

The Board of Directors is vested with the broadest powers for the ordinary and extraordinary management of the company, save for those matters reserved by law or the Articles of Association to the approval of shareholders gathered in General Meeting.

Without prejudice to the legal, regulatory and/or supervisory provisions in force, or to the matters reserved to the approval of shareholders in general meeting, the Board of Directors:

Defines and approves the strategic guidelines and directions, business and financial plans, budgets, and risk management and internal controls policies; Appoints and dismisses the Chief Executive Officer, the General Manager, the heads of the Internal Audit, Compliance, Anti-Money-Laundering and Risk Management units, and the head of company financial reporting;

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Approves the quarterly and interim accounts and the individual financial statements;

Defines the bank’s internal structure and approves its organization, ensuring clear distinction of duties and functions and preventing conflicts of interest;

Approves the acquisition and disposal of equity investments and business units.

The Board may also delegate such powers and responsibilities to the Chief Executive Officer it sees fit, without prejudice to the restrictions set by law and these Articles.

The appointed body or bodies report to the Board of Directors and Statutory Audit Committee every three months on the general operating performance and prospects, as well as on the most significant transactions in terms of their size or characteristics carried out by the company or its subsidiaries.

Article 13

Resolutions adopted by the Board of Directors shall be recorded in the minutes of the meetings and entered in the book required to be kept by law and shall be signed by the person chairing the meeting and the Secretary. Excerpts from the minutes signed by the Chairman or by two Directors and countersigned by the Secretary shall constitute full proof.

Article 14

The Board of Directors sets up the committees provided by the regulations in force, and the other Board and management committees it considers appropriate, determining their powers, composition, and rules of functioning in accordance with the regulations in force.

Article 15

The Chief Executive Officer, if appointed, is responsible for implementation of the strategic guidelines, the Risk Appetite Framework, and the risk management policies defined by the Board of Directors and is responsible for adopting all measures to ensure that the company’s organization and internal control systems comply with the regulatory principles and requirements, and for carrying out monitoring to ensure that such compliance is ongoing over time.

Article 16

The General Manager, if appointed, has executive powers and is responsible for managing the bank’s day-to-day operations and for implementing the resolutions adopted by the Board of Directors.

Article 17

If the appropriate conditions apply, the Board of Directors, after consulting with the Statutory Audit Committee, appoints the Head of Company Financial Reporting, to be chosen from among the bank’s senior management with at least three years’ experience in leadership positions in the field of accounting administration, for the bank itself, for other Group legal entities, or for other banks of at least equal complexity to that of the bank.

The appointed bodies and the Head of Company Financial Reporting issue the statements required by law regarding the company’s capital, earnings and financial situation.

Article 18

The corporate signature shall be vested in the following persons, by the means set forth hereunder:

-         The Chairperson, the Chief Executive Officer, and the General Manager, where appointed;

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-         Authorized staff for particular deeds or categories of deeds, and to other persons authorized to sign on behalf of the company by the Board of Directors, up to the limits for which such powers are granted.

The corporate signature is binding when jointly executed by two authorized signatories. The Board of Directors may, however, authorize its members or other bank staff to sign given categories of the company’s instruments of day-to-day administration.

The Board of Directors may also authorize the Chairperson, Chief Executive Officer and General Manager, if appointed, to designate special representatives to sign given deeds or categories of deeds, establishing the respective limits and methods.

The Board may also grant the right to sign specific deeds or categories of deeds in the name and on behalf of the company to other companies and entities, in respect exclusively of operations carried out on its behalf. In such cases the companies and/or entities so authorized shall insert the words “per procura “Mediobanca Premier S.p.A. ” or “per procura CheBanca!” above their own company signature executed by the means and on the terms set forth in their own Articles of Association.

The right to represent the company as shareholder, in its own right and on behalf of third parties, in the establishment of companies or at the general meetings of other companies may also be exercised severally by the Chairperson, the Chief Executive Officer, the General Manager, where appointed, and by the persons expressly designated by the Board of Directors.

The Chairperson of the Board of Directors and the Directors designated for such purposes by the Board of Directors are authorized severally to sign on behalf of the company vis-à-vis third parties, including legally, in any court of law or administration and at any degree of jurisdiction, including with reference to verdicts of revocation at the “Corte di Cassazione”, and are entitled to initiate court action and proceedings and to retain lawyers.

Article 19

The Shareholders in General Meeting appoint a Statutory Audit Committee to consist of three standing members, from among whose number a Chairperson is appointed, and two alternate members. To ensure that the gender balance continues to be complied with even in cases where an auditor is replaced, one standing auditor and one alternate auditor must be members of the least-represented gender.

The Statutory Audit Committee is responsible for monitoring to ensure compliance with the legal, regulatory and statutory requirements, proper management, adequacy of the organizational and administrative/accounting structure, the risk management and control system, and the thoroughness, adequacy, functioning and reliability of internal controls system and Risk Appetite Framework.

The Statutory Audit Committee is vested with the powers provided for under regulatory provisions in force, and reports to the Bank of Italy on operating irregularities or breaches of regulations detected in the course of its duties.

Standing and alternate auditors may be reappointed.

The appointment, powers, compensation and term of office of the statutory auditors are governed by the legal, statutory and regulatory provisions in force. Statutory auditors are entitled to receive refunds for the expenses incurred by them in the exercise of their duties.

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Members of the Statutory Audit Committee must be in possession of the requirements and criteria for holding such office expressly set by the regulations in force at the time, including with reference to the time commitment required and the specific limits on the number of offices that may be held.

Members of the Statutory Audit Committee may not hold posts in governing bodies other than those with responsibility for control of other Group companies or in companies in which the Group holds, including indirectly, an investment which is deemed to be strategic under supervisory requirements laid down by the Bank of Italy.

Meetings of the Statutory Audit Committee may be held via video or tele-conference link, provided that the persons entitled to attend may be properly identified, speak in real time on items on the agenda, and receive or transmit documents.

Article 20

The legal auditing shall be carried out by external audit firm included in the relevant register.

The terms of engagement, duties, powers and responsibilities of the audit firm are governed by the legal provisions in force.

Article 21

The financial year shall end on 31 December of each year.

The Board of Directors draws up the balance sheet for the year and submit it to the shareholders in General Meeting for approval.

The Annual General Meeting to approve the company’s financial statements is called by the Board of Directors within 120 of the financial year ending.

Article 22

Allocation of the profit for the year is decided by the shareholders gathered in Annual General Meeting after 5% has been taken to the legal reserve – up to the limits set by law for such reserve – plus any other sum that the shareholders in general meeting, at the Board’s proposal, should choose to set aside to increase the said reserve or to establish another extraordinary or special reserve, as the case may be.

Article 23

In the event of the company being wound up, the shareholders gathered in general meeting, without prejudice to the mandatory obligations set by law, determines the means of liquidation and appoint one or more liquidators, establishing their powers.

Article 24

All other matters not expressly covered by these Articles are governed by the provisions of the law in force.

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* * *

Notice to U.S. Persons

The shares to be issued in connection with the proposed merger (the “Merger”) between Banca Monte dei Paschi di Siena S.p.A. (the “Bank” or “BMPS”) and MEDIOBANCA – Banca di Credito Finanziario Società per Azioni (“Mediobanca” and, together with BMPS, the “Companies”) may not be offered or sold in the United States except pursuant to an effective registration statement under the U.S. Securities Act of 1933 (the “U.S. Securities Act”) or pursuant to a valid exemption from registration.

Both BMPS and Mediobanca are companies incorporated in Italy. The information disclosed in connection with the Merger is subject to the disclosure requirements of Italian law, which differ from those of U.S. law. The financial statements and financial information included in the documents relating to the Merger will be prepared in accordance with the international accounting standards issued by the International Accounting Standards Board and may not be comparable to the financial statements or financial information of U.S. companies.

It may be difficult for you to enforce your rights and any claims you may have under U.S. federal securities laws in connection with the Merger, since BMPS and Mediobanca are located in Italy and some or all of their directors and officers may be residents of Italy or other countries outside the United States. You may not be able to sue a company incorporated outside the United States or its directors or officers in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel a company incorporated outside the United States and its subsidiaries and/or affiliates to subject themselves to the jurisdiction of a U.S. court.

The Merger will not be subject to review or registration by any regulatory authority outside Italy and has not been approved or recommended by any other governmental securities regulatory authority. The Merger will be carried out in the United States pursuant to the exemption from registration under the U.S. Securities Act provided for by Rule 802. Consequently, the Merger will be carried out in accordance with the regulatory, disclosure and procedural requirements applicable under Italian law. To the extent that the Merger is subject to U.S. securities laws, such laws apply only to holders of Mediobanca shares in the United States and no other person may assert any claim under such laws.

Since the announcement of the Merger, BMPS and certain of its subsidiaries and/or affiliates have engaged, and intend to continue to engage until the completion of the Merger, in various asset management, brokerage, banking, collateralization, real estate and fiduciary services, as well as custody activities relating to the ordinary shares of BMPS outside the United States. Among other things, BMPS or one or more of its subsidiaries and/or affiliates intend to engage in trading of the ordinary shares of BMPS on behalf of their customers, in order to execute brokerage transactions for their customers and other support transactions relating to the ordinary shares of BMPS. In addition, certain subsidiaries and/or affiliates of BMPS operating in the asset management sector may buy and sell ordinary shares of BMPS or indices including the ordinary shares of BMPS outside the United States as part of their ordinary discretionary investment management activities on behalf of their customers. Certain subsidiaries and/or affiliates of BMPS may continue to (a) market and sell funds including the ordinary shares of BMPS to their customers, providing investment advice and financial planning assistance to their customers, which may include information on the ordinary shares of BMPS, (b) trade the ordinary shares of BMPS in their capacity as fiduciaries and/or personal representatives of trusts and estates, (c) provide custody services in connection with the ordinary shares of BMPS, and (d) accept the ordinary shares of BMPS as collateral for loans. Such activities take place outside the United States, and trading in the ordinary shares of BMPS may take place on Euronext Milan, on other stock exchanges or alternative trading systems and on the over-the-counter market.

IMPORTANT INFORMATION

The Merger referred to in this document concerns BMPS and Mediobanca. This document does not constitute an offer to purchase or sell the shares of the Companies.

The shareholders’ meetings of the Companies will be convened to approve the Merger on the basis of the explanatory reports prepared by the boards of directors of the Companies.

The shares of BMPS and Mediobanca are listed on Euronext Milan, a regulated market organized and managed by Borsa Italiana S.p.A., and are subject to the obligations and procedural requirements provided for by Italian law.

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The distribution of this document, directly or indirectly, in or into Canada, Australia or Japan is prohibited. This document (and the information contained herein) does not contain or constitute an offer to sell securities, or a solicitation of an offer to purchase securities, in Canada, Australia or Japan, or in any other jurisdiction where such offer or solicitation would require the approval of local authorities or would otherwise be unlawful (the “Other Countries”), or in the United States. The securities referred to in this document have not been and will not be registered under the U.S. Securities Act or under the corresponding regulations in force in the Other Countries and may not be offered or sold in the United States, unless such securities are registered under the U.S. Securities Act or an exemption from the registration requirements under the U.S. Securities Act is available. BMPS does not intend to register any part of an offering of financial instruments in the United States or to conduct a public offering of financial instruments in the United States.

To the fullest extent permitted by applicable law, the Companies disclaim any liability for any violation of such restrictions by any person.

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